                               PRELIMINARY COPY

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement               [_] Confidential, for Use of the
                                                    Commission Only (as
[_]   Definitive Proxy Statement                    permitted by Rule 14a-6(e)
[_]   Definitive Additional Materials               (2))
[_]   Soliciting Material Pursuant to
      Rule 14a-12

                          RAVISENT TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]    No fee required
[X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(1)  Title of each class of securities to which transaction applies:

RAVISENT Technologies Inc. Common Stock
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(2)  Aggregate number of securities to which transaction applies:

Up to Nine Million Five Hundred Fifty Thousand (9,550,000) shares
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$1.37 per share. Calculation based on the average of the high and low per share prices as of August 15, 2001.
--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

Thirteen Million Eighty Three Thousand Five Hundred dollars ($13,083,500.00)
--------------------------------------------------------------------------------
(5)  Total fee paid:
Two thousand six hundred and sixteen dollars ($2,616.00)
[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)   Filing Party:

--------------------------------------------------------------------------------
     (4)   Date Filed:
--------------------------------------------------------------------------------

         It is currently intended that definitive copies of this proxy statement are intended to be released to security holders on September 6, 2001.

                          RAVISENT TECHNOLOGIES INC.
                           257 Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362


Dear RAVISENT Technologies Inc. Stockholders:

         On behalf of our board of directors, I am writing to you today about our proposed acquisition of eMation Ltd., which will be voted upon at our upcoming annual meeting of RAVISENT stockholders to be held on September 28, 2001 at 8:30 a.m., Eastern Standard Time, at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355. This transaction will enable us to take advantage of key opportunities in the field of device relationship management.

         At the annual meeting of our stockholders you will be asked to approve the issuance of up to 8,000,000 shares of RAVISENT common stock in exchange for our acquisition of all of the issued share capital of eMation Ltd., a private company organized under the laws of Israel and headquartered in Massachusetts, so that eMation will become our wholly-owned subsidiary, and to approve the issuance of up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us, as contemplated by the share purchase agreement among RAVISENT, eMation and certain of eMation's shareholders. eMation is an enterprise software company which has device relationship management technology that enables the real-time exchange of information between remote devices and people and businesses that can profitably utilize this information. The eMation acquisition is described more fully in the accompanying proxy statement. The issuance of shares in the eMation acquisition requires the approval of the holders of a majority of the outstanding shares of RAVISENT common stock.

         At the annual meeting, you will also be asked to consider and vote upon the other matters described in the notice. Only stockholders who hold shares of RAVISENT common stock at the close of business on August 15, 2001 will be entitled to vote at the annual meeting.

         We are very excited by the opportunities we envision will result from our acquisition of eMation. After careful consideration, the disinterested members of our board of directors have approved the eMation acquisition, and our entire board of directors has concluded that the other proposals in the accompanying proxy statement are in the best interests of RAVISENT and you, our stockholders, and each group of directors, as applicable, recommends that you vote "FOR" the issuance of shares in connection with the proposed eMation acquisition and each of the additional proposals.

         The accompanying proxy statement provides detailed information about RAVISENT and eMation and other matters to be considered at the annual meeting. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "RISK FACTORS" beginning on page 17 of this proxy statement.

         We invite you to attend the annual meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. Please reference the "Voting Electronically via the Internet or by Telephone" section on page 44 of this proxy statement for alternative voting methods. Stockholders who have elected to access the 2001 proxy statement and annual report over the Internet and vote their proxy online will not be receiving a paper proxy card. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy. It is important that your shares be represented and voted at the meeting.

         We look forward to seeing you at the annual meeting.

                                                    Sincerely yours,



                                                    /s/ Robert M. Russell Jr.
                                                    Robert M. Russell Jr.
                                                    Chief Executive Officer



Malvern, Pennsylvania
September 6, 2001



--------------------------------------------------------------------------------
                                   IMPORTANT

Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that if you are unable to attend the annual meeting, your shares may be voted.
--------------------------------------------------------------------------------

                          RAVISENT TECHNOLOGIES INC.
                           257 Great Valley Parkway
                               Malvern, PA 19355
                                (800) 700-0362

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 28, 2001




TO THE STOCKHOLDERS OF RAVISENT TECHNOLOGIES INC.:

         The annual meeting of stockholders of RAVISENT Technologies Inc., a Delaware corporation, will be held on Friday, September 28, 2001 at 8:30 a.m. Eastern Standard Time, at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355 for the following purposes:

1. TO CONSIDER AND VOTE UPON A PROPOSAL TO ISSUE UP TO 8,000,000 SHARES OF RAVISENT COMMON STOCK FOR THE PURCHASE OF ALL OF THE ISSUED SHARE CAPITAL OF EMATION LTD., A PRIVATE COMPANY ORGANIZED UNDER THE LAWS OF ISRAEL, AND ISSUE UP TO 1,550,000 SHARES OF RAVISENT COMMON STOCK UPON THE EXERCISE OF EMATION OPTIONS TO BE ASSUMED BY RAVISENT, AS CONTEMPLATED BY THE SHARE PURCHASE AGREEMENT DATED AS OF JUNE 27, 2001 AND AMENDED AND RESTATED AS OF JULY 27, 2001 AMONG RAVISENT, EMATION AND CERTAIN OF EMATION'S SHAREHOLDERS;

2. TO ELECT TWO DIRECTORS TO SERVE FOR THREE-YEAR TERMS ENDING IN THE YEAR 2004 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED;

3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001; AND

4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         The foregoing matters are described in more detail in the enclosed proxy statement. The disinterested members of our board of directors have determined that the issuance of shares in connection with the eMation acquisition is in the best interests of RAVISENT and its stockholders, and recommend that you approve the issuance of shares of RAVISENT common stock in connection with the eMation acquisition. Our board of directors has determined that the proposals to elect our two director nominees and to ratify the appointment of KPMG LLP are also in the best interests of RAVISENT and its stockholders. Our board recommends that you approve these proposals.

         Our board of directors has fixed the close of business on August 15, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of RAVISENT as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the executive offices of RAVISENT.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you elected to receive the 2001 proxy statement and annual report electronically over the Internet you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY OVER THE INTERNET AS DESCRIBED ON PAGE 44 OF THIS PROXY STATEMENT.

                                        By Order of the Board of Directors



                                        /s/ Ned E. Barlas
                                        ---------------------------------------
                                        Ned E. Barlas
                                        Secretary
Malvern, Pennsylvania
September 6, 2001

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
PROXY STATEMENT..............................................................................................     1
QUESTIONS AND ANSWERS ABOUT THE EMATION ACQUISITION AND VOTING...............................................     1
SUMMARY TERM SHEET...........................................................................................     3
FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT...........................................................     7
RAVISENT TECHNOLOGIES INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...................................     8
EMATION LTD. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.................................................    11
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...................................................    13
COMPARATIVE PER SHARE DATA...................................................................................    14
RAVISENT PER SHARE DATA......................................................................................    14
EMATION PER SHARE DATA.......................................................................................    14
UNAUDITED PRO FORMA COMBINED PER SHARE DATA..................................................................    15
PER SHARE MARKET PRICE DATA..................................................................................    16
RISK FACTORS.................................................................................................    17
     RISKS RELATED TO THE EMATION ACQUISITION................................................................    17
     RISKS RELATED TO RAVISENT...............................................................................    19
     RISKS RELATED TO EMATION................................................................................    36
ANNUAL MEETING OF RAVISENT STOCKHOLDERS......................................................................    45
PROPOSAL NO. 1: ISSUANCE OF SHARES IN CONNECTION WITH THE ACQUISITION OF EMATION.............................    46
     THE EMATION ACQUISITION.................................................................................    46
     THE SHARE PURCHASE AGREEMENT............................................................................    64
     AGREEMENTS RELATED TO THE SHARE PURCHASE AGREEMENT......................................................    74
PROPOSAL NO. 2: ELECTION OF DIRECTORS........................................................................    77
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF AUDITORS......................................................    80
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS............................................................    81
RAVISENT TECHNOLOGIES INC....................................................................................    92
     BUSINESS OF RAVISENT....................................................................................    92
     RAVISENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........   102
     RAVISENT MANAGEMENT.....................................................................................   121
     RAVISENT CERTAIN TRANSACTIONS...........................................................................   135
     RAVISENT PRINCIPAL STOCKHOLDERS.........................................................................   136
     DESCRIPTION OF RAVISENT CAPITAL STOCK...................................................................   139
EMATION LTD..................................................................................................   142
     BUSINESS OF EMATION.....................................................................................   142
     EMATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........   145
     EMATION CERTAIN TRANSACTIONS............................................................................   155
     DESCRIPTION OF EMATION SHARE CAPITAL....................................................................   156
WHERE YOU CAN FIND MORE INFORMATION..........................................................................   160
     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..............................................................   F-1


                                                     ANNEXES

     ANNEX A Share Purchase Agreement........................................................................   A-1
     ANNEX B Secured Promissory Note and Agreement...........................................................   B-1
     ANNEX C Bear, Stearns & Co. Inc. Fairness Opinion.......................................................   C-1
     ANNEX D Audit Committee Charter of the Audit Committee of the Board of Directors of RAVISENT
             Technologies Inc................................................................................   D-1

                          RAVISENT TECHNOLOGIES INC.
                           257 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                (800) 700-0362

                                PROXY STATEMENT

         Your vote at the annual meeting is important to us. Please vote your shares of RAVISENT common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope or submit your proxy electronically over the Internet or vote by telephone as described on page 44 of this proxy statement. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about September 6, 2001. References in this proxy statement to "we," "our," and "us," collectively refer to RAVISENT Technologies Inc., a Delaware corporation.

         QUESTIONS AND ANSWERS ABOUT THE EMATION ACQUISITION AND VOTING

Why is RAVISENT's board of directors recommending the issuance of shares in the eMation acquisition?

         The disinterested members of our board of directors have determined that the terms of the proposed eMation acquisition are in the best interests of our stockholders. The eMation acquisition is an opportunity for us to enter into the device relationship management business. We believe that the device relationship management business provides attractive long-term strategic potential for enhancing shareholder value.

         To review the background and reasons for the proposed eMation acquisition in greater detail, see "THE ACQUISITION--Background of the eMation Acquisition."

When do you expect to complete the eMation acquisition?

         We are working to complete the eMation acquisition in the Fall of 2001. Because the eMation acquisition is subject to various conditions, we cannot predict the exact timing or guarantee that the transaction will be consummated.

Do any of RAVISENT's directors have an interest in the eMation acquisition?

         Paul A. Vais, one of our directors, has disclosed an interest in the eMation acquisition and abstained from voting on the transaction. Mr. Vais is a Managing Director of Patricof & Co. Ventures, Inc., which is an affiliate of significant stockholders of RAVISENT and eMation. See "THE EMATION ACQUISITION-- Interests of Certain Persons in the eMation Acquisition."

         Throughout this proxy statement, references to the "disinterested members of our board of directors" refers to our directors other than Mr. Vais. These directors include Francis E.J. Wilde III, Robert M. Russell Jr., Walter L. Threadgill and Frederick J. Beste III.

Will my ownership percentage of RAVISENT common stock change as a result of the eMation acquisition?

         The number of shares of RAVISENT common stock that you hold will not change as a result of the eMation acquisition. However, because up to 8,000,000 shares of RAVISENT common stock may be issued in connection with the eMation acquisition, the ownership percentage of RAVISENT that your shares of common stock represent will decrease. The issuance of a full 8,000,000 shares of RAVISENT common stock will represent approximately 29.9% of the outstanding shares of RAVISENT common stock post-acquisition. Additionally, up to 1,550,000 shares of RAVISENT common stock may be issued upon the future exercise of eMation options to be assumed by us. The ownership percentage that your shares of RAVISENT common stock represent will further decrease as these options are exercised.

Can I still sell my shares of RAVISENT common stock?

         None of the actions being solicited in connection with this annual meeting will affect your right to sell or otherwise transfer your shares of RAVISENT common stock.

Who can vote?

         You can vote your shares of RAVISENT common stock, in person at the annual meeting or by proxy, if our records show that you owned the shares on August 15, 2001. A total of 18,718,351 shares of common stock held by 8,035 stockholders can vote at the annual meeting. You are entitled to one vote for each share of common stock you owned on that date. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

         Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. Alternatively, if you have so elected, you may vote via telephone or electronically over the Internet as described on page 44 of this proxy statement. Electronic voting will have the same effect as returning the enclosed proxy card by regular mail. If the proxy card is properly signed and returned, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote "FOR" the eMation acquisition, the director nominees and "FOR" each of the other proposals to be considered at the meeting. See "ANNUAL MEETING OF RAVISENT STOCKHOLDERS."

What rights do I have if I oppose the eMation acquisition?

         You can vote against the eMation acquisition by indicating a vote against the eMation acquisition proposal on your proxy card and signing and mailing your proxy card, or by voting against the eMation acquisition in person at our annual meeting.

Can I change my vote after I return my proxy card?

         Yes. At any time before the vote on a proposal, you can change your vote either by filing with our secretary at our principal executive offices at 257 Great Valley Parkway, Malvern, Pennsylvania 19355, a written notice revoking your proxy card, by signing, dating and returning to us a new proxy card or by submitting a new electronic vote via the Internet. We will honor the proxy card or electronic voting submission with the latest date. You may also revoke your proxy by attending the annual meeting and voting in person.

Who can I call with questions?

         If you have questions about the eMation acquisition any other matter to be considered at the annual meeting, please call RAVISENT Investor Relations at 1-800-700-0362.

         Our annual report on Form 10-K for the fiscal year ended December 31, 2000, has been mailed concurrently with the mailing of the notice of annual meeting and this proxy statement to all stockholders entitled to notice of, and to vote at the annual meeting. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

                               SUMMARY TERM SHEET

         This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the eMation acquisition. In particular, you should read the documents attached to this proxy statement, including the share purchase agreement, which is attached as Annex A, and the other annexes attached to this proxy statement as Annexes B-D. We have included page references in parentheses to direct you to a more complete description of the eMation acquisition and the share purchase agreement elsewhere in this proxy statement.

The Companies (See pages 92 and 142)

RAVISENT TECHNOLOGIES INC.
257 Great Valley Parkway
Malvern, Pennsylvania  19355
(800) 700-0362

         RAVISENT is a software and intellectual property licensing company providing software solutions and technology to industry leading PC OEMs. Our technology enables the delivery of highly competitive, cost-effective products with a strong time-to-market advantage. We also provide customization services and customer support. We offer a web-based retail site to allow users to upgrade and purchase the latest products from us. Our software allows personal computer manufacturers to address digital multimedia format such as digital versatile disks, or DVD; digital video recording, or DVR; direct broadcast satellite, or DBS; its European counterpart, digital video broadcasting, or DVB; and high-definition television, or HDTV.

         Until March 2001, we also sold products and provided services in the consumer electronics market and the Internet appliance market. However, we disposed of our consumer electronics business and our Internet appliance business in March 2001.

         For a more extensive description of our business, please see the consolidated financial statements of RAVISENT and section entitled "BUSINESS OF RAVISENT" beginning on page 92.

EMATION LTD.
89 Forbes Boulevard
Mansfield, MA  02048
(508) 337-9200

         eMation is a leading developer of Internet-based solutions that extract information from "devices" - equipment, machines, products, sensors, facilities, and systems - that can collect or store information. The company markets a number of product lines which encompass supervisory control, data acquisition and management, and open network communications between devices, people and business systems. eMation has developed a category of enterprise software, called "Device Relationship Management" or "DRM," that communicates with these "intelligent" devices. The eMation DRM(TM) product family enables manufacturers and service providers to use the Internet to establish and manage continuous connections with the products deployed at their customers' facilities. The technology enables device manufacturers to stay in touch with their products throughout their lifecycle, tapping the value of hidden information with new, automated e-service and e-commerce offerings.

The eMation Acquisition (See page 46)

         . On June 27, 2001, RAVISENT, eMation and certain shareholders of eMation entered into a share purchase agreement (which was amended and restated as of July 27, 2001) that provides for the exchange of all of the issued shares owned by the shareholders of eMation on the closing date for up to 8,000,000 shares of RAVISENT common stock. If the share purchase agreement is consummated, eMation will become our wholly-owned subsidiary and the shareholders of eMation will become our stockholders. In addition, each option issued under the eMation 2001 Stock Incentive Plan will be assumed by us and will be exercisable for an aggregate of 1,550,000 shares of RAVISENT common stock pursuant to the share purchase agreement.

          . By our acquisition of eMation, we intend to enter into the pervasive computing market and continue to develop eMation's device relationship management solutions.

Votes Required (See page 44)

          . Stockholder approval of the issuance of up to 8,000,000 shares of RAVISENT common stock in the acquisition and the issuance of up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us requires the affirmative vote of holders of a majority of the outstanding shares of RAVISENT common stock. Mr. Calder and Mr. Chefitz will be appointed by the Board to fill the vacancies created by the resignations of Mr. Vais & Mr. Beste, respectively, at closing. Mr. Simoudis will be appointed by the Board to fill a new Class I director seat which will be created at closing. Mr. Calder will serve until the 2002 annual meeting, and Messrs. Chefitz and Simoudis will serve until the 2003 annual meeting or until their successors are duly elected or qualified.

Bridge Loan to eMation (See page 74)

          . As inducement to eMation to enter into the share purchase agreement, one of our subsidiaries agreed to loan one of eMation's subsidiaries up to $2.5 million subject to the terms and conditions of a secured promissory note and agreement. The bridge loan will be used for the purpose of financing operating expenses and permitted uses set forth in the secured promissory note and agreement. As of July 30, 2001, eMation has drawn down a total of $1,250,000 under the secured promissory note and agreement. The note is payable in three equal annual installments in the event the share purchase agreement is terminated, with the first payment due thirteen (13) months after such termination or earlier in the event of certain other specified events of default. The loan is guaranteed by eMation and is secured by the stock of the eMation subsidiary and intellectual property and other assets of eMation.

eMation's Reasons for the eMation Acquisition  (See page 49)

          . eMation's board of directors believe that the eMation acquisition is advisable and in the best interests of eMation and its shareholders.

RAVISENT's Reasons for the eMation Acquisition and Recommendation of the Board of Directors (See page 50)

          . The disinterested members of our board of directors believe that the eMation acquisition is advisable and in the best interests of our stockholders and recommend that you vote "FOR" the proposal to approve the issuance of up to 8,000,000 shares of RAVISENT common stock in the acquisition and the issuance of up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us. Our director Paul Vais abstained from voting with respect to the acquisition of eMation.

Opinion of RAVISENT's Financial Advisor (See page 52)

          . In deciding to approve the eMation acquisition, the disinterested members of our board of directors considered the opinion of our financial advisor and various other factors described below in "THE EMATION ACQUISITION--RAVISENT's Reasons for the eMation Acquisition and Recommendation of the Board of Directors."

          . On June 27, 2001, Bear, Stearns & Co. Inc., our financial advisor in connection with the eMation acquisition, delivered its oral opinion to our board that, as of that date, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the issuance of up to 8,000,000 shares of RAVISENT common stock (subject to the net asset adjustments set forth in the share purchase agreement) to the holders as of the closing date of all of eMation's issued shares was fair, from a financial point of view, to our stockholders. Bear Stearns subsequently confirmed its oral opinion by delivery of a written opinion on June 27, 2001. The full text of the written opinion of Bear, Stearns & Co. Inc., which sets forth the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by Bear Stearns is attached as Annex C to this proxy statement. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in providing its opinion. The opinion of Bear Stearns is directed to our board of directors and does not constitute a recommendation to any of our stockholders as to how to vote in connection with the issuance of shares pursuant to the eMation acquisition.

Interests of Certain Persons in the eMation Acquisition (See page 61)

          . In considering the recommendation of our board of directors, you should be aware that one of our directors and two of eMation's directors have interests in the eMation acquisition which are different from, or in addition to, yours:

              . Paul A. Vais, one of our directors, and Robert M. Chefitz, one of eMation's directors, are both Managing Directors of Patricof & Co. Ventures, Inc. Oren Zeev, one of eMation's directors, is a director of Apax Israel G.P. Inc., an affiliate of Patricof & Co. Ventures, Inc. Together, Mr. Vais and entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. beneficially own a significant amount of RAVISENT common stock, a significant majority of eMation's Series D Redeemable Preferred Shares and rights to acquire a significant amount of eMation's Series E Preferred Shares.

              . Pursuant to the share purchase agreement, if the transaction is consummated, Mr. Vais will resign his position as director and Mr. Chefitz and Evangelos Simoudis, also a Managing Director of Patricof & Co. Ventures, Inc., will be appointed members of RAVISENT's board of directors.

          . As a result, Mr. Vais may be more likely to recommend the issuance of RAVISENT common stock in connection with the eMation acquisition than RAVISENT stockholders generally. It is for this reason that Mr. Vais abstained from voting with respect to the eMation acquisition.

Conditions to the Consummation of the Share Purchase Agreement (See page 66)

          . Whether RAVISENT and eMation complete the eMation acquisition depends on a number of conditions being satisfied in addition to the approval by our stockholders of the issuance of RAVISENT common stock pursuant to the share purchase agreement. We or eMation may choose to complete the eMation acquisition even though one or more of these conditions have not been satisfied, as long as applicable law allows them to do so. We cannot be certain when, or if, the conditions to the share purchase agreement will be satisfied or waived, or that the eMation acquisition will be completed. The following conditions, among others, must be satisfied (or waived by the relevant party) before the eMation acquisition can be completed:

              . there have been no material adverse effects on the business of eMation;

              . obtaining certain consents necessary to consummate the eMation acquisition, including Israeli governmental approvals relating to securities laws (if required), tax laws, governmental incentive programs and other consents;

              . acceptance of the share purchase agreement by eMation shareholders holding more than 95% of the issued shares of each class and series of eMation shares and eMation becoming our wholly-owned subsidiary at closing;

              . each eMation shareholder receiving RAVISENT common stock executing a lock-up agreement;

              . the exercise or termination of all outstanding options and warrants to purchase shares of eMation (other than options issued under the eMation 2001 Stock Incentive Plan);

              . RAVISENT having a net asset value at closing of greater than $55,000,000; and

              . the repayment of the notes issued pursuant to a shareholder bridge facility dated June 25, 2001.

Board of Directors and Officers (See page 62)

          . Upon consummation of the eMation acquisition, two of our five directors will resign and be replaced by three new directors, increasing our board size to six (6) directors. The new directors include Dale E. Calder, currently the president, chief executive officer and a director of eMation, Robert M. Chefitz, currently a director of eMation, and Evangelos Simoudis. Mr. Calder and Mr. Chefitz will be appointed by the board to fill the vacancies created by the resignations of Mr. Vais and Mr. Beste, respectively, at closing. Mr. Simoudis will be appointed by the board to fill a new Class I director seat, which will be created at closing. Mr. Calder will serve until the 2002 annual meeting, and Messrs. Chefitz and Simoudis will serve until the 2003 annual meeting, or until their successors are duly elected and qualified. In addition, Mr. Calder will be appointed as our president.

Termination of the Share Purchase Agreement (See page 73)

          . The share purchase agreement may be terminated at any time prior to completion of the eMation acquisition with the mutual agreement of RAVISENT and eMation. Additionally, under certain circumstances, which are described in this proxy statement, either RAVISENT or eMation may be entitled to unilaterally terminate the share purchase agreement.

Accounting Treatment of the eMation Acquisition (See page 63)

          . The eMation acquisition will be treated as a purchase for financial reporting purposes.

Material Income Tax Consequences (See page 63)

          . It is intended that the eMation acquisition qualify as a tax-free reorganization for United States federal income tax purposes.

          . It is intended that the eMation acquisition qualify as a tax-free transaction with respect to us and eMation for Israeli income tax purposes.

Mandatory Share Transfer (See page 63)

          . A procedure exists under Israeli law which may permit us to acquire all of the issued share capital of eMation without acceptance of our offer by all of eMation's shareholders. If necessary, we intend to utilize this mandatory share transfer procedure to acquire all of the issued share capital of eMation. Our acquisition of all of the issued share capital of eMation is a closing condition enforceable by us under the share purchase agreement.

Other RAVISENT Proposals  (See pages 77 and 80)

          .   Our stockholders will be asked to consider proposals:

              . to elect two directors to serve for three-year terms ending in the year 2004, or until their successors are duly elected and qualified; and

              . to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2001.

              FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

         This proxy statement and exhibits contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our and eMation's financial condition, results of operations and business and on the expected impact of the eMation acquisition on our financial performance. Examples of forward-looking statements include statements regarding our future financial results, operating results, business strategies, projected costs, competitive position, and plans and objectives of management for future operations. Words like "may," "will," "should," "would," "predicts," "potential," "continue," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and the negative of these terms or other comparable terminology are intended to identify forward-looking statements. In evaluating the eMation acquisition, you should carefully consider the discussion of risks and uncertainties in the sections entitled "RISK FACTORS" beginning on page 17 and "THE EMATION ACQUISITION--RAVISENT's Reasons for the eMation Acquisition and Recommendation of the Board of Directors" beginning on page 50. These and many other factors could affect our future financial and operating results. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the views of our management only as of the date of this proxy statement. We do not undertake any obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that they may make to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                          RAVISENT TECHNOLOGIES INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data of RAVISENT should be read in conjunction with "RAVISENT Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included in this proxy statement.

         The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statement of operations data for the years ended December 31, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited consolidated financial statements not included or incorporated by reference in this proxy statement. The information as of June 30, 2001 and for the six-month periods ended June 30, 2000 and 2001 has been derived from our unaudited interim consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods.

         We sold certain assets related to our consumer electronics business on March 1, 2001 and Internet appliance business on March 23, 2001. The effects of these divestitures are included in our results from the respective dates of divestiture. The historical results are not necessarily indicative of results to be expected for any future period.

                                                    RAVISENT TECHNOLOGIES INC.
                                          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                                Six Months Ended
                                                                Years Ended December 31,                            June 30,
                                                ---------------------------------------------------------   -----------------------
                                                   2000       1999       1998         1997        1996          2001       2000
                                                ---------- ---------- ----------   ----------  ----------   ----------  -----------
                                                   (in thousands, except share and per share amounts)       (unaudited) (unaudited)
Consolidated Statement of Operations Data:
Revenues:
   License and services...................    $    14,226  $  13,678  $    3,447   $    1,445  $      825  $     3,443  $     6,220
   Hardware...............................          6,628     15,740      26,841        5,376       3,370          167        4,336
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Total revenues............................         20,854     29,418      30,288        6,821       4,195        3,610       10,556

Cost of revenues:
   License and services...................          4,107      2,133         354          331         472        1,049        2,114
   Hardware...............................          7,897     13,732      24,192        8,072       2,664          141        3,870
   Inventory charge.......................             --         --          --           --          --       13,420           --
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Total cost of revenues....................         12,004     15,865      24,546        8,403       3,136       14,610        5,984
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Gross profit..............................          8,850     13,553       5,742       (1,582)      1,059      (11,000)       4,572

Research and development
   Non-cash compensation..................            801        200         139           --          --        1,854          162
   Other research and development
   expense................................         10,187      8,107       3,121        1,828       1,034        3,406        5,113
Sales and marketing
   Non-cash compensation and other
   expense................................          6,311         --          --           --          --           69          502
   Other sales and marketing expense......         10,863      5,296       1,964        1,158         731        4,334        4,484
General and administration
   Non-cash compensation..................            467        308          --        1,408          --          112           96
   Other general and administrative
   expense................................         15,221      5,079       4,673        1,710       1,198        4,661        5,710
Depreciation and amortization.............          5,897      1,886         906           86          46        2,055        2,741
Acquired in-process research and
   development............................          1,373      1,888       7,900           --          --           --           --
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Operating loss............................        (42,270)    (9,211)    (12,961)      (7,772)     (1,950)     (27,491)     (14,236)

Gains on sales of assets..................             --         --          --           --          --       52,037           --
Interest expense (income), net............         (1,792)    (1,192)        722          197         105         (963)      (1,214)
Other income..............................             51         --          --          716          --           84           --
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

   Income (loss) before income taxes......    $   (40,427) $  (8,019) $  (13,683)  $   (7,253) $   (2,055) $    25,593  $   (13,022)
   Provision for income taxes.............             40         52          --           --          --        1,808           38
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Net income (loss).........................    $   (40,467) $  (8,071) $  (13,683)  $   (7,253) $   (2,055) $    23,785  $   (13,060)
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Accretion of discount on mandatorily
   redeemable preferred stock.............             --        659         754           --          --           --           --
                                              ------------ ---------- ----------   ----------  ----------  -----------  -----------

Net income (loss) attributable to
   common stockholders....................    $   (40,467) $  (8,730) $  (14,437)  $   (7,253) $   (2,055) $    23,785  $   (13,060)
                                              ============ ========== ==========   ==========  ==========  ===========  ===========

Basic net income (loss) per
   common share...........................    $     (2.44) $   (1.02) $    (4.94)  $    (3.52) $    (1.19) $      1.35  $     (0.81)
                                              ============ ========== ==========   ==========  ==========  ===========  ===========

Diluted net income (loss) per
   common share...........................    $     (2.44) $   (1.02) $    (4.94)  $    (3.52) $    (1.19) $      1.30  $     (0.81)
                                              ============ ========== ==========   ==========  ==========  ===========  ===========
Weighted average shares outstanding
   used in per common share
   calculation-basic......................     16,606,795  8,532,140   2,920,677    2,060,668   1,720,922   17,629,136   16,162,390
                                              ============ ========== ==========   ==========  ==========  ===========  ===========

Weighted average shares outstanding
   used in per common share
   calculation-diluted....................     16,606,795  8,532,140   2,920,677    2,060,668   1,720,922   18,284,292   16,162,390
                                              ============ ========== ==========   ==========  ==========  ===========  ===========


                                                                         December 31,                                June 30,
                                                    -----------------------------------------------------------    ------------
                                                        2000        1999          1998       1997        1996          2001
                                                    ----------    ---------    ---------    --------    -------    ------------
Consolidated Balance Sheet Data:                                        (in thousands)                             (unaudited)
   Cash, cash equivalents and short-term
     investments................................    $    9,615    $  48,776    $   1,024    $    607    $    53    $  62,935
   Working capital (deficit)....................        23,237       54,029         (100)     (5,658)      (425)      65,128
   Total assets.................................        60,193       89,748       17,374       2,569      1,900       82,015
   Notes payable, less current portion..........            31          510        1,418         732        725           --
   Total stockholders' equity (deficit).........        44,828       74,585      (12,236)     (6,084)      (922)      71,875

                                                                       BPH DRAFT
                                                                         8/11/01

                                 EMATION LTD.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data of eMation should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of eMation and related notes thereto included in this proxy statement.

         The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 have been derived from eMation's audited consolidated financial statements. The consolidated statement of operations data for the six month periods ended June 30, 2000 and June 30, 2001 and the balance sheet data as of June 30, 2001 have been derived from eMation's unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as eMation's audited financial statements and, in the opinion of eMation's management, include all adjustments and accruals, consisting only of normal recurring adjustments, which eMation considers necessary for a fair presentation of its results of operations and financial position for these periods. eMation acquired the assets of Intuitive Technology Corporation on May 19, 2000, which was accounted for using the purchase method of accounting. eMation, then known as PC Soft International
(1988) Ltd., acquired FactorySoft, Inc. on July 31, 1998, which was also accounted for using the purchase method of accounting. The effects of the acquisitions are included in eMation's results from the date of each acquisition. Historical results are not necessarily indicative of future results.


                                                                                Years Ended                    Six Months Ended
                                                                                December 31,                       June 30,
                                                                  --------------------------------------     ----------------------
                                                                       2000         1999       1998           2001          2000
                                                                  --------------------------------------     ----------------------
                                                                       (in thousands, except share and       (unaudited) (unaudited)
                                                                             per share amounts)
Consolidated Statement of Operations Data:
Revenues...................................................       $    10,012    $   10,457   $    7,720     $    5,258  $    4,598
Cost of revenues...........................................             1,276         1,397        1,069            991         656
                                                                  -----------    ----------   ----------     ----------  ----------
   Gross profit............................................             8,736         9,060        6,651          4,267       3,942

Research and development
   Other research and development expense..................             5,681         2,031        1,648          2,408       2,385
Sales and marketing
   Non-cash compensation...................................               409            --           --             --          --
   Other sales and marketing expense.......................            12,947         6,455        6,605          4,849       5,298
General and administrative
   Non-cash compensation...................................               109            30           16            324          21
   Other general and administrative expense................             5,013         1,236          934          1,779       1,856
Depreciation and amortization..............................             2,027           440          330          1,288         702
Acquired in-process research and development...............                --            --          269             --          --
                                                                  -----------    ----------   ----------     ----------  ----------
   Total operating expenses................................            26,186        10,192        9,802         10,648      10,262
                                                                  -----------    ----------   ----------     ----------  ----------

   Operating loss..........................................           (17,450)       (1,132)      (3,151)        (6,381)     (6,320)
   Financial income (expenses).............................              (191)         (317)          27           (131)       (179)
   Financial expenses resulting from compensation
     related to convertible loan warrants .................              (500)       (1,350)          --             --        (500)
   Financial expenses resulting from compensation
     related to warrants granted in connection with
     issuance of Series D Redeemable Preferred Shares......              (190)           --           --             --        (190)
   Other expenses, net.....................................                --            --           (5)          (669)         --
                                                                  -----------    ----------   ----------     ----------  ----------
   Net loss ...............................................       $   (18,331)   $   (2,799)  $   (3,129)    $   (7,181) $   (7,189)
                                                                  -----------    ----------   ----------     ----------  ----------

   Accretion of discount and interest on Series D Redeemable
        Preferred Shares ..................................            (1,319)           --           --         (1,104)       (265)
                                                                  -----------    ----------   ----------     ----------  ----------
   Net loss attributable to ordinary shares ...............       $   (19,650)   $   (2,799)  $   (3,129)    $   (8,285) $   (7,454)
                                                                  ===========    ==========   ==========     ==========  ==========

   Basic and diluted net loss per ordinary share...........       $     (6.74)   $    (1.21)  $    (1.50)    $    (2.62) $    (2.77)
                                                                  ===========    ==========   ==========     ==========  ==========
   Weighted average shares outstanding used in per
     ordinary share calculation (basic and diluted)........         2,916,175     2,317,912    2,086,606      3,167,252   2,695,103
                                                                  ===========    ==========   ==========     ==========  ==========

                                                                     December 31,               June 30,
                                                               -------------------------      ------------
                                                                   2000         1999              2001
                                                               ------------ ------------      ------------
                                                                    (in thousands)             (unaudited)
Consolidated Balance Sheet Data:
   Cash, cash equivalents and short-term investments.........  $  6,105     $  1,585          $     929
   Working capital (deficit).................................     3,248        1,475             (3,053)
   Total assets .............................................    19,717        6,831             13,204
   Notes payable, less current portion.......................     2,336        2,421              2,057
   Total shareholders' equity (deficit)......................   (14,910)         244            (22,961)

          SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables show summary unaudited pro forma combined financial information as if RAVISENT and eMation had been combined as of the beginning of the respective periods for statement of operations purposes and as of June 30, 2001 for balance sheet purposes.

     The summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements, and gives effect to the proposed acquisition of eMation by RAVISENT using the purchase method of accounting and should be read in conjunction with such unaudited pro forma combined financial statements and the notes thereto included in this proxy statement on page 81. The summary unaudited pro forma combined financial information also gives effect to our divestitures of certain assets related to our consumer electronics and Internet appliance businesses, as of the dates referenced in the unaudited pro forma combined financial statements and the notes thereto included in this proxy statement. The unaudited pro forma combined financial information is based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if each transaction had been consummated as of the beginning of the respective periods or June 30, 2001, as applicable, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of RAVISENT and eMation and related notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of RAVISENT and eMation contained in this proxy statement.

                                                                    Pro Forma
                                                        --------------------------------
                                                          Year Ended        Six Months
                                                         December 31,     Ended June 30,
                                                             2000              2001
                                                        --------------    --------------
                                                        (in thousands)    (in thousands)
Pro Forma Combined Statement of
Operations Data:
Total revenues...................................        $   21,751        $    8,421
Gross profit (loss) .............................            14,995            (7,058)
Operating loss...................................           (36,371)          (29,343)
Gain on sale of assets...........................                --            52,037
Net income (loss) ...............................           (35,433)           22,858


                                                               Pro Forma
                                                       -------------------------
                                                             June 30, 2001
                                                             -------------
                                                            (in thousands)
Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments...       $    63,864
Working capital.....................................            59,685
Intangible assets, principally goodwill.............            28,456
Total assets........................................           112,007
Notes payable, less current portion.................             2,057
Total stockholders' equity..........................            89,367

                          COMPARATIVE PER SHARE DATA

The information below reflects:

 .    the historical net income (loss) per share and the December 31, 2000 and
     June 30, 2001 book value per share of RAVISENT common stock and the historical net loss per share and the December 31, 2000 and June 30, 2001 book value per share of eMation in comparison with the unaudited pro forma combined net loss per share and the June 30, 2001 book value per share after giving effect to the proposed acquisition of eMation by us; and

 .    the equivalent historical net income (loss) per share and the June 30, 2001 book value per share attributable to shares of RAVISENT common stock which will be received for each share of eMation.

          You should read the following tables in conjunction with the unaudited pro forma combined financial statements of RAVISENT included in this proxy statement, and the historical consolidated financial statements and related notes of RAVISENT and the historical consolidated financial statements and related notes of eMation which are included in this proxy statement.

                                                     RAVISENT PER SHARE DATA

                                                    ------------------------------------------------------------
                                                               As of                          As of
                                                            and for the                    and for the
                                                          Six Months Ended                 Year Ended
                                                           June 30, 2001                December 31, 2000
                                                    ----------------------------  ------------------------------
Historical Per Common Share Data:
Net income (loss) per share-basic...............    $           1.35              $             (2.44)
Net income (loss) per share-diluted.............                1.30                            (2.44)
Book value per share (1)........................    $           3.91              $              2.58

                                                    EMATION PER SHARE DATA

                                                    ------------------------------------------------------------
                                                               As of                          As of
                                                            and for the                    and for the
                                                          Six Months Ended                 Year Ended
                                                           June 30, 2001                December 31, 2000
                                                    ----------------------------  ------------------------------
Historical Per Share Data:
Net loss per ordinary share-basic and diluted...    $          (2.62)             $             (6.74)
Net loss per Series A Preferred Share-basic and
   diluted......................................               (5.97)                          (14.16)
Net loss per Series B Preferred Share-basic and
   diluted......................................               (5.71)                          (14.15)
Net loss per Series D Redeemable Preferred
   Share-basic and diluted......................               (1.58)                           (6.14)
Book value per ordinary share (1)...............               (7.07)                           (4.75)
Book value per Series A Preferred Share (1).....              (16.54)                          (10.74)
Book value per Series B Preferred Share (1).....              (15.82)                          (10.28)
Book value per Series D Redeemable Preferred
   Share (1)....................................    $          (4.39)             $             (2.85)

                  UNAUDITED PRO FORMA COMBINED PER SHARE DATA

                                                                    Pro Forma
                                                      ------------------------------------
                                                      Six Months Ended      Year Ended
                                                        June 30, 2001    December 31, 2000
                                                      ----------------   -----------------
Pro Forma Combined Net Income (Loss)
Per Share:
Per RAVISENT share-basic ..........................      $       0.89       $      (1.44)
Per RAVISENT share-diluted.........................              0.85                N/A
Equivalent per eMation ordinary share-basic (2)....              0.11              (0.18)
Equivalent per eMation ordinary share-diluted (2)..              0.11                N/A
Equivalent per eMation Series A Preferred
   Share-basic (2).................................              0.43              (0.70)
Equivalent per eMation Series A Preferred
   Share-diluted (2)...............................              0.41                N/A
Equivalent per eMation Series B Preferred
   Share-basic (2).................................              0.62              (1.01)
Equivalent per eMation Series B Preferred
   Share-diluted (2)...............................              0.59                N/A
Equivalent per eMation Series D Redeemable
   Preferred Share-basic (2).......................              0.80              (1.29)
Equivalent per eMation Series D Redeemable
   Preferred Share-diluted (2).....................      $       0.76       $        N/A


                                                                Pro Forma
                                                         -----------------------
                                                           As of June 30, 2001
                                                           -------------------
Pro Forma Combined Book Value
Per Share (3):
Per RAVISENT share.................................      $        3.49
Equivalent per eMation ordinary share (2)..........               0.44
Equivalent per eMation Series A Preferred Share
   (2).............................................               1.69
Equivalent per eMation Series B Preferred Share
   (2).............................................               2.44
Equivalent per eMation Series D Redeemable
   Preferred Share (2).............................      $        3.14

_______

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares outstanding at the end of each period presented.

(2) The eMation equivalent pro forma combined per share amounts are calculated by multiplying the RAVISENT pro forma combined share amounts by the exchange ratio of 0.126 for ordinary shares and 0.485 for Series A Preferred Shares, 0.699 for Series B Preferred Shares and 0.899 for Series D Redeemable Preferred Shares.

(3) The pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma number of shares outstanding at the end of the period.

                           PER SHARE MARKET PRICE DATA

     RAVISENT common stock has traded on the Nasdaq National Market under the symbol "RVST" since July 16, 1999. The following table sets forth the high and low sales prices reported on the Nasdaq National Market for RAVISENT common stock for the periods indicated. The prices shown do not include retail markups, markdowns or commissions.

     eMation's shares are not publicly traded.

                                                             RAVISENT
                                                           Common Stock
                                                        High          Low
                                                  -------------- --------------
Year Ended December 31, 1999:
Third quarter (from July 16, 1999)...............     $  19.19      $   9.00
Fourth quarter...................................        52.00         13.19

Year Ended December 31, 2000:
First quarter....................................     $  47.50      $  11.63
Second quarter...................................        15.50          5.13
Third quarter....................................         9.13          2.75
Fourth quarter...................................         3.75          1.47

Year Ending December 31, 2001:
First quarter....................................     $   4.75      $   1.75
Second quarter...................................         2.55          1.31


     As of August 15, 2001, there were approximately 8,035 record holders of RAVISENT common stock, and there were approximately 22 record holders of eMation common stock. Neither RAVISENT nor eMation has ever paid cash dividends on its common stock or ordinary shares, respectively. RAVISENT intends to retain earnings, if any, to support the development of its businesses and does not anticipate paying cash dividends for the foreseeable future. Following completion of the acquisition, RAVISENT common stock will continue to be listed on the Nasdaq National Market and RAVISENT will own eMation as a wholly-owned subsidiary.

     The closing per share sale prices of RAVISENT common stock as reported on the Nasdaq National Market on June 27, 2001, the last full trading day before the public announcement of the proposed eMation acquisition, and on August 16, 2001, the last full trading day before the printing of this proxy statement were:

                                                      RAVISENT
                                                       Common
                                                        Stock
                                                    ------------
June 27, 2001....................................     $   2.43
August 16, 2001..................................     $   1.34

                                  RISK FACTORS

                    RISKS RELATED TO THE EMATION ACQUISITION

Certain directors, officers and stockholders of RAVISENT and eMation have interests in the acquisition that are different from yours

     You should be aware that a director of RAVISENT, Paul A. Vais, and a director of eMation, each of whom are affiliates of significant stockholders in RAVISENT and eMation, have interests in the eMation acquisition which are different from, or in addition to, yours.

     . Mr. Vais and Robert M. Chefitz, one of eMation's directors, are both Managing Directors of Patricof & Co. Ventures, Inc. Oren Zeev, one of eMation's directors, is a director of Apax Israel G.P. Inc., an affiliate of Patricof & Co. Ventures, Inc.

     . Entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. beneficially owned 3,857,601 shares of eMation Series D Redeemable Preferred Shares, or approximately 73.7% of the outstanding Series D Redeemable Preferred Shares as of June 27, 2001. As of June 27, 2001, entities and persons affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. held the rights to acquire 46.7% of the eMation Series E Preferred Shares to be issued pursuant to a shareholder bridge facility prior to the closing of the eMation acquisition. Together, Mr. Vais and Entities affiliated with Patricof & Co. Ventures, Inc. beneficially owned 1,183,422 shares of RAVISENT common stock, or 6.3% of its common stocks as of June 30, 2001. As of June 30, 2001, Mr. Vais owned 6,227 shares of RAVISENT common stock and options to acquire 5,000 shares of Ravisent common stock. Entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. will beneficially own approximately 18.6% of the outstanding shares of RAVISENT common stock following the eMation acquisition.

     .   Pursuant to the share purchase agreement, if the transaction is consummated, Mr. Vais will resign his position as director and Mr. Chefitz and Evangelos Simoudis, also a Managing Director of Patricof & Co. Ventures, Inc., will be appointed members of RAVISENT's board of directors.

     As a result of the foregoing, Mr. Vais may be more likely to recommend the issuance of RAVISENT common stock in connection with the eMation acquisition than RAVISENT stockholders generally. It is for this reason that Mr. Vais abstained from voting with respect to the eMation acquisition.

            In addition, in July, 2001, we entered into an employment agreement with Thomas Fogarty, our chief financial officer, pursuant to which Mr. Fogarty was issued options to purchase 100,000 shares of RAVISENT common stock at $0.01 per share. The employment agreement also provides that, upon closing of the acquisition of eMation, Mr. Fogarty's salary will be increased from $200,000 per annum to $220,000 per annum and Mr. Fogarty will be entitled to a guaranteed cash bonus of $100,000 in the first year of his employment under this agreement. In addition, the employment agreement provides that, upon closing of the eMation acquisition, Mr. Fogarty will be granted options to purchase 50,000 shares of RAVISENT common stock at the fair market value of RAVISENT common stock on the date of grant. Further, pursuant to this employment agreement, Mr. Fogarty will be entitled to receive options to purchase an additional 100,000 shares of RAVISENT common stock at an exercise price of $0.01 per share if his employment agreement is renewed upon the expiration of its one year term.

            We also agreed to a provision in Robert Russell's employment agreement whereby in the event the eMation transaction does not close by December 31, 2001, Mr. Russell has the option to terminate his employment agreement which would entitle him to severance benefits in the amount of six (6) months of his salary and other benefits. If Mr. Russell does not exercise this option to terminate, the option shall expire on February 28, 2002.

     In the event that the eMation acquisition is consummated, we intend to enter into an employment agreement with each of Dale Calder, eMation's current president and chief executive officer, Richard MacKeen, eMation's vice president of research and development and Gregg Bauer, eMation's vice president of worldwide sales.

     For more information, please see "THE EMATION ACQUISITION--Interests of Certain Persons in the eMation Acquistion."

RAVISENT's and eMation's operations may be adversely affected by the eMation acquisition

     RAVISENT and eMation will be subject to various risks following the consummation of the eMation acquisition, including:

     Please see "AGREEMENTS RELATED TO SHARE PURCHASE AGREEMENT-Certain Employment Agreements." For more information, please see "THE EMATION ACQUISITION - Interests of Certain Persons in the eMation Acquisition."

     . the possibility that the business cultures of the two companies may not mesh;

     .    interruption of the operations of the combined companies;

     . the possibility that management may be distracted from regular business concerns by the need to integrate operations or operate the businesses separately;

     .    problems in retaining employees;

     .    challenges in retaining customers; and

     . anticipated and unanticipated costs relating to additional administrative or operating expenses of each business.

     These and other factors could materially and adversely affect eMation's and RAVISENT's combined business and operating results.

Failure to complete the eMation acquisition could negatively impact RAVISENT and its future businesses and operations

     There are no assurances that the eMation acquisition will be consummated. In addition to the approval of our stockholders, several other conditions to the closing of the eMation acquisition must be met and the failure of any one condition may prevent the consummation of the eMation acquisition. If the eMation acquisition is not completed for any reason, RAVISENT may be subject to a number of material risks, including the costs incurred by RAVISENT related to the eMation acquisition, such as legal, accounting and a portion of financial advisor fees, which must be paid even if the eMation acquisition is not completed.

Announcement of the eMation acquisition may delay or defer customer and supplier decisions concerning RAVISENT and eMation, which may negatively affect our business following the eMation acquisition

     Our customers and suppliers and those of eMation, in response to the announcement of the eMation acquisition, may delay or defer decisions concerning them. In addition, our customers or channel partners or those of eMation may seek to change existing agreements they have with either company as a result of the eMation acquisition. Any delay or deferral in those decisions or changes in company contracts by our customers or suppliers and those of eMation could have a material adverse effect on our respective business, regardless of whether the eMation acquisition is ultimately completed.

     Similarly, current and prospective employees may experience uncertainty about their future roles with either company until our strategies with regard to each other are announced or executed. This may adversely affect our and eMation's ability to attract and retain key management, sales, marketing and technical personnel.

If the eMation acquisition is completed, we will have changed our business focus and may not be successful in operating the device relationship management business

     eMation's device relationship management business will present different challenges from those presented by our personal computer business. We cannot assure that our management team will be successful in managing this new business. If we are unable to successfully operate the device relationship management business, our business and operating results will be adversely affected.

The market price of RAVISENT common stock may decrease after the eMation acquisition is consummated, which could result in RAVISENT's common stock being de-listed

     The market price of RAVISENT common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. The market price of RAVISENT common stock may decline as a result of the eMation acquisition if:

     .   our integration with eMation is unsuccessful;

     . we are unable to execute on our business plan following the acquisition of eMation; or

     . the effect of the eMation acquisition on our financial results is otherwise not consistent with the expectations of financial or industry analysts or investors.

     The market price of RAVISENT common stock could also decline as a result of factors related to the eMation acquisition which may currently be unforeseen.

     RAVISENT stock is currently traded on the Nasdaq National Market. Under Nasdaq's listing maintenance standards, if the closing bid price of RAVISENT common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be de-listed from the Nasdaq National Market. If the closing bid price of RAVISENT common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may de-list RAVISENT common stock from trading on the Nasdaq National Market. There can be no assurance that RAVISENT common stock will remain eligible for trading on the Nasdaq National Market. In addition, if RAVISENT stock is de-listed, you would not be able to sell RAVISENT common stock on the Nasdaq National Market and your ability to sell RAVISENT common stock at all would be severely, if not completely, limited. RAVISENT common stock has reached a high of $52.00 and traded as low as $1.31 through June 30, 2001.

Failure to retain key employees could diminish the anticipated benefits of the eMation acquisition

     The success of the eMation acquisition will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. We have taken steps to retain the management personnel of eMation. However, we cannot assure that we will be able to continue to retain such individuals.

     Employees may experience uncertainty about their future role with us and eMation until strategies with regard to eMation's employees are announced or executed. RAVISENT and eMation have different corporate cultures and eMation employees may not want to work for us. In addition, competitors may recruit employees during our integration of eMation, as is common in high technology mergers and acquisitions.

     If RAVISENT and eMation are unable to retain personnel that are critical to the successful integration of the companies, both companies could face disruptions to operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the eMation acquisition.


                           RISKS RELATED TO RAVISENT


We are currently undergoing a business transition that may adversely affect our company

     In March 2001, we announced the sale of our consumer electronics business and our Internet appliance business and that we were seeking strategic alternatives for our company. The strategic alternative we have chosen is the acquisition of eMation. Although we believe that the acquisition of eMation is in the best interests of our stockholders, this acquisition may increase our costs as we proceed to modify our business plan and operations.

     As part of the sale of our consumer electronics and Internet appliance businesses, approximately 89 of our employees accepted employment with either STMicroelectronics or Phoenix Technologies. These employees were dedicated primarily to research and development activities in the digital media market. The reduction in our research and development workforce has adversely affected our ability to offer new products in the digital media market. The reduction in our sales force has also adversely affected our ability to sell our products.

     These strategic transactions may negatively impact relationships with our partners, distributors and customers. There can be no guarantees that we can maintain or re-establish such relationships or develop new customer, partner and distributor relationships in a timely manner, or at all, to overcome any loss of business resulting from our business transition. As a result of this business transition, it will be difficult to forecast our financial performance. We expect that both sales and operating income will be adversely affected and we expect to report operating losses in fiscal 2001.


We currently have a limited product offering and may not have a diversified business if the acquisition of eMation is not completed

     Due to the disposition of our consumer electronics business and our Internet appliance business, we currently have a limited offering of products that can be used only in personal computers. Pursuant to the terms of our agreement with STMicroelectronics, we may not participate in significant aspects of the consumer electronics market prior to March 2006. As a result, we are subject to economic pressures within a limited industry, which may result in a material adverse effect on our business and financial condition.

We have a limited operating history and our historical financial information is of limited value in projecting our future operating results or evaluating our operating history

     As a result of our relatively brief operating history and because our business model has changed significantly since inception and will change further with the acquisition of eMation, we believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance. In addition, fluctuations in our operating results have caused, and may in the future continue to cause us to perform below the expectations of public market analysts and investors. If our results continue to fall below market expectations, the price of our common stock may continue to fall significantly. Our limited operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter-to-quarter as we attempt to establish our products in the market and transition to a new business model.

You should expect our quarterly operating results to fluctuate in future periods and they may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline

     Our revenues and operating results will vary significantly from quarter-to-quarter due to a number of factors, including:

      o variations in demand for our products and services, which are relatively few in number;

      o the timing of sales of our products and services and the timing of new releases of personal computer systems and semiconductors that incorporate our products;

      o    delays in introducing our products and services;

      o changes in our pricing policies or the pricing policies of our competitors;

      o the timing and accuracy of royalty reports received from our customers, which we have not audited to date;

      o the timing of large contracts that materially affect our operating results in a given quarter;

      o    changes in the usage of digital media;

      o our ability to develop and attain market acceptance of enhancements to our products;

      o    new product introductions by competitors;

      o    the mix of license and service hardware revenues;

      o unanticipated customer demands which impact on our ability to deliver our products and ultimately recognize revenues;

      o    the mix of domestic and international sales;

      o costs related to the acquisition of technologies or businesses, including, but not limited to, the eMation acquisition;

      o our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel;

      o    our ability to expand our operations; and

      o global economic conditions as well as those specific to personal computer, peripherals and semiconductor manufacturers and other providers of digital video and audio stream management solutions.

     We receive either a flat fee from OEMs or a license royalty for each personal computer or peripheral sold that contains our products and a royalty for each silicon device sold by a semiconductor manufacturer that incorporates our technology. In collecting these fees, preparing our financial reports, projections and budgets and in directing our sales efforts and product development, we rely on our customers to accurately report the number of units sold. We have never undertaken an audit of any of our customers to verify that their reported sales unit numbers were accurate. These reports are subject to potential revision by these manufacturers. If any of our customers revised their product sales reports, we might be required to adjust our revenues for subsequent periods, which could harm our business and the price of our common stock.

     We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term and are significant. As a result, any delay in generating or recognizing revenues could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly.

We face inventory risks that may be increased by our business shift away from the Internet appliance business.

     During the quarter ending, June 30, 2001, we recorded an inventory charge of $13.4 million. As of June 30, 2001, we have approximately $8.3 million of inventory, the majority of which was acquired from May through October 2000 to support production of our Internet appliance hardware designs. This inventory was purchased to accommodate long lead times for components in order to meet the anticipated demand for our Internet appliance products (the Internet screen phone, set-top box, and Nucleo platform). The sale of our Internet appliance business included the assignment of our Internet appliance customer contracts, but not the inventory to support production of the associated products. While we have obtained assurances that we will be the preferred supplier of inventory to Phoenix Technologies for these products, we may not be able to sell all of the inventory that we currently have. Furthermore, even if our efforts to sell this inventory are successful, we may not be able to recover the full cost of the inventory due to market price fluctuations and other market conditions.

We have never been profitable and may never achieve profitability in the future

     We had a net loss from operations of approximately $27.5 million for the six months ended June 30, 2001. To date, we have not achieved profitability on an annual basis and revenues from our software and hardware design solutions may not result in sufficient revenues to sustain profitability in any future period. In addition, we cannot be certain that we can increase profitability, particularly to the extent that we face price competition. As a result, we will need to generate significant revenues to attain profitability. Increasing competition may cause our prices to decline, which would harm our operating results. We expect our prices for our digital entertainment products to decline over the next few years. We expect to face increased competition in markets where we license our digital entertainment products, which will make it more difficult to maintain our prices and profit margins even if our sales volumes increase. If anticipated increases in sales volume do not keep pace with anticipated pricing pressures, our revenues would decline and our business could be harmed. Despite our efforts to introduce enhancements to our products, we may not be successful in maintaining our pricing.

Our business significantly depends upon our CineMaster products, and it is uncertain whether the market will continue to accept these products

     In the six month period ending June 30, 2001, we derived approximately 95% of our license revenues from sales of our CineMaster products. We expect that license revenues from our CineMaster products will continue to account for a significant portion of our revenues for the foreseeable future. In particular, our business will be harmed if our existing manufacturing customers do not continue to incorporate our CineMaster products or if we are unable to obtain new customers for our CineMaster products. In seeking market acceptance, it may be difficult for our digital solutions to displace incumbent solutions employed by manufacturers not currently licensing our CineMaster products. Manufacturers that are using other solutions would need to invest in additional training and development tools and convert software for existing hardware solutions in order to change to a new digital solution. Accordingly, potential customers may not accept our digital solutions, which could limit our growth opportunities and harm our prospects.

The loss of a single customer could significantly harm our business because a majority of our revenues is derived from a small number of customers

     A substantial portion of our license revenues come from a small number of customers. In the six months ending June 30, 2001, three customers Matrox Graphics, Gateway, Inc. and another customer, accounted for 20%, 9% and 35%, respectively, of our total revenues and 9%, 6% and 52%, respectively, of our total gross profit, excluding inventory charges of $13.4 million. We expect a relatively small number of customers to account for a majority of our revenues and gross profit, if any, for the foreseeable future. The loss of any of these or other primary customers, or a material decrease in revenues from these customers, would immediately harm our business. As a result of the sales of our consumer electronics and Internet appliance businesses, we transferred substantially all of our customers from our consumer electronics business, including Microsoft Corporation, Funai Electric Co., Ltd., and Cyber Home Entertainment to STMicroelectronics and a portion of our Internet appliance customers to Phoenix Technologies.

Since most of our revenues are derived from a small number of customers, problems those customers experience will directly impact our business

     As a result of our concentrated customer base, problems that our customers experience could materially harm our business. These risks are beyond our control. For example, because we do not control the business practices of our customers, we do not influence the degree to which they promote our technology or set the prices at which the products incorporating our technology are sold to end users. Risks that may influence the success or failure of the personal computer manufacturers that are our customers include:

      o the competition the manufacturer faces and the market acceptance of its products;

      o the engineering, marketing and management capabilities of the manufacturer and the technical challenges unrelated to our technology that it faces in developing its products;

      o    the financial and other resources of the manufacturer;

      o new governmental regulations or changes in taxes or tariffs applicable to the manufacturer; and

      o the failure of third parties to develop and introduce content for digital entertainment applications in a timely fashion.

The inability of our customers or us to successfully address any of these risks could harm our business.

Since our customers have not executed long-term contracts with us, our revenues could decline significantly with little or no notice.

     Our agreements with our customers are typically of limited duration and do not contain minimum purchase commitments or are terminable with little or no notice. Rather than long-term contracts, we typically enter into licensing agreements with one-year terms that automatically renew each subsequent year unless either party receives a written cancellation. As a result, many of our customers could elect not to renew these agreements and we could have little warning of this election. Also, since our agreements with our customers do not include minimum purchase requirements, the demand for our products is unpredictable. As a result of competition or fluctuations in demand, we could be required to reach an accommodation with our customers with respect to contractual provisions such as price or delivery time in order to obtain additional business and maintain our customer relationships. Any termination, decrease in orders or election not to renew a contract by our principal customers would harm our business.

We depend upon technology licensed from third parties, and if we do not maintain these license arrangements, we will not be able to ship many of our products and our business will be seriously harmed

     We license technology that is used in our products from third parties under agreements with a limited duration and we may not be able to maintain these license arrangements. If we fail to maintain our license arrangements, we would not be able to ship many of our digital entertainment products and our business would be seriously harmed. For example, we have a license agreement with Dolby Laboratories Licensing Corporation for the audio format that is used in all of our DVD-related products. Without this technology, we could not ship product for DVD markets. In addition, we license encryption and decryption software technology from the Copy Control Association (CCA), which must also be included in any DVD products we ship. The license for the Dolby Digital technology is for a term expiring at the expiration of the patent covered thereby with the furthest expiration date from the date of the license. The license for the encryption and decryption technology may be terminated by CCA at any time upon written notice. We may not be able to renew either license. If we failed to renew either of these licenses, we would not be able to ship products for the DVD market, and we would accordingly lose a substantial portion of our revenues.

The loss of any of our strategic relationships would make it more difficult to keep pace with evolving industry standards and to design products that appeal to the marketplace

     We rely on strategic relationships, such as those with ATI Technologies Inc., Intel Corporation and STMicroelectronics to provide us with state of the art technology, assist us in integrating our products with leading industry applications and help us make use of economies of scale in manufacturing and distribution. Through our relationships with our strategic partners, we gain valuable insights on evolving industry standards and trends. However, we do not have written agreements with any of our strategic partners that could ensure these relationships will continue for a significant period of time. All of our agreements with these partners are informal, and may be terminated by them at any time. The loss of any one of these relationships could harm our business.

Delays in providing our products to our customers may affect how much business we receive

     Since the product life cycle in the personal computer industry can be as short as six to twelve months or less, if our product development efforts are not successful or are significantly delayed, our business will be harmed. In the past, we have failed to deliver new products, upgrades or customizations on time, including customization projects for DVD products that are requested from time to time by our customers. In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products, enhancements to old products or interfaces between existing products and new models of personal computers could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would be harmed.

Our business model depends upon licensing our intellectual property, and if we fail to protect our proprietary rights, our business could be harmed

     Our ability to compete depends substantially upon our internally developed technology. We have a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, our business could be substantially harmed.

Our pending patents may never be issued, and even if issued, may provide us with little protection

     We regard the protection of patentable inventions as important to our business. We currently have four U.S. patent applications pending relating to our digital video stream management technology. We co-own with STMicroelectronics two additional patent applications and we have one pending application under the Patent Cooperation Treaty ("PCT") based on several of the above-mentioned U.S. patent applications. However, none of our technology is patented outside the United States. It is possible that:

     o our pending patent applications may not result in the issuance of patents;

     o    our patents may not be broad enough to protect our proprietary rights;

     o any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

     o current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

     o effective patent protection, if any, may not be available in every country in which we do business.

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which are only of limited value

         We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have two pending trademark applications for the marks "RAVISENT" and "RAVISENT Technologies". We also have an issued U.S. trademark for the mark "CineMaster," and have a number of pending trademark applications for "RAVISENT" in foreign countries. Moreover, despite any precautions which we have taken:

     o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     o other companies may claim common law trademark rights based upon state or foreign law which precede our federal registration of such marks;

     o current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;

     o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;

     o we have provided our source code for our products to a few of our customers as part of our licensing arrangements with them and the procedures and practices implemented under the terms of these licenses may not be sufficient to prevent them from exploiting the source code; and

     o the tamper-resistant copy protection codes in our software have been broken in the past and may not be successful in preventing unauthorized use of our software in the future.

We may become involved in costly and time-consuming litigation over proprietary rights

     Substantial litigation regarding intellectual property rights exists in our industry. We expect that software and hardware in our industry may be increasingly subject to third party infringement claims as the number of competitors grows and the functionality of products in different areas of the industry overlap. Third parties may currently have, or may eventually be issued, patents that would be infringed by our products or technology. We cannot be certain that any of these third parties will not make a claim of infringement against us with respect to our products and technology.

     Any litigation, brought by others or by us, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not to be resolved in our favor, we could become subject to substantial damage claims and be prohibited from using the technology at issue without a royalty or license agreement. These royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could result in significant cost and, harm our business. If a successful claim of infringement is made against us and we can not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We have received notices of claims that may result in litigation

     From time to time, we have received, and we expect to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example:

     o Our digital video stream management solutions comply with industry DVD specifications, which incorporates technology known as MPEG-2 that governs the process of storing a video input in digital form. We have received notice from two of our largest customers that a third party with a history of litigating its proprietary rights and which has substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. These customers may in the future seek compensation or indemnification from us arising out of the third party claims and we may be required to agree to indemnify them to secure future business or otherwise. Moreover, we may be required to pay license fees in connection with the use of the third party's technology in the future.

     o A group of companies has formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that are incorporated into our products. MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of products that incorporate the MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license fees for the use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from us arising out of the MPEG-LA claims, and we may be required to pay license fees in connection with the use of MPEG-2 technology in the future.

     o Another group of companies has formed a consortium known as "6C" (formerly DVD Patent License Program) to enforce the proprietary rights of other holders of patents covering essential aspects of DVD technology that are incorporated into our products. 6C has notified us, as well as a number of computer manufacturers and other companies manufacturing or licensing DVD-related products, including our customers, that patents owned by members of the consortium are infringed by products that incorporate the DVD technology. 6C has requested that these personal computer manufacturers pay license fees for using the 6C patents. We may be required to pay license fees in connection with the use of such DVD technology in our products in the future as a result of such claims. Further, a court could determine that we infringe any such patents and we would be liable for resulting damages. In addition, our customers who have been contacted by the 6C may in the future seek compensation or indemnification from us arising out of the 6C claims, and we may be required to pay license fees on their behalf in connection with the use of such DVD technology in the future.

     o A third party has asserted that the parental control features of our CineMaster products infringe patents held by the third party. A court could determine that such parental control features do infringe these patents and we could be liable for resulting damages. In addition, our customers could seek compensation or indemnification from us arising out of such third party's claims.

     o Another consortium of companies, commonly known as "3C", notified a number of DVD product manufacturers that the members of the consortium hold patents that are essential to DVD technology, and have requested that such companies pay license royalties for the use of the technology covered by the 3C patents. In addition, our customers may seek compensation or indemnification from us as a result of the 3C claims, and we may be required to pay license fees on their behalf in connection with the use of such DVD technology in the future. 3C members may in the future seek compensation or indemnification from us arising out of the consortium's claims.

     o A letter dated September 12, 2000 from a third party to one of our customers who distributes our product claims infringement of a Japanese utility model patent regarding Internet terminals which can be coupled to a television set. This third party is seeking a license agreement as a resolution. We have requested more time to respond and are accumulating prior art to invalidate the utility model patent.


     o A third party has asserted that some of our products infringe one or more of such third party's patents in the field of "all format decoders". The third party has stated that it was prepared to license the relevant patents to us on favorable terms. We are currently in discussions with such third party. The third party may seek compensation from us related to this matter. We do not know if this party has contacted any of our customers regarding this matter. If so, our customers may in the future seek compensation or indemnification from us arising out of the third party's claims. No claim for such payments has been made to date. We have not determined whether and to what extent that the patents held by the third party are valid and whether and to what extent our products are covered by their patents.

We may not be able to successfully make acquisitions of or investments in other companies

     We have very limited experience in acquiring or making investments in companies, technologies or services. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products or services. In the future, we may make acquisitions or investments in other companies, products or technologies. Acquisitions in our industry are particularly difficult to assess because of the rapidly changing technological standards in our industry. If we make any acquisitions, we will be required to assimilate the personnel, operations and products of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. However, the key personnel of the acquired company may decide not to work for us. Moreover, acquisitions may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in our efforts to assimilate acquired businesses, which could result in a material adverse effect on our business.

We are dependent upon our key management for our future success, and few of our managers are obligated to stay with us

     Our success depends on the efforts and abilities of our senior management and certain other key personnel. Many of our key employees are employed at will. If any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, then our business could be harmed. We have recently hired new managers and may hire key management personnel as needed. We may not be able to successfully assimilate our recently hired managers or to hire qualified key management personnel to replace them.

We may not be able to hire and retain qualified employees, which would impair our ability to grow

     As a result of our asset sales to STMicroelectronics and Phoenix Technologies, our workforce has been reduced by approximately 89 employees, including 70 employees in our research and development department and 9 employees in our sales and marketing department. Although our need for employees has been reduced as a result of the disposition of our consumer electronics business and our Internet appliance business, we have vacancies in several positions in our research and development group. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Hiring qualified personnel, particularly sales, marketing, engineering and product management personnel, is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the digital video and audio stream management industry. In addition, we are headquartered in Malvern, Pennsylvania and we maintain operations in San Jose, California. We have in the past and expect in the future to face difficulties locating qualified personnel in these locations. We have had, and expect to continue having greater difficulty attracting such personnel with equity incentives as a public company than we did as a privately held company.

We may be subject to product returns, product liability claims and reduced sales because of defects in our products

     Our products are very complex and frequently contain undetected errors. The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Errors may also arise as a result of defects in the products into which our products are incorporated. Despite our extensive quality assurance process, we have in the past shipped product releases with some defects, and have discovered other errors in our products after their commercial shipment. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct any defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

     o    delay or loss of revenues;

     o    cancellation of customer contracts;

     o    diversion of development resources;

     o    damage to our reputation;

     o    failure of our products to achieve market acceptance;

     o    increased service and warranty costs; and

     o    litigation costs.

     Although some of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, these contractual limitations on liability may not be enforceable. In addition, our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from defects in our products and may not be available to us in the future.

Our business is subject to risks from international operations such as legal uncertainty, tariffs and trade barriers and political and economic instability

     In the quarter ended June 30, 2001, we derived approximately 67% of our revenues from sales to foreign companies, and we may derive an increasing amount of our revenues from sales outside North America in the future. We have limited experience in marketing and distributing our products internationally. In addition, there are many risks inherent in doing business internationally including, among others:

     o    legal uncertainty regarding liability;

     o    tariffs, trade barriers and other regulatory barriers;

     o    problems in collecting accounts receivable;

     o    political and economic instability;

     o    changes in diplomatic and trade relationships;

     o    seasonal reductions in business activity;

     o    potentially adverse tax consequences;

     o    the impact of recessions in economies outside the United States;
          and

     o    complexity and unexpected changes in local laws and regulations.

     Our licensees are subject to many of the risks described above with respect to their manufacturing or end-user customers. Currently, all of our international sales are denominated in U.S. dollars; therefore, a strengthening of the dollar could make our products less competitive in foreign markets. We do not use derivative instruments to hedge foreign exchange risk. In the future, we may conduct sales in local currencies, in which case, changes in exchange rates could adversely affect our operating results. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

It may be difficult to raise needed capital in the future, which could significantly harm our business

     We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 2001. Our capital requirements will depend on many factors, including:

     o    the results of our search for strategic alternatives;

     o    acceptance of and demand for our products;

     o    the number and timing of acquisitions;

     o    the costs of developing new products;

     o    the costs associated with our expansion; and

     o the extent to which we invest in new technology and research and development projects.

     To the extent that the proceeds from our initial public offering and the dispositions of our consumer electronics and Internet appliance businesses are exhausted, and if our existing sources of cash and cash flow from operations, if any, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in RAVISENT would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us.

Because of their significant stock ownership, our officers and directors can exert significant control over our future direction

     As of June 30, 2001, our officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 2.5 million shares, or 13.6% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of mergers or other business combination transactions or a sale of all or substantially all of our assets.

Certain provisions of our certificate of incorporation and by-laws make changes of control difficult even if they would be beneficial to shareholders

     The board of directors has the authority without any further vote or action on the part of the stockholders to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

     Our certificate of incorporation and by-laws include provisions that may have the effect of deterring an unsolicited offer to purchase our stock. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are only capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control.

Our revenues are dependent upon acceptance of products that incorporate our technology only in the personal computer industry

We rely on the personal computer industry, which has risks and uncertainties that are beyond our control.

     The personal computer industry is presently the only market for our digital entertainment solutions. In addition, we are subject to a non-competition agreement with STMicroelectronics pursuant to which we have agreed to not compete in significant aspects of the consumer electronics market until March 2006. As a result, our results of operations will depend almost entirely on consumer acceptance of the personal computer. Our dependence on these industries involves several risks and uncertainties, including:

     o whether semiconductor manufacturers developing silicon devices for personal computer manufacturers will design our digital solutions into their devices and successfully introduce these devices;

     o changes in consumer requirements and preferences for personal computers;

     o the small number of product manufacturers in the personal computer industry and the short product life cycles which can be six months or less; and

     o the difficulty in predicting the level of consumer interest in and acceptance of many digital product applications employing our products that employ our technology.


     Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their investments in personal computer systems could have a negative effect on our strength and profitability. For example, a softening of demand for computer systems may result in decreased revenues (or at least declining revenue growth rates) for computer manufacturers in general which could have a corresponding negative impact on our sales. In turn, a decrease in our sales could result in pricing pressures for our products, which could have a negative effect on our revenues and profitability. Recently, personal computer manufacturers have experienced a slowdown in sales of personal computers, which may result in a material adverse affect on the sales of our products.

We are subject to a non-competition agreement prohibiting us from selling products in significant aspects of the consumer electronics market

     Our agreement with STMicroelectronics, pursuant to which we sold our consumer electronics market, provides that we may not compete in significant aspects of the consumer electronics business until March 2006. Traditional consumer electronics manufacturers have introduced stand-alone Internet access devices for the television. Recently, personal computer manufacturers have announced major initiatives in providing their own versions of stand-alone Internet devices in an effort to combat the consumer electronic manufacturers initiatives. An increase in the demand for certain consumer electronics products may result in a corresponding decrease in the demand for personal computer products employing our technology which may have a material adverse effect on our business and financial condition.

We currently depend upon demand for digital entertainment products, which may not be sustained.

     Our success currently depends upon continued demand for digital entertainment products in the personal computer market. All of our revenues in 1998 and 1999 resulted from sales of digital entertainment products. In 2000 a significant portion of our revenues was derived from sales of digital entertainment products. In addition to the risks inherent in the personal computer industry, the market for digital entertainment products also contains risk and uncertainties, including:

     o the development and marketing of content by third party content providers for end-user systems such as desktop computers in a format compatible with our digital solutions; and

     o the potential for declining demand for DVD solutions in lower price personal computers.

     Factors negatively affecting the personal computer industry in general or the DVD market in particular could harm our business. Moreover, to the extent that the performance, functionality, price and power characteristics of our digital solutions fail to satisfy customers who have a critical need for specific digital applications, the use of our digital solutions could become confined to a limited segment of these industries.

Competition in our markets is likely to continue to increase and could harm our business

     The digital media market is intensely competitive, highly fragmented and rapidly changing and is characterized by short product life cycles and price erosion. Our principal competitors in the software-based digital solution market are Mediamatics, Inc. (a subsidiary of National Semiconductor, Inc.), MGI Software Corp., Intervideo Inc. and RealNetworks, Inc. Our principal competitors in the hardware-based digital solution market are Sigma Designs, Inc. and Zoran Corporation. We also compete against several smaller companies and with the internal research and development departments of other software companies as well as those of personal computer, peripherals, and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Many of our competitors have a larger customer base, greater name recognition, greater financial, technical, managerial and other resources than us. Numerous other major personal computer manufacturers, software developers and other companies are focusing significant resources on developing and marketing products and services that will compete with our CineMaster products. Companies such as Liberate Technologies, Spyglass, Inc., Planetweb, Inc. and WebTV also compete indirectly with us by providing digital video and other solutions to Internet appliance manufacturers who compete with our customers or personal computer manufacturers. At least two semiconductor manufacturers, including C-Cube Microsystems and Zoran, are positioning their products as offering hardware-based digital video and audio management capabilities and marketing such products as equal or superior to our CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. For example, Microsoft currently markets a basic MPEG-1 compliant digital solution that is bundled into its operating system, which is used by a substantial number of personal computer users. If Microsoft were to successfully develop or license a DVD-compliant digital video solution and incorporate the solution into its operating system, our revenues could be substantially harmed.

     We anticipate continued growth and competition in the personal computer industry and the entrance of new competitors into our market, and accordingly, the market for our products will remain intensely competitive. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either we or our current competitors do. Furthermore, our current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm our business.

If we fail to manage technological change, respond to evolving industry standards or enhance our products' interoperability with the products of our customers, demand for our products will decrease and our business will suffer

     Future versions of software and hardware platforms employing new technologies or the emergence of new industry standards could render our products obsolete or uncompetitive. The market for digital video and audio solutions is characterized by rapid technological change and evolving industry standards, such as standards for DVD audio, DVD random access memory and DTV as well as other digital entertainment applications. If we fail to respond to evolving industry standards, our products could rapidly become obsolete, which would harm our business. If the characteristics of our digital solutions are not compatible with the requirements of specific system or program applications, the likelihood that our customers will design our products into their systems and devices will decrease and our business will be harmed.

We may not be able to respond to rapidly changing consumer preferences

     Our results of operations will depend on the extent to which our products are incorporated into the products of leading personal computer, peripherals and semiconductor manufacturers. Their willingness to incorporate our products depends upon whether we succeed in developing enhancements and new generations of our software and hardware that satisfy consumer preferences in their markets and introducing these new technologies to the marketplace in a timely manner. We must constantly modify and improve our products to keep pace with changing consumer preferences. For example, DVD drives became widespread on new personal computers in the last two years. It is particularly difficult to keep pace with changing consumer preferences in the personal computer industry as a result of a number of factors, including:

     o the difficulty of anticipating and responding in a timely manner to the latest consumer trends and requirements;

     o the introduction by our competitors of new products embodying popular new technologies or features that appeal to consumers; and

     o the significant investment that is often required before commercial viability is achieved to market a new feature or function.

     Any failure by us to adequately address these risks could render our existing digital solutions obsolete and could harm our business. In addition, we may not have the financial and other resources necessary to develop any enhancements or new generations of technology that generate revenues in excess of the costs of development.

We face risks from the uncertainties of any future governmental regulation

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of digital delivery mediums, it is possible that future laws and regulations may be adopted that regulate the digital media market or other markets in which our products are sold. Future regulatory measures may include, among other things:

     o    pricing;

     o    content;

     o    copyrights;

     o    export controls (particularly regarding data encryption);

     o    distribution; and

     o    characteristics and quality of products and services.

     The growth and development of the digital media market may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this segment. The adoption of any additional laws or regulations may decrease the expansion of this market and harm our business. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the digital media market.

                           RISKS RELATED TO EMATION

eMation has limited operating history and its historical financial information is of limited value in projecting its future operating results or evaluating its operating history

         Because eMation's business model has changed significantly since inception, eMation believes that comparing different periods of its operating results is not meaningful and you should not rely on the results for any period as an indication of eMation's future performance.

         eMation has a limited operating history in its current new principal market and with its current new principal product. eMation therefore cannot be certain that its business strategy will be successful. Although eMation was founded in 1988, it expects that its future growth will be driven by its new principal market for enterprise software relating to device relationship management (DRM). eMation's main source of revenues is currently derived from its legacy industrial business. Because of eMation's limited experience in its new principal market and with its new principal product, eMation cannot assure you that its strategy for operating in that market or selling that product will be successful.

eMation's quarterly operating results will fluctuate in future periods

         eMation's revenues and operating results will vary significantly from quarter-to-quarter due to a number of factors, including:

         . capital budgeting and purchasing cycles of its current and prospective customer may cause sales of eMation's products and services to be lower in eMation's first quarter, and higher in eMation's fourth quarter; it is difficult for eMation to evaluate the degree to which this seasonality may affect eMation's business;

         . variations in demand for eMation's products and services, which are relatively few in number;

         .    the timing of sales of eMation's products and services;

         .    delays in introducing eMation's products and services;

         . change in eMation's pricing policies or the pricing policies of eMation's competitors;

         . the timing of large contracts that materially affect eMation's operating results in a given quarter;

         . eMation's ability to develop and attain market acceptance of enhancements to its products;

         .    new product introductions by competitors;

         . unanticipated customer demands that impact eMation's ability to deliver its products and ultimately recognize revenues;

         .    costs related to acquisitions of technologies or businesses;

         . eMation's ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel;

         .    eMation's ability to expand its operations; and

         . global economic conditions as well as those specific to eMation's industry.

         Because of these and other factors, eMation's quarterly revenues may fluctuate materially and period-to-period comparisons of eMation's revenues will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance.

eMation has a history of operating losses and operating expenses are expected to increase

         eMation incurred a net operating loss of $3.2 million in 1998, $1.1 million in 1999 and $17.5 million in 2000. As of June 30, 2001, eMation had an accumulated deficit of $34.5 million. eMation intends to increase its aggregate product development, selling and marketing, services and support and administrative expenses over the next 12 months. To achieve profitability, eMation will need to increase revenues significantly. eMation cannot assure you that its revenues will grow or that eMation will achieve or maintain profitability in the future.

eMation currently has a limited product offering; eMation's business significantly depends upon eMation's DRM products and it is uncertain whether the market will accept these products in the face of growing competition

         eMation's future revenues growth is largely dependent on sales of its DRM products and related services. eMation's business could be materially harmed by factors that adversely affect the pricing and demand for this product. eMation expects revenues from this product to account for an increasingly substantial portion of its future revenues. As a result, factors adversely affecting the pricing of or demand for its DRM products, such as competition and technological change, could have a material adverse effect on its business, financial position and results of operations. If eMation's DRM products do not achieve market acceptance or if its competitors release new products that achieve greater market acceptance, have more advanced features, offer better performance or are more price-competitive, revenues from these products may not grow as expected.

The market for eMation's DRM products is uncertain

         eMation's DRM products may not be widely adopted. If Internet-based solutions for extracting information from "devices" (equipment, machines, products, sensors, facilities, and systems) are not widely adopted, its business will suffer. eMation's DRM products will involve significant capital expenditures by its customers. eMation does not have a long history of selling its DRM products and eMation will have to devote substantial resources to educate prospective customers about the benefits of its products. Even if eMation's products are effective in reducing its customers' costs or in providing its customers with new revenue sources, eMation's target customers may not choose them for technical, cost, support or other reasons. If the market for eMation's products fails to grow or grows more slowly than eMation anticipates, eMation's business will suffer.

eMation may not be able to compete effectively

         Competition in the market for DRM-type software and solutions is emerging and expected to grow stronger. If eMation is unable to compete effectively, the demand for, or the prices of, its products may be reduced. The market for DRM products could become extremely competitive and subject to rapid change. eMation competes in a market with companies that may utilize varying approaches to enable the remote extraction of information from "intelligent" devices. These companies include IBM, Hewlett Packard, Oracle, Siemens, Siebel, emWare, and Questra. eMation expects additional competition from other established and emerging companies. Furthermore, eMation's competitors may combine with each other and other companies may enter eMation's markets by acquiring or entering into strategic relationships with eMation's competitors.

         In addition, companies may choose to deploy their own information technology personnel or utilize system integrators to write new code or rewrite existing applications in an effort to develop their own information extraction solutions. As a result, prospective clients may decide against purchasing and implementing externally-developed software and, instead, produce solutions such as eMation's.

         Many of eMation's potential competitors have significantly greater financial, technical and marketing resources, greater name recognition and larger customer bases than eMation does. eMation's present or future competitors may be able to develop products comparable or superior to eMation's, adapt more quickly than eMation does to new technologies, evolving industry trends or customer requirements, or devote greater resources than eMation does to the development, promotion and sale of products. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm eMation's business.

eMation's product offerings are not diversified and the sales cycle for its products is long

         eMation's software license revenues may result from a relatively small number of sales, some of which generate disproportionately large revenues. In addition, eMation's sales cycle is lengthy. Sales of eMation's products may be subject to seasonality. These sales typically involve significant capital investment decisions by prospective customers, as well as a significant amount of time to educate them as to the benefits of eMation's products. As a result, before purchasing eMation's products, companies spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals. It may take up to six to nine months or more from the time eMation first contacts a prospective customer before receiving an initial order. This cycle may lengthen in the future.

eMation's success may depend upon the successful expansion of its sales force

         The expansion of eMation's direct sales force and indirect distribution channels will be difficult, will take time and will be costly. eMation's growth could be limited if eMation fails to achieve this expansion. eMation needs to expand its direct sales force in order to significantly increase market awareness of its products and to generate increased revenues. New sales personnel will require training and it will take time for them to achieve full productivity. There is strong competition for qualified sales personnel in eMation's business, and eMation may not be able to attract and retain a sufficient number of new sales personnel to expand its operations. eMation's sales and marketing expenses may increase as a percentage of revenues while eMation expands its direct sales force. Unless this expansion results in a proportionate increase in revenues, eMation's margins and business may be adversely affected.

eMation may not achieve future growth if it is unable to expand its indirect distribution sales channels

         eMation believes that its future success is dependent upon the expansion of its indirect distribution channels, consisting of its relationships with independent software vendors, software distributors and system integrators. eMation currently has relationships with only a limited number of these indirect distribution channels. Nevertheless, eMation has derived, and eMation anticipates that eMation will continue to derive, a significant portion of its revenues from these relationships.

         eMation's future growth will be limited if:

         . eMation fails to work effectively with its indirect distribution channels;

         . eMation fails to increase the number of indirect distribution channels with which eMation has relationships;

         . the business of one or more of eMation's indirect distribution channels fails; or

         . there is a decrease in the willingness and ability of eMation's indirect distribution channels to devote sufficient resources and efforts to marketing and supporting eMation's products.

         If any of these circumstances occurs, eMation will have to devote substantially more resources to the sales, marketing, distribution, implementation and support of eMation's products than eMation otherwise would, and eMation's own efforts may not be as effective as those of its indirect distribution channels.

eMation's growth could be limited if eMation fails to hire additional consultants and sales implementation personnel or create relationships with third party service providers

         eMation relies on its staff of professional consultants and other technical service personnel to implement its solutions after purchases by eMation's customers. Unless eMation hires, trains and retains additional consultants and sales implementation personnel or subcontracts with qualified third party service providers, it will be difficult for eMation to increase its present level of sales due to constraints on its capacity to implement additional sales.

eMation may not be able to secure additional governmental grants

         In the past, eMation has been the beneficiary of certain substantial governmental grants to encourage development and marketing of technology under certain conditions. eMation does not expect to apply for additonal such grants and there can be no guarantee that such grants will be awarded in the future.

eMation may not be able to keep pace with technological advances

         To be successful, eMation will need to develop and introduce new products and product enhancements that respond to technological changes, evolving industry standards and other market changes and developments in a timely manner and on a cost-effective basis. Although eMation plans to continue to spend substantial amounts for research and development in the future, eMation cannot assure you that it will develop new products and product enhancements successfully or that its products will achieve broad market acceptance. eMation's failure to respond in a timely and cost-effective manner to new and evolving technologies and other market changes and developments could adversely impact eMation's business.

         Rapid changes and developments in the DRM-type software and solutions market could cause eMation's products to become obsolete or require eMation to redesign its products. The process of remotely extracting information from "intelligent" devices will likely be characterized by rapid technological change, frequent new product introductions and emerging industry standards. eMation also expects that the rapid evolution of Internet-based applications and standards, as well as general technology trends such as changes in or introductions of operating systems, will require eMation to adapt its products to remain competitive. eMation's products could become obsolete and unmarketable if eMation is unable to quickly adapt to new technologies or standards.

eMation depends upon technology licensed from third parties, and if eMation does not maintain third party license arrangements, eMation will not be able to ship many of its products and its business will be seriously harmed

         eMation relies, in part, on technology that eMation licenses from a small number of software providers for use with its products. This technology may not continue to be available on commercially reasonable terms, if at all, and would be difficult to replace. The loss of any of these technology licenses could result in delays in introducing eMation's products until the equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in this licensed technology could prevent the implementation or impair the functionality of eMation's products, delay new product introductions or injure eMation's reputation. If eMation is required to enter into license agreements with third parties for replacement technology, eMation could be subject to higher royalty payments.

eMation is dependent upon its key management for its future success, and few of eMation's managers are obligated to remain with eMation

         eMation relies on key personnel, whose knowledge of its business and technical expertise would be extremely difficult to replace. Many of eMation's key employees are at will. eMation's future success depends, to a significant degree, on the continued services of certain key management, sales and technical personnel. eMation is also dependent on its ability to attract, retain and motivate highly skilled personnel. In the markets in which eMation recruits, competition for qualified personnel is extremely intense and is characterized by rapidly increasing salaries. As a result, its operating expenses may increase or eMation's ability to recruit and retain qualified candidates may be limited.

eMation's business is subject to risks from international operations such as legal uncertainty, tariffs and trade barriers and political and economic instability

         eMation conducts business in a number of different countries. There are many risks inherent in doing business internationally including, among others:

         .    legal uncertainty regarding liability;

         .    tariffs, trade barriers and other regulatory barriers;

         .    problems in collecting accounts receivable;

         .    political and economic instability;

         .    changes in diplomatic and trade relationships;

         .    seasonal reductions in business activity;

         .    potentially adverse tax consequences;

         . the impact of recessions in economies of strategically important countries; and

         .    complexity and unexpected changes in local laws and regulations.

         Furthermore, eMation's customers and distribution channels are geographically diverse and therefore are also subject to these risks of international operations. eMation's geographic diversity requires significant management attention and financial resources. eMation's inability to successfully incorporate and launch its new product into its international operations could adversely impact its business. In addition, exchange rate fluctuation between the U.S. dollar and European or other currencies may adversely affect eMations's business. To date, eMation has not used risk management techniques or "hedged" the risks associated with fluctuations in foreign exchange rates.

eMation may be subject to product returns, product liability claims and reduced sales because of defects in its products

         eMation's products may contain unknown defects that could harm its reputation, result in product liability or decrease market acceptance of its products. eMation's products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although eMation has not experienced any material software defects to date, defects could cause eMation's customers to experience system failures. eMation's customers depend on eMation's software for their critical systems and business functions. Any interruptions could:

         .    result in a delay or loss of eMation's revenues;

         .    cause customer contracts to be canceled;

         .    increase service and warranty costs;

         .    increase litigation costs;

         .    damage eMation's reputation;

         .    increase eMation's product development costs;

         .    divert eMation's product development resources;

         .    cause eMation to lose future sales; or

         .    delay or diminish market acceptance of eMation's products.

         Although eMation conducts extensive testing, eMation may not discover software defects that affect its products or enhancements until after they are sold. Furthermore, eMation is unable to test its products in each of the applications in which they are designed to work.

         eMation's products are integrated with its customers' networks and software applications. The sale and support of eMation's products may entail the risk of product liability or warranty claims based on damage to these networks or applications. In addition, the failure of eMation's products to perform to customer expectations could give rise to warranty or other claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. eMation may not have sufficient funds or insurance coverage to satisfy any or all liability that may be imposed upon eMation with respect to these claims.

eMation's business model depends upon licensing its intellectual property, and if eMation fails to protect its proprietary rights, or eMation's products infringe the proprietary rights of third parties, then eMation's business could be harmed

         eMation's technology may be subject to infringement claims or may be infringed upon. eMation's success and ability to compete are substantially dependent upon its internally developed technology. Although eMation does have some patents pending, most of eMation's intellectual property, other than its trademarks, consists of proprietary or confidential information that is not subject to patent or similar protection. Despite eMation's efforts to protect its intellectual property rights, unauthorized third parties may attempt to copy or otherwise obtain and use the technology protected by those rights. Any infringement of eMation's intellectual property could have a material adverse effect on its business, financial condition and results of operations. Furthermore, policing unauthorized use of eMation's products is difficult and costly.

         Although eMation does not believe that it infringes upon any patent, trademark or other intellectual property rights of others, eMation cannot be certain that one or more persons will not make a claim of infringement against it. Any claims, with or without merit, could:

         .    be expensive and time-consuming to defend;

         .    cause product shipment and installation delays;

         .    divert management's attention and resources; or

         . require eMation to enter into royalty or licensing agreements, which may not be available on acceptable terms, or may not be available at all.

         A successful claim of product infringement against eMation or its failure or inability to license the infringed or similar technology could have a material adverse effect on eMation's business, financial condition and results of operations.

eMation is subject to unique risks as an entity that is incorporated under the laws of, and has offices located in, the State of Israel

         Conditions in Israel may affect eMation's operations. Although more than 90% of eMation's sales are currently made to customers outside Israel, and there are no DRM, @aGlance, or Web@aGlance products in Israel, eMation is nonetheless influenced by the political and military conditions affecting Israel. Therefore, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on eMation's operations. Since eMation conducts operations in Israel, eMation is directly affected by the political, economic, and military conditions affecting Israel and the Middle East. Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment, which economic boycott is currently maintained by certain Arab states. Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East. Notwithstanding these arrangements, hostilities, violence and acts of terror have dramatically increased in the recent months and it cannot be predicted whether or not or in what manner these problems will be resolved. Restrictive laws or policies directed towards Israel or Israeli businesses and civil unrest and uncertainty may have an adverse impact on the operating results of eMation, its financial condition and business.

         Furthermore, all non-exempt male adult permanent residents of Israel under the age of 50 are obligated to perform military reserve duty and may be called to active duty under emergency circumstances. While eMation has operated effectively despite these conditions in the past, eMation cannot assess what impact these conditions may have in the future, particularly if emergency circumstances arise.

         eMation benefits from tax benefits, the termination of which could affect its operations. A number of eMation's enterprises are eligible for tax benefits under certain laws for the encouragement of capital investments. Failure to meet the required standards to receive such tax benefits could have a material adverse effect on eMation's business, results of operations and financial condition. If there should be any change in the law that annuls such tax benefits in the future, the change could have an adverse effect on eMation's business.

         Israeli courts might under certain circumstances not enforce judgments rendered outside of Israel. Service of process upon eMation directors and officers who reside outside the United States, may be difficult to effect within the United States. Furthermore, since some of eMation's assets are located outside the United States, any judgment obtained against eMation in the United States may be difficult to enforce within the United States. eMation has been informed by its legal counsel in Israel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts may enforce United States non-appealable civil judgments obtained after due trial before a court of competent jurisdiction (according to the laws of the state of the court and the rules of private international law currently prevailing in Israel) which enforces similar Israeli judgments, provided that: (i) due service of process has been effected; (ii) such judgments or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) the judgment can be executed in the state in which it was given; (iv) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties; and (v) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

                    ANNUAL MEETING OF RAVISENT STOCKHOLDERS

General

         We are furnishing this proxy statement to holders of RAVISENT common stock in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on September 28, 2001, and any adjournment or postponement thereof.

         This proxy statement is first being furnished to our stockholders on or about September 6, 2001.

Date, Time and Place

         The annual meeting will be held on Friday, September 28, 2001 at 8:30 a.m., Eastern Standard Time, at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355.

Matters to be Considered at the Annual Meeting

         At the annual meeting and any adjournment or postponement of the annual meeting, our stockholders will be asked:

         1 To consider and vote upon a proposal to issue up to 8,000,000 shares of RAVISENT common stock for the purchase of all of the issued share capital of eMation Ltd., a private company organized under the laws of Israel and headquartered in Massachusetts, and to issue up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by RAVISENT, as contemplated by the share purchase agreement dated as of June 27, 2001 and amended and restated as of July 27, 2001 among RAVISENT, eMation and certain of eMation's shareholders;

         2 To elect two directors to serve for three-year terms ending in the year 2004 or until their successors are duly elected and qualified;

         3 To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2001; and

         4 To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Record Date

         Our board of directors has fixed the close of business on August 15, 2001 as the record date for determination of our stockholders entitled to notice of and to vote at the annual meeting.

Voting of Proxies

         We request that our stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to us. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that we receive prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the eMation acquisition, the election of the directors nominated for election and to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2001. Our board does not currently intend to bring any other business before the annual meeting and, so far as our board knows, no other matters are to be brought before the annual meeting. If other business properly comes before the annual meeting, the proxies will vote in accordance with their own judgment.

         Stockholders may revoke their proxies at any time prior to their use:

         . by delivering to the Secretary of RAVISENT a signed notice of revocation or a later-dated, signed proxy; or

         .    by attending the annual meeting and voting in person.

         Attendance at the annual meeting does not in itself constitute the revocation of a proxy.

Voting Electronically Via the Internet or by Telephone

         Shareholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your annual report and proxy statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Votes Required

         As of the close of business on August 15, 2001, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, there were 18,718,351 shares of RAVISENT common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of RAVISENT common stock held by such stockholder. Stockholder approval of the eMation acquisition, the election of the directors nominated for election and the appointment of KPMG LLP as RAVISENT's independent auditors for the fiscal year ending December 31, 2001 each require the approval of the holders of a majority of the shares of RAVISENT common stock entitled to vote and that are present or represented by proxy at our annual meeting. Our stockholders have one vote per share of RAVISENT common stock owned on the record date.

         As of June 30, 2001, our directors and executive officers and their affiliates beneficially owned an aggregate of 2,537,208 shares of RAVISENT common stock (excluding any shares issuable upon the exercise of options) or approximately 13.6% of the shares of RAVISENT common stock outstanding on such date. Our directors and officers intend to vote their shares of RAVISENT common stock in favor of all proposals in accordance with the recommendation of the board of directors.

Quorum; Abstentions and Broker Non-Votes

         The required quorum for the transaction of business at the annual meeting is holders, present or by proxy, of a majority of the shares of RAVISENT common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement without the owners' specific instructions. Accordingly, our stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the issuance of the shares pursuant to the eMation acquisition. Abstentions, however, will have the same effect as a vote against issuing the shares in the merger. Adjournment would require the affirmative vote of the holders of a majority of the outstanding RAVISENT common stock present in person or represented by proxy at the our annual meeting.

         We may elect to use an automated system administered by our transfer agent to tabulate stockholder votes.

Solicitation of Proxies and Expenses

         We have retained the services of Georgeson Shareholder Communications, Inc., to assist in the solicitation of proxies from our stockholders. The fees to be paid to the firm by us for these services are not expected to exceed $20,000, plus reasonable out-of-pocket expenses. RAVISENT will bear its own expenses in connection with the solicitation of proxies for its meeting of stockholders. Adjournment would require the affirmative vote of the holders of a majority of the outstanding RAVISENT common stock present in person or represented by proxy at our annual meeting.

         In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Stockholder Proposals for the RAVISENT 2002 Annual Meeting

         Proposals of our stockholders that are intended to be presented at our 2002 annual meeting must be timely delivered or received by us. Under our bylaws, to be deemed properly presented, notice must be delivered to, or mailed and received by, us no less than 120 days prior to the date of the meeting. The stockholder's notice must set forth, as to each proposed matter:

         . a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

         . the name and address, as they appear on our books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

         . the class and number of shares of our stock that are owned beneficially and of record by the stockholders of record and the beneficial owner, if any, on whose behalf the proposal is made; and

         . any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in the business to be presented.

         If the presiding officer of the meeting determines that such business has not been properly brought before the meeting, then the business will not be transacted.

Board Recommendations

         The disinterested members of our board of directors have determined that the eMation acquisition is advisable and in the best interests of RAVISENT and its stockholders. Accordingly, our disinterested board members have approved the share purchase agreement and recommend that our stockholders vote "FOR" approval of the issuance of shares of RAVISENT common stock as contemplated by the share purchase agreement.

         Our board of directors has determined that the election of our two director nominees and the ratification of KPMG LLP as our independent auditors are in the best interests of RAVISENT and its stockholders. The board recommends that our stockholders vote "FOR" approval of these proposals.

         The matters to be considered at the annual meeting are of great importance to our stockholders. Accordingly, our stockholders are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or to vote via telephone or electronically as provided in this proxy statement.

                                PROPOSAL NO. 1:

       ISSUANCE OF SHARES IN CONNECTION WITH THE ACQUISITION OF EMATION

         You are being asked to approve the issuance of up to 8,000,000 shares of RAVISENT common stock in connection with our acquisition of eMation and the issuance of up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us.

                             THE EMATION ACQUISITION

         At a meeting of our board of directors held on June 27, 2001, the disinterested members of our board of directors determined that the eMation acquisition and the share purchase agreement are in the best interests of RAVISENT and its stockholders, approved the share purchase agreement and the transactions contemplated thereby, and determined to recommend to our stockholders that they vote "FOR" approval of issuance of up to 8,000,000 shares of RAVISENT common stock in the acquisition and the issuance of up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us, as contemplated by the share purchase agreement. See "THE EMATION ACQUISITION--RAVISENT's Reasons for the eMation Acquisition and Recommendation of the Board of Directors." The following discussion sets forth certain information relating to the background of the eMation acquisition.

Background of the eMation Acquisition

         In March 2000, Robert M. Chefitz of Patricof asked Francis E. Wilde III, our then chief executive officer to review eMation as Patricof was considering an investment in eMation and wanted Mr. Wilde's opinion on their business model. In August 2000, Michael Marks, our then vice president of corporate development, met with Dale Calder of eMation to consider possible strategic partnerships between the two companies. Also in August 2000, Mr. Wilde discussed with Paul A. Vais, one of our directors the possible acquisition of eMation. At this time, Mr. Vais disclosed his and Patricof & Co. Ventures, Inc.'s interests in the eMation opportunity. See "THE EMATION ACQUISITION-- Interests of Certain Persons in the eMation Acquisition." Mr. Vais also disclosed that a member of RAVISENT's board of directors at that time, Peter X. Blumenwitz, had similar interests in the transaction. These informal conversations continued among Messrs. Vais, Chefitz, Wilde and our chief financial officer, Thomas J. Fogarty from time to time throughout 2000 and the first part of 2001.

         In March 2001, following the sale of our consumer electronics business and our Internet appliance business, we formally announced that we would investigate the possible acquisitions of other businesses, pursuing a joint venture or other strategic alliance with another company or the disposition of our remaining business unit, the personal computer business.

         On February 27, 2001, we entered into a non-disclosure agreement with eMation. On March 2, 2001, E. Joseph Vitetta, Jr., our vice president of corporate development, contacted Dale E. Calder of eMation to assess the potential for a strategic relationship between RAVISENT and eMation. On March 9, 2001, Mr. Wilde and Mr. Vitetta met with Mr. Chefitz and Mr. Vais to discuss the possibility of an acquisition of eMation by RAVISENT. Again, Mr. Vais disclosed his and Mr. Blumenwitz's interests in the potential transaction. On or about March 13, 2001, Ned E. Barlas, our senior vice president and chief legal officer, contacted Brobeck Phleger & Harrison LLP, our outside U.S. legal counsel, regarding the potential acquisition of eMation. On March 14, 2001, Mr. Wilde and Mr. Fogarty, met with the chief executive officer and the vice president of business development and investments of another possible acquisition candidate, Company A, a company in the personal device/Internet appliance market, to discuss various opportunities between the two companies. On March 21, 2001, Mr. Vitetta met with Gregg Bauer, eMation's vice president of worldwide sales, to discuss the sales prospects of each company. Throughout March, members of the management of both companies, including Mr. Wilde, Mr. Vitetta, and Mr. Fogarty of RAVISENT and Mr. Calder and Paul Henderson of eMation, continued due diligence on both companies.

         On March 23, 2001, Mr. Vitetta spoke with Frederick J. Beste III, one of our directors, regarding other possible acquisition candidates, including Company A. On March 27, 2001, Mr. Wilde, Mr. Fogarty, Mr. Vitetta and our chief legal officer, Mr. Barlas, met with the general manager, vice president of business development and marketing and controller of Company A to discuss business plans, key customers, competition and possible transaction structures.

         On March 29, 2001, Mr. Wilde, Mr. Vitetta, Mr. Fogarty and Mr. Barlas had a conference call with the general manager, vice president of business development and marketing and controller of Company A, Mark Roberts of Bear Stearns, our financial advisor, and Douglas Bradley of Lehman Brothers, Company A's financial advisor, to discuss valuation, transaction structure and due diligence.

         On April 2, 2001, Mr. Fogarty and Thomas Maguire and Sandra Asch of Bear Stearns began financial due diligence on eMation. The discussions that began on the March 29, 2001 conference call continued in a conference call on April 3, 2001 at which Mr. Wilde, Mr. Vitetta, and Mr. Fogarty discussed with Ms. Asch and Edward Rimland of Bear Stearns the valuations of eMation and Company A. On April 2, 2001, Mr. Barlas conducted a legal due diligence conference call with our attorneys from Brobeck, eMation's attorneys from Ropes & Gray and Mr. Vitetta to discuss the terms of a bridge loan to eMation and the information needed to complete the due diligence on this issue; products, product roadmaps, pricing models and sales and technical feasibility were also discussed on this call. On April 5, 2001, Mr. Wilde, Mr. Fogarty and Mr. Vitetta discussed the eMation valuation and potential transaction structures in a meeting at the offices of BNY Capital Markets, Inc. in New York City with Ms. Asch and Gerard Levin of Bear Stearns, Mr. Calder and Mr. Henderson of eMation, Robert Chefitz of Patricof and Co. Ventures, Inc. and Robert Machinist of BNY. Between April 1, 2001 and April 30, 2001, Mr. Wilde periodically contacted Messrs. Blumenwitz, Beste, Threadgill and Vais, our board members, to advise them regarding the discussions.

         On April 13, 2001, we informed Company A that we were terminating our discussions with them because we could not reach agreement concerning valuations.

         On April 9, 2001, Mr. Vitetta and Mr. Roberts from Bear Stearns discussed the Board presentation materials concerning all of our strategic opportunities. Also on April 9, 2001, representatives of Brobeck began due diligence at eMation. On April 10, 2001, we engaged KPMG Assurance Services to commence detailed financial due diligence concerning eMation. Additionally, we engaged KPMG tax consultants to review the tax structure and issues surrounding the acquisition of eMation.

         On April 12, 2001, further discussions took place between Messrs. Wilde, Vitetta, Fogarty, Calder and Henderson regarding due diligence. On April 12, 2001, Messrs. Wilde, Vitetta, Fogarty, Calder and Henderson reviewed the operations of eMation and discussed strategic growth opportunities within the device relationship management market.

         On April 13, 2001, Brobeck, on our behalf, contacted Shiboleth, Yisraeli, Roberts, Zisman & Co. regarding their representation of us as Israeli counsel with respect to our potential acquisition of eMation. On April 23, 2001, we engaged KPMG Consulting to conduct technical due diligence. Our financial due diligence team worked together with the various KPMG entities to complete due diligence by May 10, 2001.

         On May 14, 2001, we announced our results of operations for the first quarter of 2001.

         Daily conference calls between our management team, representatives of Brobeck and Shiboleth, our legal counsel, Ropes & Gray and Yigal Arnon & Co., eMation's legal counsel, Bear Stearns, our financial advisor, and BNY, eMation's financial advisor, and management of eMation regarding due diligence and agreement terms began April 20, 2001 and continued through May 11, 2001.

         On May 11, 2001, at a telephonic meeting of the eMation board of directors, the eMation management provided the board with the details of the economic terms of the transaction and the legal due diligence that had been performed to date. The eMation directors then had extensive discussions concerning the merits of the transaction and alternatives that might be available to eMation. Following this discussion, the eMation board unanimously approved management moving forward with the transaction and recommended the transaction to the shareholders of eMation.

         At a special meeting of our board of directors held on May 11, 2001, the board received an update from Mr. Wilde and other officers as to their progress in pursuing strategic alternatives. Mr. Wilde also discussed the progress made on the eMation transaction. At this meeting, Mr. Vais and Mr. Blumenwitz discussed their interests in the eMation transaction. Representatives of Brobeck and Bear Stearns also participated in this meeting.

Representatives of Bear Stearns discussed the financial performance of RAVISENT and eMation and current economic and industry conditions.

         The board reviewed the strategic alternatives presented. The board authorized our management to continue evaluating potential strategic alternatives, including eMation, certain opportunities suggested by the board and other candidates, including two venture capital firms, another company in the device relationship management market and other companies focused on various aspects of the business to business information market.

         Following the board meeting, we sought out and reviewed several companies and potential partners that were suggested by our board. On May 15, 2001, Mr. Wilde, Mr. Fogarty and Mr. Vitetta met with two potential partners to discuss a possible acquisition of RAVISENT. Throughout May, several meetings occurred with various acquisition candidates and potential acquirers. One such opportunity was a software company with a complementary business, which was dismissed because 90% of its ownership was held in Russia. Another opportunity, a digital audio company, was dismissed because it was a hardware company. In addition, Mr. Wilde, Mr. Fogarty and Mr. Vitetta met with several investment companies to determine if companies within their portfolios were possible candidates either as acquirers or to be acquired.

         On June 5, 2001, Mr. Wilde, Mr. Vitetta and Mr. Fogarty met with Mr. Roberts of Bear Stearns to review other possible strategic alternatives. On June 6, 2001, a follow-up call occurred between Mr. Wilde, Mr. Vitetta and Mr. Fogarty and Mr. Rimland and Mr. Roberts of Bear Stearns to finish the review of the strategic alternatives. Between May 11, 2001 and the first two weeks of June, negotiations continued among representatives of Brobeck, Shiboleth, Ropes & Gray and Yigal Arnon & Co. The terms discussed in these negotiations included, among other things, the representations and warranties made by the parties, the conditions to closing of the acquisition, including Israeli governmental consents, the terms and conditions of the revolving loan agreement, the treatment of eMation stock options, the registration of RAVISENT common stock to be received by the eMation shareholders, the restrictions on the conduct of eMation's business, the terms of eMation's non-solicitation covenant and other material covenants and the termination provisions and the consequences of termination.

         At special meetings of the board held on June 19, 2001 and June 21, 2001, Messrs. Wilde and Fogarty reported on their efforts to further examine our strategic alternatives, including the eMation acquisition and discussion of interim financing for eMation. Representatives of Brobeck discussed with, and answered questions from, the board regarding the board's legal duties and responsibilities in connection with considering the proposed acquisition of eMation and reviewed the principal terms of the revised draft share purchase agreement and related agreements. Representatives of Bear Stearns also participated in the meetings. The board discussed certain business issues in the proposed eMation acquisition, including the proposed consideration, treatment of eMation employees following the proposed acquisition, treatment of eMation stock options, management of the companies post-acquisition and industry competition. At the June 21, 2001 meeting, Mr. Blumenwitz announced his resignation from our board of directors. The board appointed Robert M. Russell Jr. to fill the board seat vacated by Mr. Blumenwitz.

         The following week, representatives of Brobeck, Shiboleth, Ropes & Gray and Yigal Arnon & Co. continued negotiations of the stock purchase agreement and related agreements.

         On June 25, 2001, at a telephonic meeting of the eMation board of directors, eMation management provided the board with an update on the final negotiated terms of the acquisition, including a description of any material changes from those previously described to the board. Following this update, the board unanimously voted in favor of the acquisition and recommended the transaction to the eMation shareholders.

         On June 27, 2001, our board held a special meeting to review and approve the terms of the eMation acquisition. At this meeting, although previously known to our directors, director Paul A. Vais again disclosed to the board that funds managed by or affiliated with Patricof & Co. Ventures, Inc., with whom Mr. Vais is a Managing Director, hold share capital of eMation. Mr. Vais did not vote on or participate further in the discussion of the eMation acquisition. Representatives of Bear Stearns attended and discussed the financial performance of RAVISENT and eMation and current economic and industry conditions. The board then discussed the likelihood of alternative transactions that we could pursue. Representatives of Brobeck also attended and advised the board of its fiduciary duties in considering the eMation acquisition and reviewed the principal terms of the revised draft share purchase agreement and related agreements. Bear Stearns then delivered its oral opinion to the board that, as of June 27, 2001, and subject to the assumptions, qualifications and limitations set forth in the written opinion attached as Annex C to this proxy statement, the issuance of up to 8,000,000 shares of RAVISENT common stock (subject to the net asset adjustments set forth in the share purchase agreement) to the holders as of the closing date of all of eMation's issued shares in consideration for the purchase of such shares was fair, from a financial point of view, to our stockholders. The board authorized our officers to execute, on behalf of us, the share purchase agreement and related agreements, subject to any non-material changes that our officers were empowered to negotiate.

         The board discussed the principal terms of the proposed transaction, including the economic terms and the requirement that we provide eMation, through our subsidiaries, with up to $2.5 million in secured loans. Thereafter, the disinterested members of our board agreed to pursue the acquisition of eMation, determined that the acquisition of eMation and the share purchase agreement are fair to and in our and our stockholders' best interests, approved the share purchase agreement and the transactions contemplated thereby, and determined to recommend to our stockholders that they vote "FOR" the issuance of shares of RAVISENT common stock as contemplated by the share purchase agreement.

         Representatives of Brobeck and Ropes & Gray then proceeded to complete negotiations on the remaining terms of the share purchase agreement and the related agreements. On June 27, 2001, RAVISENT, eMation and 29 shareholders representing more than 90% of each class and series of eMation shares entered into the share purchase agreement. We and eMation issued a joint press release and we held a conference call to discuss the eMation acquisition with interested investors and analysts. On July 26, 2001, one of our subsidiaries entered into a secured promissory note and agreement with one of eMation's subsidiaries providing for interim financing of $2.5 million.

eMation's Reasons for the eMation Acquisition

         eMation's board of directors concluded that our acquisition of eMation is in the best interests of eMation and its shareholders. In reaching its conclusion to approve the share purchase agreement and recommend that its shareholders accept our buy-out offer, the eMation board consulted with management of eMation, as well as its financial and legal advisors, and considered a number of factors, including:

         . the effect of the eMation acquisition on implementing and accelerating eMation's basic long-term growth strategy in light of the current economic, financial and business environment;

         . eMation's financial condition, results of operations, business and prospects, and compared them to those of the potential post-transaction combined company;

         . RAVISENT's recent and historic stock prices and both eMation's and RAVISENT's earnings performances, as well as its own analysis of the business opportunities presented by the eMation acquisition and current market trends relating to its products and RAVISENT's products;

         . detailed financial analyses and pro forma and other financial data relating to both companies, analyses performed by eMation management, as well as the eMation board's own knowledge of the industry and of eMation and RAVISENT and their respective businesses;

         . the price and other terms of the share purchase agreement, as well as other information concerning the eMation acquisition, including the terms and structure of the eMation acquisition. Among other things, the eMation board considered the expectation that the eMation acquisition will be treated as a tax-free transaction for U.S. federal and Israeli income tax purposes both to eMation and to RAVISENT;

         . RAVISENT's financial resources, customer relationships and its commitment to drive eMation's business forward;

         . the alternatives available to eMation in lieu of the eMation acquisition, including an equity financing;

         . the benefits of the transaction, including its view that the post-transaction company might be able to capitalize on operational and competitive elements that may not be available otherwise to eMation on a stand-alone basis;

         . the opportunity for eMation's shareholders to become holders of RAVISENT common stock, which the eMation board believed would perform well over the long term and would have greater liquidity than eMation shares;

         . RAVISENT's reputation and policies with respect to its employees, and the impact on eMation's employees of becoming employees of RAVISENT;

         . certain economies of scale of which could be achieved through the eMation acquisition; and

         . the effect on eMation shareholders of eMation continuing as a stand-alone entity compared to the effect of eMation combining with RAVISENT, in light of the factors summarized above.

         The eMation board also considered a number of potential risks relating the eMation acquisition, including risks relating to:

         . a fixed exchange ratio despite potential changes in RAVISENT's stock price;

         . the difficulty and management distraction inherent in integrating two businesses; and

         .   the risk that the eMation acquisition would not be consummated.

         The eMation board concluded, that, on balance, the eMation acquisition's potential benefits to eMation and its shareholders outweighed the associated risks. The discussion of the information and factors considered by eMation's board is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the eMation acquisition, eMation's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching their determination.

RAVISENT's Reasons for the eMation Acquisition and Recommendation of the Board of Directors

         The disinterested members of our board of directors concluded that the eMation acquisition is in our and our stockholders best interests, and determined to recommend that our stockholders approve the issuance of shares of RAVISENT common stock in connection with the eMation acquisition. This decision was based upon several potential benefits of the eMation acquisition that our board believes will contribute to our success, including:

         . our acquisition of a company with greater opportunity than our current product line;

         . expansion of eMation's business and operations created by the access to our cash reserves;

         .   increased diversification of eMation's products;

         . an increase in the size of eMation's market with increased distribution channels for eMation's products through our portfolio of partners and base of customers; and

         . our review of other strategic alternatives for our company over the 12 month period prior to June 27, 2001, and the lack of other suitable long-term alternatives for our company and our stockholders.

         Our disinterested board members reviewed a number of factors in evaluating the eMation acquisition, including, but not limited to, the following:

         . information concerning eMation's business, financial performance and condition, particularly its operations, technology and management;

        .    the strength of eMation's management team;

        . information concerning our business, financial condition and results of operations, before and after giving effect to the eMation acquisition;

        .    our cash reserves;

        . current financial market conditions and historical market prices, volatility and trading information with respect to RAVISENT common stock;

        . the consideration we will issue in the eMation acquisition versus what we would issue in comparable acquisition and merger transactions;

        . the belief that the terms of the share purchase agreement and related agreements are reasonable;

        . the impact of the eMation acquisition on our customers and employees and the combined companies;

        .    our management's view regarding the integration of eMation;

        . results of the due diligence investigation conducted by our management, accountants, financial advisors and legal counsel;

        . the percentage ownership of our stockholders in RAVISENT post-acquisition;

        . possible alternative means of achieving the anticipated benefits of the eMation acquisition, including the evaluation of numerous opportunities with respect to the acquisition of or combination with other companies and possible strategic alliances that would not involve an acquisition or combination; and

        . the analyses performed by Bear, Stearns & Co. Inc. and its written opinion (the full text of which is attached as Annex C to this proxy statement) to the effect that, as of June 27, 2001, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the issuance of up to 8,000,000 shares of RAVISENT common stock (subject to the net asset adjustments set forth in the share purchase agreement) to the holders as of the closing date of all of eMation's issued shares was fair, from a financial point of view, to our stockholders.

        Our disinterested board members also identified and considered a number of potentially negative factors in their deliberations concerning the eMation acquisition, including the following:

        . the risk that the potential benefits of the eMation acquisition may not be realized;

        . the fact that RAVISENT's management has no experience with eMation's product line;

        . the risk that the eMation acquisition may not be consummated, notwithstanding the fact that holders representing beneficial ownership (excluding any shares issuable upon the exercise of options or warrants) of approximately 90% of eMation's share capital have executed the share purchase agreement;

        . the price of RAVISENT common stock could decline significantly below the current trading price;

        . the risk of management and employee disruption associated with the eMation acquisition, including the risk that despite our post-acquisition efforts, key technical, sales and management personnel might not remain employed by us;

        . the risk that RAVISENT and eMation would not be able to integrate their organizations;

        . the anticipated impact of the eMation acquisition on our customers, strategic partners and employees and their expected reaction to the announcement of the eMation acquisition; and

        . the risk that if the eMation acquisition is not completed, we would have loaned substantial sums to eMation, incurred significant costs in contemplation of the eMation acquisition and that these actions could weaken us if the acquisition were not completed.

        The disinterested members of our board of directors concluded, however, that, on balance, the eMation acquisition's potential benefits to RAVISENT and its stockholders outweighed the associated risks. The discussion of the information and factors considered by our disinterested board members is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the eMation acquisition, our disinterested board members did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching their determination.

        For the reasons discussed above, the disinterested members of our board of directors have determined the eMation acquisition and the share purchase agreement to be in the best interests of RAVISENT and its stockholders. In connection with the eMation acquisition, our disinterested board members recommend that our stockholders vote "FOR" approval of the issuance of shares of RAVISENT common stock as contemplated by the share purchase agreement.

Opinion of RAVISENT's Financial Advisor

        We engaged Bear, Stearns & Co. Inc. as our financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the purchase of the eMation shares. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        We have previously engaged Bear Stearns to provide certain investment banking services and financial advisory services for which it received customary fees. Bear Stearns served as lead manager of our initial public offering in July 1999, and in March 2001 advised us on the sale of our consumer electronics business to STMicroelectronics. Bear Stearns has also provided certain asset management services to us and has, on behalf of one of our former officers, effected certain margin transactions, which are guaranteed by us. In the future, Bear Stearns may provide financial advisory and financing services to us and/or our affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade our securities for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

        At the June 27, 2001 meeting of our board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing that same day, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the issuance of up to 8,000,000 shares of RAVISENT common stock (subject to the net asset adjustments set forth in the share purchase agreement) to the holders as of the closing date of all of eMation's issued shares, was fair, from a financial point of view, to our stockholders. In delivering this opinion, Bear Stearns took into account our agreement to issue up to 1,550,000 shares of RAVISENT common stock upon the exercise of eMation options to be assumed by us under the share purchase agreement.

        We have attached as Annex C to this document the full text of Bear Stearns' written opinion and urge you to read the opinion in its entirety. This opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated herein by reference. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT.

        In reading the discussion of the fairness opinion set forth below, our stockholders should be aware that the Bear Stearns' opinion:

     .    was provided to our board of directors for its use and benefit;

     . did not address our underlying business decision to pursue the eMation acquisition, the relative merits of the eMation acquisition as compared to any alternative business strategies that might exist for us or the effects of any other transaction in which we might engage;

     . did not constitute a recommendation to our board of directors as to how to vote in connection with the issuance of shares pursuant to the eMation acquisition; and

     . does not constitute a recommendation to any of our stockholders as to how to vote in connection with the issuance of shares pursuant to the eMation acquisition.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the Purchase Price to our stockholders, the Purchase Price itself was determined by eMation and us through arm's-length negotiations. Bear Stearns provided advice to us during the course of such negotiations. Except as discussed below, we did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

     .    reviewed the share purchase agreement;

     . reviewed eMation's audited financial statements for the years ended December 31, 1998 through 1999, a draft of its financial statements for the year ended December 31, 2000 and its unaudited financial results for the quarter ended March 31, 2001;

     . reviewed certain operating and financial information, including projections for the three years ending December 31, 2003, provided to Bear Stearns by RAVISENT management relating to eMation's business and prospects;

     . met with certain members of eMation's senior management to discuss eMation's business, operations, historical and projected financial results and future prospects;

     . reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to eMation;

     . reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to eMation and the eMation acquisition;

     . performed discounted cash flow analyses based on projections for eMation that we furnished to Bear Stearns;

     . reviewed our Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1999 and 2000, our Quarterly Report on Form 10-Q for the period ended March 31, 2001, our Registration Statement on Form S-1, dated July 13, 1999, and our Current Reports on Form 8-K for the two years ended as of the date of the opinion;

     . reviewed certain operating and financial information provided to Bear Stearns by our management relating to our business and prospects;

     . met with certain members of our senior management to discuss our business, operations, historical and projected financial results and future prospects;

     . reviewed the historical prices, trading multiples and trading volume of RAVISENT common stock;

     . reviewed our pro forma financial results and financial condition giving effect to the eMation acquisition; and

     . conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections provided to Bear Stearns by eMation and us. With respect to eMation's and our projected financial results, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to the expected future performance of eMation and RAVISENT. Bear Stearns does not express any opinion as to the achievability of such projections or our ability to fund any ongoing capital requirements. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns, and Bear Stearns further relied upon the assurances of our and eMation's senior managements that they are unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of our or eMation's assets or liabilities (contingent or otherwise), nor was Bear Stearns furnished with any such appraisals. Bear Stearns has assumed that the eMation acquisition will be consummated in a timely manner and in accordance with the terms of the share purchase agreement without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material effect on eMation or us.

     Bear Stearns did not, and does not, express any opinion as to the price or range of prices at which the shares of RAVISENT common stock may trade subsequent to the announcement of the eMation acquisition or as to the price or range of prices at which the shares of RAVISENT common stock may trade subsequent to the consummation of the eMation acquisition.

     Bear Stearns' opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstance or events occurring after the date thereof.

     The following is a summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

     In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, eMation and us. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors considered by our board of directors in making its determination to approve the share purchase agreement and the eMation acquisition.

Comparable Company Analysis

     Bear Stearns compared certain financial, trading and valuation information for eMation and us to certain publicly available financial, trading and valuation information for selected companies, which, in Bear Stearns' judgment, were generally comparable to eMation for purposes of this analysis. With respect to eMation, Bear Stearns analyzed seventeen companies that operate businesses similar to those of eMation, including nine companies in the network management business, six companies in the customer relationship management (CRM/eCRM) business and two companies in the embedded networking business:

Network Management Companies:

         Legato Systems, Inc.
         Mercury Interactive Corporation
         Micromuse, Inc.
         NetIQ Corporation
         Peregrine Systems, Inc.
         Precise Software Solutions LTD
         RiverSoft Plc
         Quest Software, Inc.
         VERITAS Software Corporation

CRM/eCRM Companies:

         E.piphany, Inc.
         Kana Communications, Inc.
         Onyx Software Corporation
         Pivotal Corporation
         Remedy Corporation
         Siebel Systems, Inc.

Embedded Networking Companies:

         Echelon Corporation
         Lantronix, Inc.

         The tables below include a summary of: (i) the multiples of enterprise value to revenues for the latest twelve months, projected calendar 2001 and projected calendar year 2002 and (ii) the multiples of equity value to revenues for the latest twelve months, projected calendar year 2001 and projected calendar year 2002. The first table is based on enterprise and equity values determined by utilizing the closing price of RAVISENT common stock as of June 22, 2001, while the second table is based on enterprise and equity values determined by utilizing the average of the closing prices of RAVISENT common stock during the 20 trading day period ended as of June 22, 2001. The enterprise value of an entity is its equity value, plus an amount equal to its debt, net of cash balances.

         References in the tables below to current market value refer to the enterprise and equity value of eMation determined utilizing the closing price of RAVISENT common stock as of June 22, 2001 ($2.24). References to average market value refer to the enterprise and equity value of eMation determined utilizing the average of the closing prices of RAVISENT common stock during the 20 trading day period ended as of June 22, 2001 ($2.23).

         References in the tables below to adjusted value refer to the enterprise and equity value of eMation determined utilizing our management's estimate of the adjusted value per share of RAVISENT common stock as of June 30, 2001. Such adjusted value per share was determined by dividing our management's estimate of the value of our assets, liabilities and contingencies as of June 30, 2001 by 19.2 million, which represents the number of fully diluted shares of RAVISENT common stock outstanding as of June 30, 2001. The adjusted value per share was calculated to be $2.53.

     Based on such values, Bear Stearns assumed, for the purposes of its analyses, the following enterprise values for eMation:

                                                              eMation
             RAVISENT Share Value                      Enterprise Value (1)
    --------------------------------------           ---------------------------

     Current market value based on the
     closing price of RAVISENT common
     stock as of June 22, 2001 ($2.24)                    $24.1 million

     Average market value based on the
     20-day average closing price of
     RAVISENT common stock as of June 22,
     2001 ($2.23)                                         $24.0 million

     Adjusted value as of June 22, 2001
     ($2.53)                                              $26.6 million

(1) The eMation enterprise value assumes the issuance of 8.0 million shares of RAVISENT common stock, with a value equal to the applicable RAVISENT share value, and 1.55 million options (1.02 million and 0.053 million having an exercise price equal to the applicable RAVISENT share value and $0.01, respectively), plus the assumption of $5 million in debt.

                          Selected Comparable Company
                        Valuations as of June 22, 2001

                                             Enterprise Value / Revenues                       Equity Value / Revenues
                                     --------------------------------------------   ----------------------------------------------

                                                    Calendar Year    Calendar Year                 Calendar Year    Calendar Year
                                                        2001             2002                           2001           2002
                                        LTM (1)       Estimate         Estimate        LTM (1)        Estimate       Estimate
                                     ------------- --------------- ----------------  ------------  --------------  ----------------
Transaction
-----------
   At Current Market Value (2)          2.47x            1.94x          1.13x            1.96x          1.54x            0.90x
   At Adjusted Value (3)                2.73x            2.14x          1.25x            2.22x          1.74x            1.02x

Network Management Comparable
-----------------------------
Companies
---------
   Range                            5.28x--20.30x    .74x--16.37x  .34x--11.62x      6.02x--23.22x   5.13x--16.97x   3.12x--12.05x
   Mean                                11.55x            8.36x          6.74x           14.75x          9.78x            7.63x
   Harmonic Mean (4)                    7.36x            3.70x          1.62x           12.31x          8.32x            6.01x

CRM/eCRM Comparable Companies
-----------------------------
   Range                            1.16x--11.07x    1.26x--9.68x    .94x--7.77x    1.31x--11.72x    1.42x--10.25x    1.06x--8.23x
   Mean                                 3.81x            3.30x          2.57x            4.66x          4.04x            3.14x
   Harmonic Mean (4)                    2.24x            2.12x          1.61x            2.87x          2.75x            2.09x

Embedded Networking Comparable
------------------------------
Companies
---------
   Range                            6.67x--15.62x   5.07x--10.04x       4.32x (5)   8.14x--18.53x    6.18x--11.91x       5.12x (5)
   Mean                                11.15x            7.55x          4.32x           13.33x          9.05x            5.12x
   Harmonic Mean (4)                    9.35x            6.74x          4.32x           11.31x          8.14x            5.12x


     (1) Represents latest twelve months, which, for eMation, was based on the twelve month period ended December 31, 2000.

     (2) Assuming a current market value per share of RAVISENT common stock of $2.24 and an eMation enterprise value of $24.1 million.

     (3) Assuming an adjusted value per share of RAVISENT common stock of $2.53 and an eMation enterprise value of $26.6 million.

     (4) The harmonic mean of the comparable company multiples is the reciprocal of the arithmetic mean of the reciprocals of the comparable company multiples.

     (5)  Data for only one transaction was available in this category.

                 Selected Comparable Company Valuations Based
                         on 20-Day Stock Price Average

                                         Enterprise Value / Revenues                       Equity Value / Revenues
                                     ------------------------------------     -----------------------------------------------

                                                                                            Calendar Year   Calendar Year
                                              Calendar Year   Calendar Year                      2001            2002
                                    LTM (1)   2001 Estimate   2002 Estimate       LTM (1)      Estimate (2)    Estimate
                                   ---------  -------------  ---------------   -----------  --------------  --------------
Transaction
 ------------
   At Average Market Value (2)       2.47x           1.93x          1.13x          1.95x           1.53x          0.90x
   At Adjusted Value (3)             2.73x           2.14x          1.25x          2.22x           1.74x          1.02x

Network Management Comparable
-----------------------------
Companies
---------
   Range
                                  5.21x--21.30x   3.81x -17.17x   1.73x -12.19x    5.95x -30.12x   5.07x -17.78x    3.89x -12.62x
   Mean                              13.02x          9.03x            6.91x           16.22x          10.45x           7.80x

   Harmonic Mean (4)                 10.87x          6.97x            4.51x           13.09x           9.04x           6.59x

CRM/eCRM Comparable Companies
-----------------------------
   Range
                                  1.29x--12.01x   1.40x--10.50x    1.05x--8.43x    1.44x--12.66x   1.56x--11.07x    1.16x--8.89x
   Mean                              4.16x           3.61x            2.81x           5.01x           4.35x            3.37x

   Harmonic Mean (4)                 2.45x           2.31x            1.76x           3.01x           2.86x            2.18x

Embedded Networking Comparable
------------------------------
Companies
---------
    Range
                                  7.53x--16.42x   5.72x--10.55x     4.54x (5)     8.99x--19.34x   6.83x--12.43x     5.35x (5)
   Mean                              11.98x          8.14x          4.54x            14.17x          9.63x          5.35x

   Harmonic Mean (4)                 10.33x          7.42x          4.54x            12.28x          8.82x          5.35x

   (1) Represents latest twelve months, which, for eMation, was based on the twelve month period ended December 31, 2000.

   (2) Assuming a average market value per share of RAVISENT common stock of $2.23 and an eMation enterprise value of $24.0 million.


   (3) Assuming an adjusted value per share of RAVISENT common stock of $2.53 and an eMation enterprise value of $26.6 million.

   (4) The harmonic mean of the comparable company multiples is the recipro cal of the arithmetic mean of the reciprocals of the comparable company multiples.


   (5)     Data for only one transaction was available in this category.

           With respect to its comparable company analysis based on closing stock prices as of June 22, 2001, Bear Stearns noted that for the latest twelve months, projected calendar year 2001 and projected calendar year 2002, the enterprise value to revenue multiples for both of the eMation acquisition values were below the mean and harmonic mean for the comparable companies in each business sector, with the exception that the multiple for the eMation acquisition at current market value was above the harmonic mean for the CRM/eCRM comparable company multiples for the latest 12 months and with the exception that the multiple for the eMation acquisition at adjusted value was above the harmonic mean for the CRM/eCRM comparable company multiples for the latest twelve months and for the projected calendar year 2001. In conducting its analysis based on closing prices of RAVISENT common stock as of June 22, 2001, Bear Stearns also noted that for the latest twelve months, projected calendar year

2001 and projected calendar year 2002, the equity value to revenue multiples for both of the eMation acquisition values were below the mean and harmonic me an for the comparable companies in each business sector.

         With respect to its comparable company analysis based on 20-day average closing prices for RAVISENT common stock as of June 22, 2001, Bear Stearns noted that for the latest twelve months, projected calendar year 2001 and projected calendar year 2002, the enterprise value to revenue multiples for both of the eMation acquisition values were below the mean and harmonic mean for the comparable companies in each business sector, with the exception that the multiple for the eMation acquisition at average market value per share was above the harmonic mean for the CRM/eCRM comparable company multiples for the latest twelve months and with the exception that the multiple for the eMation acquisition at adjusted value per share was above the harmonic mean for the CRM/eCRM comparable company multiples for the latest twelve months. Additionally, in conducting its analysis based on 20-day average closing prices for RAVISENT common stock as of June 22, 2001, Bear Stearns noted that for the latest twelve months, projected calendar year 2001 and projected calendar year 2002, the equity value to revenue multiples for both of the eMation acquisition values were below the mean and harmonic mean for the comparable companies in each business sector.

         Bear Stearns further noted that none of the comparable companies are identical to eMation and RAVISENT and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the eMation acquisition values versus the comparable companies to which they were compared.

Comparable Acquisition Analysis

         Bear Stearns reviewed and analyzed certain of the publicly available financial terms of six selected recent merger and acquisition transactions which, in Bear Stearns' judgment, were in the relevant industry segments and generally comparable to eMation and the eMation acquisition, and compared the financial terms of these transactions to those of the eMation acquisition. The six transactions were:

         .   Internet Security Systems, Inc./Network ICE Corporation

         .   Quintus Corporation/Mustang.com, Inc.

         .   Kana Communications, Inc./Silknet Software, Inc.

         .   Nortel Networks Corporation/Clarify Inc.

         .   PeopleSoft, Inc./The Vantive Corporation

         .   Alcatel/Genesys Telecommunications Laboratories, Inc.

         Bear Stearns reviewed the prices paid in these transactions and analyzed various financial information and imputed valuation multiples. Bear Stearns' analysis of the comparable acquisitions indicated that the range of enterprise value to revenue multiples for the latest twelve months and one year forward for the comparable transactions and the eMation acquisition were as indicated below:

                                                              Enterprise Value/Revenues
                                                      --------------------------------------------
                                                             LTM (1)             1 Year Forward
                                                      ------------------------  -------------------
      Transaction

           At Current Market Value (2)                   2.47x                          1.94x

           At Adjusted Value (3)                         2.73x                          2.14x

      Comparable Acquisitions

           Range of Multiples                       2.26x-- 184.84x                1.61x-- 61.95x

           Harmonic Mean                                 7.39x                          5.60x

           Adjusted Mean (4)                             6.95x                          6.13x

           Median                                        9.43x                          8.11x


 (1)      Latest twelve months.

 (2) Assuming a current market value per share of RAVISENT common stock of $2.24 and an eMation enterprise value of $24.1 million.

 (3) Assuming an adjusted value per share of RAVISENT common stock of $2.53 and an eMation enterprise value of $26.6 million.

 (4)      Excludes Quintus Corporation/Mustang.com, Inc. and Kana
          Communications, Inc./Silknet Software, Inc. transactions.

          Bear Stearns noted that both of the transaction multiples were within the range of multiples for comparable acquisitions and were lower than both the harmonic mean and median of the comparable transaction multiples. Bear Stearns also noted that none of the comparable acquisitions was identical to the eMation acquisition and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the value of the eMation acquisition versus the values of the companies in the comparable acquisitions.

Discounted Cash Flow Analysis

          Bear Stearns performed a discounted cash flow analysis to determine an indicative range of present values of eMation, assuming eMation continued to operate as a stand-alone entity in a manner consistent with the projections for eMation provided to Bear Stearns. In order to calculate this range, Bear Stearns determined implied total present values for eMation by calculating, as described below, the present values of the following items utilizing various multiples and discount rates and then adding them together:

          . the present value of the estimated future unlevered free cash flows that eMation would generate over the period through fiscal year 2003 if it operated in manner consistent with the projections for eMation provided to Bear Stearns; and

          . the present value of eMation's "terminal value" at the end of fiscal year 2003.

          The terminal value of eMation at the end of the fiscal year 2003 was calculated by applying a range of multiples to estimated fiscal year 2003 revenues. The multiples used ranged from 1.50x to 3.00x. The present value of projected unlevered free cash flows and the present value of the terminal value were calculated using discount rates ranging from 25% to 35%. This discount rate range was determined based on an estimate of eMation's weighted average cost of capital. Based on this analysis, the indicative enterprise value range for eMation was approximately $22.9 million to $66.7 million.

          Bear Stearns noted that the aforementioned indicative enterprise value range for eMation utilizing a discounted cash flow analysis compared favorably to: (i) an enterprise value for eMation of $24.1 million determined based on the closing price of RAVISENT common stock as of June 22, 2001; (ii) an enterprise value for eMation of $24.0 million determined based on the 20-day average closing price of RAVISENT common stock as of June 22, 2001; and (iii) an enterprise value for eMation of $26.6 million determined based on an adjusted value per share of $2.53.

          The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above without considering the analysis as a whole would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form a judgment as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses but did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the Purchase Price to our stockholders.

          Pursuant to the terms of our engagement letter with Bear Stearns, we have agreed to pay Bear Stearns a fee of $1,000,000, $600,000 of which became payable to Bear Stearns upon the delivery of its opinion to our board of directors. The remaining fee will become payable upon consummation of the eMation acquisition. We have also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the eMation Acquisition

          In considering the recommendation of our board of directors, you should be aware that a director of RAVISENT, Paul A. Vais, and two directors of eMation, who are affiliates of significant stockholders in RAVISENT and eMation, have interests in the eMation acquisition which are different from, or in addition to, yours. For this reason, Mr. Vais did not participate in the approval of the eMation acquisition after fully disclosing these interests to the other directors. The disinterested members of our board of directors considered the interests of Mr. Vais in the eMation acquisition in making its decision.

          Mr. Vais and Robert M. Chefitz, one of eMation's directors, are both Managing Directors of Patricof & Co. Ventures, Inc. Oren Zeev, one of eMation's directors, is a director of Apax Israel G.P. Inc., an affiliate of Patricof & Co. Ventures, Inc.

          Entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. beneficially owned 3,857,601 shares of eMation Series D Redeemable Preferred Shares, or approximately 73.7% of the outstanding Series D Redeemable Preferred Shares as of June 30, 2001. As of June 30, 2001, entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. held the rights to acquire 46.7% of the eMation Series E Preferred Shares to be issued pursuant to a shareholder bridge facility prior to the closing of the eMation acquisition. See "EMATION CERTAIN TRANSACTIONS--Shareholder Bridge Facility." Together, Mr. Vais and Entities affiliated with Patricof & Co. Ventures, Inc. beneficially owned 1,183,422 shares of RAVISENT common stock, or 6.3% of the outstanding shares of RAVISENT common stock as of June 30, 2001. As of June 30, 2001, Mr. Vais owned 6,227 shares of RAVISENT common stock and options to acquire 5,000 shares of RAVISENT common stock. Together, Mr. Vais and entities affiliated with Patricof & Co. Ventures, Inc. and Apax Israel G.P. Inc. will beneficially own approximately 18.6% of the outstanding shares of RAVISENT common stock following the eMation acquisition.

         Pursuant to the share purchase agreement, if the transaction is consummated, Mr. Vais will resign his position as director and Mr. Chefitz and Mr. Evangelos Simoudis, also a Managing Director of Patricof & Co. Ventures, Inc., will be appointed members of RAVISENT's board of directors.

         As a result of the foregoing, Mr. Vais may be more likely to recommend the issuance of RAVISENT common stock in connection with the eMation acquisition than RAVISENT stockholders generally. It is for this reason that Mr. Vais abstained from voting with respect to the eMation acquisition.

         In addition, in July, 2001, we entered in to an employment agreement with Thomas J. Fogarty, our chief financial officer, pursuant to which Mr. Fogarty was issued options to purchase 100,000 shares of RAVISENT common stock at $0.01 per share. The employment agreement also provides that, upon closing of the acquisition of eMation, Mr. Fogarty's salary will be increased from $200,000 per annum to $220,000 per annum and Mr. Fogarty will be entitled to a guaranteed cash bonus of $100,000 in the first year of his employment under this agreement. In addition, the employment agreement provides that, upon closing of the eMation acquisition, Mr. Fogarty will be granted options to purchase 50,000 shares of RAVISENT common stock at the fair market value of RAVISENT common stock on the date of grant. Further, pursuant to this employment agreement, Mr. Fogarty will be entitled to receive options to purchase an additional 100,000 shares of RAVISENT common stock at an exercise price of $0.01 per share if his employment agreement is renewed upon the expiration of its one-year term.

         We also agreed to a provision in Robert M. Russell Jr.'s employment agreement whereby in the event the eMation transaction does not close by December 31, 2001, Mr. Russell has the option to terminate his employment agreement which would entitle him to severance benefits in the amount of six (6) months of his salary and other benefits. If Mr. Russell does not exercise this option to terminate, the option shall expire on February 28, 2002.

         At closing of the eMation acquisition, Dale E. Calder, eMation's chief executive officer and one of its directors, will become president and a director of RAVISENT. As of June 30, 2001, Mr. Calder held eMation ordinary shares (including exercisable options) exchangeable for 97,918 shares of RAVISENT common stock at the closing of the share purchase agreement. In addition, at the closing Mr. Calder will hold options exercisable for 500,000 shares of RAVISENT common stock following the acquisition. As of June 30, 2001, Mr. MacKeen held ordinary shares (including exercisable options) exchangeable for 19,521 of RAVISENT common stock at the closing of the share purchase agreement. In addition, Richard MacKeen and Gregg Bauer, two other executive officers of eMation, are expected to serve as officers of one of our subsidiaries. At the closing, Messrs. MacKeen and Bauer will be granted options exercisable for 140,000 and 50,000 shares of RAVISENT common stock, respectively, following the acquisition. For more information regarding the prospective employment of Messrs. Calder, MacKeen and Bauer and their options, see "AGREEMENTS RELATED TO THE SHARE PURCHASE AGREEMENT--Employment Agreements."

         As of June 30, 2001, our directors and officers and their affiliates beneficially owned approximately 13.6% of the issued shares of RAVISENT common stock. It is anticipated that our directors and officers will beneficially own approximately 24% of the outstanding shares of RAVISENT common stock following the eMation acquisition.

Board of Directors and Officers

         RAVISENT and eMation have agreed that, at the closing of the transactions contemplated by the share purchase agreement, the executive officers and board of directors of RAVISENT will be composed of the following persons:

            Robert M. Russell Jr.    Chairman of the Board and Chief Executive
                                     Officer
            Dale E. Calder           Director and President
            Thomas J. Fogarty        Executive Vice President, Chief Financial
                                     Officer and Treasurer
            Ned E. Barlas            Senior Vice President, Chief Legal Officer
                                     and Secretary
            Francis E.J. Wilde       Director
            Robert M. Chefitz        Director
            Walter L. Threadgill     Director
            Evangelos Simoudis       Director

         Additionally, the election of Mr. Wilde and Mr. Russell is dependent on the vote of our stockholders on Proposal No. 2. If the eMation acquisition is not consummated, the composition of our board will not be modified as set forth above.

         For biographical and other information for these executive officers and directors, see "PROPOSAL NO. 2--ELECTION OF DIRECTORS" and "RAVISENT MANAGEMENT."

Accounting Treatment

         We will treat our purchase of all of the issued share capital of eMation under the purchase method of accounting for financial reporting purposes. This means that the assets and results of operations of eMation will be included in our consolidated financial statements, along with our assets and results of operations, as of the closing date of the eMation acquisition. It also means we will value the assets acquired and liabilities assumed at their relative fair values as of the closing of the eMation acquisition. This accounting treatment is reflected in our unaudited pro forma combined financial statements that are included in this proxy statement. We intend to record the estimated excess purchase price over the fair value of the net assets as goodwill and other intangible assets.

Material Income Tax Consequences

         The transactions contemplated by the share purchase agreement are intended to qualify as a tax-free reorganization for United States federal income tax purposes, so that no gain or loss will be recognized by either eMation or us. We and eMation have agreed to use our commercial best efforts to cause the acquisition to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code.

         The transactions contemplated by the share purchase agreement are intended to qualify as a tax-free transaction for Israeli income tax purposes, so that no gain or loss will be recognized by either eMation or us.

Dissenters' or Appraisal Rights

         Under the Delaware General Corporation Law, our stockholders are not entitled to any appraisal rights or dissenters' rights in connection with the eMation acquisition.

Mandatory Share Transfer

         Sections 341 and 342 of the Israeli Companies Law of 1999 provide a procedure by which an offeror seeking to acquire 100% of the share capital of an Israeli private company can acquire 100% of the shares of the company without acceptance of the buy-out offer by all of the shareholders. If necessary, we intend to utilize this mandatory share transfer procedure to acquire all of the issued share capital of eMation. In addition, eMation's articles of association provide a procedure which may permit the mandatory transfer of shares in connection with our offer to eMation shareholders. Our acquisition of all of the issued share capital of eMation on the closing date is a closing condition enforceable by us under the share purchase agreement. See "THE SHARE PURCHASE AGREEMENT--Conditions to the Consummation of the Share Purchase Agreement."

Statutory and Share Purchase Agreement Requirements

         In the event we elect to utilize the mandatory share transfer procedure under Israeli law with respect to our buy-out offer to eMation shareholders, then the mandatory share transfer procedure, as conditioned by the terms of the share purchase agreement, will consist of the following stages:

         . By delivery of our buy-out offer to eMation shareholders on June 27, 2001, we gave notice to all eMation shareholders that we desire to acquire all of the issued classes and series of shares of eMation.

         . Under the terms of the share purchase agreement, we may elect not to close the transaction if eMation shareholders who represent more than 95% of the ordinary shares of eMation, or more than 95% of any series of its preferred shares have not accepted our buy-out offer and executed and delivered the share purchase agreement and the investor suitability certificate on or before August 24, 2001.

         . If less than 100% of eMation shareholders have accepted our buy-out offer and executed the share purchase agreement, we may serve an acquisition notice to those opposing shareholders who have not accepted our offer that we desire to acquire the shares of the opposing shareholders. Under Israeli law, we must file this notice, if we wish to do so, on or before September 25, 2001.

         . After we deliver the acquisition notice, the opposing shareholders who wish to avoid mandatory transfer of their shares to us must submit an application with a court of competent jurisdiction objecting to the mandatory share transfer. An opposing shareholder must submit this application on or before the application deadline, which is one month after the date of the acquisition notice (as required by Israeli law). We are not required to close if an opposing shareholder has instituted proceedings on or before September 30, 2001 and these proceedings have not been dismissed on or before October 25, 2001.

         . If (a) an opposing shareholder does not file an application with the court on or before the shareholder's application deadline, or (b) the court dismisses the opposing shareholder's application, then the opposing shareholder must sell his, her or its eMation shares to us and we must acquire them, subject to the closing, on the same terms proposed to the selling eMation shareholders who executed the share purchase agreement. In such event, one month following the date of the acquisition notice, subject to the closing, we may send eMation a copy of the acquisition notice along with the consideration for the opposing shareholder's shares. Subsequently, eMation will be required to deliver to us (and obtain from the selling shareholder if necessary) a certificate reflecting the eMation shares being acquired, and will register us as the owner of those shares.

         . In the event an opposing shareholder applied to the court and their application is pending one (1) month after the date of the acquisition notice, then, subject to the closing, the mandatory sale described above will occur as soon as the court has rendered a decision dismissing the opposing shareholder's application to prevent the mandatory sale. We are not required to close if any such opposing shareholder proceeding has not been dismissed on or before October 25, 2001.

         The above procedure is subject to the conditions precedent on the part of all parties. See "THE SHARE PURCHASE AGREEMENT--Conditions to the Consummation of the Share Purchase Agreement."

eMation's Articles of  Association

         The articles of eMation provide that in the event (a) a buyout offer is made by any person or entity, (b) the buyout offer is approved by a majority of the board of directors of eMation and (c) shareholders holding more than 75% of the issued share capital of eMation accept such buyout offer, then at the closing of such buyout offer, all of the other shareholders who did not accept such offer will sell and transfer their shares to such person or entity on the same terms and conditions as contained in the buyout offer.

         In the event that a shareholder fails to surrender his, her or its share certificate in connection with the consummation of a buyout offer, such certificate shall be deemed cancelled and eMation shall be authorized to issue a new certificate in the name of the person making the buyout offer and the board of directors of eMation shall be authorized to establish an escrow account, for the benefit of such shareholder who did not accept such buyout offer, into which the consideration for such shares represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

         eMation and eMation shareholders who have accepted our buy-out offer and executed the share purchase agreement may elect to pursue the mandatory share transfer in accordance with its articles.

                         THE SHARE PURCHASE AGREEMENT

         This section of the document describes the share purchase agreement. While we believe that this description covers the material terms of the share purchase agreement, this summary may not contain all of the information that is important to you. The share purchase agreement is attached to this proxy statement as Annex A, and we urge you to carefully read this document in its entirety.

Exchange of Shares

         We made an offer to shareholders of eMation on June 27, 2001 to acquire all of the issued ordinary shares and preferred shares eMation pursuant to the share purchase agreement. We offered to acquire all of the issued shares of all classes of eMation as of the closing of the share purchase agreement in exchange for an aggregate consideration of 8,000,000 shares of RAVISENT common stock minus the Adjustment Shares. The number of "Adjustment Shares" is calculated by dividing the Net Debt Amount by $3.00. The "Net Debt Amount" is the aggregate amount of all indebtedness of eMation and its subsidiaries to certain persons set forth in the share purchase agreement, as of the time and date of closing, in excess of $5,000,000.

         Subject to the distribution of shares to the escrow fund in the case of preferred shareholders, each selling eMation shareholder will receive a number of shares of RAVISENT common stock determined based on the class and series of shares the selling eMation shareholder holds. In the case of ordinary shares, each selling eMation shareholder's allocation is equal to the product of 550,000 shares, multiplied by a fraction, (a) the numerator of which is the number of ordinary shares owned by the selling shareholder immediately prior to the closing and (b) the denominator of which is the number of issued ordinary shares immediately prior to the closing.

         In the case of Series E Preferred Shares, each selling eMation shareholder's allocation is equal to the product of 700,000 multiplied by a fraction, (a) the numerator of which is the number of Series E Preferred Shares owned by the selling shareholder immediately prior to the closing and (b) the denominator of which is the number of issued Series E Preferred Shares immediately prior to the closing.

         In the case of each of the Series A, B and D Preferred Shares of eMation, each selling eMation shareholder's allocation is equal to the product of the applicable Series Share Allocation (as defined below) multiplied by a fraction, (a) the numerator of which is the number of shares of such series owned by such shareholder immediately prior to the closing and (b) the denominator of which is the number of issued shares of such series immediately prior to the closing. "Series Share Allocation" is defined as the product obtained by multiplying the difference of 6,750,000 minus the Adjustment Shares by a fraction, (a) the numerator of which is the aggregate liquidation preference payable to all shares of such series issued immediately prior to the closing, pursuant to section 72 of eMation's articles and (b) the denominator of which is the total aggregate liquidation preference payable to all series of preferred shares issued immediately prior to the closing, pursuant to section 72 of eMation's articles.

         No fractional shares of RAVISENT common stock will be issued and any selling eMation shareholder entitled to receive a fraction of a share under the formulas described above will be entitled only to receive the number of RAVISENT shares to be issued to such shareholder rounded to the nearest whole share.

Treatment of eMation Options

         Prior to the closing, eMation will adopt a new stock option plan, the eMation 2001 Stock Incentive Plan, and options granted pursuant to all other eMation stock option plans will be either exercised in accordance with their terms or cancelled and terminated. eMation will grant eMation stock options under the eMation 2001 Stock Incentive Plan to acquire up to an aggregate of 9,150,146 ordinary shares of eMation to the individuals, at the exercise price, with the vesting commencement date and on the other terms and conditions as agreed upon between eMation and us.

         At the closing, the options granted pursuant to the eMation 2001 Stock Incentive Plan will be assumed by us. Each such option we assume under the share purchase agreement shall continue to have, and be subject to, the same terms and conditions set forth in eMation options (or as agreed upon between eMation and us) and the applicable eMation stock option agreement immediately prior to the closing, except that:

         . such option will be exercisable for that number of whole shares of RAVISENT common stock equal to the product of the number of ordinary shares that were issuable upon exercise of such option immediately prior to the closing multiplied by a fraction, (i) the numerator of which shall be 550,000 and (ii) the denominator of which shall be the number of ordinary shares issued immediately prior to closing (the "Ordinary Exchange Ratio") and rounded down to the nearest whole number of shares of RAVISENT common stock; and

         . the per share exercise price for the shares of RAVISENT common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per eMation

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

              ordinary share at which such option was exercisable immediately prior to the closing by the Ordinary Exchange Ratio, rounded up to the nearest whole cent.

         The transactions contemplated by the share purchase agreement will not terminate any of the outstanding eMation options granted under the eMation 2001 Stock Incentive Plan or accelerate the exercisability or vesting of such options or the shares of RAVISENT common stock which will be subject to those options upon our assumption of the options.

         We have agreed to file a registration statement on Form S-8 covering shares of RAVISENT common stock issuable upon exercise of outstanding eMation options granted to individuals for which a registration statement on From S-8 is available and we will maintain the effectiveness of this registration statement.

Limited Transferability of RAVISENT Shares; Future Registration

         Pursuant to the lock-up agreement to be executed by each selling eMation shareholder, each shareholder will agree not to directly or indirectly transfer any shares or rights relating to the shares of RAVISENT common stock received pursuant to the share purchase agreement until the one year anniversary of the closing, subject to certain exceptions. See "AGREEMENTS RELATED TO THE EMATION ACQUISITION--Lock-Up Agreements."

         RAVISENT common stock to be issued to the selling eMation shareholders will not be registered at the time of issuance. The share purchase agreement provides that each selling eMation shareholder must agree that he, she or it will not pledge, transfer, convey or otherwise dispose of any of RAVISENT shares at any time except in a transaction that is the subject of either (a) an effective registration statement under the Securities Act and any applicable state securities laws or (b) an opinion of counsel to the effect that such registration is not required.

         Subject to certain exceptions and conditions, including the lock-up period, in the event we propose to register RAVISENT shares for our own account or the account of other security holders or both, the selling eMation shareholders will have the right to request that their RAVISENT shares be included in the registration. We will use our commercially reasonable efforts to cause such shareholders' shares to be included in the registration. However, we may abandon the registration at any time. If the registration is underwritten, the selling eMation shareholders must agree to the terms of the underwriting to have their shares included in the registration. If the underwriter determines in good faith that the total number of shares requested to be registered is too large to be offered without adverse effect, the shares requested to be registered may be reduced pro rata among the requesting holders (other than RAVISENT and any other persons demanding registration pursuant to rights existing on the date hereof who are entitled to be protected against any such reduction) based upon the number of shares so requested to be registered. All expenses of such offering, except the brokers' commissions or underwriting discounts payable by the eMation shareholders, shall be borne by us.

Conditions to the Consummation of the Share Purchase Agreement

         The share purchase agreement contemplates that the closing will take place within five business days following the satisfaction (or waiver by the relevant party) of certain conditions specified in the share purchase agreement. The respective obligations of eMation and the selling eMation shareholders, on the one hand, and us, on the other, to consummate the transactions contemplated by the share purchase agreement are subject to the following conditions:

        . no court or governmental entity shall have issued any order prohibiting the share purchase agreement transactions;

        . the escrow agreement shall have been executed and delivered by us, eMation, the shareholders' agent and the escrow agent; and

        . the approval of a RAVISENT stockholder proposal relating to the issuance of up to 8,000,000 shares of RAVISENT common stock in the acquisition and the issuance of up to 1,550,000 shares of

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

           RAVISENT common stock upon the exercise of eMation options to be assumed by us, as contemplated by the share purchase agreement.

     Our obligation to consummate the share purchase agreement is additionally subject to, among other things:

     . delivery of a certificate of certain officers of eMation and each selling eMation shareholder certifying as to, among other things, the material correctness, as of the closing, of the representations and warranties and compliance with the covenants contained in the share purchase agreement;

     . delivery of necessary consents and approvals required to consummate the eMation acquisition, including the following governmental or regulatory approvals:

           . a ruling of Israeli tax authorities that our assumption of eMation options issued under the eMation 2001 Stock Incentive Plan will not result in a taxable event, for which no application has yet been made;

           . a ruling of Israeli tax authorities that the cancellation of eMation options and the issuance of new eMation options under the eMation 2001 Stock Incentive Plan will not result in a taxable event, for which no application has yet been made;

           . an exemption from Israeli securities authorities, to the extent required, that our assumption of eMation options issued under the 2001 Stock Incentive Plan will not result in a taxable event, for which no application has yet been made;

           . consent of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, which consent has been applied for, but has not yet been granted; and

           . consent of the Investment Center of the Israeli Ministry of Industry and Trade, which consent has been applied for, but has not yet been granted;

     . certain conditions related to our acquisition of all of the issued share capital of eMation, including:

           . on or before August 24, 2001, our buy-out offer is accepted and the share purchase agreement is signed by shareholders of eMation holding more than 95% of the issued shares of each class and series of shares of eMation;

           . if any shareholder of eMation has instituted legal proceedings in any court on or before September 30, 2001 objecting to the transactions contemplated in the share purchase agreement or to our purchase of such shareholder's shares of eMation, such proceedings must have been dismissed by October 25, 2001; and

           . all of the shares of eMation issued immediately prior to the closing have been (a) duly transferred to us free and clear of any and all encumbrances and (b) duly registered in the name of RAVISENT in eMation's register of members;

     . delivery of legal opinions by Israeli counsel to eMation and United States counsel to eMation, and counsel to certain selling eMation shareholders;

     . the consents and waivers set forth in the eMation disclosure schedule have been duly obtained;

     . employment and non-competition agreements have been executed by each of Dale Calder, Richard MacKeen, James Hansen, William MacMaster, Wendy Iwanski, Christian Guers, Paul Henderson, Gregg Bauer and Grant Challenger;

     . each employee and consultant of eMation has executed the specified form of proprietary information and intellectual property agreement or consultant proprietary information and non-disclosure agreement, as appropriate;

     . all agreements among the selling eMation shareholders relating to eMation or its business have been terminated;

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

     . each selling eMation shareholder has delivered an executed copy of the investor suitability certificate and we are reasonably satisfied that RAVISENT shares are issuable without registration under any laws;

     . outstanding eMation warrants and options have been cancelled, terminated or assumed;

     .   each selling eMation shareholder has executed a lock-up agreement; and

     .   delivery of certain other supporting certificates and documents.

     The obligations of eMation and the selling eMation shareholders to consummate the share purchase agreement are additionally subject to, among other things:

     . delivery of a RAVISENT officer's certificate certifying as to, among other things, material correctness, as of the closing, of the representations and warranties and compliance with covenants contained in the share purchase agreement;

     .   delivery of a legal opinion by our counsel;

     .   our having a net asset value at closing of greater than $55,000,000;
         and

     . the repayment of the notes issued pursuant to a shareholder bridge facility dated June 25, 2001.

     The closing conditions in the share purchase agreement are complicated and are not easily summarized. We urge you to read carefully the sections of the share purchase agreement entitled "Conditions Precedent to the Obligations of Each Party," "Conditions Precedent to the Obligation of the Purchaser," and "Conditions Precedent to the Obligations of the Company and the Shareholders."

Representations and Warranties

     The share purchase agreement contains representations and warranties by eMation and its chief executive officer Mr. Calder relating to, among other things:

     .   corporate organization and qualification;

     .   capitalization;

     .   authority relating to the share purchase agreement;

     .   no conflicts;

     .   consents and regulatory approvals;

     .   officers and directors;

     .   bank accounts;

     .   subsidiaries;

     .   financial statements, liabilities and recent changes to each;

     .   taxes;

     .   title to its properties;

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

     .   sufficiency of assets;

     .   intellectual property;

     .   compliance with laws;

     .   litigation;

     .   employee benefit plans and employee matters;

     .   environmental matters;

     .   contracts and commitments;

     .   affiliate transactions;

     .   customers;

     .   product liability;

     .   information supplied for the proxy statement filed by us;

     .   brokers' and finders' fees;

     .   grants from governmental entities;

     .   insurance; and

     .   non-competition agreements.

         In addition, the share purchase agreement requires that each selling eMation shareholder make representations and warranties relating to, among other things:

     . their authority to enter into the share purchase agreement and the lack of any conflicts with the contracts, instruments, obligations, permits, licenses, corporate authority documents and any laws, orders, rules or regulations applicable to them as a result thereof;

     .   the title to the shares owned by them;

     . the fact that the RAVISENT shares received by them will be unregistered and that we have no obligation to register these shares, other than "piggy-back" registration rights;

     . their understanding of the securities laws as applied to their ownership of RAVISENT shares and certain factual matters related thereto;

     . the fact that each selling eMation shareholder is receiving fair consideration for their eMation shares and that the pro rata allocation is equitable;

     . no shareholder negotiated brokers' or finders' fees in connection with the acquisition; and

     .   tax withholding matters.

     Each selling eMation shareholder must also make certain representations and warranties set forth in an investor suitability certificate they will execute in connection with the share purchase agreement.

     Each selling eMation shareholder must comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge transfer or other disposition of RAVISENT shares received pursuant to the share purchase agreement. Each selling eMation shareholder agrees that he, she or it will not pledge, transfer, convey or otherwise dispose of any of RAVISENT shares except in a transaction that is the subject of either:

     . an effective registration statement under the Securities Act and any applicable state securities laws; or

     . an opinion of counsel to the effect that such registration is not required.

     The share purchase agreement also contains representations and warranties by us relating to, among other things:

     .    corporate organization and qualification;

     .    RAVISENT capital stock;

     .    authority relating to the share purchase agreement;

     .    no conflicts;

     .    consents and regulatory approvals;

     .    filings and reports with the Securities and Exchange Commission; and

     .    financial statements and recent changes.

     The representations and warranties in the share purchase agreement are complicated and are not easily summarized. We urge you to read carefully the sections of the share purchase agreement entitled "Representations and Warranties as to the Company," "Representations and Warranties of the Shareholders" and "Representations and Warranties of the Purchaser."

Conduct of eMation's Business Pending the Closing

     Under the share purchase agreement, eMation and the selling eMation shareholders agree that, until the closing (except for certain transactions specified in the share purchase agreement), the business of eMation and its subsidiaries will be conducted in the ordinary course of business consistent with past practice. Each also agrees to:

     . use all reasonable efforts to keep available eMation's current officers, significant employees and consultants;

     . to preserve eMation's and its subsidiaries' relationships with corporate partners, customers, suppliers, licensors, licensees, and others with which they have significant business dealings; and

     . to notify us of any material event involving eMation's or its subsidiaries' business.

     Each further agrees that they will not take any action which would:

     . constitute a breach of the representations and warranties made in the share purchase agreement;

     . materially delay or impair the ability of eMation, its subsidiaries or any selling shareholder to perform their obligations under the share purchase agreement; or

     . cause a change in or effect on the business of eMation or any subsidiary that is or is reasonably likely to have a material adverse effect.

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

     Furthermore, eMation and the selling eMation shareholders agree that eMation and its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

     .    operation of business in the ordinary course;

     .    efforts to preserve eMation's business;

     .    employment terms of officers and key employees;

     .    certain loans or advances by eMation;

     .    transfer or encumbrance of material assets;

     .    new contracts or amendments to contract;

     .    loss of customer accounts;

     .    protection of proprietary information and trade secrets;

     .    accounting methods;

     .    revaluation of assets;

     .    damage that would likely have a material adverse effect;

     . dividends, distributions, redemption, or repurchase of eMation's securities;

     .    certain capital expenditures and leases;

     .    payment of material obligations;

     .    cancellation of indebtedness or waiver of rights;

     .    incurring material indebtedness or liabilities;

     .    payment of certain liabilities;

     .    acquisition of equity interests; or

     .    agreements to do the foregoing.

     The agreements related to the conduct of our business and eMation's businesses in the share purchase agreement are complicated and not easily summarized. We urge you to read the section of the share purchase agreement entitled "Conduct Prior to the Effective Time" carefully.

Restrictions on eMation Soliciting Alternative Proposals

     Until the earlier of the closing or termination of the share purchase agreement, eMation will not, and will not permit its representatives to (a) solicit or participate in any negotiations with respect to a proposal to acquire all or any part of eMation, (b) disclose any information concerning eMation relating to any such proposal, (c) encourage another to make such a proposal or
(d) make any agreement in respect of such a proposal. eMation must notify us of any such competing proposal.

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

Indemnification by eMation Shareholders and Escrow Fund

         Each selling eMation shareholder will be liable to us and our officers, directors, agents, employees and other related persons and entities (including eMation post-closing) for indemnification claims under the share purchase agreement. Each selling eMation shareholder must indemnify and hold us and our indemnitees harmless against any and all Losses (as defined in the share purchase agreement) arising out of:

         . a breach of any representation, warranty (without regard to any qualification as to materiality or knowledge or material adverse effect on eMation), covenant or agreement given or made by eMation or any selling eMation shareholder in the share purchase agreement, eMation disclosure schedule, or any certificate, instrument or document delivered by eMation pursuant to the share purchase agreement and any of the representations, warranties, covenants or agreements given or made by any selling eMation shareholder in such shareholder's investor suitability certificate;

         . pursuing procedures under eMation's charter documents or Israeli law to make eMation a direct or indirect wholly-owned subsidiary of RAVISENT in the event that all shareholders of eMation do not accept our buy-out offer; or

         .   certain tax liabilities described in the share purchase agreement.

         The shares held in the escrow fund will be available to compensate us and others for such Losses and for certain post-closing adjustments described in the share purchase agreement for a period of one year following the closing subject to the following:

         . The liability of each selling eMation shareholder, as a source for payment of the indemnification obligations set forth above will be limited to such selling shareholder's pro rata share of the escrow fund, except for Losses arising from a breach of the representations, warranties, covenants or agreements given or made by such shareholder in such shareholder's investor suitability certificate or the share purchase agreement. With respect to such Losses, the liability of such shareholder will be limited to an amount equal to the number of RAVISENT shares issuable to such shareholder pursuant to the share purchase agreement multiplied by $3.00, except in the case of fraud or gross negligence of such shareholder, in which case such shareholder's liability will be unlimited.

         . In addition, no selling eMation shareholder shall be liable for indemnification for the representations and warranties of any other selling eMation shareholder set forth in such other selling eMation shareholder's investor suitability certificate or the share purchase agreement (other than the representations and warranties of Mr. Calder set forth in Article III of the share purchase agreement) or the breach of any covenant or agreement by any other selling eMation shareholder.

         . Notwithstanding the previous sentences, Mr. Calder's liability for his indemnification obligations with respect to a breach of his representations and warranties as the "Managing Shareholder" of eMation (and not generally as a selling eMation shareholder) will be limited to his pro rata share of the escrow fund, except that such liability will be unlimited in the case of fraud.

Escrow Fund and Escrow Agreement

         At the closing, we will deliver to the escrow agent the escrow fund, which will be comprised of shares representing 20% of all of the RAVISENT shares to be issued pursuant to the transactions contemplated by the share purchase agreement. Each selling eMation shareholder who is a holder of eMation preferred shares will deposit certificates into the escrow fund representing their respective pro rata portion of the escrow fund.

         The escrow fund shall be held by the escrow agent under the escrow agreement to be entered into among us, eMation, the escrow agent and the shareholders' agent. The escrow fund will be available to compensate (a) us and our indemnitees with respect to the indemnification obligations of the selling eMation shareholders and (b) us for certain post-closing adjustments under the share purchase agreement. For the purpose of satisfying the indemnification obligations in (a) above, the RAVISENT shares in the escrow fund will be valued at $3.00. For the

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

purpose of satisfying post-closing obligations in (b) above, the RAVISENT shares in the escrow fund will be valued at the average of the last sale price of the RAVISENT shares for the twenty (20) trading days ending on the third trading day immediately proceeding the closing.

         The share purchase agreement provides that, from time to time on or before the expiration of the escrow period, which will be one year from the closing if no claims are outstanding at that time, we may give a notice to the shareholders' agent and escrow agent specifying in reasonable detail the nature and dollar amount of any claim for indemnification under the share purchase agreement. The shareholders' agent must object within thirty (30) days following receipt of the notice regarding this claim, otherwise the escrow agent will distribute the funds pursuant to the notice. If the shareholders' agent objects and no agreement can be reached after good faith negotiations, then either we or the shareholders' agent may demand arbitration of the dispute.

         Any escrow funds remaining after the end of the escrow period that are not in a dispute relating to the indemnification obligations under the share purchase agreement shall be promptly distributed to the selling eMation shareholders pro rata based on the RAVISENT shares contributed by each selling eMation shareholder to the escrow fund as of the closing.

Termination

         The share purchase agreement may be terminated at any time prior to the closing for any one of several reasons, including but not limited to the following:

         .  by the mutual consent of us and eMation;

         . by us or eMation, if the closing has not occurred on or before October 31, 2001; provided, however, that the right to terminate under this clause will not be available to any party whose failure to fulfill any obligation under the share purchase agreement has resulted in the failure of the closing to occur on or before such date;

         . by us, upon a breach of any representation, warranty, covenant or agreement on the part of eMation or any selling eMation shareholder set forth in the share purchase agreement, or if any representation or warranty of eMation or a selling eMation shareholder has become untrue, incomplete or incorrect or if there shall have occurred events or circumstances having or which are reasonably likely to have a material adverse effect on eMation and its subsidiaries, if any of these circumstances is not curable, or is not cured by eMation through the exercise of its reasonable efforts within ten
            (10) days of receiving written notice of such circumstance; or

         . by eMation, upon breach of any representation, warranty, covenant or agreement by us set forth in the share purchase agreement, or if any representation or warranty by us shall have become untrue, incomplete or incorrect, if any of these circumstances is not curable, or is not cured by us through the exercise of its reasonable efforts within ten (10) days of receiving written notice of such circumstance.

         If the closing has not occurred or the share purchase agreement has not been terminated by November 15, 2001, the share purchase agreement shall automatically terminate on that date (other than surviving liabilities, if any).

Expenses

         We shall pay our own expenses, and each selling eMation shareholder shall each pay their own expenses, incurred in connection with the transaction. At closing, we will pay all expenses incurred by eMation, subject to certain conditions, including the limitation that we will only be required to pay (a) eMation's expenses up to the aggregate amount of $925,000 and (b) fifty percent (50%) of the audit fees incurred in connection with determining the number of Adjustment Shares. eMation expenses in excess of $925,000 and fifty percent (50%) of such audit fees will be paid out of the escrow fund. For purposes the paying these eMation expenses, the RAVISENT shares in the escrow fund will be valued at the average of the last sale price of RAVISENT common stock for the twenty (20) trading days ending on the third trading day immediately proceeding the date of the closing.

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

              AGREEMENTS RELATED TO THE SHARE PURCHASE AGREEMENT

         This section of the document describes agreements related to the share purchase agreement including the secured promissory note and agreement, the form of Dale E. Calder's employment agreement, the escrow agreement and the lock-up agreement to be entered into by eMation shareholders. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The form of secured promissory note and agreement is attached as Annex B. The form of escrow agreement, Mr. Calder's employment agreement and the lock-up agreement to be entered into by eMation shareholders are attached as Exhibits A, D and G, respectively, to the share purchase agreement attached as Annex A to this proxy statement. We urge you to read each of these agreements carefully in their entirety.

Bridge Loan Agreement

         Pursuant to a bridge loan agreement entitled secured promissory note and agreement dated as of July 26, 2001 between Luico Inc., a wholly-owned subsidiary of RAVISENT, and eMation, Inc., a wholly-owned subsidiary of eMation incorporated in Massachusetts, Luico agreed to loan eMation, Inc. up to $2.5 million for the purpose of financing certain operating expenses described in the bridge loan agreement. In the event the share purchase agreement is terminated, the bridge loan will be payable in three equal annual installments beginning thirteen months after termination or earlier in the event of default. The terms of the secured note provide for interest at a rate equal to three month LIBOR plus 2.5%, payable in arrears on the first day of January, April, July and October.

         This bridge loan agreement gives Luico certain rights in the assets and rights of eMation, Inc. if the loan is not repaid in full in accordance with its terms. In connection with the secured note, eMation has executed in favor of Luico a guarantor security agreement and a separate guarantor intellectual property security agreement, each of which gives Luico certain rights in the assets and rights of eMation and the capital stock of eMation, Inc. if the loan is not repaid in full in accordance with its terms.

         Certain holders of preferred shares of eMation have loaned $750,000 to eMation pursuant to a shareholder bridge facility dated June 25, 2001. See "EMATION CERTAIN TRANSACTIONS--Shareholder Bridge Facility." Under the terms of this agreement, immediately prior to the closing, eMation will issue shares of a new series of Series E Preferred Shares to the shareholder lenders. The shareholder lenders have entered into a subordination agreement with Luico whereby they have agreed not to demand or accept any repayment of loans made pursuant to the shareholder bridge facility as long as any debt remains outstanding to Luico, except for the repayment of such loans to such holders immediately prior to the closing. Luico and Bank Leumi le-Israel B.M., a senior secured creditor of eMation, have agreed that their respective liens on eMation and eMation, Inc. shall be treated as pari passu in all respects pursuant to an intercreditor agreement between Luico and Bank Leumi. Bank Leumi has agreed to allow the repayment of the loans made pursuant to the shareholder bridge facility to be made at the closing out of proceeds from an investment by RAVISENT in the share capital of eMation.

Escrow Agreement

         At the closing, we, eMation, the shareholders' agent and the escrow agent will enter into an escrow agreement. The escrow agreement will be used to establish and maintain the escrow fund, which will be used to satisfy indemnification and post-closing obligations of the selling eMation shareholders. See "THE SHARE PURCHASE AGREEMENT--Escrow Fund and Escrow Agreement."

         Pursuant to the escrow agreement, we, eMation and the selling eMation shareholders agree to indemnify and hold harmless the escrow agent from and against any liability or expenses arising out of any dispute in connection with the escrow agreement. The escrow agent shall not be liable to any party for damages, losses or expenses in connection with the escrow agreement, except for its negligence, willful misconduct or breach of the escrow agreement. RAVISENT must reimburse the escrow agent for fees, costs and expenses for services provided pursuant to the escrow agreement.

         The escrow agent shall be obligated only for the performance of duties specifically set forth in the escrow agreement and share purchase agreement and may rely on any instrument reasonably believed to be genuine and to have been signed by the proper party or parties. The duties of the escrow agent may be altered, amended, modified or revoked only by a writing signed by the parties to the escrow agreement.

Employment Agreements

         At the closing, we expect to enter into employment agreements with certain employees of eMation, including executive officers Dale E. Calder, Richard MacKeen and Gregg Bauer.

         Mr. Calder is the chief executive officer, president and a director of eMation. The terms of Mr. Calder's form of employment agreement provide that Mr. Calder will be employed as our president and appointed to our board of directors. The term of Mr. Calder's employment is three years, unless earlier terminated, with the option to continue for successive one-year periods. During his employment, Mr. Calder's base salary will not be less than $220,000 per year. Mr. Calder will receive a guaranteed bonus of $100,000 in the first year of his employment and may receive certain other performance-based bonuses in the first year of his employment and in each year thereafter. Mr. Calder will also be entitled to a signing bonus of $150,000 upon the closing of the share purchase agreement. At the closing, we will assume Mr. Calder's eMation options under the eMation 2001 Stock Incentive Plan. Mr. Calder will hold options exercisable for 500,000 shares of RAVISENT common stock following the acquisition, of which 300,000 shares will have an exercise price of $0.01 and 200,000 shares will have an exercise price equal to the fair market value of eMation's ordinary shares immediately prior to the closing multiplied by a conversion rate set forth in the share purchase agreement. These options will vest incrementally over Mr. Calder's period of continued employment with us at a rate of 25% at closing and monthly thereafter for the next 24 months. We have agreed to reimburse Mr. Calder an amount of money sufficient to offset any adverse tax consequences Mr. Calder experiences as a result of our acquisition of eMation.

         If we terminate Mr. Calder's employment other than for "cause," as defined in his form of employment agreement, or if we fail to renew the employment agreement, then we must pay Mr. Calder a severance payment equal to his total compensation for a period of twenty-four months (or remaining unpaid compensation under the agreement, if greater). Also, all stock options held by Mr. Calder at the time of termination shall immediately vest and become exercisable.

         Mr. MacKeen is eMation's vice president of research and development and Mr. Bauer is eMation's vice president of worldwide sales. The term of the proposed employment agreement for each of Mr. MacKeen and Mr. Bauer is two years from the closing of the share purchase agreement. Each of their agreements provides that if the employee is terminated without "cause," then he may continue as an advisor to us for a transition period during which the employee will receive his or her same base salary as well as certain other continued benefits. Messrs. MacKeen and Bauer will each hold eMation options under the eMation 2001 Stock Incentive Plan to be assumed by us at closing that vest incrementally over their period of continued employment with us at a rate of 25% at closing and monthly thereafter for the next 24 months.

         Mr. MacKeen is expected to be vice president of research and development for one of our subsidiaries. His proposed agreement provides for a base annual salary of $165,000 and an annual bonus of $60,000 if we achieve sales of greater than $12.4 million. Mr. MacKeen will also be entitled to a signing bonus of $60,000 upon the closing of the share purchase agreement. Mr. MacKeen will hold options exercisable for 140,000 shares of RAVISENT common stock following the acquisition, of which 100,000 shares will have an exercise price of $0.01 per share and 40,000 shares will have an exercise price per share equal to the fair market value of eMation's ordinary shares immediately prior to the closing multiplied by a conversion rate set forth in the share purchase agreement. Mr. MacKeen will also receive options for an additional 20,000 shares of RAVISENT common stock six months after the closing. Mr. MacKeen currently owns 75,801 shares of eMation ordinary stock and an additional 78,815 options which will be exercised prior to the closing, leaving Mr. MacKeen with 154,616 ordinary eMation shares. These will convert to 19,521 shares of RAVISENT common stock. Any stock options awarded to Mr. MacKeen will continue to vest and be exercisable for six months following his termination.

         Mr. Bauer is expected to be vice president of worldwide sales for one of our subsidiaries. His proposed agreement provides for a base annual salary of $190,000 and an annual performance-based bonus of up to $75,000. Mr. Bauer will hold options exercisable for 50,000 shares of RAVISENT common stock following the acquisition, of which 10,000 shares will have an exercise price of $0.01 per share and 40,000 shares will have an exercise price per share equal to the fair market value of eMation's ordinary shares immediately prior to the closing multiplied by a conversion rate set forth in the share purchase agreement. Mr. Bauer will also receive options for an additional 15,000 shares of RAVISENT common stock six months after the closing. Any stock options held by Mr. Bauer will continue to vest and be exercisable for ten months following his termination.

Lock-Up Agreements

         Pursuant to a lock-up agreement to be entered into by each selling eMation shareholder, until the one year anniversary of the closing, each selling eMation shareholder will not directly or indirectly offer to sell, sell, pledge or otherwise dispose of or transfer any shares or rights relating to the shares of RAVISENT common stock received pursuant to the share purchase agreement or enter into any swap or other transaction that transfers the economic consequence of ownership of such RAVISENT common stock. These restrictions do not apply to shares of RAVISENT common stock (a) acquired in open market transactions, (b) issued pursuant to the exercise of options issued to our employees or assumed by us pursuant to the share purchase agreement, or (c) transferred to a member of the shareholder's family, directly or as a beneficiary of a trust (provided the transfer restrictions are maintained).

                                OTHER PROPOSALS

                                PROPOSAL NO. 2:
                             ELECTION OF DIRECTORS

         You are being asked to elect the members of our board of directors who are Class II directors, Francis E.J. Wilde III and Robert M. Russell Jr. Our board of directors is divided into three classes with staggered three-year terms with each class consisting, as nearly as possible, of one-third of the total number of directors. The number of directors is determined from time to time by the board of directors and is currently fixed at five (5) members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. Our Class I Director is Frederick J. Beste III and our Class III Directors are Paul A. Vais and Walter L. Threadgill.

         In order to achieve the composition of directors contemplated by the eMation acquisition, the following actions will take place, immediately prior to closing, if the eMation acquisition is approved and ultimately consummated:

         . Mr. Vais will resign as a Class III director and Mr. Beste will resign as a Class I director;

         . Mr. Calder will be appointed by the board to fill a vacancy as a Class III director;

         . Mr. Chefitz will be appointed by the board to fill a vacancy as a Class I director; and

         . the number of directors comprising the board will be increased from five (5) to six (6) with the creation of a new Class I director seat and Mr. Simoudis will be appointed by the board to fill the newly created vacancy.

         If the eMation acquisition is not consummated, for whatever reason, the changes to the board composition listed above will not occur.

         The elections of nominees Messrs. Wilde and Russell will not be affected by the eMation acquisition. Whether or not the eMation acquisition is consummated, Messrs. Wilde and Russell will serve until the 2004 annual meeting, or until their successors are duly elected and qualified. These nominees have agreed to serve if elected and the board of directors has no reason to believe that they will be unable or unwilling to serve as nominees or as directors if elected. In the event, however, that they, or any one of them, are unable or unwilling to serve as director(s) at the time of the annual meeting, the proxies may be voted for any substitute nominee(s) designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below. The candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of RAVISENT. The proxies solicited by this proxy statement may not be voted for more than one (1) nominee for each directorship.

         Set forth below is certain information concerning the nominee and the other incumbent directors:

Directors To Be Elected at the 2001 Annual Meeting

         Francis E.J. Wilde III. Mr. Wilde joined us in August 1997 as a director and as President. In April 1998, Mr. Wilde was appointed Chief Executive Officer. He resigned from his executive officer position in August, 2001. Prior to joining us, from March 1995 to August 1997, Mr. Wilde served as Vice President of Academic Systems Corporation, an instructional software company. Mr. Wilde holds a B.A. in Business Administration from Seton Hall University.

         Robert M. Russell Jr. Mr. Russell was appointed to our board on June 21, 2001 following the resignation of Peter X. Blumenwitz. He was appointed Chief Executive Officer by our board effective on August 6, 2001, following the resignation of Mr. Wilde. From May 2000 until August 2001, Mr. Russell was the President and Chief Executive Officer of Thompson Learning's Life Long Learning Group. From April 1994 to May 2000, Mr. Russell served, first, as Senior Vice President and General Manager of McGraw Hill's Sweets Group, and subsequently, as President of McGraw-Hill's Construction Information Group. Mr. Russell also serves on the boards of directors of Ohio University College of Business, the American Architectural Foundation and the National Building Museum (Washington D.C.). Mr. Russell holds a B.S. in Computer Science from Ohio University and is a graduate of the Yale School of Management.

Director Whose Term Expires in 2002

         Walter L. Threadgill. Mr. Threadgill has served as one of our directors since January 1998. Since February 1996, Mr. Threadgill has served as General Managing Partner of Atlantic Coastal Ventures, L.P., a venture capital firm. From June 1979 to February 2000, Mr. Threadgill served as President and Chief Executive Officer of Multimedia Broadcast Investment Corporation (or MBIC), a venture capital company specializing in broadcast financing. He also serves on several boards of directors including: ICG Communications, Inc., Citywide Broadcasting, Inc., Roxy Satellite & Wireless, Inc. and Unisource Network Services, Inc. Mr. Threadgill holds a B.A. in Business Administration from Bernard M. Baruch College, City University of New York, an M.B.A. from Long Island University and an M.A. in International and Telecommunications Law from Antioch School of Law.

         Mr. Threadgill is a member of the audit committee of the board of directors, but holds no other position or offices of RAVISENT.

Director Whose Term Will Expire in 2002 Following His Appointment to the Board if the eMation Acquisition is Consummated

         Dale E. Calder. Mr. Calder became the President and Chief Executive Officer of eMation in October 1998 as a result of the acquisition of FactorySoft, Inc. by PC Soft International Ltd., which changed its name in February 2000 to eMation, Inc. From 1996 to 1998, Mr. Calder served as the President of FactorySoft. FactorySoft, which was founded by Mr. Calder in 1996, produced connectivity tools for the automation industry. Mr. Calder attended Duke University and the University of North Carolina at Charlotte and graduated with a degree in Electrical Engineering and also attended the MBA program at Carnegie-Mellon University.

Directors Whose Terms Will Expire in 2003 Following Their Appointment to the Board if the eMation Acquisition is Consummated

         Robert M. Chefitz. Mr. Chefitz is Managing Director for Patricof & Co. Ventures, Inc. and has been with the firm since 1987. He sits on the board of directors of AirNet Communications, Inc., Forte Systems, Inc., PNV.net, Plansoft Corporation, Protection One, Inc., Stream Intelligent Networks Corp., Synchrony, Inc. and New York Venture Capital Forum. Mr. Chefitz holds a B.A. in history from Northwestern University and an M.B.A. from Columbia University.

         Evangelos Simoudis. Dr. Simoudis is a Managing Director at Patricof & Co, Ventures, Inc. and has been with the firm since July 2000. From June 1998 to June 2000, Dr. Simoudis was the President and Chief Executive Officer of Customer Analytics, a venture-backed, eCRM company that was acquired by Xchange, Inc. From February 1995 to May 1998, Dr. Simoudis was Vice President of Global Business Intelligence Solutions at IBM. Prior to his career at IBM, Dr. Simoudis held positions at Lockheed Corporation and Digital Equipment Corporation. Dr. Simoudis holds a B.S. in electrical engineering from the California Institute of Technology and a Ph.D. in computer science from Brandeis University.

Director Whose Term Will Expire in 2002 if the eMation Acquisition is Not Consummated

         Paul A. Vais. Mr. Vais has served as one of our directors since April 1998. Mr. Vais has been a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm, since March 1997. From March 1995 to December 1996, Mr. Vais served as Vice President of Enterprise Partners V.C., a venture capital firm. From October 1994 to

March 1995, Mr. Vais served as a consultant for International Business Machines and several early stage companies, providing expertise in strategic marketing and technology development. Mr. Vais also worked at NeXT Computer, Inc., from July 1988 to October 1994, where he served as the Executive Director of Worldwide Marketing and with Apollo Computer, an engineering workstation company. Mr. Vais serves as a director of Icarian, Inc., Oblix, Inc. and InfoLibria, Inc. Mr. Vais holds a B.A. in Computer Science from the University of California at Berkeley.

         Mr. Vais is a member of the compensation and audit committees of the board of directors, but holds no other position or offices of RAVISENT.

Director Whose Term Will Expire in 2003 if the eMation Acquisition is Not Consummated

         Frederick J. Beste III. Mr. Beste has served as one of our directors since April 1999 and he previously served as one of our directors from May 1995 to April 1998. Mr. Beste has served as the President of the general partner of the NEPA/Mid-Atlantic family of venture capital partnerships since May 1985. He also serves on a number of boards of directors, including: Allegheny Child Care Academy, Inc., Blue Rock Management Corporation, Delex Systems, Inc., Medtrex, Inc., Outdoor Venture Corporation, Form Design Corporation, Casecraft Corporation, NEPA II Management Corporation, MAVF III Management Corporation, Storeroom Solutions, Inc. and the NET Ben Franklin Technology Center. Mr. Beste holds a B.A. in Economics from Stetson University.

         Mr. Beste is a member of the compensation and audit committees of the board of directors, but holds no other position or offices of RAVISENT.

Required Vote

         The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for election of the nominees named above.

Recommendation of the Board of Directors

         Our board of directors recommends a vote "FOR" the election of the nominees named above.

                                PROPOSAL NO. 3:
                    RATIFICATION OF APPOINTMENT OF AUDITORS

         Our board of directors has appointed KPMG LLP, our independent auditors for the 2000 fiscal year, to serve in the same capacity for the year ending December 31, 2001. If ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review its future selection of auditors.

         Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Stockholder Approval

         Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of KPMG LLP as our independent auditors for the current year.

         The affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2001.

Recommendation of the Board of Directors

         Our board of directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as our independent auditors for the current year.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements have been prepared to give effect to the eMation acquisition as well as the sale of certain assets related to our consumer electronics and Internet appliance businesses which occurred in March 2001.

         On June 27, 2001, RAVISENT, eMation and certain of eMation's shareholders entered into a share purchase agreement, which was amended and restated as of July 27, 2001. Under the terms of the share purchase agreement, we have agreed to acquire all of the issued share capital of eMation on the closing date for up to 8 million shares of RAVISENT common stock (subject to adjustment if certain indebtedness of eMation exceeds $5.0 million). We also agreed to issue up to 1.55 million shares of RAVISENT common stock upon the exercise of eMation stock options to be assumed by us. See "THE SHARE PURCHASE AGREEMENT." In connection with the share purchase agreement, one of our subsidiaries has agreed to extend a bridge loan to one of eMation's subsidiaries for up to $2.5 million for the purpose of financing certain operating expenses in accordance with an agreed list of permitted uses. Including estimated acquisition expenses, the eMation acquisition is valued at approximately $22.8 million. The eMation acquisition will be accounted for under the purchase method of accounting and the estimated excess purchase price over the fair value of the net assets acquired will be recorded as goodwill and other intangible assets.

         Effective as of March 23, 2001, we and certain of our subsidiaries sold certain assets related to our Internet appliance business to Phoenix Technologies, Ltd. Effective as of March 1, 2001, we and certain of our subsidiaries sold and licensed certain assets related to our consumer electronics business to STMicroelectronics, NV and certain of its affiliates. See "RAVISENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview and Recent Events."

         The unaudited pro forma combined statement of operations for the year ended December 31, 2000 has been prepared to give effect to each of the above transactions as if they had occurred on January 1, 2000. The unaudited pro forma combined statement of operations for the six months ended June 30, 2001 has been prepared to give effect to each of the above transactions as if they had occurred on January 1, 2001. The unaudited pro forma combined balance sheet as of June 30, 2001 has been prepared to give effect to the eMation acquisition as if it had occurred on June 30, 2001.

         The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the eMation acquisition occurred at June 30, 2001 for balance sheet purposes or as of the beginning of the respective periods for statement of operations purposes, nor is it necessarily indicative of our future financial position or results of operations.

         These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of RAVISENT and eMation and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of RAVISENT and eMation and the historical consolidated financial statements and related notes thereto of RAVISENT and eMation included in this proxy statement.

                          RAVISENT TECHNOLOGIES INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000
                     (In thousands, except per share data)

                                                          (1)                    (1)                  RAVISENT
                                                      Adjustments            Adjustments             Historical -
                                                       to record              to record              Subsequent to          (1)
                                        RAVISENT        sale of      Notes     sale of IA    Notes     CE and IA          eMation
                                       Historical      CE Assets                Assets               Asset sales        Historical
                                       -------------------------------------------------------------------------------------------
Revenues:
    License and services.............   $ 14,226        $ (1,614)     (2)      $  (1,782)    (2)      $  10,830        $  10,012
    Hardware.........................      6,628              --      (2)         (5,719)    (2)            909               --
                                        --------        --------               ---------              ---------        ---------
       Total revenues................     20,854          (1,614)                 (7,501)                11,739           10,012
                                        --------        --------               ---------              ---------        ---------

Costs of revenues:
    License and services.............      4,107            (403)     (3)           (322)    (3)          3,382            1,276
    Hardware.........................      7,897              --      (3)         (5,799)    (3)          2,098               --
                                        --------        --------               ---------              ---------        ---------
       Total cost of revenues........     12,004            (403)                 (6,121)                 5,480            1,276
                                        --------        --------               ---------              ---------        ---------

       Gross profit..................      8,850          (1,211)                 (1,380)                 6,259            8,736
                                        --------        --------               ---------              ---------        ---------

Operating expenses:
    Research and development
       Non-cash compensation.........        801            (200)     (8)             --                    601               --
       Other research and
          development expense........     10,187          (4,414)     (4)         (2,867)    (4)          2,906            5,681
    Sales and marketing
       Non-cash compensation and
          other expense..............      6,311              --                  (5,772)    (9)            539              409
       Other selling and marketing
          expense....................     10,863          (1,719)     (5)         (5,338)    (6)          3,806           12,947
    General and administrative
       Non-cash compensation.........        467             (78)     (8)             (6)    (8)            383              109
       Other general and
          administrative expense.....     15,221          (1,529)    (10)             --                 13,692            5,013
    Depreciation and amortization....      5,897          (1,187)     (7)         (4,198)    (7)            512            2,027
    Acquired in-process research and
       development...................      1,373              --                      --                  1,373               --
                                        --------        --------               ---------              ---------        ---------
       Total operating expenses......     51,120          (9,127)                (18,181)                23,812           26,186
                                        --------        --------               ---------              ---------        ---------

Operating income (loss)..............    (42,270)          7,916                  16,801               (17,553)          (17,450)

                                             Pro Forma                    Pro Forma
                                            Adjustments       Notes       Combined
                                            ---------------------------------------
Revenues:
    License and services.............       $    --                        $ 20,842
    Hardware.........................            --                             909
       Total revenues................       -------                        --------
                                                 --                          21,751
                                            -------                        --------
Costs of revenues:
    License and services.............            --                           4,658
    Hardware.........................            --                           2,098
                                            -------                        --------
       Total cost of revenues........            --                           6,756
                                            -------                        --------

       Gross profit..................            --                          14,995
                                            -------                        --------

Operating expenses:
    Research and development
       Non-cash compensation.........            --                             601
       Other research and
          development expense........            --                           8,587
    Sales and marketing
       Non-cash compensation and
          other expense..............            --                             948
       Other selling and marketing
          expense....................            --                          16,753
    General and administrative
       Non-cash compensation.........            --                             492
       Other general and
          administrative expense.....            --                          18,705
    Depreciation and amortization....         1,368           (12)            3,907
    Acquired in-process research and
       development...................            --                           1,373
                                            -------                        --------
       Total operating expenses......         1,368                          51,366
                                            -------                        --------
Operating income (loss)..............        (1,368)                        (36,371)

                                                                                             (1)                   RAVISENT
                                                                     (1)                  Adjustments              Historical -
                                                     RAVISENT     Adjustments            to record sale          Subsequent to Ce
                                                     Historical   to record sale          of IA Assets            and IA Asset
                                                                 of CE Assets     Notes                  Notes       sales
                                                    ---------   ----------------  ------ -------------- -------  ------------
Interest (income) expense, net.......                  (1,792)           (67)      (11)            --                 (1,859)
Other (income) expense...............                     (51)            51       (11)            --                     --
                                                    ---------    -----------               ----------              ---------

Income (loss) before income taxes....                 (40,427)         7,932                   16,801                (15,694)
                                                    ---------    -----------               ----------              ---------

Accretion of redemption value of
    Series D Redeemable Preferred
    Shares...........................                      --             --                       --                     --
Provision for income taxes...........                      40             --                       --                     40
                                                    ---------    -----------               ----------              ---------

Net income (loss)....................                $(40,467)     $   7,932                $  16,801              $ (15,734)
                                                    =========    ===========               ==========              =========

Basic and diluted net income (loss)
per weighted average share of common
stock outstanding                                    $  (2.44)     $    0.48                $   1.01              $    (0.95)
                                                    ==========    ==========               =========              ==========

Weighted average shares outstanding
used in per share calculation........                   16,607        16,607                  16,607                  16,607
                                                    ==========    ==========               =========              ==========

                                                   (1)
                                                 eMation        Pro Forma               Pro Forma
                                               Historical       Adjustments   Notes      Combined
                                              -----------      ------------  -------  -----------
Interest (income) expense, net.......                 191                --               (1,668)
Other (income) expense...............                 690                --                  690
                                              -----------       -----------           ----------

Income (loss) before income taxes....             (18,331)           (1,368)             (35,393)
                                              -----------       -----------           ----------

Accretion of redemption value of
    Series D Redeemable Preferred
    Shares...........................              (1,319)            1,319 (18)              --
Provision for income taxes...........                  --                --                   40
                                              -----------       -----------           ----------

Net income (loss)....................           $ (19,650)       $      (49)           $ (35,433)
                                              ===========       ===========           ==========

Basic and diluted net income (loss)
per weighted average share of common
stock outstanding                                                                      $  (1.44)
                                                                                      =========

Weighted average shares outstanding
used in per share calculation
(basic and diluted)..................                                 8,000 (13)         24,607
                                                                ===========           =========

        See notes to unaudited pro forma combined financial statements.

                          RAVISENT TECHNOLOGIES INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    For the Six Months Ended June 30, 2001
                     (In thousands, except per share data)

                                                                                                       RAVISENT
                                                           (1)                   (1)                 Historical -
                                       RAVISENT        Adjustments           Adjustments             Subsequent to
                                       Historical    to record sale        to record sale              CE and IA
                                      (Unaudited)     of CE Assets  Notes   of IA Assets   Notes      Asset sales
                                      -----------    -------------- -----  --------------  -----     -------------
Revenues:
    License and services.............   $ 3,443          $ (421)    (2)       $    --       (2)        $   3,022
    Hardware.........................       167              --     (2)           (26)      (2)              141
                                        -------          ------               -------                  ---------
       Total revenues................     3,610            (421)                  (26)                     3,163
                                        -------          ------               -------                  ---------

Costs of revenues:
    License and services.............     1,049             (94)    (3)            --       (3)              955
    Hardware.........................       141              --     (3)           (28)      (3)              113
    Inventory charge.................    13,420              --                    --                     13,420
                                        -------          ------               -------                  ---------
       Total cost of revenues........    14,610             (94)                  (28)                    14,488
                                        -------          ------               -------                  ---------

       Gross profit..................   (11,000)           (327)                    2                    (11,325)
                                        -------          ------               -------                  ---------

Operating expenses:
    Research and development
       Non-cash compensation.........     1,854             (45)    (8)            (4)      (8)            1,805
       Other research and
       development expense...........     3,406            (693)    (4)          (775)      (4)            1,938
    Sales and marketing
       Non-cash compensation ........        69              (6)    (8)           (44)      (8)               19
       Other selling and marketing
       expense.......................     4,334            (349)    (5)        (1,768)      (6)            2,217
    General and administrative
       Non-cash compensation.........       112              (4)    (8)            --       (8)              108
       Other general and
       administrative expense........     4,661            (419)    (10)         (145)                     4,097
    Depreciation and amortization....     2,055            (216)    (7)        (1,070)      (7)              769
                                         ------          ------               -------                  ---------
       Total operating expenses......    16,491          (1,732)               (3,806)                    10,953
                                         ------          ------               -------                  ---------

Operating income (loss)..............   (27,491)          1,405                 3,808                    (22,278)

Interest (income) expense, net and
 other income........................    (1,047)             83     (11)           --                       (964)

                                                 (1)
                                               eMation
                                             Historical    Pro Forma             Pro Forma
                                             (Unaudited)  Adjustments  Notes      Combined
                                            ------------  -----------  -----     ---------
Revenues:
    License and services.............          $   5,258     $    --             $   8,280
    Hardware.........................                 --          --                   141
                                               ---------     -------             ---------
       Total revenues................              5,258          --                 8,421
                                               ---------     -------             ---------

Costs of revenues:
    License and services.............                991          --                 1,946
    Hardware.........................                 --          --                   113
    Inventory charge.................                 --          --                13,420
                                               ---------     -------             ---------
       Total cost of revenues........                991          --                15,479
                                               ---------     -------             ---------

       Gross profit..................              4,267          --                (7,058)
                                               ---------     -------             ---------

Operating expenses:
    Research and development
       Non-cash compensation.........                 --          --                 1,805
       Other research and
       development expense...........              2,408          --                 4,346
    Sales and marketing
       Non-cash compensation and
       other expense.................                 --          --                    19
       Other selling and marketing
       expense.......................              4,849          --                 7,066
    General and administrative
       Non-cash compensation.........                324          --                   432
       Other general and
       administrative expense........              1,779          --                 5,876
    Depreciation and amortization....              1,288         684   (12)          2,741
    Acquired in-process research and
       development...................                 --          --                    --
                                               ---------     -------             ---------
       Total operating expenses......             10,648         684                22,285
                                               ---------     -------             ---------

Operating income (loss)..............             (6,381)       (684)              (29,343)

Interest (income) expense, net and
 other income........................                131          --                  (833)

                                                                                                       RAVISENT
                                                           (1)                   (1)                 Historical -
                                       RAVISENT        Adjustments           Adjustments             Subsequent to
                                       Historical    to record sale        to record sale              CE and IA
                                      (Unaudited)     of CE Assets  Notes   of IA Assets   Notes      Asset sales
                                      -----------    -------------- -----  --------------  -----     -------------
Other expense........................         --             --                      --                      --
Gain on sale of assets...............     52,037             --                      --                  52,037
                                        --------       --------                 -------               ---------

Income (loss) before income taxes....     25,593          1,322                   3,808                  30,723
                                        --------       --------                 -------               ---------

Provision for income taxes...........      1,808         (1,808)    (11)             --                      --
                                        --------       --------                 -------               ---------

Accretion of redemption value of
Series D Redeemable
Preferred Shares.....................         --             --                      --                      --
                                        --------       --------                 -------               ---------
Net income (loss)....................   $ 23,785       $  3,130                 $ 3,808               $  30,723
                                        ========       ========                 =======               =========

Basic  net income per
weighted average share of common
stock outstanding....................   $   1.35       $   0.18                 $  0.22               $    1.75
                                        ========       ========                 =======               =========

Diluted net income per weighted
share of common stock outstanding....   $   1.30       $   0.17                 $  0.21               $    1.68
                                        ========       ========                 =======               =========

Weighted average shares outstanding
used in per common share
calculation- basic...................     17,629         17,629                  17,629                  17,629
                                        ========       ========                 =======               =========

Weighted average shares outstanding
used in the per common share
calculation-diluted..................     18,284         18,284                  18,284                  18,284
                                        ========       ========                 =======               =========

                                                 (1)
                                               eMation
                                             Historical    Pro Forma             Pro Forma
                                             (Unaudited)  Adjustments  Notes      Combined
                                            ------------  -----------  -----     ---------
Other expense........................               669          --                   669
Gain on sale of assets...............                --          --                52,037
                                              ---------     -------             ---------

Income (loss) before income taxes....            (7,181)       (684)               22,858
                                              ---------     -------             ---------

Provision for income taxes...........                --          --                    --
                                              ---------     -------             ---------

Accretion of redemption value of
Series D Redeemable
Preferred Shares.....................            (1,104)      1,104                    --
                                              ---------     -------             ---------
Net income (loss)....................         $  (8,285)    $   420             $  22,858
                                              =========     =======             =========

Basic  net income per
weighted average share of common
stock outstanding....................                                           $    0.89
                                                                                =========

Diluted net income per weighted
share of common stock outstanding....                                           $    0.85
                                                                                =========

Weighted average shares outstanding
used in per common share
calculation- basic...................                         8,000     (13)       25,629
                                                            =======             =========

Weighted average shares outstanding
used in the per common share
calculation-diluted..................                         8,500     (13)       26,784
                                                            =======             =========

        See notes to unaudited pro forma combined financial statements.

                          RAVISENT TECHNOLOGIES, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 June 30, 2001
                                (In thousands)

                                                                               (14)
                                                        RAVISENT              eMation
                                                       Historical           Historical          Pro Forma            Pro Forma
                                                       (Unaudited)          (Unaudited)        Adjustments   Notes    Combined
                                                     --------------       --------------      ------------  ------- -----------
Current assets:
    Cash and cash equivalents.......................    $  62,935             $    929          $     --               $ 63,864
    Accounts receivable, net of allowance for
       doubtful accounts............................        1,388                2,745                --                  4,133
    Inventory.......................................        8,278                  120                --                  8,398
    Prepaid expenses................................        1,061                   --                --                  1,061
    Other assets....................................        1,042                  711                --                  1,753
                                                        ---------             --------          --------               --------
         Total current assets.......................       74,704                4,505                --                 79,209
                                                        ---------             --------          --------               --------
  Furniture and equipment, net......................        1,520                1,269                --                  2,789
  Goodwill..........................................        2,154                5,967            12,087     (15)        20,208
  Other intanglibles................................        2,777                  770             4,701     (15)         8,248
  Loan receivable...................................            8                   --                --                      8
  Other assets......................................          852                  380                --                  1,232
  Severance fund....................................           --                  313                --                    313
                                                        ---------             --------          --------               --------
         Total assets...............................       82,015               13,204            16,788                112,007
                                                        ---------             --------          --------               --------

  Current liabilities:
    Accounts payable................................    $   3,274             $  1,985          $     --               $  5,259
    Accrued expenses and other......................        4,131                4,243             2,390     (16)        10,764
    Income tax payable..............................        1,760                   --                --                  1,760
    Other current liabilities.......................           66                1,330                --                  1,396
    Deferred revenues...............................          345                   --                --                    345
                                                        ---------             --------          --------               --------
         Total current liabilities..................        9,576                7,558             2,390                 19,524
                                                        ---------             --------          --------               --------

  Notes payable.....................................           --                2,057                --                  2,057
  Other long-term liabilities.......................           --                  495                --                    495
  Deferred income taxes.............................          564                   --                --                    564
                                                        ---------             --------          --------               --------
         Total liabilities..........................    $  10,140             $ 10,110          $  2,390               $ 22,640
                                                        ---------             --------          --------               --------

  Series D Redeemable Preferred Shares..............           --               26,055           (26,055)    (18)            --

                                                                                  (14)
                                                              RAVISENT           eMation
                                                             Historical        Historical          Pro Forma            Pro Forma
                                                             (Unaudited)       (Unaudited)        Adjustments   Notes    Combined
                                                           --------------    --------------      ------------  ------- -----------
  Stockholders' equity:
    Preferred stock....................................       $                  $     41        $      (41)    (18)      $     --
    Common stock.......................................              19                47               (39)    (18)            27

  Additional paid-in-capital...........................         122,259            11,901             9,250     (19)       143,410
  Deferred compensation ...............................            (872)             (197)           (1,470)    (17)        (2,539)
  Accumulated deficit..................................         (48,592)          (34,531)           32,531     (20)       (50,592)
  Accumulated other comprehensive income ..............            (219)             (222)              222     (20)          (219)
  Treasury stock at cost...............................            (720)               --                --                   (720)
                                                              ---------          --------        ----------               --------
     Total stockholders' equity .......................          71,875           (22,961)           40,453                 89,367
                                                              ---------          --------        ----------               --------

         Total liabilities and stockholders' equity....       $  82,015          $ 13,204        $   16,788               $112,007
                                                              =========          ========        ==========               ========

        See notes to unaudited pro forma combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRO FORMA PRESENTATION

     On June 27, 2001, we, eMation and certain of its shareholders entered into a share purchase agreement (which was amended and restated as of July 27, 2001), the completion of which is conditioned upon several conditions, including eMation becoming our wholly-owned subsidiary.

     The unaudited pro forma combined statement of operations for the year ended December 31, 2000 has been prepared to give effect to the eMation acquisition and the sale of our consumer electronics and Internet appliance businesses as if each had occurred on January 1, 2000. The unaudited pro forma combined statement of operations for the six-month period ended June 30, 2001 has been prepared to give effect to each of the above transactions as if they had occurred on January 1, 2001. The unaudited pro forma combined balance sheet as of June 30, 2001 has been prepared to give effect to the eMation acquisition as if it had occurred on June 30, 2001 and to give effect to the sale of our consumer electronics and Internet appliance business assets as of their respective dates of divestiture.

     The effects of the eMation acquisition have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the estimated fair value of the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to identifiable intangible assets and goodwill. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as we finalize our allocation of purchase price in accordance with generally accepted accounting principles.

     The following represents the preliminary allocation of the purchase price over the estimated fair values of the acquired assets and assumed liabilities of eMation at June 30, 2001 and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the closing date. Assuming the transaction occurred on June 30, 2001, the allocation would have been as follows (in thousands):


   Purchase Consideration:

   Value of common stock and options..............  $ 20,442
   Direct transaction costs.......................     2,390
                                                   ---------
   Total estimated purchase consideration.........  $ 22,832
                                                   =========

   Allocation of Purchase Consideration:
   Cash ..........................................  $    929
   Accounts receivable, net.......................     2,745
   Furniture and equipment........................     1,269
   Other assets ..................................     1,524
   Liabilities assumed............................   (10,110)
   Acquired in-process research and development...     2,000
   Deferred stock compensation....................       950
   Goodwill ......................................    18,054
   Intangible assets..............................     5,471
                                                   ---------
   Total .........................................  $ 22,832
                                                   =========

2.   PRO FORMA ADJUSTMENTS

Statements of Operations
------------------------

     The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 have been prepared as if the sale of certain assets related to our consumer electronics and Internet appliance businesses and the eMation acquisition were each completed as of January 1, 2000 and January 1, 2001, respectively, and reflect the following pro forma adjustments :

(1) All pro forma adjustments presented for the year ended December 31, 2000 assume that the sales of the consumer electronics and Internet appliance assets and the eMation acquisition were completed on January 1, 2000. All pro forma adjustments presented for the six months ended June 30, 2001 assume that the asset sales to Phoenix Technologies and STMicroelectonics and the eMation acquisition were completed on January 1, 2001. Adjustments for the write-off of the in-process research and development related to the eMation acquisition have not been reflected in the statement of operations as its effect is nonrecurring.

(2) These adjustments reflect the loss of license, services and hardware revenues that would have resulted had we consummated the respective asset sales on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001.

(3) These adjustments reflect the reduction of cost of revenues associated with license and services and hardware revenues that would have resulted had we consummated the respective asset sales on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001.

(4) These adjustments reflect the reduction of research and development costs that would have resulted had we consummated the respective asset sales on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001. This reduction is primarily related to the employees who joined STMicroelectronics and Phoenix Technologies as part of these transactions.

(5) This adjustment reflects the reduction of sales and marketing costs that would have resulted had we consummated the sale on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001. This reduction is primarily related to the employees who joined STMicroelectronics as part of the consumer electronics transaction.

(6) This adjustment reflects the reduction of sales and marketing costs that would have resulted had we consummated the sale on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001. This reduction is primarily related to advertising expenses of approximately $2,400 and $1,835 for the year ended December 31, 2000 and the six months ended June 30, 2001 respectively, in connection with a distribution agreement with a South American distributor of our Internet appliances for the period.

(7) These adjustments reflect the reduction of depreciation and goodwill amortization, primarily related to the goodwill of our consumer electronics and Internet appliance businesses, which would have resulted had we consummated the respective asset sales on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001.

(8) These adjustments reflect the reduction of compensation related to stock options that would have resulted had we consummated the respective asset sales on January 1, 2000, for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001.

(9) This adjustment reflects the reduction of compensation related to stock options that would have resulted had we consummated the sale on January 1, 2000, for the year ended December 31, 2000. For the year ended December 31, 2000 this reduction is primarily related to the amortization and subsequent impairment of an intangible asset related to a warrant valued at $5,661 which was recorded in connection with a distribution agreement with a South American distributor of our Internet appliances.

(10) This adjustment reflects the reduction of general and administrative costs that would have resulted had we consummated the sale on January 1, 2000 for the year ended December 31, 2000 and January 1, 2001, for the six months ended June 30, 2001. This reduction is primarily related to the employees that have joined STMicroelectronics as part of that transaction and a decrease in rent expense due to the assumption by STMicroelectronics of our corporate headquarters lease.

(11) These adjustments reflect the reduction in interest expense associated with a portion of the purchase price, discounted and payable in annual installments, in connection with the acquisition of VIONA Development Hard and Software Engineering GmbH & Co. KG in 1998 and a foreign currency gain associated with the payment on the liability. In addition, this adjustment reflects the reversal of the estimated income taxes in connection with the sale of consumer electronics assets.

(12) Amortization expense represents the amortization of the estimated other intangible assets that would have resulted in connection with the eMation acquisition. The other intangible assets are being amortized over their estimated useful life of four years.

(13) The basic and diluted weighted average common shares outstanding and net income or (loss) per share amounts have been adjusted to reflect the issuance of 8,000,000 shares of RAVISENT common stock in connection with the acquisition and the effect of our assumption of eMation stock options, unless antidilutive, as if the shares and options had been outstanding from January 1, 2000.

Balance Sheet
-------------

     The accompanying unaudited pro forma combined balance sheet has been prepared as if the eMation acquisition was completed on June 30, 2001 and reflects the following pro forma adjustments:

(14) All pro forma information contained in the June 30, 2001 unaudited pro forma combined balance sheet assumes that the eMation acquisition occurred on June 30, 2001.

(15) These adjustments represent the elimination of eMation's historical goodwill and intangible assets of $6,737 and the recording of $18,054 in goodwill and $5,471 of intangible assets arising as a result of the eMation acquisition.

(16) This adjustment represents the accrual for the estimated professional fees in connection with the eMation acquisition.

(17) This adjustment includes the elimination of eMation's historical deferred compensation of $0.2 million, as well as an adjustment for $0.7 million for options issued below fair market value issued in connection with the eMation acquisition and $1 million as unearned stock compensation for the intrinsic value of the unvested options assumed, which will be recognized as compensation expense over the future vesting period of the options.

(18) This adjustment represents the par value for the issuance of 8 million shares of RAVISENT common stock, the elimination of eMation's historical par value of common stock and the elimination of eMation's preferred shares, including the series D redeemable preferred shares, in connection with the eMation acquisition.

(19) This adjustment includes the elimination of eMation's historical additional paid in capital of $11.9 million, as well as adjustments for an increase of $20.4 million representing the fair value of the common stock and options issued as a result of the eMation acquisition and $0.7 million for options issued below fair market value.

(20) This adjustment represents the elimination of the historical accumulated deficit of eMation of $34,531, and elimination of the accumulated other comprehensive income of $222. The pro forma adjustment for accumulated deficit also includes an estimated in-process research and development charge of $2 million in connection with the eMation acquisition.



New Accounting Pronouncements
-----------------------------

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142, which is effective January 1, 2002, will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definitive useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     The above accounting pronouncements have been reflected as adopted in the unaudited pro forma combined financial statements.

The following table reflects the adoption of SFAS No. 142 on the historical financial statements of RAVISENT included in the unaudited pro forma combined financial statements (in thousands except per share amounts):

                                                 Year ended     Six months ended
                                             December 31, 2000   June 30, 2001
                                             -----------------  ----------------

Reported net income (loss)                      $ (40,467)         $  23,785

Add back: Goodwill amortization                     5,200              1,700
                                                ---------          ---------
Adjusted net income (loss)                      $ (35,267)         $  25,485
                                                =========          =========

Reported net income (loss) per
    weighted average common share - basic       $   (2.44)         $    1.35

    Goodwill amortization                             .31                .10
                                                ---------          ---------
Adjusted net income (loss) per
    weighted average common share - basic       $   (2.13)         $    1.45
                                                =========          =========

Reported net income (loss) per
    common share - diluted                      $   (2.44)         $    1.30

    Goodwill amortization                             .31                .09
                                                ---------          ---------
Adjusted net income (loss) per weighted average
    common share - diluted                      $   (2.13)         $    1.39
                                                =========          =========

                          RAVISENT TECHNOLOGIES INC.

                             BUSINESS OF RAVISENT

General

     RAVISENT is a software and intellectual property licensing company providing software solutions and technology to industry leading PC OEMs, empowering them to deliver highly competitive, cost-effective products with a strong time-to-market advantage. We also provide customization services and customer support. We offer a web-based retail site to allow users to upgrade and purchase the latest products from us. Our software allows personal computer manufacturers to address digital multimedia formats such as digital versatile disks, or DVD; digital video recording, or DVR; direct broadcast satellite, or DBS; its European counterpart, digital video broadcasting, or DVB; and high-definition television, or HDTV.

     Until March 2001, we also sold products and provided services in the consumer electronics market and the Internet appliance market. However, as described below under the heading "Company History," we have disposed of our consumer electronics business and our Internet appliance business.

     Our digital media products incorporate a common, software code using modular software architecture and are independent of operating systems and silicon components. As digital technology continues to evolve and standards change, we can add new modules to our software to provide additional functionality without altering the existing core components of our digital solution. This allows personal computer manufacturers to use our products across multiple markets, achieve faster time-to-market, develop a customizable, consistent look and feel across product lines and reduce technical support costs. Our current products consist of high-performance digital video and audio decoding and encoding solutions.

     Our products focus on the personal computer market. We license our software and hardware reference design solutions to the personal computer manufacturers based on total unit sales. Personal computer and peripherals manufacturers currently shipping our products include ATI Technologies, Inc., Dell Computer Corporation, Fujitsu Microelectronics, Inc., Gateway Inc., Hewlett-Packard Company, Matrox Graphics, Inc. and Siemens Corporation. We also have strategic relationships with ATI Technologies, Cirrus Logic, Inc., Dolby Laboratories, Inc., Intel Corporation and STMicroelectronics NV. Our strategic relationship with Conexant Systems Inc. was transferred to Phoenix Technologies pursuant to an asset purchase agreement.

Company History

     We were incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed our name to Quadrant International, Inc. in May 1994. In April 1999, we changed our name to Divicore Inc. and then reincorporated in Delaware as RAVISENT Technologies Inc. in June 1999.

     During the year ended December 31, 2000, and prior to the asset sale transactions described below, our business focused on the development and licensing of software and hardware design solutions that serve as platforms for digital entertainment devices. Our intellectual property was licensed by manufacturers of personal computers, consumer electronics devices and Internet appliances. We also provided customization services and customer support.

Acquisition of Digital Video Technology

     In August 2000, we acquired Cinax Designs Inc., a provider of digital video technology and tools, for an aggregate of approximately $3.5 million in cash and the issuance of an aggregate of 825,000 shares of RAVISENT common stock and no par, non-voting exchangeable preferred stock of Ravisent British Columbia Inc., which shares of preferred stock are exchangeable on a one-for-one basis at the option of the holder, into shares of common stock of RAVISENT Technologies Inc. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, we expensed $1.4 million of the purchase price as acquired in-process research and development. Cinax products include a suite of authoring, editing and encryption tools used by clients in the

Internet, multimedia and consumer electronics industries worldwide. Cinax's flagship product, WinVCR, enables computer users to record real-time MPEG video straight to their hard drives.

Sale of Internet Appliance Business

     Effective as of March 23, 2001, and pursuant to an asset acquisition agreement dated as of March 21, 2001, RAVISENT Technologies Inc. and certain of its subsidiaries, RAVISENT Technologies Internet Appliance Group, Inc., Ravisent I.P., Inc. and Ravisent Operating Company, Inc. sold substantially all of the assets of our Internet appliance business, excluding inventory, to Phoenix Technologies for approximately $18.0 million in cash consideration, of which $1.8 million is being held by a third party in escrow for indemnification purposes until March 2002. The assets sold include certain of the contracts, equipment, intangible assets, intellectual property, prepaid expenses and other assets primarily related to the operation of the Internet appliance business. Under the agreement, Phoenix Technologies purchased, among other things, our e-Surfer embedded software Internet browser and related hardware designs for the Internet Appliance market. In addition, in connection with this asset sale, 13 of our employees associated with our Internet appliance business accepted employment with Phoenix Technologies.

Sale of Consumer Electronics Business

     Effective as of March 1, 2001, and pursuant to an asset acquisition agreement dated as of January 18, 2001, RAVISENT Technologies Inc. and certain of its direct and indirect subsidiaries, Ravisent I.P., Inc., Ravisent Operating Company, Inc. and VIONA Development Hard and Software Engineering GmbH & Co. KG, transferred certain assets related to our consumer electronics business to STMicroelectronics. The assets transferred include certain of the contracts, equipment, intangible assets, intellectual property, prepaid expenses, accounts receivable and other assets primarily related to the operation of the consumer electronics business. In addition, approximately 76 of our employees, most of whom were associated with the consumer electronics business, accepted employment with STMicroelectronics in connection with the asset sale. Pursuant to the terms of the asset acquisition agreement, STMicroelectronics paid approximately $55.6 million in cash consideration, of which $0.8 million is being held by a third party in escrow for indemnification purposes until September 2002. In connection with the asset sale, we granted STMicroelectronics certain non-exclusive rights to license and distribute certain of our technology used in our Internet appliance products and personal computer products. Further, pursuant to the terms of the asset acquisition agreement, we have agreed not to compete in significant aspects of the consumer electronics market for a period of five years from March 1, 2001.

Industry Background

     Historically, the personal computer developed around digital technology using the central processing unit, or CPU, which was initially expensive and unable to simultaneously run the operating system and manipulate video and audio inputs at satisfactory performance levels. As a result, digital entertainment content was managed by a stand-alone semiconductor device or module. Advances in semiconductor technology have dramatically lowered the price of high performance microprocessors, allowing personal computers to employ software solutions to manage video and audio streams in a digital format without overburdening their CPUs.

     Evolution of Standards. Historically, a significant barrier to the growth of digital video and audio technology was the lack of widely accepted technological standards. Today, industry participants have adopted a video compression standard known as MPEG-2 and MPEG-4 that enables video and audio compression for digital transmission and storage. MPEG-2 is currently deployed as the DVD solution in personal computers and DVD players and has been adopted as the standard for digital television, or DTV and high-definition television, or HDTV. In addition, Dolby Digital, formerly known as AC-3, designed by Dolby Laboratories, has emerged as an industry standard for audio compression. These standards are tightly regulated and licensed for a fee by the patent holders whose patents are encompassed in the standards.

The RAVISENT Digital Media Software

     We develop and license IP software and hardware reference design solutions that enable digital entertainment in personal computer systems. Our solutions include high-performance digital video and audio

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decoding and encoding engines, graphical user interface tools, device software drivers, navigation software system test tools and hardware design expertise. Our digital solutions incorporate industry standards and are independent of operating system and silicon components. By using our solutions, our customers can reduce material costs, development costs and time-to-market, increase functionality and improve the quality of their digital entertainment products.

     Our digital solutions are built using the same powerful, easily customizable, modular software architecture as personal computers. This modular approach frees our customers from semiconductor design cycles and provides them with enhanced flexibility, enabling them to rapidly introduce products to market that incorporate customized feature sets. As digital technology continues to evolve and standards change, we can add new modules to our software to address the changes without altering existing components of our digital solutions.

Markets and Applications

     Our applications for digital devices include the following:

     Digital Versatile Disk. The DVD market is expected to experience rapid growth. IDC predicts that the number of DVD-ROM units for personal computers sold worldwide will grow from 18 million units in 2000 to 35 million units in 2002, representing a compound annual growth rate of 75%. This market projection is based upon assumptions regarding the level of growth in sales of personal computers, the desire of personal computer manufacturers to offer additional functionality by upgrading CD ROM drives to DVD-ROM and the current supply of necessary components and the speed with which the prices of DVD-ROM drives is expected to decline. There can be no assurance that these projections will be achieved. Currently, we are shipping various products for the decoding and playback of DVD titles on a personal computer.

     Digital Television. Digital broadcast television was first successfully launched in the United States in 1996 via digital broadcast satellite, with digital broadcast satellite now delivering direct broadcast television to over five million households today. Digital television has also begun to move into the large over-the-air market. Under the Telecommunications Act of 1996, all broadcasts are scheduled to be in a digital format by 2006. We are currently developing software and hardware design solutions that enable the viewing of digital television streams on personal computers.

Strategy

     We have identified the device relationship management market as a viable and competitive strategic alternative to our current business model. We plan to expand the business of eMation through sales and corporate growth. We will continue in the PC market and exploit our technology by enhancing our digital media products and exploring strategic partnerships and opportunities.

Digital Media Technology

     We have designed our digital entertainment solutions to be independent of the hardware platform on which they run. Our designs are based on a modular software architecture, whereby each of the technical standards that are used for various digital media is addressed through an independent self-contained module of our software. For example, compliance with MPEG-2 and Dolby Digital has been achieved through completely discrete components of our software that can be "plugged in" to each other or to other modules addressing other standards or features of our products. Furthermore, each of these modules can address particular semiconductors or CPUs as needed. As a result, our architecture allows personal computer manufacturers to choose different combinations of software and hardware configurations for their products while maintaining a consistent look and feel.

     Our module-based approach to our digital solutions is designed to provide flexibility and adaptability as relevant technologies evolve and standards change. For example, as new digital technology develops, whether hardware or software-based, we can add new modules to address the new technology without altering other components of our digital solution. In addition, as the processing speeds and capabilities of personal computers and graphics cards improve, hardware-based modules can be replaced with software modules, again without requiring

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the alteration of other components of our overall architecture. The same flexibility also applies to the user interface and storage modules. For example, as new platforms and operating environments arrive, only the interface modules will need to be altered to adapt.

     We identify emerging technologies necessary for future platforms that address various media sources such as those shown below.

     Software Algorithms and IP Cores. Software algorithms are designed to work with multiple microprocessors, operating environments or semiconductor devices. These IP Cores exist in high-level language forms but perform silicon level functions such as video decoding and encoding.

     Software Drivers. Software drivers control the core software or hardware implementations. They are designed for specific operating systems and typically run in Microsoft operating environments; nonetheless, the core design allows for porting to other environments. Software drivers are the "middleware" that connects the algorithms of our solution to the operating environments.

     Hardware Reference Designs. Hardware designs are developed with a modular approach to allow for flexible silicon device selection and adaptation to industry standard interfaces. We license our hardware designs to enable our software licensees to deliver a complete product.

     Application Programming Interfaces. Application programming interfaces, or APIs, allow for the use of our software drivers or hardware components by third party applications as well as independent application development by our teams. These tools are developed around multiple industry standards and interfaces to allow for full-feature access.

     End User Applications. End user applications are delivered to our customers as complete multi- language installations that provide customizable, full-featured graphical user interfaces.

     We then apply our high-performance modular software solution to manage these sources in a digital format, enabling manufacturers to support these technologies in various devices. Our modular solution can be divided into four stages:

     Source Management. Our digital entertainment solution starts by controlling and decoding multiple video and audio streams from either digital or digitally converted analog sources.

     Media Router/Media Caching. After the streams are received and converted, they are directed via the "Media Router" module to either be delivered to the "Media Decode" module for immediate presentation or stored the streams for future playback using a temporary memory storage module called the "Media Caching" module.

     Media Decode/Convergence User Interface/Internet Browser/Intelligent Agent. Upon delivery, the "Media Decode" module translates the compressed data into video and audio streams. At this point, our "Convergence User Interface" module allows users to control the final presentation of the stream as well as to provide a customized look and feel. We plan to add intelligent agents that would enable user habit-based automatic programming and simultaneous playback and recording capabilities.

     User Presentation. As a final step, our "User Presentation" module converts the audio and video streams to the proper output format for presentation on multiple devices including computer monitors, television sets and speakers.

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Digital Media Products and Services

Products

     We license our customizable, modular software and hardware design solutions to manufacturers to enable digital video and audio playback and recording within the personal computer industry. We currently license the following products:

     Software CineMaster, a software-only DVD solution that is licensed to the top personal computer manufacturers to enable DVD playback in their products. Software CineMaster is incorporated into the operating system of personal computers or sold separately as part of an after-market solution bundled with a graphics card. Compaq and Gateway systems incorporating Software CineMaster won the PC Magazine Editors' Choice Award in March 1999 and December 1998, respectively. These awards cited both the quality of the DVD playback in these systems and our Software CineMaster product as responsible for DVD decoding in these systems. We receive a per unit license fee from the personal computer manufacturers for each system or device sold by them that incorporates this product.

     Software CineMaster HDTV, a software design solution that provides high definition television audio and video. We offer this product to personal computer original equipment manufacturers and independent hardware manufacturers. We are currently shipping this product. We receive a per unit license fee from the partner for each system or device sold by them that incorporates this product.

     Software CineMaster DVR, a software application that provides personal computer users with the ability to view and record simultaneously their live broadcast video and other sources of analog video input. Additionally, while recording, the user will be able to pause, rewind and playback video at any chosen point in the video stream. This product is released to the market; we receive a per unit license fee from the personal computer original equipment manufacturers and the television tuner manufacturers licensing or shipping this product. We are not currently shipping this product.

     DVD Software Encoder, a software solution to enable the processing of digital video signals which is designed to eliminate the need for a DVD encoder chip or circuit board by utilizing software to record DVD and video streams on a personal computer. This core technology was completed in the second quarter of 2000 and was released in our CinePlayerTM DVR product for use by PC OEMs and IHVs.

Services

     We work with our customers to customize elements of our solutions (such as the graphical user interface) to their products and to mutually agreed-upon specifications. In addition, we typically add specific features that a customer requests that may be different from those installed in the same product licensed to another customer. Finally, we modify our software drivers to ensure compatibility with hardware components (such as different graphics cards) that differ among our customers and among the various models of a single customer.

E-Commerce Opportunities

     In November 2000, we launched RAVISENTDIRECT.com, the first e-commerce site designed to distribute our digital video products, updates and upgrades directly to consumers. The goal is to allow users of our CineMaster and CinePlayer digital video software to have a vehicle to access the latest product updates and upgrades. In connection with launch of the web site, we also conducted a weeklong kick-off promotion including special introductory product promotions to inaugurate the launch of the site. The launch of RAVISENTDIRECT.COM is our initiative to help the marketplace get access to the latest software products directly from us.

     CinePalette, CinePlayer Editor, CinePlayer DVR and CinePlayer DVR Plus are available through our online store. CinePalette is a tool for compressing video and audio files for the Internet. CinePlayer Editor is a video-editing product designed for the PC desktop and Internet marketplace. Our CinePlayer DVR and CinePlayer

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DVR Plus each record TV and video from a PC TV tuner card directly into MPEG-1,
ASF and MPEG-2 file formats. Users can record from any video source straight onto a hard drive in real-time allowing users the flexibility to watch shows whenever they choose without requiring additional external hardware.

     All of the products featured on our site have full technical support resources online so that users can get answers to their most pressing questions. Users have the ability to download free trial versions of our software, giving them the ability to "try-before-they-buy." The web site contains technical documentation on how to obtain the latest drivers and how to obtain online support for our products.

Sales and Marketing

     Our sales and marketing activities are focused on establishing and maintaining license arrangements with personal computer, peripherals and semiconductor manufacturers. We license our digital solutions on a non-exclusive worldwide basis to personal computer, peripherals and semiconductor manufacturers that sell products incorporating these technologies to end users. We also license our digital solutions on a non-exclusive worldwide basis to manufacturers that incorporate our technology in products for personal computers.

     We sell our digital solutions worldwide to personal computer manufacturers through our direct sales force.

     We continue to establish strategic relationships with peripherals and semiconductor manufacturers in an effort to establish our solutions as the standard for digital video and audio stream management. In addition to our relationships with STMicroelectronics, we work closely with major software and hardware providers such as Advanced Micro Devices, Inc., ATI Technologies, Inc. and Intel Corporation in designing our digital solutions so that our final product will interact smoothly with their software and hardware platforms. We also maintain relationships with graphics card vendors to maximize our product flexibility and support.

     We participate in industry conferences to market and demonstrate our technology and distribute quarterly press kits to disseminate information regarding our latest advances.

Customers

     Our typical customers and partners are personal computer, peripherals and semiconductor manufacturers that benefit from our digital entertainment solutions. As of June 30, 2001, computer and peripherals manufacturers shipping products that incorporate our technology included: Dell Computer Corporation, Gateway Inc., Hewlett-Packard Company, ATI Technologies, Inc. and ST Microelectronics. For the six months ended June 30, 2001, three customers, Matrox Graphics, Inc., Gateway Inc. and another customer accounted for 20%, 9% and 35%, respectively, of our revenues, and for the six months ended June 30, 2000, three customers, Wongs Electronics Co., Ltd., Hewlett-Packard Company and Matrox Graphics, Inc. accounted for 25%, 16% and 11%, respectively, of our revenues. With the exception of our arrangement with Phoenix Technologies Ltd., which has a term in excess of one year, all of our agreements have a duration of one year or less or may be cancelled by the customer following notice at any time.

Geographic Areas

     Information pertaining to revenues attributed to our country of domicile, the United States of America, foreign sales in total and individual foreign countries is included in note 20 of the notes to the consolidated financial statements for the quarter ended June 30, 2001 attached to this proxy statement. Revenues from individual countries are based upon information available to us regarding our customers' country of domicile.

     Long-lived assets, at cost, consisting principally of furniture and equipment, were located in the following countries, including our country of domicile, the U.S., for the following years noted (in thousands):

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                                             December 31,
                             ----------------------------------------------
               Country            2000           1999            1998
---------------------------  -------------  --------------  ---------------
United States                    $4,844         $1,970          $   883
Germany                             643            547              494
Canada                               79             --               --
                                 ------         ------          -------
Total                            $5,566         $2,517          $ 1,377
                                 ======         ======          =======

Research and Development

         We believe that the future of the digital media competitive position will depend in large part on our ability to develop new and enhanced digital entertainment solutions and our ability to meet the evolving and rapidly changing needs of personal computer, peripherals and semiconductor manufacturers. Product development involves several functional groups within our organization and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market.

         As of December 31, 2000, we employed a total of ninety-seven (97) research and development personnel in four offices. For the years ended December 31, 2000, 1999 and 1998, our research and development expenditures, excluding non-cash compensation, totaled $10.2 million, $8.1 million and $3.1 million, respectively. To date, we have not capitalized any research and development expenses. In connection with our sale of the assets of our consumer electronics business in March 2001, approximately 76 of our employees, most of whom were associated with the consumer electronics business, joined STMicroelectronics. In connection with our sale of the assets of our Internet appliance business in March 2001, approximately 13 of our employees, most of whom were associated with the Internet appliance business, joined Phoenix Technologies.

Intellectual Property and Proprietary Rights

         We rely upon a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property. We currently have four pending U.S. patent applications related to our digital video management technology. We co-own with STMicroelectronics two additional patent applications and we have one pending application under the Patent Cooperation Treaty (PCT) based on several of the above-mentioned U.S. patent applications. Three of the four pending U.S. patent applications cover future products and do not relate directly to our current products. The fourth patent application relates to the personal computer industry and is utilized in our Software CineMaster product. In addition, we have numerous pending trademark applications for the marks "RAVISENT," "RAVISENT Technologies" and the RAVISENT logo. We also have an issued U.S. trademark registration for the mark "CineMaster." Although we rely on patent, copyright, trade secret and trademark laws to protect our technology, we believe that factors such as the technological and creative skill of personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. However, our intellectual property covers all aspects of our business and if we are not successful in protecting such rights (i.e. patent applications are rejected or patents are successfully challenged) our business may be substantially harmed .

         We generally enter into confidentiality or license agreements with our employees and consultants and companies with whom we have strategic or other business relationships, and generally control access to and distribution of our software, documentation and other proprietary information. There can be no guarantee that these measures will effectively protect our intellectual property for infringement by unauthorized third parties. In addition, we sometimes incorporate the intellectual property of our strategic customers into our designs and we have obligations with respect to the use and disclosure of such intellectual property.

         We license technology from Dolby Laboratories for the audio format that is used in all of our DVD-related products. We pay a royalty to Dolby on a per-unit shipped basis. The technology, called Dolby Digital, permits audio from a DVD to be routed to different speakers in a multi-speaker set up to permit "theater-quality" audio. The Dolby Digital technology is part of the industry standard DVD specification. The license for the Dolby Digital technology is for a term expiring at the expiration of the patent covered thereby with the furthest expiration date from the date of the license. The license for the encryption and decryption technology may be terminated at any time. In addition, we license encryption and decryption software technology from DVD Copy Control Association,

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Inc. This technology is designed to prevent unauthorized persons from accessing
DVD content such as movies. We have a royalty-free license from DVD Copy Control Association, Inc. If these license agreements were not renewed, our business would be severely harmed and we would not be able to ship product for the DVD market.

         The market for digital entertainment solutions is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, we have received, and we expect to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example, we received notice from two of our largest customers which are personal computer manufacturers that a third party with a history of litigating its proprietary rights and that has substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. The third party has invited these customers to license the technology covered by the patents. These customers have contacted us for assistance in determining whether our technology falls within the scope of the asserted patent claims and may in the future seek compensation or indemnification from us arising out of the third party claims. In addition, a consortium of companies known as MPEG-LA has notified us and a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license royalties for use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from us arising out of the MPEG-LA claims. In addition, the members of the MPEG-LA consortium may in the future seek compensation from us arising out of the consortium's claims. A second consortium of companies known as "6C" (formerly known as the DVD Patent Licensing Program) has notified us as well as a number of DVD product manufacturers that patents owned by members of the consortium are infringed by the manufacturers in their distribution of products incorporating DVD technology. 6C has requested that we and these manufacturers pay license royalties for use of the technology covered by the patents licensed by the consortium. The manufacturers may in the future seek compensation or indemnification from us arising out of the consortium's claims. In addition, the members of 6C may in the future seek compensation from us arising out of the consortium's claims. A third consortium of companies known as "3C" has notified a number of DVD product manufacturers that patents owned by members of the consortium are infringed by the manufacturers in their distribution of products incorporating DVD technology. 3C has requested that the manufacturers pay license royalties for use of the technology covered by the patents licensed by the consortium. The manufacturers may in the future seek compensation or indemnification from us arising out of the consortium's claims. Also, a third party has asserted that the parental control features of our CineMaster products infringe certain patents held by the third party. This third party has also contacted at least three of our customers asserting such claims. Such customers may in the future seek compensation or indemnification from us arising out of such third party's claims. These and any other claims of infringement against us, whether or not such claims have merit, could result in litigation that could severely harm our business.

Competition

         The digital media market is intensely competitive, highly fragmented and rapidly changing and is characterized by short product life cycles and price erosion. Our principal competitors in the software-based digital solution market are Cyberlink, Intervideo Inc., IVI, Mediamatics, Inc. (a subsidiary of National Semiconductor, Inc.), MGI Software Corp. and RealNetworks, Inc. Our principal competitors in the hardware-based digital solution market are Sigma Designs, Inc. and Zoran Corporation. We also compete against several smaller companies and the internal research and development departments of other software companies as well as those of personal computer, peripherals and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Numerous other major personal computer manufacturers, software developers and other companies are focusing significant resources on developing and marketing products and services that will compete with our CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. For example, Microsoft currently markets a basic MPEG-1 compliant digital solution that is bundled into its operating system, which is used by a substantial number of personal computer users. If Microsoft were to successfully develop or license a DVD-compliant digital video solution and incorporate the solution into its operating system, our revenues could be substantially harmed.

         We anticipate continued growth and competition in the personal computer industry and the entrance of new competitors into our markets, and accordingly, the market for our products will remain intensely competitive. We

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expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either we or our current competitors do. Furthermore, our future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm our business.

Employees

         As of December 31, 2000, we had a total of one hundred and sixty-five
(165) full-time employees, ninety-seven (97) of whom were engaged in research and development, thirty-one (31) in sales and marketing and thirty-seven (37) in administration. On March 25, 2001, after the closing of the sales of the assets of our consumer electronics and Internet appliance businesses in March 2001, we had a total of approximately fifty-three (53) full-time employees, eighteen (18) of whom were engaged in research and development, fifteen (15) in sales and marketing and twenty (20) in administration. Our future performance depends in significant part upon the continued services of our key technical, sales and senior management personnel. The loss of the services of one or more of our key employees could harm our business. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for highly qualified personnel is intense, particularly in the Philadelphia area, where we are headquartered and in the Silicon Valley area, where we maintain operations. We may not be able to retain or attract key personnel in the future. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with employees to be good.

Properties

         As part of the sale of our consumer electronics assets to STMicroelectronics in March 2001, STMicroelectronics assumed the lease for our corporate headquarters which includes approximately 47,000 square feet of space in an office complex located in Malvern, Pennsylvania. In April 2001, we moved our principal offices in Malvern to another building within the same office complex as our former offices. The lease for our new corporate headquarters is for approximately 14,000 square feet of space, which expires in November 2002. As a result of our move, our future minimum required lease payments for our corporate headquarters facilities were reduced by a total of approximately $6.8 million. We also lease approximately 9,000 square feet of office space under a five-year lease expiring in March 2005 in San Jose, California, with sales offices and personal computer engineering facilities. We believe these facilities will be adequate to fulfill our needs for the foreseeable future.

Legal Proceedings

         On or about August 10, 2000, Corum Group, Ltd. filed an action against us and Cinax Designs Inc. in the United States District Court for the Western District of Washington (No. C00-132D). Corum, a business consultant, alleged that it had an agreement with Cinax whereby Cinax would pay Corum an 8% "transaction fee" in the event Corum located a purchaser for Cinax. We acquired Cinax by agreement dated as of July 13, 2000 for compensation of $3.5 million in cash and an aggregate of 825,000 shares of RAVISENT common stock and no par, non-voting exchangeable preferred stock of Ravisent British Columbia Inc., an indirectly owned subsidiary, which preferred stock is exchangeable, on a one-for-one basis, into shares of RAVISENT common stock. In the complaint Corum alleged that it introduced us to Cinax and that it was therefore entitled to $281,362 and 66,000 shares of RAVISENT common stock. As part of our acquisition of Cinax, the shareholders of Cinax agreed to indemnify us for 50% of any liability stemming from the Corum claim and an aggregate of 53,500 shares of RAVISENT common stock and non-voting exchangeable preferred stock of Ravisent British Columbia Inc. have been placed in escrow to secure this indemnification obligation. On April 17, 2001, we entered into a settlement and release agreement with Corum and the action was subsequently dismissed. Pursuant to the settlement agreement, we have paid $110,000 and issued 125,000 shares of RAVISENT common stock to Corum.

         Between February and April 2000, eleven class action lawsuits were filed against us and certain of our current and former officers and directors in the United States District Court for the Eastern District of Pennsylvania. On May 25, 2000, the cases were consolidated under Civil Action No. 00-CV-1014, and entitled "In re RAVISENT

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Technologies Inc. Securities Litigation." Pursuant to the court's consolidation order, a consolidated and amended class action complaint was filed on June 14, 2000 with an alleged class period of July 15, 1999 through April 27, 2000. This complaint alleges violations of the federal securities laws, specifically Sections 11 and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder and seek unspecified damages on behalf of a purported class of purchasers of our stock during the period stated above. On July 3, 2000, we filed a motion to dismiss the consolidated and amended class action complaint. The motion is presently fully briefed and the parties are awaiting a hearing date to be set for the motion. Certain of our employees and certain holders of 5% or more of RAVISENT common stock are members of the putative classes alleged in these actions and therefore may have interests adverse to us with respect to the alleged claims in these actions. We believe that such lawsuits or claims are without merit and that we have meritorious defenses to the actions. We plan to vigorously defend the litigation. However, failure to successfully defend these actions could substantially harm our results of operations, liquidity and financial condition.

         In April 2001, a third party who licenses software to us filed a lawsuit against us in California. The dispute arose out of a contract whereby we licensed software from this third party for use with the eSurfer browser bundled with our Internet set-top box assets sold to Phoenix Technologies in March 2001. The third party claimed that there were fees due and owing under the contract. We and the third party entered into a confidential settlement agreement in July 2001 and the case has been dismissed. The amount of the settlement was fully accrued as of June 30, 2001.

         From time to time, we have received, and expect to continue to receive, notices of claims of infringement of other parties' proprietary rights and other claims in the ordinary course of our business. See "RISK FACTORS--We may become involved in costly and time consuming litigation over proprietary rights."

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               RAVISENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and Recent Events

         Prior to March 1, 2001, we designed, developed, licensed and marketed innovative modular software solutions that enabled digital video and audio stream management in personal computer systems, consumer electronics devices and Internet appliances. We also licensed supporting hardware designs to select customers, provided customization services and customer support. In addition, we also sold Internet appliances and components to telecommunications companies, Internet service providers and others. Our product offerings included a software or hardware Internet set-top box solution, which included all of the intellectual property, software, hardware design and manufacturing design necessary for a manufacturer or Internet service provider to launch an affordable product and Nucleo, a hardware reference design based on our ARM-7500 processors with e-Surfer(TM) - a thin customizable browser designed specifically for Internet appliances.

         Effective as of March 1, 2001, and pursuant to an Asset Acquisition Agreement dated as of January 18, 2001, along with our subsidiaries, Ravisent I.P., Inc., Ravisent Operating Company, Inc. and VIONA Development Hard and Software Engineering GmbH & Co. KG, we sold and licensed substantially all of our assets related to our consumer electronics business to STMicroelectronics, NV, a Dutch corporation, STMicroelectronics, Inc., a Delaware corporation,. and STMicroelectronics GmbH (collectively, "STMicroelectronics"). The assets sold and licensed include contracts, equipment, intangible assets, intellectual property, prepaid expenses, accounts receivable and other assets primarily related to the operation of the consumer electronics business. In addition, approximately 76 of our employees, most of whom were associated with our consumer electronics business, accepted employment with STMicroelectronics in connection with the asset sale. Pursuant to the terms of the Asset Acquisition Agreement, STMicroelectronics paid approximately $55.6 million in cash consideration, of which $0.8 million is being held by a third party in escrow for indemnification purposes. In connection with the asset sale, we granted to STMicroelectronics certain non-exclusive rights to license and distribute certain of our technology used in our Internet appliance products and our personal computer products. In addition, we agreed not to compete in significant aspects of the consumer electronics market until March 1, 2006. Revenues and gross margin for the consumer electronics business totaled approximately $0.4 million, or 12% of total revenues, and $0.3 million, or 13% of total gross profit, excluding inventory charges, respectively, for the six months ended June 30, 2001. There were no revenues or gross margin for the consumer electronics business for the three months ended June 30, 2001. These amounts are not necessarily indicative of the results that would have been obtained for any future period.

         Effective as of March 23, 2001, and pursuant to an Asset Acquisition Agreement dated as of March 21, 2001, along with certain of our subsidiaries we sold substantially all of the assets related to our Internet appliance business to Phoenix Technologies Ltd. a Delaware corporation, for $18.0 million in cash consideration, of which $1.8 million is being held in escrow by a third party for indemnification purposes until March 2002. The assets sold include certain of the contracts, equipment, intangible assets, intellectual property, prepaid expenses and other assets primarily related to the operation of the Internet appliance business. Under the agreement, Phoenix Technologies purchased our e-Surfer embedded software Internet browser and related hardware designs for the Internet Appliance market. In addition, in connection with this asset sale, 13 of our employees associated with the Internet appliance business accepted employment with Phoenix Technologies. With the exception of the expected sales in 2001 of inventory not included in the transaction, we expect only nominal sales attributable to our Internet appliance business in 2001.

         For the six months ended June 30, 2001, revenues and gross profit from our Internet appliance product line were approximately $101,000 and $16,000, respectively, and represented 3% of the total revenues and 1% of total gross profit, excluding inventory charges. These amounts are not necessarily indicative of the results that would have been obtained for any future period.

         We now design, develop, license and market innovative modular software solutions that enable digital video and audio stream management primarily for personal computer systems. We also license supporting hardware designs to selected customers and provide customization services and customer support. Our solutions enable decoding and encoding of multimedia formats such as DVD, DBS/DVB and HDTV primarily on personal computer platforms. Our digital solutions incorporate industry standards for video and audio compression and are independent of operating systems and silicon components.

         As of June 30, 2001 our net inventories totaled $8.3 million and decreased approximately $12.6 million from the balance at December 31, 2000. The decrease is primarily due to increased reserves of approximately $10.2 million for components, and approximately $3.2 million for Internet set-top boxes. The reserves were determined based on various factors including current market prices, industry conditions, alternative uses and distribution channels and manufacturer's warranties. In addition, we received additional credits from a component supplier of $0.6 million and from a contract manufacturer of approximately $0.6 million. The decreases are offset by increases attributable to purchases of approximately 25,000 Internet set-top boxes, related to our recently sold Internet appliance group, totaling approximately $2.6 million. We placed orders with our contract manufacturers for these products during the third and fourth quarters of 2000 in expectation of significant orders under a distribution rights agreement with a customer in South America. Due to the parties' differing interpretations of the terms of the distribution rights agreement, in January 2001 the parties entered into a settlement and release agreement, terminating the distribution rights agreement. Because of current market conditions, we have reserved approximately $1.5 million for these units. While our current product offerings have changed as a result of the sale of the Internet appliance business, we continue to pursue existing customer relationships and sales channels, which require raw materials and finished goods relating to the manufacture of Internet appliance devices, for the sale of this inventory. In addition, we are working with Phoenix Technologies, to leverage its distribution channels, customers and sales leads for the sale of this inventory. Presently, we believe that we can sell the inventory in the normal course of its business and we are continually assessing the market for these products. However, to the extent that we are unsuccessful at selling the inventory through the sales channels discussed above, we may have to explore alternative sales channels, which may not be on terms that we will be able to recover the carrying value of the inventory.

         During the six months ended June 30, 2001 and following the asset sales in March 2001, our customers consisted primarily of personal computer and computer graphics chip and board manufacturers and distributors. Approximately $3.4 million or 95% of our revenues for the six months ended June 30, 2001 were from licensing our software solutions. These revenues were derived primarily from sales of our Software CineMaster products.

         Under the PC licensing business model, we receive either a per-unit license fee or a flat fee on sales of the CineMaster DVD and HDTV products. As a result of this shift, the mix between license and service revenues and hardware revenues may vary according to future sales of our current inventories and correspondingly, the cost of revenues associated with these revenue streams will also vary. During the remainder of 2001, revenues are expected to increase as we sell our current component and finished goods inventories. However, we expect to generate minimal gross profit from these sales due to the current market conditions for these inventories.

         License revenues consist of fees paid on a per unit basis, each time a manufacturer ships a product that incorporates our software solutions, or may consist of flat fee arrangements, bulk license purchases, or license grants. Services revenues now consist of engineering fees from personal computer, peripheral and semiconductor manufacturers for custom engineering services. During the first quarter 2001, we earned services revenues from consumer electronics manufacturers for custom engineering. However, in March 2001 we disposed of both this product line and our Internet appliance product line pursuant to the March 2001 asset sales to STMicroelectronics and Phoenix Technologies. Services are generally billed on either a time and material basis or on a project or contract basis. License revenues are recognized when earned, which is generally based on receiving notification from a licensee detailing the shipments of products incorporating our technology. In a number of cases, this occurs in the quarter following the sale of the licensee's product to its customers. Our license agreements generally have a term of one year or less and typically require payment within 45 or 60 days after the end of the calendar quarter in which the product is shipped. Some of our contracts may also require payment of an up-front license fee. License fees paid in advance, with no further future commitment, are recognized in the period that the license agreement is signed, the fee is fixed and determinable, the technology is delivered and accepted and collectability is probable.

         The amount and timing of some fixed fees could cause our operating results to vary significantly from period to period due to the timing and number of agreements, as well as the timing of the recognition of the associated revenues. In cases where a fixed or lump-sum license fee is associated with the delivery of multiple elements and vendor-specific objective evidence of fair value cannot be established for the individual elements, the entire fee from the arrangement is deferred until the earlier of the establishment of vendor-specific objective evidence of fair value or the delivery of all the elements of the arrangement. In cases where a license grants a customer unspecified upgrade rights, the fixed or lump sum license fee is deferred and recognized ratably over the term of the arrangement. Billed amounts due from customers in excess of revenues recognized are recorded as deferred revenues. Services revenues are recognized upon delivery of the service in the case of time and material contracts or on a percentage completion basis in the case of project-based contracts. Hardware product sales are recognized upon shipment of the product to the manufacturer or end user.

         In April 1998, we acquired Viona, a German engineering services company. Prior to the acquisition, we had contracted with Viona to co-develop its products and a significant portion of its software and systems architecture. The purchase price was approximately $11.4 million and the acquisition was recorded under the purchase method of accounting. The results of operations of Viona have been included in our operating results since the date of acquisition. In connection with the acquisition, we expensed $7.9 million of the purchase price as acquired in-process research and development. The remaining portion of the purchase price was attributable to acquired assets, which were primarily fixed assets and accounts receivable, recorded at fair market value, in the amount of $0.5 million and intangible assets totaling $3.5 million, less liabilities acquired of $0.6 million. The intangible assets consisted of goodwill valued at $3.5 million and workforce in place valued at $0.04 million. We sold most of the intellectual property used in the consumer electronics business that we acquired from Viona in connection with the sale of our consumer electronics business to STMicroelectronics in March 2001. The remaining unamortized book value of the goodwill recorded in connection with the acquisition of Viona of approximately $1 million, which was being amortized over its estimated useful life of four years, and the net book value of all of Viona's furniture and equipment of approximately $0.2 million has been included in the net gain on sale of assets.

         In November 1999, we acquired Teknema, an Internet technology company involved in the development of products for the emerging market in information appliances for an aggregate of approximately $14.9 million in cash, common stock and options to purchase common stock. Prior to the acquisition we loaned Teknema $1 million. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, we expensed $1.8 million of the purchase price as acquired in-process research and development. We sold all of the intellectual property that we acquired from Teknema in connection with the sale of our Internet appliance business to Phoenix Technologies in March 2001, as described above. The remaining unamortized book value of the goodwill recorded in connection with the acquisition of Teknema of approximately $10.6 million, which was being amortized over its estimated useful life of four years, has been included in the net gain on sale of assets.

         In August 2000, we acquired all of the outstanding capital stock of Cinax Designs Inc. (Cinax), a company located in British Columbia, Canada involved in the development of digital video software products based on MPEG audiovisual compression for approximately $3.5 million in cash and an aggregate of 825,000 shares of RAVISENT common stock and shares of no par, non-voting exchangeable preferred stock of our subsidiary, Ravisent British Columbia Inc., which shares of preferred stock are exchangeable, at the option of the holder, on a one-for-one basis, into shares of RAVISENT common stock. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, we expensed $1.3 million of the purchase price as acquired in-process research and development. Goodwill and other intangible assets of $3.2 million were recorded and are being amortized on a straight-line basis over a period of four years. We have retained this intellectual property and have not transferred or sold it as a result of the STMicroelectronics or Phoenix Technologies transactions.

         For the six months ended June 30, 2001, our operating expenses decreased by approximately $2.3 million as compared to the six months ended June 30, 2000. The decrease is due primarily to the asset sales to STMicroelectronics and Phoenix Technologies described above as well as reimbursements and expense reclassifications arising from third-party recoveries related to our class action litigation, in which we are a defendant, as well as capitalized costs in connection with the acquisition of eMation. For the six months ended June 30, 2001 the total decreases in operating expenses were offset by the settlement of the American Trading S.A. distribution agreement, the immediate recognition of prepaid and deferred compensation expense from the Cinax acquisition, amortization of goodwill recorded as part of the acquisition of Cinax and the pursuit of strategic initiatives.

         On June 28, 2001, we announced that we signed an agreement to acquire all of the issued share capital of eMation Ltd. Under the terms of the share purchase agreement, we have offered to acquire from eMation's shareholders all of the issued and outstanding shares of eMation for approximately 8 million shares of RAVISENT common stock and the assumption of $5 million in debt. We have also agreed to issue an additional 1.55 million shares of RAVISENT common stock upon the exercise of eMation stock options to be assumed by us in the eMation acquisition. In addition, we have agreed to provide up to $2.5 million of interim financing to eMation to fund operating expenses until closing. The eMation acquisition is subject to customary closing conditions, including regulatory and RAVISENT stockholder approval and is currently expected to close during the fourth quarter of 2001.

Results of Operations

Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000.

The following table sets forth, for the periods indicated, the amount and percentage of total revenues represented by certain items reflected in our consolidated statements of operations:

                           RAVISENT Technologies Inc.
              Unaudited Consolidated Statements of Operations Data
                                 (In thousands)

                                                                                         Six Months Ended June 30,
                                                                                         -------------------------
                                                                                    2001                         2000
                                                                                    ----                         ----
                                                                                            Percentage                   Percentage
                                                                          Amount            of Revenue      Amount        of Revenue
                                                                         --------             ---         --------          ----

Revenues:
   License and services                                                  $  3,443              95%        $  6,220              59%
   Hardware                                                                   167               5            4,336              41
                                                                         --------             ---         --------            ----
     Total revenues                                                         3,610             100           10,556             100
                                                                         --------             ---         --------            ----
Cost of revenues:
   License and services                                                     1,049              29            2,114              20
   Hardware                                                                   141               4            3,870              37
   Inventory charge                                                        13,420             372             --              --
                                                                         --------             ---         --------            ----
     Total cost of revenues                                                14,610             405            5,984              57
                                                                         --------             ---         --------            ----
Gross profit                                                              (11,000)           (305)           4,572              43

Research and development
    Non-cash compensation                                                   1,854              51              162               1
    Other research and development expense                                  3,406              95            5,113              48
Sales and marketing
    Non-cash compensation                                                      69               2              502               5
    Other selling and marketing expense                                     4,334             120            4,484              43
General and administrative
    Non-cash compensation                                                     112               3               96               1
    Other general and administrative expense                                4,661             129            5,710              54
Depreciation and amortization                                               2,055              57            2,741              26
                                                                         --------             ---         --------            ----
Operating loss                                                            (27,491)           (762)         (14,236)           (135)

Gains on sales of assets                                                   52,037           1,442             --              --


Interest (income) expense, net and other (income)                          (1,047)            (29)          (1,214)            (11)
                                                                         --------             ---         --------            ----
Net income (loss) before income taxes                                      25,593             709          (13,022)           (124)


Provision for income taxes                                                  1,808              50               38               0
                                                                         --------             ---         --------            ----
Net income (loss)                                                        $ 23,785             659%        $(13,060)           (124)%
                                                                         ========             ===         ========            ====

                          RAVISENT TECHNOLOGIES INC.

Revenues. Total revenues decreased 66% from $10.6 million for the six months ended June 30, 2000 to $3.6 million for the six months ended June 30, 2001. License and service revenues decreased 45% to $3.4 million for the six months ended June 30, 2001, due primarily to a decline in Internet appliance revenues, continued weakness in the PC industry and increased competition resulting in lower per unit selling prices in the PC DVD market. Included in our license and service revenues for the six months ended June 30, 2001 was a substantial license grant to a new OEM customer. To the degree these types of arrangements cannot be made with our customers in the future, license and service revenues may decrease. As a result of increased competition, we lost a PC-peripherals manufacturing customer, which accounted for approximately $1.6 million, or 16%, of our total revenues and 27% of our license and service revenues, in the six months ended June 30, 2000. Also as a result of increased competition, we lost a PC OEM customer, which accounted for approximately $1.0 million, or 10% of our total revenues and 16% of license and service revenues, in the six months ended June 30, 2000. Also, during the six months ended June 30, 2000, we recognized approximately $0.8 million of a total of $2.3 million of previously deferred revenue for prepaid Software CineMaster license fees as a result of delivering all of the elements under a multiple element software contract with a customer. Upon the delivery of all of the elements, we commenced amortizing the deferred revenue at the beginning of the second quarter of 2000 over the balance of the contract term ending December 31, 2000. Due to the termination of a contract with an Internet appliance customer located in Italy in conjunction with the sale of the IA business, license and service revenues decreased by approximately $0.7 million for the six months ended June 30, 2001 compared with the six months ended June 30, 2000.

     Hardware revenues decreased 96% from $4.3 million for the six months ended June 30, 2000 to $0.2 million for the six months ended June 30, 2001. The decrease was primarily attributable to decreased Internet appliance units sold in the first quarter of 2001 and the sale of the Internet appliance business in March 2001.

     Our revenues are derived from a small number of customers. In the six months ended June 30, 2001, three customers, Matrox Graphics, Inc., Gateway, Inc. and another customer accounted for 20%, 9% and 35%, respectively, of our total revenues. We expect that a significant portion of our revenues will continue to be concentrated among a relatively small number of customers for the foreseeable future. Revenues from particular customers may vary widely from period to period depending on the addition of new contracts and the volumes and prices at which our licensees sell RAVISENT-enabled products to end users in any given period.

     We sell our products primarily to personal computer and computer graphics chip and board manufacturers and distributors in North America, Europe, and the Pacific Rim. In the six months ended June 30, 2001 companies based in North America accounted for a majority of our revenues. Sales outside of the United States have been primarily through U.S. manufacturers that distribute their products to end users overseas and contract manufacturers based in Asia.

                          RAVISENT TECHNOLOGIES INC.

Cost of Revenues. Cost of revenues consist primarily of license fees paid to third parties for technologies incorporated into our products, including Dolby Digital technology, hardware components sold to manufacturing firms, and costs associated with the delivery of Software CineMaster. Cost of revenues increased 144% from approximately $6.0 million for the six months ended June 30, 2000 to $14.6 million for the six months ended June 30, 2001, due principally to a charge for inventory reserves of approximately $13.4 million recorded for the six months ended June 30, 2001. The reserves recorded were for components, of approximately $10.2 million, and approximately $3.2 million for Internet set-top boxes. The reserves were determined based on various factors including current market prices, industry conditions, alternative uses and distribution channels and manufacturers' warranties.

     Excluding the charges for reserves, cost of revenues decreased 80% from $6.0 million for the six months ended June 30, 2000 to $1.2 million for the six months ended June 30, 2001. The decrease is due to lower total revenues, partially offset by an increase in the per-unit cost of license fees for technologies incorporated into our products.

Gross Profit. Gross profit decreased from $4.6 million for the six months ended June 30, 2000 to $(11.0) million for the six months ended June 30, 2001, primarily due to a charge for inventory reserves of approximately $13.4 million, partially offset by an increase in the proportion of license and service revenues to total revenues in the six months ended June 30, 2001 as compared the six months ended June 30, 2000. Excluding the inventory charge, gross profit decreased from $4.6 million to $2.4 million due to lower revenues. For the six months ended June 30, 2001, 95% of our total revenues were derived from license and service revenues, in comparison to 59% for the comparable six months in 2000. The gross profit percentage for license and service revenues is much higher than that from hardware sales. As a percentage of total revenues, gross profit, excluding the charges recorded for inventory reserves, increased from 43% for the six months ended June 30, 2000 to 67% for the six months ended June 30, 2001, primarily as a result of a higher proportion of license revenues offset by an increase in the per-unit cost of license fees for technologies incorporated into our products.

Other Research and Development Expenses. Other research and development expenses consist primarily of engineering and related costs associated with the development of new products, customization of existing products for customers, quality assurance and testing. Research and development expenses decreased 33%, from $5.1 million for the six months ended June 30, 2000, to $3.4 million for the six months ended June 30, 2001. As a percentage of total revenues, research and development expenses increased from 48% to 95%. The decrease in research and development expenses in absolute dollars was due primarily to the sales of the consumer electronics and Internet appliance businesses described above. The increase in research and development expenses as a percentage of total revenues resulted primarily from lower revenues. While we expect research and development expenses to increase once the acquisition of eMation is completed in the fourth quarter of 2001, overall we expect research and development expenses to decrease in

                          RAVISENT TECHNOLOGIES INC.

2001 compared to 2000 due to the sales of our consumer electronics and Internet appliance businesses in March 2001.

Non-cash Research and Development Expense. Non-cash research and development expense relates to both compensation related to stock options and acquisition-related stock compensation. Non-cash research and development expense increased 1,044% from $0.2 million for the six months ended June 30, 2000 to $1.9 million for the six months ended June 30, 2001. The increase over the prior year is due primarily to the immediate recognition of the prepaid and deferred stock compensation related to reductions in staffing in connection with the closing of our Vancouver office in March 2001.

Other Selling and Marketing Expenses. Other selling and marketing expenses consist primarily of salaries, travel expenses and costs associated with trade shows, advertising and other marketing efforts, as well as technical support costs. Sales and marketing expenses decreased 3% from $4.5 million for the six months ended June 30, 2000 to $4.3 million for the six months ended June 30, 2001. As a percentage of total revenues, sales and marketing expenses increased from 43% to 120%. Included in other selling and marketing expenses for the six months ended June 30, 2001 is a charge for approximately $1.8 million related to the settlement of our American Trading S.A. distribution rights agreement. Excluding this item, other selling and marketing expenses for the six months would have decreased $2.0 million or 44% compared to the comparable period of the prior year. The increase in other selling and marketing expenses as a percentage of total revenues resulted primarily from lower revenues. While we expect sales and marketing expenses to increase once the acquisition of eMation Ltd. is completed in the fourth quarter of 2001, overall we expect other selling and marketing expenses to decrease in 2001 compared to 2000 as our consumer electronics and Internet appliance businesses were sold in March 2001 and other staff reductions have occurred.

Non-cash Selling and Marketing Expense. Non-cash selling and marketing expense relates to compensation related to stock options. Non-cash sales and marketing expense decreased 86% from $0.5 million for the six months ended June 30, 2000 to $0.1 million for the six months ended June 30, 2001. The decrease is primarily attributed to a one-time charge of $0.3 million for the modification of stock options held by a former employee. Stock options granted to employees at less than fair market value are recorded as deferred compensation expense and amortized over the applicable vesting periods of two to four years.

Other General and Administrative Expenses. Other general and administrative expenses consist primarily of personnel and support costs for our finance, human resources, information systems and other management departments. Other general and administrative expenses decreased 18% from $5.7 million for the six months ended June 30, 2000 to $4.7 million for the six months ended June 30, 2001. As a percentage of total revenues, other general and administrative expenses increased from 54% to 129%. In absolute dollars, the decrease in other general and administrative expenses was due to reimbursements and expense reclassifications arising from third-party recoveries related to our class action litigation, in which we are a defendant, as well as capitalized costs in connection with the acquisition of eMation. Additionally, for the six months ended June 30, 2001, decreases in recruiting expenses were offset by increases for uncollectible accounts associated with the Internet appliance business sold in March 2001. Other general and administrative expenses increased as a percentage of total revenues primarily due to the decrease in total revenues. While we expect other general and administrative expenses to increase once the acquisition of eMation is completed in the fourth quarter of 2001, overall we expect other general and asministrative expenses to decrease in 2001 compared to 2000 as our consumer electronics and Internet appliance businesses were sold in March 2001 and other staff reductions have occurred.

                           RAVISENT TECHNOLOGIES INC.

     Non-cash General and Administrative Expense. Non-cash general and administrative expense relates primarily to amortization of compensation related to stock options. Non-cash general and administrative expense increased 17% from $96,000 for the six months ended June 30, 2000 to $112,000 for the six months ended June 30, 2001. The increase is primarily the result of amortization of deferred compensation recorded in connection with stock options granted to employees at less than fair market value on the date of grant in May and June 2000.

     Depreciation and Amortization. We recorded depreciation and amortization of $2.1 million for the six months ended June 30, 2001, compared to $2.7 million for the six months ended June 30, 2000. The decrease primarily relates to the decrease in amortization of goodwill associated with the sale in March 2001 of our consumer electronics business and our Internet appliance business. These decreases are offset by an increase in amortization expense for the amortization of the goodwill recorded as part of the acquisition of Cinax Designs in August 2000, including an impairment charge for the workforce in place intangible asset associated with the closing of our Vancouver office in March 2001. See
"Acquired In-Process Research and Development Expense."


Other (Income) and Expense

     As a result of the sale of the assets related to our consumer electronics business completed as of March 1, 2001, we recorded a gain on this sale of approximately $47.5 million for the six months ended June 30, 2001.

     As a result of the sale of assets related to our Internet appliance business completed as of March 23, 2001, we recorded a gain on this sale of approximately $4.5 million for the six months ended June 30, 2001.

     Interest (Income) and Expense, Net. Net interest income decreased by $0.2 million, or 14%, for the six months ended June 30, 2001 compared to the comparable period in 2000. The decrease is the result of lower average cash on hand for the six-month period in 2001 than in 2000, combined with lower bank interest rates in 2001 than in 2000.

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items reflected in our consolidated statements of operations:

                                                                                  Year Ended December 31,
                                                                        ------------------------------------------
                                                                           2000            1999            1998
                                                                        ----------      -----------     ---------
Revenues:
    License and services....................................               68.2%           46.5%          11.3%
    Hardware................................................               31.8            53.5           88.7
                                                                        ----------      -----------     ---------
Total revenues..............................................              100.0           100.0          100.0

Cost of revenues:
    License and services....................................               19.7             7.2            1.2
    Hardware................................................               37.9            46.7           79.8
                                                                        ----------      -----------     ---------
Total cost of revenues......................................               57.6            53.9           81.0
                                                                        ----------     ------------     ---------
Gross profit................................................               42.4            46.1           19.0

Research and development
    Non-cash compensation...................................                3.8             0.7            0.5
    Other research and development expense..................               48.8            27.6           10.3
Sales and marketing
    Non-cash compensation and other expense.................               30.3              --             --
    Other sales and marketing expense.......................               52.1            18.0            6.5
General and administrative
    Non-cash compensation...................................                2.2             1.0             --
    Other general and administrative expense................               73.0            17.3           15.4
Depreciation and amortization...............................               28.3             6.4            3.0
Acquired in-process research and development................                6.6             6.4           26.1
                                                                        ----------      -----------     ---------
Operating loss..............................................             (202.7)          (31.3)         (42.8)
Interest (income) expense, net..............................               (8.6)           (4.0)          (2.4)
Other income................................................                0.2              --             --
                                                                        ----------      -----------     ---------
Net loss....................................................             (193.9)%         (27.3)%        (45.2)%
                                                                        ==========      ===========     =========


Years Ended December 31, 2000 and 1999

     Revenues. Total revenues decreased 29% from $29.4 million for the year ended December 31, 1999 to $20.9 million for the year ended December 31, 2000. The decrease in revenues was due to a change in business strategy by which we have chosen to emphasize licensing technology, including technology related to our hardware products, rather than manufacturing and selling our hardware products to our customers. Accordingly, as a result of our decision to concentrate on licensing, hardware revenues have declined while license and services revenues have increased. However, as a result of the recent sales of our consumer electronics and Internet appliance businesses, revenues in 2001 are expected to be less than in 2000 as we focus on our PC products and evaluate our strategic alternatives.

     License and service revenues increased 4% from $13.7 million for the year ended December 31, 1999 to $14.2 million for the year ended December 31, 2000, due primarily to increased service fees from our consumer electronics product offerings and increased license revenues from our CineMaster product line. Hardware revenues decreased 58% from $15.7 million for the year ended December 31, 1999 to $6.6 million for the year ended December 31, 2000, due primarily to the discontinuance of our Hardware CineMaster product line.

     In 2000 and 1999, we sold our products directly to personal computer, consumer electronics and Internet appliance manufacturers in North America, Europe, South America and the Pacific Rim. For the year ended

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

December 31, 2000, companies based in the Pacific Rim and North America accounted for a majority of our revenues. Sales outside of the United States have been primarily through U.S. manufacturers that distribute their products to end users overseas.

     Our revenues are derived primarily from three product lines. For the year ended December 31, 2000, our personal computer software and hardware, consumer electronics software and Internet appliance software and hardware revenues as a percentage of total revenues were 56%, 8% and 36%, respectively. For the year ended December 31, 1999, our personal computer software and hardware, consumer electronics software and Internet appliance software and hardware revenues as a percentage of total revenues were 83%, 3% and 14%, respectively.

     Cost of revenues. Cost of revenues consist primarily of costs of hardware components sold to manufacturing firms and license fees paid to third parties for technologies incorporated into our products, including Dolby Digital technology. Cost of revenues decreased 24% from $15.9 million for the year ended December 31, 1999 to $12 million for the year ended December 31, 2000. The decrease in cost of revenues was primarily due to decreased hardware product sales and the related costs associated with the manufacturing of our hardware products.

     Cost of revenues for hardware decreased approximately $5.8 million or 42% from $13.7 million in 1999 to $7.9 million in 2000. Included in the $7.9 million of hardware costs were approximately $1.7 million of inventory reserves for obsolete inventory. Excluding the effect of these inventory reserves, the decrease in cost of sales associated with hardware revenues would have been 55% and in line with the 58% decline in hardware sales. Cost of revenues from licensing and services increased approximately $2.0 million from $2.1 million in 1999 to $4.1 million in 2000. The increase in license and services cost of revenues was a result of a greater portion of licensing revenues incorporating Dolby Digital technology as well as an increase in the volume of service revenues, which have lower margins than license revenues.

     Gross Profit. Gross profit decreased from $13.6 million for the year ended December 31, 1999 to $8.9 million for the year ended December 31, 2000, due primarily to lower licensing revenues not incorporating Dolby Digital, $1.7 million reserve for inventory obsolescence and the discontinuance of Hardware Cinemaster. As a result of the inventory reserves noted above, gross profit on hardware revenues was ($1.3) million. For the year ended December 31, 2000, 68% of total revenues was derived from license and services revenues and 32% of total revenues was derived from hardware revenues, in comparison to 47% and 53% respectively, for the comparable period in the previous year. As a percentage of total revenues, gross profit decreased from 46% for the year ended December 31, 1999 to 42% for the year ended December 31, 2000 as a result of increased hardware costs and increases in the cost of Dolby Digital.

     Research and Development Expenses. Research and development expenses, excluding non-cash compensation, consist primarily of engineering and related costs associated with the development of new products, customization of existing products for customers, quality assurance and testing. Research and development expenses increased 26%, from $8.1 million for the year ended December 31, 1999 to $10.2 million for the year ended December 31, 2000. As a percentage of total revenues, research and development expenses increased from 28% to 49%. The increase in research and development expenses as a percentage of total revenues resulted from both the decline in hardware revenues and increases in research and development spending.

     The increase in research and development expenses in absolute dollars and as a percentage of revenues was due primarily to the increased requirements of supporting development for an expanded product base. Approximately 65% or $1.4 million of the total increase in research and development was from increased use of consultants primarily utilized for development of our Internet appliance product line.

     The remainder of the growth in research and development expenses was primarily attributable to expenses associated with the inclusion of research and development expenses from our Teknema subsidiary (acquired in November 1999) for twelve months in 2000 and the inclusion of research and development expenses from our Cinax subsidiary, acquired in August 2000. As a result of the sales of our consumer electronics and Internet appliance businesses in March 2001, we expect research and development expenses to decrease in absolute dollars in 2001 compared to 2000.

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

     Non-Cash Compensation Research and Development Expenses. Non-cash compensation relates both to stock-based compensation as well as stock-based acquisition related compensation. The 300% increase over the prior year from $0.2 million for the year ended December 31, 1999 to $0.8 million for the year ended December 31, 2000, is due primarily to the additional non-cash compensation in connection with our Cinax acquisition. The stock-based grants from 1999 and stock-based acquisition related compensation from 2000 are amortized as non-cash compensation expenses over the vesting periods, ranging from 3 to 48 months.

     Sales and Marketing Expenses. Sales and marketing expenses excluding non-cash compensation and other expense, consist primarily of employment costs, travel expenses and costs associated with trade shows, advertising and other marketing efforts, as well as sales support costs. Sales and marketing expenses increased 105% from $5.3 million for the year ended December 31, 1999 to $10.9 million for the year ended December 31, 2000. As a percentage of total revenues, sales and marketing expenses increased from 18% to 52%. The increase in sales and marketing expenses as a percentage of total revenues resulted from both lower hardware revenues and increases in selling and marketing spending.

     The largest portion of the increase was due to funding $2.4 million in marketing expenses in accordance with a distribution rights agreement. The remaining increase was due to increased staffing associated with the building of sales and marketing teams in the United States as well as the full year impact of the Teknema acquisition. As a result of the sales of the consumer electronics and Internet appliance businesses in March 2001, we expect selling and marketing expenses to decrease in absolute dollars in 2001 compared to 2000.

     Non-cash Compensation and other Sales and Marketing Expense. Non-cash compensation and other expense relates primarily to warrants issued to strategic partners and options issued to employees. The increase is primarily related to a warrant valued at $5.6 million, which was recorded in connection with a distribution agreement with a South American distributor of our Internet appliances. The $5.6 million expense is composed of $2.8 million of amortization expense and a $2.8 million impairment charge for the write-off of capitalized distribution rights obtained in connection with a warrant issued in connection with the distribution rights agreement, in June 2000, to acquire 1.5 million shares of common stock. The remainder of the increase is due to stock-based compensation for employees. Stock-based compensation for the year ended December 31, 2000 included a grant of options with an aggregate intrinsic value of $0.7 million to certain employees. This grant and the grants from 1999 are amortized as non-cash compensation expense over the vesting periods of the options, ranging from 18 to 48 months. Also included in this expense for the year ended December 31, 2000 is a one-time charge for stock compensation of $0.4 million to a former employee and a former consultant.

     General and Administrative Expenses. General and administrative expenses, excluding non-cash compensation, consist primarily of personnel and support costs for our finance, human resources, information systems, legal and other management departments. Total general and administrative expenses increased 200% from $5.1 million for the year ended December 31, 1999, to $15.2 million for the year ended December 31, 2000. As a percentage of total revenues, general and administrative expenses increased from 17% to 73%. The increase in general and administrative expenses as a percentage of total revenues resulted from both lower hardware revenues and increases in general and administrative spending.

     The increase in absolute dollars was primarily due to bad debt associated with accounts receivable acquired in the Teknema acquisition. In addition, professional fees for our shareholder litigation suit, pursuit of several strategic initiatives and recent sales of the consumer electronics and Internet appliance assets also contributed to the increase in general and administrative expenses. Finally, increases in expenditures on administrative infrastructure to support our growing business operations were also incurred in 2000. We expect general and administrative expenses to decrease in absolute dollars in 2001 compared to 2000 as a result of the sales of our consumer electronics and Internet appliance businesses and due to the non-recurring nature of the expenses described previously.

     Non-Cash Compensation General and Administrative Expenses. The stock-based grants, granted at less than fair value, from 2000 are amortized as non-cash compensation expenses over the vesting periods, ranging from 18 to 48 months.

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

     Amortization of Goodwill. We recorded amortization of goodwill of $5.2 million for the year ended December 31, 2000, related to the goodwill recorded as part of the Viona, Teknema and Cinax acquisitions. See "--Acquired In-Process Research and Development Expense."

     Interest Income/Expense. Interest Income/Expense consists of interest income generated from investment of our excess cash balances and interest expense from interest paid on obligations outstanding under equipment leases and notes payable to partially fund its operations and capital purchases. For the year ended December 31, 1999, we recorded net interest income of $1.2 million in comparison to net interest income of $1.8 million for the year ended December 31, 2000. The increase in interest income was due to interest income generated by investment of our excess cash balances primarily generated from the proceeds of our initial public offering of common stock in July 1999. The net proceeds from the offering were approximately $64.2 million.

Years Ended December 31, 1999 and 1998

     Revenues. Total revenues decreased 3% from $30.3 million for the year ended December 31, 1998, to $29.4 million for the year ended December 31, 1999. The decrease in revenues was due to a change in business strategy by which we have chosen to emphasize licensing technology, including technology related to our hardware products, rather than manufacturing and selling our hardware products to our customers. Accordingly, as a result of our decision to concentrate on licensing, hardware revenues have declined while license and services revenues have increased.

     License and service revenues increased to $13.7 million for the year ended December 31, 1999, due primarily to growth in license fees associated with our Software CineMaster 98 product, introduction of Software CineMaster 99, increased customization services and licenses granted to customers to allow manufacturing and distribution related to our consumer electronics business. Software CineMaster 98 was introduced during the year ended December 31, 1998. Software CineMaster 99 was introduced during the third quarter of 1999. Hardware revenues decreased 41% from $26.8 million for the year ended December 31, 1998 to $15.7 million for the year ended December 31, 1999, due to the change in our strategy of focusing on licensing technology.

     Cost of Revenues. Cost of revenues consist primarily of manufacturing costs of our Internet appliance and Hardware CineMaster 98 products. Cost of sales associated with license and service revenues are primarily costs associated with shipment of Software CineMaster products and license fees paid to third parties for technologies incorporated into our products, including Dolby Digital technology.

     Cost of revenues decreased 35% from $24.5 million for the year ended December 31, 1998, to $15.9 million for the year ended December 31, 1999. The decrease in cost of revenues was primarily due to decreased hardware product sales and the related costs associated with the manufacturing of our hardware products. Cost of revenues for hardware decreased approximately $10.5 million or 43% from $24.2 million in 1998 to $13.7 million in 1999. The 43% decrease in cost of revenues for hardware sales was in line with the 41% decline in hardware sales. Cost of revenues from licensing and services increased approximately $1.7 million from $0.4 million in 1998 to $2.1 million in 1999. The growth in license and services cost of revenues was due to the corresponding growth in revenues from license and services.

     Gross Profit. For the year ended December 31, 1999, as a result of our transition to a business model based on licensing our technology rather than direct sales of hardware products, 47% of total revenues was derived from license and services revenues and 53% of total revenues was derived from hardware revenues, in comparison to 11% and 89%, respectively, for the comparable period in 1998. Due to the change in the composition of revenues, gross profit increased from $5.7 million for the year ended December 31, 1998, to $13.6 million for the year ended December 31, 1999. Similarly, because the gross profit for license and services is much higher than that from hardware sales for the year ended December 31, 1999, the gross profit for hardware was approximately 13% of revenues, while the gross profit for license and services was approximately 84% of revenues.

     Research and Development Expenses. Research and development expenses, excluding non-cash compensation, consist primarily of engineering and related costs associated with the development of new products, customization of existing products for customers, quality assurance and testing. Research and development expenses increased 160%, from $3.1 million for the year ended December 31, 1998, to $8.1 million for the year ended December 31, 1999. As a percentage of total revenues, research and development expenses increased from 10% to 28%.

     The increase in research and development expenses in absolute dollars and as a percentage of revenues was due primarily to supporting an expanded customer base. Approximately 47% or $2.3 million of the total increase in research and development of approximately $5.0 million was from increased domestic salaries, payroll taxes and employee benefits not including the effect of our subsidiary Teknema. The increase in domestic salaries, payroll taxes and employee benefits was due to the growth in average headcount that went from approximately 18 in 1998 to approximately 44 in 1999.

     The remainder of the growth in research and development expenses were primarily attributable to expenses associated with the inclusion of research and development expenses from our German subsidiary Viona for twelve months in 1999 and inclusion of research and development expenses from our subsidiary Teknema, acquired in November 1999. Expenses associated with Viona increased research and development expenses approximately $1.4 million in 1999. Expenses associated with Teknema increased research and development expenses approximately $0.9 million in 1999.

     Non-Cash Compensation Research and Development Expenses. The stock-based grants, granted at less than fair value, from 1998 and 1999 are amortized as non-cash compensation over the vesting periods, ranging from 18 to 48 months.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, travel expenses and costs associated with trade shows, advertising and other marketing efforts, as well as technical support costs. Sales and marketing expenses increased 170% from $2.0 million for the year ended December 31, 1998 to $5.3 million for the year ended December 31, 1999. As a percentage of total revenues, sales and marketing expenses increased from 7% to 18%. The increase in absolute dollars and as a percentage of revenues was primarily due to the building of the sales and marketing teams in the United States.

     During 1999, average sales and marketing headcount increased approximately 81% from the prior year. Accordingly, salaries, payroll taxes, commissions and employee benefits, not including the effect of consolidating expenses from Teknema, increased approximately $1.2 million, representing 37% of the total year-over-year increase in sales and marketing expenses. Expenses associated with the inclusion of our subsidiary Teknema accounted for approximately $0.8 million representing 23% of the total year-over-year increase in sales and marketing expenses. The remaining portion of the increase in sales and marketing expenses was due to travel, trade show, marketing and public relations expenses.

     General and Administrative Expenses. General and administrative expenses, excluding non-cash compensation, consist primarily of personnel and support costs for our finance, human resources, information systems, legal and other management departments. Total general and administrative expenses increased 9% from $4.7 million for the year ended December 31, 1998 to $5.1 million for the year ended December 31, 1999. As a percentage of total revenues, general and administrative expenses increased from 15% to 17%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support our growing business operations. General and administrative expenses increased as a percentage of total revenues primarily due to our decreased revenues base.

     Non-Cash Compensation General and Administrative Expenses. The stock-based grants, granted at less than fair value, from 1999 are amortized as non-cash compensation over the vesting periods, ranging from 18 to 48 months.

     Amortization of Goodwill. We recorded amortization of goodwill of $1.5 million for the year ended December 31, 1999 related to the goodwill recorded as part of the Viona and Teknema acquisitions. See "--Acquired In-Process Research and Development Expense."

     Interest Expense/Income. Interest Expense/Income consists of interest income generated from investment of our excess cash balances and interest expense from interest paid on obligations outstanding under equipment

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

leases and notes payable to partially fund our operations and capital purchases. For the year ended December 31, 1998, we recorded net interest expense of $0.7 million in comparison to net interest income of $1.2 million for the year ended December 31, 1999. The increase in interest income was due to interest income generated by investment of our excess cash balances primarily generated from the proceeds of our initial public offering of common stock in July 1999. The net proceeds from the offering were approximately $64.2 million.

Other Income and Expenses

         As a result of the sale of the assets related to our consumer electronics business completed as of March 1, 2001, we recorded a gain on this sale of approximately $47.5 million for the six months ended June 30, 2001.

         As a result of the sale of the assets related to our Internet appliance business completed as of March 23, 2001, we recorded a gain on this sale of approximately $4.5 million for the six months ended June 30, 2001.

Quarterly Results of Operations

         The following table presents certain unaudited quarterly consolidated statements of operations data for the ten quarters ended June 30, 2001. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this proxy statement, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the our audited consolidated financial statements. Results of operations for any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                                 Quarter Ended
                                                 --------------------------------------------------------------------------
                                                    March 31,          June 30,         September 30,       December 31,
                                                       1999              1999                1999               1999
                                                 ----------------   ---------------   ------------------  -----------------
Revenues:
   License and services.....................     $        2,290     $        3,238      $        4,235      $        3,915
   Hardware.................................              8,522              4,441               1,003               1,774
                                                 --------------     --------------      --------------      --------------
     Total Revenues.........................             10,812              7,679               5,238               5,689

   Cost of Revenues.........................              7,399              4,637                 992               2,837
                                                 --------------     --------------      --------------      --------------

     Gross Profit...........................              3,413              3,042               4,246               2,852

Research and development
   Non-cash compensation....................                 50                 50                  50                  50
   Other research and development
   expense..................................              1,394              1,443               1,633               3,637
Sales and marketing
   Non-cash compensation....................                 --                 --                  --                  --
   Other selling and marketing expense......              1,062              1,066               1,172               1,996
General and administrative
   Non-cash compensation....................                 21                 50                  85                 152
   Other general and administrative
   expense..................................                837              1,146                 911               2,185
Depreciation and amortization...............                314                372                 364                 836
Acquired in-process research
and development.............................                 --                 --                  --               1,888
                                                 --------------     --------------      --------------      --------------

Operating income (loss).....................               (265)            (1,085)                 31              (7,892)

Interest (income) expense, net..............                 45                 65                (573)               (729)
Provision for income taxes..................                 --                 --                  74                 (22)
                                                 --------------     --------------      --------------      --------------

Net income (loss)...........................     $         (310)    $       (1,150)     $          530      $       (7,141)
                                                 ==============     ==============      ==============      ==============

                                                                           Quarter Ended
                                             ---------------------------------------------------------------------------------------
                                              March. 31,       June 30,      September 30,   December. 31,   March. 31,    June 30,
                                                 2000           2000            2000            2000             2001        2001
                                             ------------    ------------    -------------   -------------  -----------  -----------
Revenues:
   License and services...................   $      2,921    $      3,299    $       3,753   $      4,253  $     2,770  $       673
   Hardware...............................          2,789           1,547              475          1,817           46          121
                                             ------------    ------------    -------------   ------------  -----------  -----------
     Total Revenues.......................          5,710           4,846            4,228          6,070        2,816          794

   Cost of Revenues.......................          3,643           2,341            1,263          4,757          654       13,956
                                             ------------    ------------    -------------   ------------  -----------  -----------

     Gross Profit.........................          2,067           2,505            2,965          1,313        2,162      (13,162)
Research and development
   Non-cash compensation..................             50              50               50            651        1,738          116
   Other research and development
   expense................................          2,143           2,970            2,686          2,388        2,407          999
Sales and marketing
   Non-cash compensation..................            345              97            1,514          4,355           69           --
   Other selling and marketing expense              1,882           2,602            4,298          2,081        3,492          842
General and administrative
   Non-cash compensation..................             86             132              127            122           64           48
   Other general and administrative
   expense................................          2,343           3,367            2,182          7,329        2,415        2,246
Depreciation and amortization.............          1,356           1,385            1,489          1,667        1,666          389
Acquired in-process research
and development...........................             --              --            1,373             --           --           --
                                             ------------    ------------    -------------   ------------  -----------  -----------

Operating income (loss)...................         (6,138)         (8,098)         (10,754)       (17,280)      (9,689)     (17,802)
Gain on sale of assets....................             --              --               --             --       52,037           --
Interest (income) expense, net............           (616)           (598)            (433)          (196)        (366)         681
Provision for income taxes................             15              23                7             (5)       2,979       (1,171)
                                             ------------    ------------    -------------   ------------  -----------  -----------

Net income (loss).........................   $     (5,537)   $     (7,523)   $     (10,328)  $    (17,079) $    39,735  $   (15,950)
                                             ============    ============    =============   ============  ===========  ============


     Acquired In-Process Research and Development

          In August 2000, we completed the acquisition of Cinax Designs Inc. The acquisition of Cinax was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development, which resulted in a charge of $1.4 million to our operations in August 2000. As of the acquisition date, Cinax was conducting ongoing research and development into new products in the form of two projects, including enhancements to the existing products previously developed by Cinax. At the date of acquisition, these projects had not reached technological feasibility and there was no alternative future use for them. The two research and development projects included:

          WinVCR version 2. This product enables computer users to record real-time MPEG video straight to their hard drives. The current upgrade includes a substantial amount of new features such as better programmability as well as faster, embedded encoding capabilities with MPEG-2. At the time of acquisition, this development project was approximately 75% complete.

          MediaLock. This product is designed for rights management of video distribution over digital networks. This product is expected to allow content producers to easily protect

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

     their copyrights prior to distribution with its frame scrambling, playtime decryption and unique password system capabilities. At the time of acquisition, this development project was approximately 50% complete.

     In November 1999, we completed the acquisition of Teknema, Inc. The acquisition of Teknema was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of $1.9 million to our operations in November 1999. The in-process research and development technology was valued using the cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 20%-30% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets, and other factors.

     As of the acquisition date, Teknema was conducting ongoing research and development into three new projects including enhancements to products previously developed by Teknema. At the date of acquisition, these projects had not reached technological feasibility and there was no alternative future use for them.

     In March 2001, we sold all of the intellectual property that we acquired from Teknema to Phoenix Technologies as part of the sale of our Internet appliance business. The remaining unamortized book value of the goodwill recorded in connection with the acquisition of Teknema, which was being amortized over its estimated useful life of four years, is included in the net gain on the sale of assets.

     In April 1998, we completed the acquisition of Viona, a company specializing in the development of digital video technology. We paid $6.1 million in cash, of which $2.6 million was paid at closing, $2.1 million was paid during 1999, and $1.4 million was paid in equal installments at the end of the next three fiscal years. In addition, we issued 1,204,820 shares of RAVISENT common stock then valued at $4.8 million and incurred transaction costs of $0.8 million. For accounting purposes, payments due in future periods have been discounted. In January 2001 the final installment was paid.

     The acquisition of Viona was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to our operations in April 1998. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets, and other factors.

     As of the acquisition date, Viona was conducting significant ongoing research and development into five new software and hardware products including enhancements to the existing digital video and audio system solutions previously developed by us. At the date of acquisition, these projects had not reached technological feasibility and there was no alternative future use for them.

     In March 2001, we sold the intellectual property that we used in the consumer electronics business that we acquired from VIONA. The remaining unamortized book value of the goodwill recorded in connection with the acquisition of Viona, which was being amortized over its estimated useful life of four years, and, the net book value of all of Viona's furniture and equipment is included in the net gain on the sale of assets.

Liquidity and Capital Resources

     Since inception, we have financed our operations primarily through the issuance and sale of debt and equity securities to investors including our initial public offering which was completed on July 16, 1999. As of June 30, 2001 we had approximately $62.9 million in cash and cash equivalents, including $1.8 million of the proceeds from the sale of our Internet appliance business in March 2001, which is held in escrow by a third party for indemnification purposes. Included in other assets is $0.8 million of the proceeds from the sale of our consumer electronics business, which is held in escrow by a third party for indemnification purposes until September 2002.

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

     Net cash used in operating activities for the six months ended June 30, 2001 was $15.9 million, compared to net cash used in operating activities of $9.1 million for the six months ended June 30, 2000. Cash used in operating activities for this period was primarily the result of net income, adjusted for non-recurring gains, non-cash compensation expense, and payments to vendors. Net cash used in operating activities for the year ended December 31, 2000 was $35.3 million, and for the years ended December 31, 1999 and 1998 was $9.3 million and $9.7 million, respectively. Cash used in operating activities for these periods was primarily the result of net losses, adjusted for non-recurring gains, non-cash compensation expense, and acquired in-process research and development expense.

     Net cash provided by investing activities for the six months ended June 30, 2001 was $67.8 million, compared to net cash used in investing activities of $1.6 million for the six months ended June 30, 2000. Cash provided by investing activities for the six months ended June 30, 2001 consisted primarily of the net proceeds from the sales of assets related to our consumer electronics and Internet appliance businesses. Cash used in investing activities for the six months ended June 30, 2000 consisted primarily of net purchases of furniture and equipment. Net cash used in investing activities for the year ended December 31, 2000 was $4.8 million. Net cash used in investing activities for the years ended December 31, 1999 and 1998 was $5.3 million and $4 million respectively. Cash used in investing activities in each annual period consisted of purchases of furniture and equipment of approximately $3.2 million, $1.1 million, and $0.8 million, respectively and the acquisitions of Cinax, for approximately $2.8 million in 2000, Teknema, for approximately $3.3 million in 1999, and Viona, for approximately $3.2 million in 1998.

     Net cash provided by financing activities of $1.5 million for the six months ended June 30, 2001 was attributable to the net proceeds received from the exercise of stock options. Net cash provided by financing activities of $0.5 million for the six months ended June 30, 2000 was attributable to the net proceeds received from the exercise of stock options. Net cash provided by financing activities for the years ended December 31, 2000, 1999, and 1998 was $1 million, $62.4 million and $14.2 million, respectively. Cash provided by financing activities for these annual periods was attributable to net proceeds from the issuance of debt and equity securities to investors and payment of a stock subscription receivable, offset by repayments of other liabilities.

     As of June 30, 2001, our principal commitments consisted of obligations outstanding under equipment leases. The equipment leasing arrangements consist primarily of paying rental fees to third party leasing providers at interest rates between 8% to 18% that maintain title to the leased equipment. In most cases, there are no obligations for us to purchase the equipment at the end of the term. Although we have no material commitments for capital expenditures, we anticipate minimal increases in our capital expenditures as our needs in operations, infrastructure and personnel arise.

     As of June 30, 2001, we had a $5 million line of credit with Silicon Valley Bank. Under the terms of the line of credit, borrowings are subject to a percentage of "eligible" accounts receivable, as defined in the loan and security agreement, and bear interest at the bank's prime rate (6.75% at June 30, 2001). In addition, we must:

     . maintain a tangible net worth as defined in the loan and security agreement, of at least $40 million;

     . maintain a quick ratio, excluding deferred revenue, of at least 2.0 to 1.0; and

     . supply Silicon Valley Bank within 45 days after the end of each quarter, quarterly, unaudited financial statements and compliance certificates.

     At June 30, 2001, no borrowings against this line of credit were outstanding and $1 million was available under the line of credit. As of June 30, 2001 we were in compliance with all financial covenants to the bank. The line of credit matured in June 2001, but was extended by the bank until September 2001 and bears interest at the bank's prime rate (6.75% at June 30, 2001). Silicon Valley Bank has a senior security interest in substantially all of our assets.

     In connection with the agreement, we have agreed to provide up to $2.5 million of interim financing to fund operating expenses until closing of the eMation acquisition, which is expected to occur during the fourth quarter of 2001.

     In March 2001, we completed the sale of our consumer electronics business to STMicroelectronics and received approximately $55.6 million in cash consideration, of which $0.8 million is being held by a third party in escrow for indemnification purposes until September 2002.

     In March 2001, we sold the assets of our Internet appliance business, excluding inventory, to Phoenix Technologies for $18.0 million in cash consideration, of which $1.8 million is being held in escrow by a third party until March 2002 for indemnification purposes.

     We believe that our current cash and cash equivalents balance and cash anticipated to be provided by operations, if any, together with any borrowings available under our line of credit, will be adequate to meet our cash needs for at least the next twelve months.

Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142, which is effective January 1, 2002, will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definitive useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     Excluding the proposed acquisition of eMation, as of the date of adoption, we expect to have unamortized goodwill in the amount of approximately $1.8 million, and unamortized identifiable intangible assets in the amount of approximately $0.9 million, all of which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was $5.2 million and $1.7 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting SFAS Nos. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements in our financial statements at the date of this filing.

                              RAVISENT MANAGEMENT

                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our directors and executive officers as of June 30, 2001:

Name                            Age  Position
----                            ---  --------

Frederick J. Beste III.......   55   Director

Robert M. Russell Jr.........   49   Chairman of the Board and Chief Executive
                                     Officer

Walter L. Threadgill.........   55   Director

Paul A. Vais.................   42   Director

Francis E.J. Wilde III.......   50   Director

Thomas J. Fogarty............   39   Sr. Vice President, Corporate Services and
                                     Chief Financial Officer

Ned E. Barlas................   37   Senior Vice President, Chief Legal Officer
                                     and Secretary


     The biographies for Messrs. Beste, Russell, Threadgill, Vais, and Wilde are set forth in "PROPOSAL NO. 2--ELECTION OF DIRECTORS."

     Thomas J. Fogarty. Mr. Fogarty joined us in May 2000 as Senior Vice President, Corporate Services and Chief Financial Officer. Prior to joining us, from September 1999 to May 2000, Mr. Fogarty served as Senior Vice President and Chief Financial Officer of DecisionOne Corporation, a multivendor computer software and hardware maintenance company. From January 1995 to August 1999, Mr. Fogarty served as Vice President, Finance and Treasurer of DecisionOne. Mr. Fogarty holds both a B.B.A. in accounting and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Ned E. Barlas. Mr. Barlas joined us in June 1999 as Vice President and Chief Legal Officer. In May 2000, Mr. Barlas became Secretary. In July 2000, he became Senior Vice President. From March 1994 to June 1999, Mr. Barlas was an attorney associated with Panitch Schwarze Jacobs & Nadel, P.C., a law firm specializing in intellectual property matters based in Philadelphia. Mr. Barlas holds a B.A. in Economics from Swarthmore College and a J.D. from the University of Pennsylvania Law School.

     Our officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

Board Committees

     Our board of directors held 13 meetings during 2000. All directors attended 75% or more meetings of the board and the meetings of the committees of the board of directors on which they served.

     The audit committee currently consists Messrs. Threadgill, Vais, and Beste and met five times during 2000. The audit committee reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters that may come before it or as directed by the board.

     The compensation committee currently consists of Messrs. Beste and Vais and met four times during 2000. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of our board of directors was formed in April 1999, and the current members of the compensation committee are Messrs. Beste and Vais. Neither member of this committee was one of our officers or employees at any time during 2000.

Director Compensation

     Directors who are not currently our employees are eligible to receive discretionary option grants and stock issuances under our 1999 Stock Incentive Plan for their service on the board of directors. These directors were entitled to each receive an option to purchase 20,000 shares upon the closing of our initial public offering in July 1999, and will each receive grants of 5,000 options at each annual meeting of stockholders while they serve as directors, including the annual meeting to which this proxy statement relates. Each current board member waived his right to receive the option to purchase 20,000 shares of RAVISENT common stock. These directors do not receive any monetary compensation for their services, but are reimbursed for reasonable expenses relating to their service on the board of directors.

Other Information

     There are no family relationships among any of the directors or executive officers of RAVISENT.

                            AUDIT COMMITTEE REPORT

     The following report concerns the audit committee's activities regarding oversight of our financial reporting and auditing process.

     The audit committee is comprised solely of independent directors, as defined in the marketplace rules of The Nasdaq Stock Market, and it operates under a written charter adopted by our board of directors, a copy of which is attached to this proxy statement as Annex D. The composition of the audit committee, the attributes of its members and the responsibilities of the committee, as reflected in our charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of our charter on an annual basis.

     As described more fully in our charter, the purpose of the audit committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2000 and for review of our quarterly reports during the year ended December 31, 2000 totaled $187,500. There were no fees billed for information technology services rendered by KPMG LLP during the year ended December 31, 2000. The aggregate fees billed for services rendered by KPMG LLP, other than fees discussed in the foregoing sentences, were $413,695, of which $31,100 related to accounting consultation and technical research, and $382,595 related to tax compliance and consultation. The audit committee has considered whether KPMG LLP's provision of these services is compatible with maintaining KPMG LLP's independence.

     The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the committee certify that the independent auditors are "independent" under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee's members in business, financial and accounting matters.

     Among other matters, the audit committee monitors the activities and performance of our internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. The audit committee and the board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors. The audit committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the audit committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. In addition, the audit committee generally oversees our internal compliance programs.

     The audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

     Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the audit committee discussed with the independent auditors their firm's independence.

     Following the audit committee's discussions with management and the independent auditors, the audit committee recommended that our board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2000.

     This audit committee report is not considered proxy soliciting material.

                     Submitted by the Audit Committee of our Board of Directors:

                                                                    Paul A. Vais

                                                            Walter L. Threadgill

                                                          Frederick J. Beste III

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

     The compensation committee of our board of directors sets the compensation of our chief executive officer, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

     We operate in the extremely competitive and rapidly changing high technology industry. The committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of our competitors. Within this overall philosophy, the committee's objectives are to:

     . Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies and other selected companies with which we compete for executive talent.

     . Provide annual variable incentive awards that take into account our overall financial performance in terms of designated corporate objectives and the relative performance of the peer companies as well as individual contributions.

     . Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

     The three major components of our executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The committee determines the compensation levels for the executive officers with the assistance of our Human Resources Department, which works with an independent consulting firm that furnishes the committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies that have been identified as the peer companies. The positions of our chief executive officer and executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the peer companies concerning stock option grants were reviewed and compared.

     Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the peer companies.

     Variable Incentive Awards. To reinforce the attainment of our goals, the committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of our achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive's contribution and a strategic component tied to our performance relative to a select group of competitors. The incentive plan sets a threshold level of performance based on revenues that must be attained before any incentives are awarded. Once the fiscal year's threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the peer companies and is stated in terms of an escalating percentage of the officer's base salary for the year.

     Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. The committee determines the size of long-term, equity-based incentives according to each executive's position and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the peer companies and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the committee's discretion. During fiscal 2000, the committee made option grants to Messrs. Fogarty, Barlas and McCann under our 1999 Plan. Each grant allows the officer to acquire shares of RAVISENT common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to this group of individuals in the year ended December 31, 2000 and later vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with us. Accordingly, the option grants will provide a return only if the officer remains with us and only if the market price appreciates over the option term.

     CEO Compensation. The annual base salary for Mr. Wilde was established by committee on January 1, 1999 as one hundred and seventy five thousand ($175,000) and has not been modified since that date. The committee's decision was based on both Mr. Wilde's performance of his duties and the salary levels paid to chief executive officers of the peer companies. Mr. Wilde's 2000 fiscal year incentive compensation was based on our actual financial performance in achieving designated corporate objectives and attaining a strategic revenue objective. Mr. Wilde's incentive compensation was based on the incentive plan used for all executive officers and provided no dollar guarantees. In addition, in August and September 2000, we entered into agreements to loan Mr. Wilde $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans are secured by all RAVISENT common stock held or subsequently acquired by the Mr. Wilde. The loans bear interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans have been extended to September 30, 2001. No option grants were made to Mr. Wilde during the 2000 fiscal year.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer. Further, the compensation committee believes that the 1999 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Other Elements of Executive Compensation

     Executives are eligible for corporation-wide medical and dental benefits and participation in a 401(k) plan under which we currently provide no matching contributions. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

     It is the opinion of the committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                  Submitted by the Compensation Committee of our
                                                              Board of Directors

                               PERFORMANCE GRAPH

     The following graph shows comparison of the cumulative total stockholder return on RAVISENT common stock with that of the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's Computers (software and services) index, for the period beginning July 16, 1999, the day RAVISENT common stock began trading, through June 30, 2001. The comparison for each of the periods assumes that $100 was invested on July 16, 1999 in RAVISENT common stock, the stocks included in the Nasdaq Stock Market (U.S.) Index and the stocks included in the Standard and Poor's Computer (Software & Services) company index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investor.

                Comparison of 23 Month Cumulative Total Return
                       among RAVISENT Technologies Inc.,
                   the NASDAQ Stock Market (U.S.) Index and
               the S & P Cpmputers (Software & Services) Index

                                    [GRAPH]

     $100 Invested on July 16, 1999 in stock or on June 30, 1999 in Index - Including investment of dividends
     Fiscal year ending December 31.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, audit committee charter, reference to the independence of the audit committee members and performance graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

                            EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by our chief executive officer and each of our four other most highly compensated executive officers whose salary and bonus for the 2000 fiscal year was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal year 1999 and 2000. The listed individuals shall be hereinafter referred to as the "Named Officers."

                          SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                   Annual Compensation                   Compensation
                                       ---------------------------------------------
  Name and Principal                   Year       Annual Salary       Compensation         Awards            All Other
                                                                                         Securities
                                                                          Bonus          Underlying
       Position                                        ($)                 ($)           Options (#)      Compensation ($)
-------------------------------        ------    ----------------     --------------    --------------    -----------------
Francis E.J. Wilde III.........        2000          $175,000           $ 21,875                --            $ 4,450     (5)
   Chief Executive                     1999           175,000            103,750           181,041                 --
   Officer, President
   and Director

Thomas J. Fogarty (1)..........        2000           127,536             62,500           105,000                 --
   Chief Financial                     1999                --                 --                --                 --
   Officer and Senior
   Vice President,
   Corporate Services

Michael R. Harris (2)..........        2000           125,000             15,625                --            $11,845     (6)
   Former Chief                        1999           125,000             28,750                --                 --
   Technology Officer

Alan L. McCann (3).............        2000           150,000             35,000           100,000                 --
   Former Senior Vice                  1999            19,318             13,062            30,000                 --
   President and
   General Manager,
   Digital Media

 Ned E. Barlas (4).............        2000           137,500             20,375            22,500                 --
   Chief Legal                         1999            70,319              7,813            30,000                 --
   Officer, Senior
   Vice President and
   General Counsel

------------------------------

(1)      Hired in May 2000.


(2) Mr. Harris accepted employment with STMicroelectronics in March 2001 in connection with the sale of our consumer electronics business and is no longer a RAVISENT employee.


(3) Hired in November 1999. Mr. McCann's employment with us terminated in connection with the sale of our Internet appliance business in March 2001.


(4)      Hired in June 1999.


(5) Represents deemed interest in connection with loans from us to Mr. Wilde in the aggregate amount of $148,000. The sum of $4,450 is the difference between the interest that has accrued at the rate of 5% since the inception of the loans through June 30, 2001 and the interest that would have accrued for the same period at the prime rate of interest on the date the loan was made.

(6) Represents deemed interest in connection with loans from us to Mr. Harris in the aggregate amount of $189,510. The sum of $11,845 is the difference between the interest that would have accrued at the rate of 5% since the inception of the loans through June 30, 2001 and the interest that would have accrued for the same period at the prime rate of interest on the date the loan was made.

(6) Represents deemed interest in connection with a loan from us to Mr. Harris in the amount of $189,510. No interest is payable in connection with this loan. The sum of $11,845 is the interest that would have accrued for the period from the inception of the loan through June 30, 2001 at the prime rate of interest on the date the loan was made.




         In June 2001, Mr. Russell was appointed to our board of directors. In connection with that appointment, he was granted 50,000 options to purchase shares of our common stock at an exercise price of $2.19 per share. In August 2001, Mr. Russell was appointed our chief executive officer and Chairman of the Board. We entered into an employment agreement with Mr. Russell for a three year term at a base salary of $330,000, an annual cash bonus of $100,000 and a $100,000 bonus if we reach certain revenue goals. If we exceed those revenue goals, he will further be entitled to receive a bonus equal to 1% of the amount by which such goals were exceeded. Mr. Russell will also receive stock options to purchase 300,000 shares of RAVISENT common stock at an exercise price of $1.65 per share and 331,000 shares of RAVISENT common stock at an exercise price of $0.01 per share.

                       OPTION GRANTS IN FISCAL YEAR 2000

         The following table sets forth option grants for the year ended December 31, 2000 to our chief executive officer and each of the four other most highly compensated executive officers for the year ended December 31, 2000, whose salary and bonus exceeded $100,000. All options were granted under the 1999 Stock Incentive Plan and under such plan all options expire ten years from they date they were granted.




                                                                                                 Potential Realizable Value at
                                                                                                  Assumed Annual Rates of
                                           Percent of                                            Stock Price Appreciation
                               Number of      Total              Individual Grant                   for Option Term (3)
                              Securities     Options   ------------------------------------ ------------------------------------
                              Underlying   Granted to  Exercise    Fair Market
                                Options     Employees    Price       Value on   Expiration
                                Granted     in Fiscal  ($/Sh)       Grant Date     Date
             Name                 (#)       Year (1)      (2)          ($)       ($) (2)      0% ($)       5% ($)     10% ($)
  --------------------------- ------------ ----------- ----------- ----------- ------------ ----------- ------------------------
  Francis E.J. Wilde III...         --          --          --           --          --          --            --           --

  Thomas J. Fogarty........     80,000         9.0        6.64         6.64      5/2/10     531,200       865,269    1,377,796
                                25,000         3.0        0.01         6.64      5/2/10     166,000       270,397      430,561

  Michael R. Harris........         --          --          --           --          --          --           --            --

  Ned E. Barlas............      2,500           *        0.01         6.43      6/5/10      16,075         26,184      41,694
                                 8,000         1.0        6.43         6.43      6/5/10      51,440         83,760     133,360
                                12,000         1.0        7.81         7.81     7/19/10      93,720        152,660     243,086

  Alan McCann..............     50,000         5.0        6.64         6.64      5/2/10     332,000        540,793     861,122
                                50,000         5.0        0.01         6.64      5/2/10     332,000        540,793     861,122

         In July 2001, our board of directors approved the grant of options to acquire 100,000 shares of RAVISENT common stock to Mr. Wilde, options to acquire 100,000 shares of RAVISENT common stock to Mr. Fogarty and options to acquire 50,000 shares of RAVISENT common stock to Mr. Barlas; all such options have an exercise price of $0.01 per share. The fair market value of RAVISENT common stock on June 20, 2001 was $2.22 per share.

------------------------

*        Less than 1%.

(1) Based on an aggregate of 933,254 options granted to employees, consultants and directors during the year ended December 31, 2000.

(2) The exercise price may be paid in cash, with shares of common stock or through a cashless exercise price. All options become exercisable over a four-year period, with 25% of the shares vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments. To the extent not already exercisable, all of these options will become fully vested and exercisable in the event we are acquired. In addition, Mr. Harris' employment agreement provides for the immediate vesting of all outstanding options in the event he is terminated without cause. No cancellation and regranting of options took place during the fiscal year ended December 31, 2000 and no stock appreciation rights were granted during such year.

(3) The potential realizable values calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of RAVISENT common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                 Number of Securities
                                                                Underlying Unexercised         Value of Unexercised
                                                                     Options/SARs           In-the-Money Options/SARs
                                  Number of                     at Fiscal Year-End (#)        at Fiscal Year-End ($)
                                    Shares                   ----------------------------- ----------------------------
                                 Acquired on       Value
           Name                  Exercise (#)   Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------   -------------  ------------  ------------- --------------- ------------- ---------------
Francis E.J. Wilde III.......       39,682        157,935        383,001       218,001       160,000        13,333

Thomas J. Fogarty............           --             --        205,000        47,291       200,000        38,333

Michael R. Harris............      184,000        349,600             --            --            --            --

Alan L. McCann...............       50,000        110,526             --            --            --            --

Ned E. Barlas................           --             --        106,833        33,984        84,000         8,998

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers and 5% or greater stockholders, our significant stockholders, must file reports with the Securities and Exchange Commission indicating the number of shares of RAVISENT common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors, executive officers and significant stockholders filed all the required reports during 2000. To our knowledge, during 2000, no other person subject to the reporting requirement of Section 16(a) failed to file or was delinquent in filing a required report.


           EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     In August 1997, we entered into an employment letter agreement with Mr. Wilde. The annual base salary for Mr. Wilde is $125,000 per annum. Under the employment letter agreement, we paid $25,000 to Mr. Wilde as a signing bonus and granted to Mr. Wilde a stock option to purchase 166,667 shares of RAVISENT common stock at an exercise price of $6.00 per share. These stock options have fully vested. These stock options were regranted on September 23, 1998 at $2.52 per share. In addition, in the event of a sale of all of our assets or a merger in which we are not the surviving entity and in which we are valued at $80,000,000 or more, Mr. Wilde is entitled to the greater of 2.5% of the proceeds or $2,000,000 in cash.

     In November 1997, we entered into an employment agreement with Mr. Harris, in which we hired Mr. Harris as our chief technology officer for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000 and incentive stock options to purchase up to 4,167 shares of common stock in minimum blocks of 2,083 shares at an exercise price of $1.50 per share. On March 1, 2001, Mr. Harris accepted employment with STMicroelectronics in connection with the sale of our consumer electronics business. His options immediately vested upon his commencement of employment with STMicroelectronics.

     On March 30, 2001, Mr. McCann accepted employment with Phoenix Technologies in connection with the sale of our Internet appliance business. We entered into a settlement and release agreement with Mr. McCann whereby he received a lump sum severance amount of $150,000, which represents one year of Mr. McCann's former gross salary. In addition, all of Mr. McCann's stock options immediately vested and his indebtedness to us in the amount of $85,653 was forgiven.

     In May 2000, we entered into an employment agreement with Mr. Fogarty, in which we hired Mr. Fogarty as our chief financial officer for a one year term at a base salary of $200,000 per year, an annual cash bonus of $100,000 and incentive stock options to purchase 105,000 of common stock at an exercise price of $6.64 for 80,000 shares of common stock and $0.01 for 25,000 shares of common stock. In July, 2001, we entered in to an employment agreement with Mr. Fogarty, to serve as our chief financial officer, which agreement provides that, upon closing of the eMation acquisition, Mr. Fogarty's salary will be increased to $220,000 per annum and Mr. Fogarty will be entitled to a guaranteed cash bonus of $100,000 in the first year of his employment under this new agreement. In addition, the employment agreement provides that, upon closing of the eMation acquisition, Mr. Fogarty will be granted options to purchase 50,000 shares of RAVISENT common stock at the fair market value of RAVISENT common stock on the date of grant. Further, pursuant to this employment agreement, Mr. Fogarty will be entitled to receive options to purchase an additional 100,000 shares of RAVISENT common stock at an exercise price of $0.01 per share if his employment agreement is renewed upon the expiration of its one year term.

     In June 2001, we entered into an employment agreement with Mr. Barlas for a one year term at a base salary of $200,000 per year, an annual cash bonus of $100,000 and incentive stock options to purchase 50,000 shares of common stock at an exercise price of $0.01 and 25,000 shares of common stock at the closing price of RAVISENT common stock on the closing date of the eMation acquisition.

     In June 2001, Mr. Russell was appointed to our board of directors. In connection with that appointment, he was granted 50,000 options to purchase shares of our common stock at an exercise price of $2.19 per share. In

August 2001, Mr. Russell was appointed our chief executive officer and Chairman of the Board. We entered into an employment agreement with Mr. Russell for a three year term at a base salary of $330,000, an annual cash bonus of $100,000 and a $100,000 bonus if we reach certain revenue goals. If we exceed those revenue goals, he will further be entitled to receive a bonus equal to 1% of the amount by which such goals were exceeded. Mr. Russell will also receive stock options to purchase 300,000 shares of RAVISENT common stock at an exercise price of $1.65 per share and 331,000 shares of RAVISENT common stock at an exercise price of $0.01 per share. In the event the eMation transaction does not close by December 31, 2001, Mr. Russell has the option to terminate his employment agreement which would entitle him severance benefits in the amount of six (6) months of his salary and other benefits. If Mr. Russell does not exercise this option, it shall expire on February 28, 2002.

                         RAVISENT CERTAIN TRANSACTIONS

     We have currently in place indemnification agreements with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     On November 15, 1999, we loaned our former officer Mr. McCann the sum of $288,808. Mr. McCann executed a promissory note, whereby he has agreed to repay the amount of the loan plus interest of eight percent (8%) in twenty-four equal installments of $12,996. Additionally, on November 29, 1999, we loaned Mr. McCann $200,000. Mr. McCann executed a promissory note whereby he agreed to repay the loan amount by April 30, 2000. These loans were satisfied on March 30, 2001. These loans were made to assist Mr. McCann in selling his home and relocating his family in contemplation of employment with us.

     From September to November 2000 we advanced $189,510 to Mr. Harris. The loan is payable on demand. There is no interest payable on this loan.

     In August and September 2000, we entered into agreements to loan Mr. Wilde $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans are secured by all RAVISENT common stock held or subsequently acquired by the officer. The loans bear interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans have been extended to September 30, 2001.

     In January 2000, we entered into an agreement to loan our former officer Leonard Sharp the sum of $160,000. The loan is secured by all of our stock held or subsequently acquired by the officer and any proceeds from the disposition of the stock. The loan bears interest at 5% per annum and was due December 31, 2000. Mr. Sharp had agreed to pay $50,000 of the balance in March 2001 and the balance in full by June 30, 2001. These payment terms have been extended to September 30, 2001.

     We have currently in place non-competition and confidentiality agreements with our executive officers.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                        RAVISENT PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of RAVISENT common stock as of June 30, 2001 and estimated by us with respect to the beneficial ownership of RAVISENT common stock following the issuance of shares in connection with the eMation acquisition, except as noted in the footnotes below by:

     . all persons who are beneficial owners of 5% or more of RAVISENT common stock;

     .    each director;

     . our chief executive officer and the four other most highly compensated executive officers for the year ended December 31, 2000, whose salary and bonus exceeded $100,000; and

     .    all directors and executive officers as a group.

     . The number of shares beneficially owned and the percentage of shares beneficially owned prior to the eMation acquisition are based on 18,694,096 shares outstanding as of June 30, 2001. The number of shares beneficially owned and the percentage of shares beneficially owned after the eMation acquisition are based on 18,694,096 shares outstanding as of June 30, 2001, plus an assumed 8,000,000 shares issued in connection with the eMation acquisition (which may exceed the actual number of shares issued due to closing adjustments). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                                     Percent
                                                                                                   Beneficially
                                                                                 Percent              Owned
                                                    Number of Shares           Beneficially        Post-eMation
                                                   Beneficially Owned            Owned              Acquisition
                                                  ---------------------    ------------------    ----------------
NEPA Venture Fund II, L.P. (1)...................      470,005                    2.5%                1.6%

Entities affiliated with Patricof & Co.
Ventures, Inc.  (2)..............................    1,172,195                    6.3%               18.6 (10)

Atlantic Coastal Ventures L.P. (3)...............      365,646                    2.0%                1.4%

Francis J. Wilde III (4).........................      273,960                    1.5%                1.0%

                                                                                                     Percent
                                                                                                   Beneficially
                                                                                 Percent              Owned
                                                    Number of Shares           Beneficially        Post-eMation
                                                   Beneficially Owned            Owned              Acquisition
                                                  ---------------------    ------------------    ----------------
Thomas J. Fogarty (5)............................       60,931                        *                   *

Michael R. Harris (6)............................      111,397                     1.0%                   *

Ned E. Barlas (7)................................       43,881                        *                   *

Alan L. McCann (8)...............................           --                        *                   *

Frederick J. Beste III (1).......................      518,662                     3.0%                1.9%

Robert M. Russell Jr.............................       50,000                        *                   *

Walter L. Threadgill (3).........................      384,346                     2.0%                1.5%

Paul A. Vais (2).................................    1,183,422                     6.3%               18.6%

Francis X. Brown III.............................       17,006                        *                   *

All directors and executive officers as a group
(10 persons) (9).................................    2,537,208                    13.6%               24.0%

------------------------------

* Less than 1%.

     Except as otherwise noted below, the address of each person listed on the table is c/o RAVISENT Technologies Inc., 257 Great Valley Parkway, Malvern, Pennsylvania, 19355.

(1) Principal address is 125 Goodman Drive, Bethlehem, PA 18015. NEPA Venture Fund, II, L.P. has one general partner, NEPA II Management Corporation, that has three officers: Frederick J. Beste III, Glen Bressner and Marc Benson. Each of these officers shares voting and investment power over the shares held by NEPA Venture Fund. Mr. Beste disclaims beneficial ownership of all RAVISENT shares except to the extent of his pecuniary interest in NEPA Venture Fund II, L.P.

(2)  Principal Address is 445 Park Avenue, New York, NY 10022. Represents
     80,274 shares of RAVISENT common stock held by Coutts & Co. (Cayman) Ltd., 363,521 shares of RAVISENT common stock held by The P/A Fund III, L.P., 245,180 shares of RAVISENT common stock held by Apax Germany II L.P., 20,332 shares of RAVISENT common stock held by Patricof Private Investment Club, L.P., 630 shares of RAVISENT common stock held by Patricof and Co. Managers, Inc., 6,728 shares of RAVISENT common stock held by Patricof Family Partnership, 1,606 shares of RAVISENT common stock held by Apax Worldwide, and 454,924 shares of RAVISENT common stock held by APA Excelsior IV, L.P. Mr. Vais is a managing director of Patricof Co. Ventures, Inc. and a director of RAVISENT. APA Excelsior IV Partners, L.P. is the general partner of Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P. and APA Excelsior IV, L.P. APA Excelsior IV Partners, L.P. has one general partner, Patricof & Co. Managers, Inc. The sole shareholder of Patricof & Co. Managers, Inc. is Alan Patricof. APA Pennsylvania Partners III, L.P. is the general partner of The P/A Fund III, L.P. APA Pennsylvania Partners III, L.P. has one general partner, Patricof & Co. Managers, Inc. whose sole shareholder is Alan Patricof. Alan Patricof has sole voting and investment power over the shares held by Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P., APA Excelsior IV, L.P. and The P/A Fund III, L.P. Apax Partners & Co. (Germany) II, Ltd. is the managing general partner of Apax Germany II L.P. Apax Partners & Co. (Germany) II, Ltd. has six directors: Alan Patricof, Maurice Tchenio, Richard Rich, Ronald Cohen, Patrick de Giovanni and Adrian Beecroft. Each of these directors shares voting and investment power over the shares held by Apax Germany II L.P. Mr. Vais disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Mr. Vais disclaims beneficial ownership of all of our shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Includes 6,227 shares of RAVISENT common stock held by Mr. Vais and 5,000 shares of RAVISENT common stock issuable upon the exercise of options that are exercisable within 60 days of June 30, 2001.

(3) Principal Address is 3101 South Street N.W., Washington, D.C. 20007. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and a director of RAVISENT. Mr. Threadgill shares voting and investment power with Donald F. Greene, a General Partner of Atlantic Coastal Ventures, L.P. over the shares held by Atlantic Coastal Ventures.

(4) Includes 229,595 shares of RAVISENT common stock issuable upon the exercise of options that are exercisable within 60 days of June 30, 2001.

(5) Includes 58,331 shares of RAVISENT common stock issuable upon the exercise of options that are exercisable within 60 days of June 30, 2001.

(6)  As of March 1, 2001, Mr. Harris is no longer an employee of RAVISENT.

(7) Includes 39,198 shares of RAVISENT common stock issuable upon the exercise of options that are exercisable within 60 days of June 30, 2001.

(8)  As of March 23, 2001, Mr. McCann is no longer an employee of RAVISENT.

(9) Includes 408,110 shares of RAVISENT common stock issuable upon the exercise of options that are exercisable within 60 days of June 30, 2001.

(10) The percent increase is due to an additional 3,794,566 shares that are beneficially owned by entities affiliated with Patricof & Co. Ventures, Inc. These shares are the result of the conversion of eMation Series D and Series E preferred shares to RAVISENT common stock.

                     DESCRIPTION OF RAVISENT CAPITAL STOCK

         As of June 30, 2001, our authorized capital stock consisted of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, covered by the assumptions contained in the summary. As of June 30, 2001, an aggregate of 18,705,591 shares of common stock were issued and outstanding. No shares of preferred stock are issued and outstanding.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. In the event of liquidation, dissolution or winding up of RAVISENT, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of RAVISENT common stock are fully paid and nonassessable and the shares of RAVISENT common stock to be issued in connection with the eMation acquisition are fully paid and nonassessable.

Preferred Stock

         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock of RAVISENT with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

Registration Rights

         As of June 30, 2001, the holders of an aggregate of approximately 5,841,192 shares of RAVISENT common stock and the holders of warrants to purchase up to approximately 339,383 shares of RAVISENT common stock are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. Under the terms of the registration rights agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to shares of RAVISENT common stock, and we are required to use our best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

         Our certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance without stockholder action. The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, the certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our board of directors are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting. The bylaws also require a majority vote of members of the board of directors and/or a supermajority vote of stockholders to amend the bylaw provisions. These provisions of the amended and restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of RAVISENT. These provisions also may have the effect of preventing changes in our management.

         We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

               .    by persons who are directors and also officers; and

               . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines "business combination" to include the following:

     . any merger or consolidation involving the corporation and the interested stockholder;

     . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent and Registrar

         The transfer agent and registrar for RAVISENT common stock is EquiServe.

                                 EMATION LTD.

                              BUSINESS OF EMATION

Summary

         eMation is a leading developer of Internet-based solutions that extract and manage information from intelligent "devices"--equipment, machines, products, sensors, facilities, and systems--and make that information available to people and business systems. eMation markets a number of product lines encompassing supervisory control, data acquisition and management, and open network communications in a variety of industries. eMation has also developed a category of enterprise software, called "device relationship management" or "DRM." The eMation DRM(TM) Device Relationship Management product family enables manufacturers and service providers to use the Internet to establish and manage continuous connections with the products deployed at their customers' facilities. Device manufacturers can stay in touch with their products throughout their lifecycle, tapping the value of remote device information with new, automated e-service and e-commerce offerings.

Technology and Products

         The eMation DRM system enables the seamless, yet secure, integration of remote device information with a company's ongoing business practices. By employing patent-pending Firewall-Friendly(TM) technology, eMation DRM allows intelligent devices hidden behind customer firewalls to have secure, two-way, Internet-based communication with external sales and service personnel and their enterprise applications such as customer relationship management (CRM) and operation support systems (OSS). The system is used to provide measurable business payback and improved customer satisfaction with lower cost proactive customer service, real-time business interactions, new personalized product and service offerings, and improved operational efficiencies.

         The eMation DRM system employs widely supported, standard Internet protocols like email, XML, SOAP, TCP/IP and HTTP to communicate over the Internet. Web browser interfaces are based on industry standard Java and HTML. This use of open standards enhances the system's portability and interoperability at the device and enterprise levels. To keep information secure, users of the eMation DRM system can employ a system of passwords and access privileges that can cover a single device or groups of devices. Transfer of information from devices to users is secured through authentication services, secure socket layer encryption, and digital signatures.

         The eMation product family consists of a comprehensive family of infrastructure and application software products that run at the device or enterprise, and together interoperate to form an Internet-based, information distribution system for device monitoring, management, and control.

         At the enterprise, the eMation DRM Enterprise Server--a scalable, fault-tolerant application server--communicates, stores, and manages the information exchange with remote devices. The server handles the secure exchange of data over the Internet, manages system user authentication, and handles automated interactions with external enterprise software applications per user-defined business rules. In addition, the eMation DRM Enterprise Server acts as a platform for user application portals provided by eMation or built by customers using the available software development kit. eMation offers a suite of customizable eMation DRM Application Portals which enable system and device management as well as Web browser-based access to live or stored device information for e-service, e-commerce, and monitoring.

         At the device, eMation offers a set of DRM-enabling software applications that support a wide variety of intelligent devices. When configured in a full DRM system these automatically exchange information to the eMation Enterprise Server. They are also sold and used separately for device monitoring and control purposes in multiple markets.

         . eMation DRM Connector is an embedded application server with configurable software modules that run on the remote device, allowing local decision making and full, two-way, firewall-friendly communications between the device and eMation DRM Enterprise Server. Fully portable across the most popular embedded operating systems, it can be easily integrated with existing designs or new

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

               products. In addition to Internet communication, eMation DRM Connector provides functionality for the creation of web browser-based user interface screens, real-time data exchange, user authentication, data security, remote administration, e-mail notification, data logging, and more. Users can develop their own software modules to extend its functionality and can also use it to reconfigure and upgrade devices remotely through the Internet, saving engineering and field service expense in delivering new software versions. This same connector technology can be delivered in the form of an attached eMation DRM Gateway enabling the retrofit of legacy devices or the connection of networks of simple appliances with the DRM system.

         In addition to device relationship management products, eMation offers several product lines that provide information technology for automation markets.

         . WizFactory(TM) is a suite of integrated PC-based software products with a proven track record in industrial applications worldwide. Combining supervisory control and data acquisition (SCADA) capabilities with Internet communication and visualization, WizFactory offers a complete suite of tools for discrete and process monitoring and control. The suite provides support for all five of the popular automation programming languages, an extensive set of objects to build visual displays, and support for over 150 networking protocols to popular automation market products. WizFactory provides an advanced solution for web-enabling devices and facilities in automation markets such as building automation, factory controls, waste and water treatment, and more.

         . @aGlance/IT(TM) is a multi-platform, client-server communications technology for process manufacturing. Through the use of @aGlance/IT servers, process data stored in eMation or third party partner distributed control systems, supervisory control software, and data historians is readily accessible by @aGlance/IT client applications. Available @aGlance/IT clients include spreadsheets, SCADA software, and process analysis tools. Users can also visualize @aGlance/IT information remotely in their standard web browser with the companion Web@aGlance (TM) application information portal product.

         . FactorySoft(TM) OPC Toolkits offer both rapid development and full-source development OLE for process control (OPC) for companies that want to quickly and thoroughly implement the industry standard OPC communication interface in their products. OPC allows simplified device data exchange with eMation software applications and other OPC compatible products. The FactorySoft OPC Inspector provides data monitoring, performance measurement, diagnostics, and interface validation for any OPC server.

         eMation has several patent applications pending. The applications cover various processes and technologies within the eMation DRM system, including a technology for device-initiated communications based on standard HTTP and XML protocols and a queuing technology that manages undelivered messages sent from users to devices.

Customers

         eMation's customers include Global 1000 companies like Siemens, General Electric, CERN, British Petroleum, France Telecom, Bayer, Beckman Coulter, and Dow Chemical. eMation maintains corporate headquarters in Mansfield, Massachusetts, and sales and service offices in Europe, Israel and Japan with distribution partners worldwide.

Competition

         eMation's products span a range of capabilities in a number of markets and the competitive landscape varies across each of these markets. In general, eMation's "industrial" products are used in a number of "automation" markets where supervisory control is needed, including factories, buildings, waste & water treatment, oil & gas production, and energy. In these markets, eMation's WizFactory products most often compete with SCADA products from a variety of vendors.

         eMation's DRM system today sees few direct competitors in the marketplace, the most common being simply in-house developers doing custom product development. In the future, eMation expects to see DRM competitors coming from any of several areas-embedded networking, vertical market e-service solutions, or, as the market matures, large enterprise software providers.

Sales and Marketing

         eMation has a 42-person worldwide sales force. The majority of eMation's direct sales resources are targeted toward large OEMs and strategic, large-scale end users in the United States, Europe, Japan and Israel. These direct resources are leveraged through a network of partnerships, including contracted distributors and systems integrators, to support smaller customers and remote markets, such as those in South America, Eastern Europe, and China. eMation applies an integrated sales and marketing strategy with marketing efforts focused on product marketing through product managers for each major product line, marketing communications through various advertisements, promotions and trade shows, and five focus vertical markets-medical devices, office automation, semiconductors, industrial machinery, and process automation.

History

         eMation was originally formed as a private company in Tel Aviv, Israel in 1988 under the name PC Soft International Ltd., focusing on the development of products designed to automate the flow of information within factories and manufacturing facilities. In July 1998, PC Soft acquired FactorySoft, Inc., which was based in Mansfield, MA, and the corporate headquarters were subsequently moved to this location. In February 2000, PC Soft changed its name to eMation, Ltd., and in May 2000, eMation acquired the assets of Intuitive Technologies Corporation.

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

      EMATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         This information statement contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

Overview

         eMation develops, markets and delivers Internet-based distributed software systems that let businesses use the Internet to remotely monitor, manage, and service their intelligent devices, equipment, machines, products, sensors, facilities, and systems deployed at their customer sites throughout the world. eMation has developed a new category of enterprise software called "Device Relationship Management" or "DRM" that communicates with these "intelligent" devices and makes hidden information available to people and business systems. The eMation product family enables manufacturers and service providers to use the Internet to establish and manage continuous connections with the products deployed at remote facilities. Device manufacturers can stay in touch with their products throughout their lifecycle, tapping the value of hidden information with new, automated e-service and e-commerce offerings. Device users can more quickly and accurately monitor the status and output of their critical assets.

         During fiscal 2000, eMation focused primarily on developing and marketing, and hiring the required personnel for its new line of DRM software. In addition, eMation raised $24 million in a Series D Redeemable Preferred Share financing, acquired strategic technology by purchasing the net assets of Intuitive Technology Corporation, established a Japanese subsidiary and refocused the legacy portion of the business to improve operational efficiencies.

         Historically, eMation has generated its revenues almost exclusively from software license sales. More recently, eMation has offered professional services and software maintenance services. As existing clients either expand their usage or implement new eMation products, they may be required to pay additional license fees under existing license agreements or license additional copies of eMation software. eMation recognizes software license fees when the software is delivered, the fee is fixed or determinable, there is evidence of a binding arrangement and collection is probable. It recognizes professional service fees as the services are performed. Clients purchasing maintenance services receive unspecified product upgrades and telephone or email support. eMation prices maintenance services based on a percentage of current product prices. eMation recognizes revenues on maintenance services ratably over the term of the period covered, which is typically one year.

         Cost of revenues includes salaries and related costs for production personnel, royalties due to third parties for technology included in products and royalties due to the government of Israel for repayment of grants received, the cost of manuals and product documentation, media used to deliver products and shipping and fulfillment costs.

         Operating expenses are classified as expenses for sales and marketing, research and development and general and administrative. Selling and marketing expenses consist primarily of salaries and other related costs, including equity-based compensation, for sales and marketing personnel, sales commissions, subcontractors, travel, market studies, public relations, advertising, promotional materials and tradeshows. Research and development expenses consist primarily of salaries and related costs for product development personnel and for consulting fees to support product development efforts as well as amortization of technology acquired, net of awarded governmental grants. To date, eMation has not capitalized any research and development costs. General and administrative expenses consist primarily of staff salaries and other related costs for finance, human resources and other administrative employees as well as legal and accounting fees, bad debt expenses and amortization of goodwill and equity-based compensation expenses. Equity-based compensation expenses for the issuance of stock options represent the difference between the exercise price of options and the estimated fair market value of the eMation ordinary shares on the date of the grant.

         In the past, eMation has incurred substantial costs to develop and acquire technology and products, to recruit and train personnel for engineering and selling and marketing departments and to establish an administrative organization. These costs have led to losses, and as a result of these cumulative losses, eMation has an accumulated deficit of $34.5 million at June 30, 2001. eMation believes that its success depends on increasing its client base by gaining acceptance in the emerging DRM market for its various product lines. In order to succeed in the DRM market, eMation intends to continue to invest heavily in selling and marketing, research and development and in operational and financial systems. eMation also intends to focus on establishing a professional services organization as well as partnering with large third party service providers. As a result of these initiatives, eMation expects to continue to incur substantial operating losses through 2002.

         eMation had 104 employees at December 31, 1999 and 166 full-time employees at December 31, 2000. During the last fiscal quarter of 2000 and the first fiscal quarter of 2001, eMation downsized and realigned its operations. As a result, the number of eMation employees was reduced by 23 to 143. eMation's growth has placed a significant demand on its management and operational resources. In order to manage growth effectively, eMation must implement and improve its operational systems, procedures and controls on a timely basis. In addition, eMation expects that future expansion will continue to challenge its ability to hire, train, motivate and manage its employees. Competition is intense for highly qualified technical, sales, marketing, administrative and management personnel. If eMation's revenues do not increase relative to its operating expenses, its management systems do not expand to meet increasing demands, it fails to attract, assimilate and retain qualified personnel, or its management otherwise fails to manage expansion effectively, there would be a material adverse effect on eMation's business, operating results and financial condition.

         In May 2000, eMation acquired certain assets and liabilities of Intuitive Technology Corporation, a process manufacturing application software vendor, in exchange for $4.4 million in cash and 650,077 eMation ordinary shares with a fair market value of $1.5 million; eMation also issued stock options to former employees of Intuitive Technology Corporation to purchase approximately 627,213 eMation ordinary shares. The total cost of the acquisition, including transaction costs, was $7.3 million. eMation accounted for the acquisition as an asset purchase. Accordingly, the results of operations of Intuitive Technology Corporation have been included in eMation's results of operations for periods subsequent to the date of acquisition and the acquired net assets were recorded at their estimated fair values at the effective date of the acquisition, resulting in $8.5 million recorded as goodwill and other intangibles which will be amortized over a period of 3 to 5 years. Based upon a review of the various projects currently in place on the date of the acquisition, no in-process research and development charge was recorded by eMation in connection with the acquisition.

Results of Operations

Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000

         The following table sets forth, for the period indicated, the amount and percentage of total revenues represented by certain items reflected in the consolidated statement of operations:


                                                                              Six Months Ended June 30,
                                                                 ---------------------------------------------------
                                                                           2001                        2000
                                                                 ---------------------------------------------------
                                                                              Percentage                  Percentage
                                                                 Amount       of Revenue       Amount     of Revenue
                                                                 ------       ----------       ------     ----------
    Revenues............................................        $ 5,258         100.0%        $ 4,598       100.0%
    Cost of revenues....................................            991          18.8             656        14.3
                                                                -------       -------         -------     -------

    Gross profit........................................          4,267          81.2           3,942        85.7

    Research and development
      Other research and development expense............          2,408          45.8           2,385        51.9
    Sales and marketing
      Non-cash compensation.............................             --            --              --          --
      Other sales and marketing expense.................          4,849          92.2           5,298       115.2
    General and administrative
      Non-cash compensation.............................            324           6.2              21          .5
      Other general and administrative expense..........          1,779          33.8           1,856        40.4
    Depreciation and amortization.......................          1,288          24.5             702        15.3
    Acquired in-process research and development........             --            --              --          --
                                                                -------       -------         -------     -------
    Total operating expenses............................         10,648         202.5          10,262       223.2
                                                                -------       -------         -------     -------

    Operating loss......................................         (6,381)       (121.4)         (6,320)     (137.5)
    Financial expenses, net.............................           (131)         (2.5)           (179)       (3.9)
    Financial expenses relating from compensation
       related to convertible loan warrants.............             --            --            (500)      (10.9)
    Financial expenses relating from compensation
       related to warrants granted in connection to
       issuance of Series D Redeemable Preferred Shares..                                        (190)       (4.1)
       Other expense.....................................           (669)        (12.7)
                                                               ---------      --------      ---------     -------
    Net loss.............................................       $ (7,181)       (136.5)      $ (7,189)     (155.2)
                                                               =========      ========      =========     =======
    Accretion of redemption value of Series D
       Redeemable Preferred Shares.......................         (1,104)        (21.0)          (265)       (5.8)
                                                               =========      ========      =========     =======
    Net loss attributable to shareholders of
       ordinary shares...................................       $ (8,285)       (157.6%)     $ (7,454)     (162.1%)
                                                               =========      ========      =========     =======

         Revenues. Total revenues increased $0.7 million, or 14.4%, to $5.3 million for the six months ended June 30, 2001 from $4.6 million for the six months ended June 30, 2000. Revenues in 2001 were higher primarily due to the introduction of eMation's new DRM product. Early in fiscal year 2001, eMation's DRM product family was commercially released. eMation believes that its new DRM product offering will be a significant factor in increased demand for its products. eMation believes that growth in software license revenues depends on market acceptance of the DRM product line as well as its ability to provide clients with the support, training, consulting and implementation services required to successfully deploy and maintain such applications. Accordingly, eMation expects that services revenues will increase in the future to the extent that additional clients license eMation products and that eMation expands both its capacity to deliver professional services and the scope of its professional services offerings.

         Cost of Revenues. Cost of revenues increased $0.3 million or 51.1%, to $1.0 million for the six months ended June 30, 2001 from $0.7 million for the six months ended June 30, 2000. The increase in costs is directly attributable to eMation's initial investment in building a DRM services organization. eMation expects that its cost of revenues will increase as it invests in a professional services workforce required to support an enterprise-level application. eMation also expects its cost of revenues to increase in the future in absolute dollar terms and as a percentage of revenues as additional clients begin licensing DRM products that contain embedded third party licenses. Cost of revenues can be expected to vary significantly from period to period, depending on the level of third party-licensed software sales. In addition, as DRM product sales begin to occur, eMation expects that its cost of revenues will also vary depending on the mix of services it provides and whether such services are provided by eMation or third-party contractors. In addition, services utilization rates are expected to impact margins.

         Other Research and Development Expenses. Other research and development expenses was $2.4 million for the period ending June 30, 2000 and remained unchanged for period ending June 30, 2001. eMation believes that continued investment in research and development will be crucial to achieving and maintaining leadership in the market for DRM software. As a result, eMation expects its research and development costs to increase in future periods.

         Other Selling and Marketing Expenses. Other selling and marketing expenses decreased $0.5 million, or 8.5%, to $4.8 million for the six months ended June 30, 2001 from $5.3 million for the six months ended June 30, 2000. The decrease is due primarily to savings related to refocusing and streamlining marketing operations, the receipt by eMation of a governmental reimbursement for marketing activities offset by costs related to the addition of senior-level strategic management. eMation believes that its selling and marketing expenses will increase in future periods as it continues to expand its selling and marketing efforts. Selling and marketing expenses generally fluctuate as a percentage of total revenue from period to period resulting from the hiring and training of new sales personnel and the timing and scope of marketing activities.

         Other General and Administrative Expenses. Other general and administrative expenses decreased $0.1 million, or 4.1%, to $1.8 million for the six months ended June 30, 2001 from $1.9 million for the six months ended June 30, 2000. The decrease in these expenses was a result of the reductions in workforce and the realignment of eMation's operations which took place in the last quarter of 2000 and first quarter of 2001. eMation believes that its general and administrative costs will increase as it invests in the personnel and management systems necessary to support its expanding operations.

         Non-cash General and Administrative Expenses. Non-cash compensation and other expenses relate primarily to amortization of equity-based compensation. Non-cash General and Administrative Expenses increased $0.3 million from $0.02 million for the six months ended June 30, 2000 to $0.3 million for the six months ended June 30, 2001. The increase represents charges for stock options granted below fair market value and for the modifications to existing stock options during the six months ended June 30, 2001.

         Depreciation and Amortization. Depreciation and amortization increased 83.5%. or $0.6 million, from $0.7 million for the six months ended June 30, 2000 to $1.3 million for the six months ended June 30, 2001. The increase represents amortization expenses related to the acquisition of Intuitive Technology Corporation.

         Net Financial Expenses. Net financial expenses are composed of interest income and interest expenses as well as foreign currency income and expenses. Net financial expenses decreased $0.1 million to $0.1 million for the six months ended June 30, 2001 from $0.2 million for the six months ended June 30, 2000. The decrease is primarily attributable to interest income earned on cash offset by interest expenses related to a bank line of credit as well as interest charges on capitalized equipment leases.

         Other Expenses. Other expenses were $0.7 million in the first half of 2001, compared to $0.0 in the same period of 2000. The expenses in 2001 represent professional fees primarily related to the proposed RAVISENT transaction.

         The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items reflected in eMation's consolidated statements of operations:


                                                                                      Year Ended December 31,
                                                                  --------------------------------------------------------------
                                                                          2000                  1999                 1998
                                                                  -------------------    ------------------   ------------------
Revenues........................................................  $ 10,012      100.0%    10,457      100.0%    7,720      100.0%
Cost of revenues................................................     1,276       12.7      1,397       13.4     1,069       13.8
                                                                  --------    -------    -------    -------   -------     ------

Gross profit....................................................     8,736       87.3      9,060       86.6     6,651       86.2

Operating expenses:
  Research and development
   Non-cash compensation........................................        --         --         --         --        --         --
   Other research and development expenses......................     5,961       60.9      2,031       19.9     1,648       21.9
  Selling and marketing
   Non-cash compensation........................................       409        4.1         --         --        --         --
   Other sales and marketing expense............................    12,997      129.3      6,455       61.7     6,605       85.6
  General and administrative
   Non-cash compensation........................................       109        1.1         30        0.3        16        0.2
   Other general and administrative expense.....................     4,733       47.3      1,236       11.8       934       12.1
  In-process research and development charge....................        --         --         --         --       269        3.5
  Depreciation and amortization.................................     2,027       23.2        440        4.9       330        4.9
                                                                  --------    -------    -------    -------   -------     ------
Total operating expenses........................................    26,186      261.5     10,192       97.5     9,802      127.0

Operating loss..................................................   (17,450)    (174.3)    (1,132)     (10.8)   (3,151)     (40.8)
Financial expenses, net.........................................      (191)      (1.9)      (317)      (3.0)       27        0.3
Financial expenses relating from compensation related
   to convertible loan warrants.................................      (500)      (5.0)    (1,350)     (12.9)       --         --
Financial expenses relating from compensation related
   to warrants granted in connection with issuance of
   Series D Redeemable Preferred Shares.........................      (190)      (1.9)        --         --        --         --
Other income (expenses), net....................................        --         --         --         --        (5)      (0.1)
                                                                  --------    -------    -------    -------   -------     ------
Net loss........................................................   (18,331)    (183.1)    (2,799)     (26.8)   (3,129)     (40.5)
Accretion of redemption value of Series D Redeemable              ========    =======    =======    =======   =======     ======
   Preferred Shares.............................................    (1,319)     (13.2)        --         --        --         --
                                                                  ========    =======    =======    =======   =======     ======
Net loss attributable to ordinary shares........................   (19,650)    (196.3%)   (2,799)     (26.8%)  (3,129)     (40.5%)
                                                                  ========    =======    =======    =======   =======     ======

Years Ended December 31, 2000 and 1999

         Revenues. Total revenues decreased $0.5 million, or 4.3%, to $10.0 million in 2000 from $10.5 million in 1999. Revenues in 1999 were higher due to increased demand resulting from Year 2000 concerns. Fiscal 2000 witnessed a global slowing in the Industrial sector and a resultant decline in sales of the Wizfactory suite of products, primarily in Europe. The decline in Wizfactory sales was offset somewhat by eight months of sales of product from the newly-acquired Intuitive Technology Corporation.

         Cost of Revenues. Cost of revenues decreased $0.1 million or 8.7%, to $1.3 million in 2000 from $1.4 million in 1999. The decrease in cost of revenues was directly attributable to the decline in revenues year over year and, in particular, reflects a drop in royalty-related sales.

         Other Research and Development Expenses. Research and development expenses increased $3.9 million, or 193.5%, to $5.9 million in 2000 from $2.0 million in 1999. The increase was primarily attributable to an increase in the number of employees required for the development of the eMation DRM suite of products, the acquisition of Intuitive Technology Corporation, costs related to a downsizing of the Israeli development operation, and zero governmental grant relief.

         Other Selling and Marketing Expenses. Selling and marketing expenses increased $6.5 million, or 101%, to $13.0 million in 2000 from $6.5 million in 1999. The increase was due primarily to the expansion of eMation's selling and marketing workforce, including the addition of senior-level strategic management, as well as the establishment of a sales infrastructure required for eMation's new DRM product line and newly-acquired products. eMation also expanded its marketing activities to support its new products.

         Non-cash Selling and Marketing Expenses. Non-cash compensation expenses relate primarily to amortization of equity-based compensation. Non-cash selling and marketing expenses were $0.4 million in the year ended December 31, 2000, compared to $0.0 in the prior year. The expenses in the year ended December 31, 2000 represents expense recognized for preferred stock and warrants issued to a consulting company as payment for a marketing study related to the development of the Company's DRM product line.

         Other General and Administrative Expenses. General and administrative expenses increased $3.5 million, or 282.9%, to $4.7 million in 2000 from $1.2 million in 1999. The increase was primarily due to increased personnel and facilities costs related to the transition of certain Israeli corporate functions to the US and France.

         Non-cash General and Administrative Expenses. Non-cash compensation and other expenses relate primarily to amortization of equity-based compensation. Non-cash general and administrative expenses increased $0.1 million from $0.03 million for the six months ended June 30, 2000 to $0.1 million for the six months ended June 30, 2001. The increase represents charges for stock options granted below fair market value and for modifications to existing stock options during the six months ended June 30, 2001.

         Depreciation and Amortization. Depreciation and amortization increased 360.7%, or $1.6 million, from $0.4 million for the six months ended June 30, 2000 to $2.0 million for the six months ended June 30, 2001. The increase represents amortization expenses related to the acquisition of Intuitive Technology Corporation.

         Net Financial Expenses. Net financial expenses decreased $0.1 million to $0.2 million in 2000 from $0.3 million in 1999. The decrease was primarily attributable to interest income earned on funds raised in the Series D Redeemable Preferred Share financing midway through fiscal 2000 offset by interest expenses related to the draw down against eMation's bank line of credit as well as interest charges on capitalized equipment leases and, to a lesser extent, to net foreign currency expense.

Years Ended December 31, 1999 and 1998

         Revenues. Total revenues increased $2.8 million, or 35.5%, to $10.5 million in 1999 from $7.7 million in 1998. This increase in revenues was primarily due to increased demand for the Wizfactory suite of products generated by Year 2000 preparations, particularly in Europe and, to a much lesser extent, to sales of the OPC toolkit licensed as a result of the Factorysoft acquisition.

         Cost of Revenues. Cost of revenues increased $0.3 million, or 30.7%, to $1.4 million in 1999 from $1.1 million in 1998. The increase was directly attributable to an increase in royalties related to sales of products developed in part using funds from certain governmental grants. In addition, the cost as a percentage of revenues increased due to certain purchases of hardware required on selected projects.

         Research and Development Expenses. Research and development expenses increased $0.4 million, or 23.0%, to $2.0 million in 1999 from $1.6 million in 1998. The increase was primarily due to an increase in the number of research and development employees in the US and Israel through hiring and the FactorysSoft acquisition so that eMation could dedicate additional resources to the development of new technologies as well as to enhance and maintain existing products.

         Selling and Marketing Expenses. Selling and marketing expenses decreased $0.2 million, or 2.3% to $6.5 million in 1999, from $6.6 million in 1998. The decrease is due to a reduction in external marketing expenditures, but this decrease was largely offset by an increase in the size of our personal in our worldwide sales force.

         General and Administrative Expenses. General and administrative expenses increased $0.3 million, or 32%, to $1.2 million in 1999 from $0.9 in 1998. In 1999, eMation began to change its strategic management focus from Israel to the US. As a result, management headcount and related costs increased year over year. The year-over-year increase also included increased professional fees and amortization of intangibles .

         Depreciation and Amortization.  Depreciation and amortization increased
0.1 million, or 33.3% to 0.4 million in 1999, up from 0.3 million in 1998. The increase was due to amortization related to the Factory soft acquisition.

         Net Financial Income/Expenses. Net financial expense increased $0.3 million to $0.3 million in 1999 from net financial income of $0.03 million in 1998. The increase is primarily attributable to interest expense related to the draw down against eMation's bank line of credit as well as interest charges on capitalized equipment leases in 1999 .

Acquired in-Progress Research and Development

         During 1998, eMation purchased 100% of the outstanding share capital of FactorySoft Inc., a U.S. company focused on the development of industrial control servers. The total cash and equity consideration for FactorySoft, which had a fair market value of $ 0.7 million, was composed of $0.5 million in cash and 430,439 eMation ordinary shares. eMation used the purchase method of accounting for the acquisition. Accordingly, the results of operations of FactorySoft have been included in the results of operations for the periods subsequent to the date of the acquisition and the acquired net assets were recorded at their estimated fair values at the effective date of the acquisition. In connection with this acquisition, eMation recorded a one-time expense of $0.3 million to write-off the in-process technology acquired from FactorySoft, for which technological feasibility had not yet been established and for which no alternative future use existed. The balance of the excess of the purchase price over the value of the acquired assets, in the amount of $0.9 million, was allocated to goodwill, and was amortized over a five year period.

         The $0.3 million in-process research and development charge was determined by an independent appraiser. The value was determined by estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present value. The discount rate takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If these projects are not successfully developed, future revenue and profitability of eMation may be adversely affected.

         The resulting net cash flows utilized by the appraiser is based on eMation management's estimates of revenues, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes from such projects. If such projects are not successfully developed, the revenues and profitability of eMation may be adversely affected in future periods. Additionally, the value of goodwill acquired may become impaired.

Quarterly Results of Operations

         The following table presents certain unaudited quarterly consolidated statements of operations data for the ten quarters ended June 30, 2001. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this proxy statement, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the our audited consolidated financial statements. Results of operations for any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                                               Quarter Ended
                                                                       ------------------------------------------------------------
                                                                         March 31,       June 30,     September 30,  December 30,
                                                                           1999            1999           1999           1999
                                                                       -------------- --------------- -------------- --------------
                                                                                             (In Thousands)
Statement of Operations Data:
   Revenues.......................................................     $     2,257    $     2,746     $     2,409    $     3,045
   Cost of revenues...............................................             279            356             346            416
                                                                       -----------    -----------     -----------    -----------
   Gross profit...................................................           1,978          2,390           2,063          2,629
                                                                       -----------    -----------     -----------    -----------
   Research and development
        Other research and development expense....................             437            440             480            674
   Sales and marketing
        Non-cash compensation.....................................              --             --              --             --
        Other sales and marketing expense.........................           1,303          1,413           1,477          2,262
    General and administrative
        Non-cash compensation.....................................               7              7               8              8
        Other general and administrative expense..................             278            337             279            342
    Depreciation and amortization.................................             107            109             111            113
                                                                       -----------    -----------     -----------    -----------
        Total operating expenses..................................           2,132          2,306           2,355          3,399
                                                                       -----------    -----------     -----------    -----------
   Operating loss.................................................            (154)            84            (292)          (770)
   Financial income (expenses)....................................             (86)          (105)            (24)          (102)
   Financial expenses resulting from compensation related
        to convertible loan warrants..............................              --             --              --         (1,350)
   Financial expenses resulting from compensation related
        to warrants granted in connection with issuance of
        Series D Redeemable Preferred Shares......................              --             --              --             --
                                                                       -----------    -----------     -----------    -----------
   Net Loss ......................................................            (240)           (21)           (316)        (2,222)

   Accretion of discount on Series D
        Redeemable Preferred Shares...............................              --             --              --             --
                                                                       -----------    -----------     -----------    -----------
   Net loss attributable to oridinary shares......................            (240)           (21)           (316)        (2,222)
                                                                       ===========    ===========     ===========    ===========
   Basic and diluted loss per ordinary share......................     $     (0.10)   $     (0.01)    $     (0.14)   $     (0.95)
                                                                       ===========    ===========     ===========    ===========
   Weighted average shares outstanding used in per
        ordinary share calculation-basic..........................       2,297,842      2,301,798       2,329,997      2,341,399
                                                                       ===========    ===========     ===========    ===========

                                                                                     Quarter Ended
                                                       ----------------------------------------------------------------------------
                                                        March 31,    June 30,  September 30,  December 30,   March 31,    June 30,
                                                          2000         2000          2000           2000       2001         2001
                                                       ----------  ----------  -------------  ------------  ----------  ----------
                                                                                      (In Thousands)
Statement of Operations Data:
   Revenues.........................................   $     2,526  $    2,072  $       2,175  $      3,239  $    2,646  $    2,612
   Cost of revenues.................................           297         359            240           380         340         651
                                                       -----------  ----------  -------------  ------------  ----------  ----------
   Gross profit.....................................         2,229       1,713          1,935         2,859       2,306       1,961
                                                       -----------  ----------  -------------  ------------  ----------  ----------
   Research and development
        Other research and development..............           988       1,397          1,497         1,799       1,183       1,225
   Sales and marketing
        Non-cash compensation.......................            --          --             --           409          --          --
        Other sales and marketing expense...........         2,659       2,639          3,593         4,056       2,845       2,004
   General and administrative
        Non-cash compensation.......................             9          12             76            12         262          62
        Other general and administrative expense....           683       1,173          1,241         1,916         919         860
   DepreciatIon and amortization....................           194         508            662           663         643         645
                                                       -----------  ----------  -------------  ------------  ----------  ----------
        Total oprating expenses.....................         4,533       5,729          7,069         8,855       5,852       4,796
                                                       -----------  ----------  -------------  ------------  ----------  ----------
   Operating loss...................................        (2,304)     (4,016)        (5,134)       (5,996)     (3,546)     (2,835)
   Financial income (expenses)......................          (129)        (50)            55           (67)        (67)        (64)
   Financial expenses resulting from compensation
        related to convertible loan warrants........            --        (500)            --            --          --
   Financial expenses resulting from compensation
        related to warrants granted in connection
        with issuance of Series D Redeemable
        Preferred Shares............................            --        (190)            --            --          --        (669)
                                                       -----------  ----------  -------------  ------------  ----------  ----------
   Net Loss ........................................        (2,433)     (4,756)        (5,079)       (6,063)     (3,613)     (3,568)
   Accretion of discount on Series D
        Redeemable Preferred Shares.................            --        (265)          (527)         (527)       (542)       (562)
                                                       -----------  ----------  -------------  ------------  ----------  ----------
   Net loss attributable to ordinary whareholders...        (2,433)     (5,021)        (5,606)       (6,590)     (4,155)     (4,130)
                                                       ===========  ==========  =============  ============  ==========  ==========
   Basic and diluted loss per ordinary share........   $     (0.95) $    (1.78) $       (1.79) $      (2.10) $    (1.32) $    (1.29)
                                                       ===========  ==========  =============  ============  ==========  ==========
   Weighted average shares outstanding used in per
        ordinary share calculation-basic............     2,565,229   2,826,420      3,131,306     3,135,980   3,140,723   3,193,489
                                                       ===========  ==========  =============  ============  ==========  ==========

Liquidity And Capital Resources

         eMation has primarily funded its operations and met its capital expenditure requirements through private sale of equity securities in addition to the use of a bank and equipment line of credit, certain shareholder loans that have typically been converted to equity and governmental grants. As of June 30, 2001, eMation had approximately $1 million of cash which included $0.75 million received in a bridge loan from certain investors during that same month.

         For the first six months ended June 30, 2001, eMation's net cash used in operations was $5.4 million compared to $5.4 million for the same six-month period of 2000. Operating activities which consumed cash were primarily the result of eMation's net loss as adjusted for non-cash items along with net delays in vendor payments. Net cash used for operating activities for the three years ended December 31, 2000, 1999 and 1998 was $13.2 million, $0.9 million and $2.7 million, respectively. Cash used for operating activities in these periods was also primarily driven by operating losses as adjusted for non-cash items and was offset primarily by the timing of vendor and employee-related payments in 2000 and 1999 but employee-related payments in 1998 increased eMation's cash use.

         For the six-month period ended June 30, 2001, net cash used in investing activities was $0.3 million compared to net cash used in investing activities of $5.1 million for the same period in 2000. Cash used in investing during the period in 2001 is related to investments in property and equipment and an increase in a long-term note receivable. During the same six-month period in 2000, eMation used $4.4 million in cash for the acquisition of Intuitive Technology Corporation and also invested in property and equipment in an amount of $0.5 million. Net cash used in investing activities for the years ended December 31, 2000, 1999 and 1998 was $5.8 million, $0.4 million and $0.7 million, respectively. Cash used in each of these years included net fixed asset purchases of $1.3 million, $0.4 million and $0.2 million, respectively. eMation acquired Intuitive Technology Corporation for net cash of $4.4 million during fiscal 2000 and acquired Factorysoft during fiscal 1998 for net cash of $0.5 million.

         For the six-month period ended June 30, 2001, net cash provided by financing activities was $0.5 million compared with $23.3 million for the same period in 2000. In the first half of 2001, eMation repaid $0.24 million of loans and borrowed $0.75 million from certain of our preferred shares investors. In the first half of 2000, eMation raised net proceeds of $20.2 million in a Series D Redeemable Preferred Share financing and increased cash via net loans or credit draw downs of a total of $3.0 million. Net cash provided by financing activities for the years ended

December 31, 2000, 1999 and 1998 was $23.6 million, $2.2 million and $1.5 million. Cash provided in these years is primarily the result of proceeds from the issuance of debt and equity securities as well as bank and equipment lease net borrowings.

         As of June 30, 2001, eMation's principal commitments include mandatorily redeemable preferred shares, borrowings under a bank line of credit, obligations outstanding under an equipment line of credit, shareholder loans and contingent liabilities to certain governmental agencies.

         Series D Redeemable Preferred Shares are redeemable, at the option of a majority of the holders, beginning May 17, 2005. Beginning on this date, the holders of Series D Redeemable Preferred Shares may require eMation to redeem the shares at an amount equal to the greater of (1) the initial issue price of shares plus accrued but unpaid interest at a rate of 8% per annum (redemption value) or (2) the fair market value of such shares as determined by an external appraisal firm. Accordingly, eMation is accreting the carrying value of the Series D Redeemable Preferred Shares on a straight-line basis to the redemption value. In the event it appears that the fair value would be greater than the redemption value, eMation will then accrete the Series D Redeemable Preferred Shares to their fair value.

         As of June 30, 2001, $1.65 million was outstanding under a $1.7 million line of credit with Bank Leumi in Israel. Borrowings under this line bear interest at an annual rate of LIBOR plus 2.2% per annum. The maximum amount that may be drawn down under the line is limited to a defined portion of eMation's outstanding accounts receivable balance. Under the terms of the line of credit agreement, Bank Leumi has a security interest in all of eMation's property and rights with the exception of the capital equipment encumbered under an equipment line of credit with European Venture Partners (EVP). In addition, Bank Leumi has a secondary security interest in the assets encumbered by EVP. The line of credit expires on July 11, 2002 and must be repaid in November 2002.

         In addition, the line of credit restricts eMation's ability to make dividend or other payments to shareholders, incur additional debt without the consent of Bank Leumi, and also provides for additional qualitative restrictions on eMation's operations. As of June 30, 2001, eMation was in compliance with all of its covenants to the bank.

         As of June 30, 2001, eMation had outstanding $1.0 million on an equipment line of credit with EVP with interest rates ranging from 12% to 13% and payments due monthly over a 36 month period. The line of credit is available to finance eMation's purchases of capital equipment. In connection with the agreement, EVP has a senior security interest in substantially all of eMation's capital equipment. In addition, the line of credit agreement requires eMation to provide EVP with copies of quarterly financial statements within 45 days of the end of each quarter and audited annual financial statements within 90 days of the end of each fiscal year as well as other information and notifications regarding eMation's financial and operating results.

         As of June 30, 2001, eMation was in compliance with all of its commitments to EVP. The equipment line of credit expires on September 30, 2001.

         On June 25, 2001, eMation entered into a letter agreement with certain holders of its preferred shares whereby such holders loaned $750,000 to eMation pursuant to bridge notes under a bridge loan facility in order to fund the operating expenses of eMation pending the consummation of the RAVISENT transaction or, in the event the RAVISENT transaction was not consummated, a subsequent equity investment round for eMation. The bridge loan facility is secured by a lien on the assets of eMation, but is junior in right of security and payment to the security interests held by Bank Leumi under its credit agreement and the security interests held by RAVISENT pursuant to a bridge loan provided by RAVISENT. The bridge facility provided by certain of eMation's shareholders bears interest at LIBOR plus 2.5% and carries a final maturity date of October 12, 2002, but provides such shareholders with the right to repayment of the loan in the event that eMation's acquisition by RAVISENT is consummated.

         In Israel, under the Law for the Encouragement of Industrial Research and Development of 1984, a research and development program that meets specified criteria is eligible for grants of up to 50% of the program's expenses. The program must be approved by a committee of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. The recipient of the grants is required to return the grants by the payment of royalties on the sale of products developed using the grants. Current regulations promulgated under the law provide for the payment of royalties to the Office of the Chief Scientist ranging from 3% to 6% on the sale of products developed using such grants until 100% of the grant is repaid. Grants received under programs approved after January 1, 1998 will accrue interest at an annual rate of 12-month LIBOR applicable to dollar deposits. Royalties are paid in NIS linked to the dollar at the exchange rate in effect at the time of payment. Following the full payment of such royalties and interest, there is no further liability for payment to the Office of the Chief Scientist.

         Through June 30, 2001, eMation has received grants from the Office of the Chief Scientist in the aggregate amount of $1.776 million and has paid royalties in the aggregate amount of $1.051 million. Pursuant to the terms of the grants, since the implementation of regulations raising the royalty rates to between 3% and 6% has been deferred, eMation is obligated to pay royalties of between 3.5% of revenues derived from sales of products funded with these grants. In the case of unsuccessful development of a product following Office of Chief Scientist participation, or if the product does not generate any revenues, eMation would not be obligated to repay the grants received for the products. At June 30, 2001, eMation had a contingent obligation to pay the Office of the Chief Scientist up to an aggregate $0.76 million in royalties. Any royalties paid in respect of the grants are classified as a cost of revenues.

         The funds available for Office of the Chief Scientist grants were reduced for 1998, and the Israeli authorities have indicated that the government may further reduce or abolish Office of the Chief Scientist grants in the future. Even if these grants are maintained, eMation might not receive Office of the Chief Scientist grants in the future and eMation cannot predict what would be the amounts of grants it might receive.

         The terms of the grants given to eMation under the law require that eMation manufacture its products that are developed with such grants in Israel. Pursuant to the regulations promulgated under the law, any such product may be manufactured outside Israel by eMation or another entity, if prior approval is received from the Office of the Chief Scientist. Ordinarily, as a condition to obtaining such approval, eMation would be required to pay increased royalties. If the manufacturing is performed by eMation, the increased royalties would ordinarily be one percentage point above the royalty rate otherwise applicable. If manufacturing is performed by an entity other than eMation, the rate would depend on the amount of manufacturing performed outside of Israel and the size of the grants in relation to the investments made by eMation in the project. The total amount to be repaid to the Office of the Chief Scientist would also be adjusted to between 120% and 300% of the grants, depending on the manufacturing volume performed outside Israel. eMation may not transfer the technology developed pursuant to the terms of these grants to third parties without the prior approval of a governmental committee. Approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted only if the recipient abides by all the provisions of the law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. If eMation requests approval to manufacture products outside of Israel or a consent to the transfer of technology, there is a possibility such a request could be denied.

         The Israeli government, through the Fund for the Encouragement of Marketing Activities, commonly known as the Marketing Fund, awards grants to Israeli companies for overseas marketing expenses, including expenses for maintaining branches, advertising, catalogs, exhibitions and surveys. The grants may cover up to a maximum of 33% of these expenses, up to a maximum of $1.2 million annually. eMation has received grants from the Marketing Fund totaling $1.228 million as of June 30, 2001. eMation is required to pay royalties in connection with these grants at the rate of 3.5% of the increase in foreign sales up to the total dollar-linked amount of these grants and, as of January 1, 1998, interest at LIBOR rates. Marketing grants are currently awarded only to companies whose annual exports in the year preceding the application did not exceed $15.0 million. As of June 30, 2000, eMation's contingent liability to the Marketing Fund in respect of grants received was approximately $0.830 million. If eMation fails to satisfy the terms and conditions of the grants, it may be required to refund the grants already received and lose the opportunity to receive grants in the future.

         Subsequent to June 30, 2001, and pursuant to a bridge loan agreement dated as of July 26, 2001 between Luico Inc., a wholly-owned subsidiary of RAVISENT, and eMation, Inc., a wholly-owned subsidiary of eMation incorporated in Massachusetts, Luico agreed to loan eMation, Inc. up to $2.5 million for the purpose of financing certain operating expenses in accordance with an agreed list of permitted uses attached to the bridge loan agreement. The Luico bridge loan is payable in three equal annual installments in the event the share purchase agreement with RAVISENT is terminated, with the first payment due thirteen months after such termination, or earlier in the event of certain other specified events of default. The Luico bridge loan is guaranteed by eMation and is secured by the intellectual property and other assets of eMation, Inc. and eMation. The terms of the secured note provide for interest at a rate equal to three month LIBOR plus 2.5%, payable in arrears on the first day of January, April, July and October. This bridge loan agreement gives Luico certain rights in the assets and rights of eMation, Inc. if the loan is not repaid in full in accordance with its terms. In connection with the secured note, eMation has executed in favor of Luico a guarantor security agreement and a separate guarantor intellectual property security agreement, each of which gives Luico certain rights in the assets and rights of eMation if the loan is not repaid in full in accordance with its terms.

         eMation believes that its cash balance of $0.929 million as reported at June 30, 2001, is not adequate to fund working capital requirements for at least the next 12 months. As a result, in the event the RAVISENT transaction is not consummated, eMation will seek private equity and debt financing in order to continue operating.

Quantitative and Qualitative Disclosures about Market Risk

         eMation sells its products globally through both its direct sales force and through resellers. As a result, its financial results are affected by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets. In the future, eMation may increase its international operations in its existing markets and in geographic locations where it do not have any operations now.

         eMation collects a portion of its revenues and pays a portion of its operating expenses in foreign currencies. As a result, changes in currency exchange rates from time to time may affect its operating results. Currently, eMation does not engage in hedging transactions to reduce exposure to changes in currency exchange rates, although it may do so in the future. It cannot assure you, however, that any efforts it may make in the future to hedge its exposure to currency exchange rate changes will be successful.

                         EMATION CERTAIN TRANSACTIONS

Shareholder Bridge Facility

         On June 25, 2001, eMation entered into a letter agreement with certain holders of its preferred shares whereby such holders loaned $750,000 to eMation pursuant to a bridge loan facility in order to fund the operating expenses of eMation pending the consummation of the eMation acquisition or, in the event the eMation acquisition was not consummated, a subsequent equity investment round for eMation.

         The notes eMation issued to its shareholders are secured by a lien on the assets of eMation, but this lien is junior in right of security and payment to the security interests held by Bank Leumi under its credit agreement and the security interests held by Luico pursuant to its bridge loan with eMation. See "AGREEMENTS RELATED TO THE EMATION ACQUISITION--Bridge Loan Agreement." The note holders include funds managed by Patricof & Co. Ventures, Inc., Apax Partners, CSK Venture Capital Co., Ltd., Gemini Funds and Israel Growth Fund as well as W&M Associates and Eugene Levy. The notes bear interest at LIBOR plus 2.5% and carry a final maturity date of October 12, 2002, but provide the note holders with the right to repayment of the loan in the event that the eMation acquisition is consummated.

         In return for providing eMation with the shareholder bridge facility, eMation gave the note holders rights to acquire eMation Series E Preferred Shares, which will be issued immediately prior to the closing of the share purchase agreement. At the closing, the holders of Series E Preferred Shares are entitled to receive, in the aggregate, 700,000 shares of RAVISENT common stock, allocated among the holders pro rata according to the percentage of the shareholder bridge facility provided by each of them. However, in the event the eMation acquisition is not ultimately consummated, the Series E Shares will not be issued. In this case, the note holders will only be entitled to the repayment of their loan pursuant to its terms, subject to the senior priority interests of Bank Leumi and Luico as described above.

                     DESCRIPTION OF EMATION SHARE CAPITAL

         The authorized share capital of eMation is nine hundred and twenty-nine thousand five hundred and seventeen New Israeli Shekels (NIS 929,517), comprised of 8,000,007 ordinary shares, 1,890,333 Series A Preferred Shares, 2,500,000 Series B Preferred Shares, 200,000 Series C Preferred Shares, and 6,000,000 Series D Redeemable Preferred Shares, each of which shares has a nominal value of NIS 0.05.

Ordinary Shares

         As of June 30, 2001, there were 3,246,826 issued ordinary shares. Subject to certain preferred shares voting rights described below, the holders of ordinary shares are entitled to vote as a class with the holders of the preferred shares and are entitled to one vote per share on all matters to be voted upon by the shareholders. In the event of a liquidation, dissolution or winding up of eMation, after payment of all liabilities and payment in full of the relative liquidation preferences of the preferred shares as described below, the holders of ordinary shares are entitled to receive ratably, together with the preferred holders, the remaining assets of eMation, if any. Subject to the rights of the holders of preferred shares to receive preferential dividends as described below, the holders of ordinary shares are entitled to receive ratably such dividends when, as and if declared by eMation's board of directors of out of funds legally available therefor. Transfers of ordinary shares, subject to certain exceptions, are subject to a right of first refusal in favor of each of the other shareholders. All issued ordinary shares are fully paid and non-assessable.

Preferred Shares

         As of June 30, 2001, the issued preferred shares of eMation consisted of 1,388,000 Series A Preferred Shares, 1,451,447 Series B Preferred Shares, zero Series C Preferred Shares and 5,228,051 Series D Redeemable Preferred Shares. All issued preferred shares are fully paid and non-assessable. The principal rights, privileges and preferences of the issued preferred shares are as set forth below.

Dividends

         In the event eMation declares a distribution other than a cash dividend, then the holders of the preferred shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution. Any cash dividend paid by eMation shall be allocated among the members entitled thereto in proportion to the nominal value of their respective holdings of the shares in respect of which such dividend is being paid.

Voting Rights

         Except as required by law or as specifically set forth in eMation's articles, the preferred shares will vote together with the ordinary shares and not as a separate class. Every holder of preferred shares shall have one vote for each ordinary share into which the preferred shares held by him of record could be converted.

Protective Provisions of Preferred Shares

         eMation's articles provide for consent of the holders of a majority of the issued preferred shares, or certain classes of preferred shares, or, as appropriate, consent of certain of the directors appointed by the holders of certain classes of the preferred shares, in order to effect certain actions. The consent of the holders of a majority of the issued Series D Redeemable Preferred Shares or the consent of the director elected by the holders of Series D Redeemable Preferred Shares (the "Preferred D Director") is required for:

         . any action that effects the merger, consolidation or sale of eMation or substantially all of its assets;

         . any action that materially alters the rights, preferences or privileges of the Series D Redeemable Preferred Shares;

     . any action that increases or decreases the number of authorized Series D Redeemable Preferred Shares;

     . any action that authorizes the issuance of securities having a preference senior to or on par with the Series D Redeemable Preferred Shares;

     . any action that authorizes the issuance of debt greater than $1,000,000 or approves capital expenditures greater than $1,000,000;

     .    any action that creates a new subsidiary of eMation; and

     . any action that reclassifies, creates or issues any new shares or options, excluding shares or options issued in certain circumstances.

     The consent of the holders of a majority of the issued Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (voting together as a single class) or any of the director(s) elected by the holders of a majority of the issued Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (the "Preferred A-C Directors") is required for:

     . any action that materially alters the rights, preferences or privileges of the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares; and

     . any action that authorizes the issuance of securities having preference to or on par with the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares.

     The consent of the holders of a majority of the issued Series D Redeemable Preferred Shares, voting separately, and the consent of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together as a single class or the consent of the Preferred D Director and the consent of any of the Preferred A-C Directors, is required for:

     .    interested party transactions;

     .    any action that increases the number of directors;

     . any action that pays dividends to or redeems any equity securities other than the Series D Redeemable Preferred Shares;

     .    any action that changes the articles of eMation; and

     .    any action that substantially alters the business of eMation.

Election of Board of Directors

     Subject to certain conditions, the holders of a majority of the issued ordinary shares shall have the right to appoint one (1) director; the holders of a majority of the aggregate issued Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall have the right to appoint two (2) directors; the holders of a majority of the issued Series D Redeemable Preferred Shares shall have the right to appoint one (1) director; one (1) director shall be appointed from senior management of eMation; and two (2) external directors shall be appointed by mutual consent of directors, other than the director from senior management.

Liquidation

     In the event of an eMation liquidation event, including a liquidation, dissolution or winding up of eMation, a merger or other specified transactions, the holders of eMation preferred shares shall receive payment prior to any holders of any other classes of shares of eMation as follows: each Series A Preferred Share and each Series D

Redeemable Preferred Share shall entitle its holder to receive, on an as converted basis, an amount equal to the original issue price plus an eight percent (8%) cumulative dividend from the date of the purchase, and each Series B Preferred Share shall entitle its holder to receive, on an as converted basis, an amount equal to the original issue price plus a ten percent (10%) cumulative dividend from the date of the purchase.

     If the assets distributed to the holders of preferred shares are insufficient to pay the full preference amount, then the entire assets (or securities) available for distribution shall be distributed pro-rata among the preferred holders. After payment of the full preference amount to the holders of preferred shares, the remaining assets of eMation will be distributed pro rata among all shareholders on an as-converted basis. Notwithstanding the foregoing, if a pro-rata distribution to all shareholders of the eMation on a pro rata and as-converted basis would result in the holders of preferred shares receiving an amount which is not less than three times the price at which such shares were issued, then the assets of eMation will be distributed pro rata to all shareholders, with no preference to the preferred holders.

Conversion

     Holders of preferred shares have the right at any time to convert such shares into ordinary shares at the then effective applicable conversion rate. Each preferred share is presently convertible into one ordinary share, subject to adjustment for share combinations or subdivisions, stock splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of eMation's shares and the like, and the issuance of any equity securities (or securities convertible into equity securities) at a per share price less than the applicable conversion price, subject to certain exceptions. The preferred shares shall automatically convert into ordinary shares, at the then effective applicable conversion rate, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, the Israeli Securities Law or similar securities laws of any other jurisdiction covering the offer and sale of ordinary shares with aggregate proceeds to eMation of not less than $40,000,000 and at a price per share of not less than $14.01.

Preemptive Rights

     Each shareholder of eMation who holds at least one percent (1%) of the eMation's issued shares has rights of first refusal to purchase, pro-rata, all (or any part) of new securities that eMation may, from time to time, propose to sell and issue, as well as all or any part of the pro-rata share of any other shareholder entitled to such right to the extent that such other shareholder does not elect to purchase its full pro-rata share. Such right is subject to certain exceptions and limitations and expires upon an initial public offering of eMation's ordinary shares.

Co-Sale Rights

     Until the consummation of an initial public offering in any event that certain holders of ordinary shares wish to sell or transfer, in one transaction or a series of transactions ordinary shares constituting, in the aggregate, not less than 1% (one percent) of the issued share capital of eMation (other than to certain permitted transferees, such as a family member), each holder of preferred shares shall have the right to participate in such sale and to sell its holdings in eMation as part of such transactions, on a pro-rata basis with all other holders of preferred shares.

Redemption

     Subject to applicable law, in the event that, as of May 18, 2005, eMation has not yet executed an initial public offering, a merger, or sale of all or substantially all of the assets of eMation, or a liquidation or dissolution of eMation, then the holders of a majority, in the aggregate, of Series C Preferred Shares (of which none are issued) and Series D Redeemable Preferred Shares, are entitled to have all Series C Preferred Shares and Series D Redeemable Preferred Shares redeemed. Such right is subject to certain exceptions and limitations.

Information and Notice Rights

     Pursuant to a certain shareholders agreement, each holder of preferred shares which holds more than two percent (2%) of eMation's issued shares is entitled to receive from eMation certain annual, quarterly and monthly financial information with respect to eMation. In addition, the holders of preferred shares are entitled to receive written notice following receipt by eMation of notice of the commencement of any suit, claim, action, investigation, litigation, arbitration or other proceeding which could reasonably be expected or is reasonably likely, to result in a material adverse change in or have a material adverse effect on eMation.

Registration Rights

     Pursuant to a certain registration rights agreement, certain eMation shareholders have registration rights with respect to eMation registrable shares, which means all ordinary shares issuable upon conversion of the preferred shares, all ordinary shares issued by eMation in respect of such shares and certain other shares. Under the terms of certain registration rights agreements, if eMation proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include ordinary shares in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require eMation to file a registration statement under the Securities Act at its expense with respect to eMation shares, and eMation is required to use its best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require eMation to file additional registration statements on Form S-3, subject to conditions and limitations.

Lock-Up

     In any underwritten registration of eMation's shares any sales of registrable shares may be subject to a "lock-up" period restricting such sales for up to one hundred and eighty (180) days as is required by the underwriter in such registration, provided that such obligation shall only apply where the officers and directors of eMation are subject to a similar lock-up restriction.

                      WHERE YOU CAN FIND MORE INFORMATION

     RAVISENT files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by RAVISENT at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. RAVISENT's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

     Stockholders can obtain any of the reports referenced above through RAVISENT or the Commission. Documents are available from RAVISENT without charge, excluding all exhibits. Stockholders may obtain such documents by requesting them orally or in writing to the following addresses or by telephone:

     RAVISENT Technologies Inc.
     257 Great Valley Parkway
     Malvern, PA 19355
     (800) 700-0362


     If you would like to request documents, please do so as soon as possible.

     RAVISENT stockholders should rely only on the information contained in this proxy statement to vote on the issuance of RAVISENT common stock as contemplated by the share purchase agreement and the other proposals presented to RAVISENT's stockholders. We have not authorized anyone to provide information that is different from what is contained in this proxy statement. This proxy statement is dated September 6, 2001. Stockholders should not assume that the information contained in this proxy statement is accurate as of any other date, and neither the mailing of this proxy statement to stockholders nor the issuance of RAVISENT common stock in the eMation acquisition shall create any implication to the contrary.

                                 OTHER MATTERS

     Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of our board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

     It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     Where applicable, only one proxy statement is being delivered to multiple security holders sharing an address, unless we have received contrary instructions form one or more of the security holders. If you are a security holder at a shared address to which a single copy of the proxy statement has been sent and would like a separate copy of this proxy statement or future proxy statements, please make a written or oral request to Ned E. Barlas, at 257 Great Valley Parkway, Malvern, PA 19355 or by telephone at (800) 700-0362. Similarly, request may be made for delivery of a single copy of proxy statements to be delivered to an address where multiple security holders are currently receiving multiple copies of proxy statements.

     A copy of our annual report on Form 10-K for the 2000 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

                                   By Order of the Board of Directors,



                                   /s/ Ned E. Barlas
                                   -----------------------------------
                                   Ned E. Barlas
                                   Secretary

Dated: September 6, 2001
Malvern, Pennsylvania

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
RAVISENT Technologies Inc.

Audited Consolidated Financial Statements

         Independent Auditors' Report........................................................................  F-3

         Consolidated Balance Sheets, December 31, 2000 and 1999.............................................  F-4

         Consolidated Statements of Operations, Years ended December 31, 2000, 1999 and
           1998..............................................................................................  F-5

         Consolidated Statements of Changes in Stockholders' Equity, Years ended December 31,
           2000, 1999 and 1998...............................................................................  F-6

         Consolidated Statements of Cash Flows, Years ended December 31, 2000, 1999 and
           1998..............................................................................................  F-7

         Notes to Consolidated Financial Statements..........................................................  F-8

  Unaudited Consolidated Financial Statements

         Consolidated Balance Sheets at June 30, 2001 (unaudited) and December 31, 2000 .....................  F-34

         Consolidated Statements of Operations, Six Months ended June 30, 2001 and 2000
           (unaudited).......................................................................................  F-35

         Consolidated Statements of Cash Flows, Six Months ended June 30, 2001 and 2000
           (unaudited).......................................................................................  F-36

         Notes to Consolidated Financial Statements..........................................................  F-37

eMation, Ltd.

Audited Consolidated Financial Statements

         Independent Auditors' Report........................................................................  F-51

         Consolidated Balance Sheets, December 31, 2000 and 1999.............................................  F-52

         Consolidated Statements of Operations, Years ended December 31, 2000, 1999 and
           1998..............................................................................................  F-53

         Consolidated Statements of Changes in Shareholders' Equity (Deficiency), Years ended
           December 31, 2000, 1999 and 1998..................................................................  F-54

         Consolidated Statements of Cash Flows, Years ended December 31, 2000, 1999 and
           1998..............................................................................................  F-55

         Notes to Consolidated Financial Statements..........................................................  F-57

Unaudited Consolidated Financial Statements

         Consolidated Balance Sheets at June 30, 2001 (unaudited) and December 31, 2000..........................  F-82

         Consolidated Statements of Operations, Six Months ended June 30, 2001 and 2000
           (unaudited)...........................................................................................  F-83

          Consolidated Statements of Changes in Shareholders' Equity (Deficiency) Six months ended June 30, 2001 and 2000 (unaudited)..............................................................  F-84

         Consolidated Statements of Cash Flows, Six Months ended June 30, 2001 and 2000
           (unaudited)...........................................................................................  F-85

         Notes to Consolidated Financial Statements..............................................................  F-87

Intuitive Technology Corporation
Audited Financial Statements

         Independent Auditor's Report............................................................................  F-89

         Balance Sheets December 31, 1999 and 1998...............................................................  F-90

         Statements of Income and Retained Earnings (Deficit) Years ended December 31, 1999 and 1998.............  F-91

         Statements of Cash Flows Years ended December 31, 1999 and 1998.........................................  F-92

         Notes to Financial Statements...........................................................................  F-93

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RAVISENT Technologies Inc.:

  We have audited the accompanying consolidated balance sheets of RAVISENT Technologies Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAVISENT Technologies Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Philadelphia, Pennsylvania
February 28, 2001

                           RAVISENT TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                              December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents, including restricted cash of
   $1,806 in 2000 and $525 in 1999......................... $  9,615  $ 48,776
  Short-term investments...................................      --      1,018
  Accounts receivable, net of allowance for doubtful
   accounts of $2,405 in 2000 and $319 in 1999.............    5,901    15,597
  Inventories, net.........................................   20,883     1,323
  Prepaid expenses.........................................      963     1,085
  Loans receivable--officers...............................      662       340
  Other current assets.....................................      547       216
                                                            --------  --------
    Total current assets...................................   38,571    68,355

Furniture and equipment, net...............................    3,995     1,598
Goodwill and other intangibles, net of accumulated
 amortization of $7,425 in 2000 and $2,190 in 1999.........   17,530    19,357
Loan receivable--officer...................................       25       138
Other assets...............................................       72       300
                                                            --------  --------
    Total assets........................................... $ 60,193  $ 89,748
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $ 11,088  $  5,743
  Deferred revenue.........................................    1,473     4,332
  Accrued expenses.........................................    2,147     3,672
  Other current liabilities................................      588       539
  Current installments of obligations under capital
   leases..................................................       38        40
                                                            --------  --------
    Total current liabilities..............................   15,334    14,326
Deferred revenue, less current portion.....................      --        327
Other long-term liabilities................................       31       472
Obligations under capital leases, excluding current
 installments..............................................      --         38
                                                            --------  --------
    Total liabilities......................................   15,365    15,163
                                                            --------  --------
Commitments and contingencies (note 15)

Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares
   authorized in 2000 and 1999, none issued or outstanding
  Common stock, $.001 par value 50,000,000 authorized;
   17,594,429 shares issued in 2000 and 16,052,866 in
   1999....................................................       17        16
  Additional paid-in capital...............................  121,330   109,460
  Deferred stock compensation..............................   (3,241)   (1,678)
  Accumulated deficit......................................  (72,380)  (31,913)
  Accumulated other comprehensive income...................     (178)      (80)
  Note receivable..........................................      --       (500)
  Treasury stock at cost, 200,000 shares...................     (720)     (720)
                                                            --------  --------
    Total stockholders' equity.............................   44,828    74,585
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 60,193  $ 89,748
                                                            ========  ========

                           RAVISENT TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                                        December 31,
                                               --------------------------------
                                                  2000       1999       1998
                                               ----------  ---------  ---------
Revenues:
  License and services.......................  $   14,226  $  13,678  $   3,447
  Hardware...................................       6,628     15,740     26,841
                                               ----------  ---------  ---------
    Total revenues...........................      20,854     29,418     30,288
Cost of revenues:
  License and services.......................       4,107      2,133        354
  Hardware...................................       7,897     13,732     24,192
                                               ----------  ---------  ---------
    Total cost of revenues...................      12,004     15,865     24,546
                                               ----------  ---------  ---------
    Gross profit.............................       8,850     13,553      5,742
Research and development
  Non-cash compensation......................         801        200        139
  Other research and development expense.....      10,187      8,107      3,121
Sales and marketing
  Non-cash compensation and other expense....       6,311        --         --
  Other sales and marketing expense..........      10,863      5,296      1,964
General and administrative
  Non-cash compensation......................         467        308        --
  Other general and administrative expense...      15,221      5,079      4,673
Depreciation and amortization................       5,897      1,886        906
Acquired in-process research and
 development.................................       1,373      1,888      7,900
                                               ----------  ---------  ---------
    Operating loss...........................     (42,270)    (9,211)   (12,961)
Other (income) expense:
  Interest (income) expense, net.............      (1,792)    (1,192)       722
  Other (income) expense.....................         (51)       --         --
                                               ----------  ---------  ---------
Loss before income taxes.....................     (40,427)    (8,019)   (13,683)
                                               ----------  ---------  ---------
  Provision for income taxes.................          40         52        --
                                               ----------  ---------  ---------
Net loss.....................................     (40,467)    (8,071)   (13,683)
                                               ----------  ---------  ---------
Accretion of discount on mandatory redeemable
 preferred stock.............................         --         659        754
                                               ----------  ---------  ---------
Net loss attributable to common
 stockholders................................  $  (40,467) $  (8,730) $ (14,437)
                                               ==========  =========  =========
Basic and diluted net loss per common share..  $    (2.44) $   (1.02) $   (4.94)
                                               ==========  =========  =========
Weighted average shares outstanding used in
 per common share calculation (basic and
 diluted)....................................  16,606,795  8,532,140  2,920,677
                                               ==========  =========  =========

                          RAVISENT TECHNOLOGIES INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                         Accumulated                          Total
                    Common stock    Additional   Deferred                   other                         stockholders'
                  -----------------  paid-in      stock     Accumulated comprehensive Treasury    Note       equity
                    Shares   Amount  capital   compensation   deficit      income      stock   receivable (deficiency)
                  ---------- ------ ---------- ------------ ----------- ------------- -------- ---------- -------------
Balances as of
December 31,
1997............   2,103,653  $ 2    $  4,073    $   --      $(10,159)      $ --       $ --      $ --       $ (6,084)
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Issuance of
warrants in
connection with
debt financing..         --   --           68        --           --          --         --        --             68
Issuance of
warrants in
connection with
the sale of
Series B
preferred stock,
net of
transaction
costs...........         --   --        3,754        --           --          --         --        --          3,754
Issuance of
common stock to
acquire Viona...   1,204,820    1       4,770        --           --          --         --        --          4,771
Repurchase of
common stock....         --   --          --         --           --          --        (720)      --           (720)
Deferred stock
compensation
related to stock
options.........         --   --          799       (799)         --          --         --        --            --
Amortization of
deferred stock
compensation....         --   --          --          50          --          --         --        --             50
Compensation
related to stock
options.........         --   --          139        --           --          --         --        --            139
Issuance of
common stock as
consideration
for interest
payments........      12,962  --           65        --           --          --         --        --             65
Issuance of
common stock
upon exercise of
warrants........     199,416  --          183        --           --          --         --        --            183
Accretion of
discount on
mandatory
redeemable
preferred
stock...........         --   --         (754)       --           --          --         --        --           (754)
Foreign currency
translation
adjustment......         --   --          --         --           --          (25)       --        --            (25)
Net loss........         --   --          --         --       (13,683)        --         --        --        (13,683)
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Balances as of
December 31,
1998............   3,520,851  $ 3    $ 13,097    $  (749)    $(23,842)      $ (25)     $(720)    $  --      $(12,236)
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Issuance of
Series B
preferred stock
and stock
subscription
receivable......         --   --          125        --           --          --         --       (500)         (375)
Transaction
costs related to
sale of Series C
preferred
stock...........         --   --          (30)       --           --          --         --        --            (30)
Issuance of
common stock
upon exercise of
options.........      83,061  --          129        --           --          --         --        --            129
Conversion of
subordinated
notes payable
upon initial
public
offering........         --   --          625        --           --          --         --        --            625
Issuance of
common stock
upon exercise of
warrants........     926,002    1          54        --           --          --         --        --             55
Accretion of
discount on
mandatory
redeemable
preferred
stock...........         --   --         (659)       --           --          --         --        --           (659)
Initial public
stock offering,
net.............   5,750,000    6      61,416        --           --          --         --        --         61,422
Conversion of
preferred stock
to common stock
upon public
offering........   5,508,207    6      20,460        --           --          --         --        --         20,466
Deferred stock
compensation
related to stock
options.........         --   --        1,371     (1,371)         --          --         --        --            --
Amortization of
deferred stock
compensation....         --   --          --         442          --          --         --        --            442
Compensation
related to stock
options.........         --   --          470        --           --          --         --        --            470
Issuance of
common stock to
acquire
Teknema.........     264,745  --       12,402        --           --          --         --        --         12,402
Foreign currency
translation
adjustment......         --   --          --         --           --          (55)       --        --            (55)
Net loss........         --   --          --         --        (8,071)        --         --        --         (8,071)
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Balances as of
December 31,
1999............  16,052,866  $16    $109,460    $(1,678)    $(31,913)      $ (80)     $(720)    $(500)     $ 74,585
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Repayment of
stock
subscription
receivable......         --   --          --         --           --          --         --        500           500
Issuance of
common stock
upon exercise of
options.........     888,272    1       1,040        --           --          --         --        --          1,041
Issuance of
common stock
upon exercise of
warrants........     405,298  --           20        --           --          --         --        --             20
Deferred
compensation
related to stock
options.........      33,647  --          890       (758)         --          --         --        --            132
Amortization of
deferred stock
compensation....         --   --          --       1,271          --          --         --        --          1,271
Issuance of
equity
securities to
acquire Cinax...     138,455  --        3,725     (2,076)         --          --         --        --          1,649
Issuance of
warrants under
distribution
rights agreement
and other
services........         --   --        5,724        --           --          --         --        --          5,724
Foreign currency
translation
adjustment......         --   --          --         --           --          (11)       --        --            (11)
Unrealized loss
on available-
for-sale
investment......         --   --          --         --           --          (87)       --        --            (87)
Issuance of
common stock for
employee stock
purchase plan...      75,891  --          471        --           --          --         --        --            471
Net loss........         --   --          --         --       (40,467)        --         --        --        (40,467)
                  ----------  ---    --------    -------     --------       -----      -----     -----      --------
Balances as of
December 31,
2000............  17,594,429  $17    $121,330    $(3,241)    $(72,380)      $(178)     $(720)    $ --       $ 44,828
                  ==========  ===    ========    =======     ========       =====      =====     =====      ========
                  Comprehensive
                      loss
                  -------------
Balances as of
December 31,
1997............    $ (7,253)
                  -------------
Issuance of
warrants in
connection with
debt financing..         --
Issuance of
warrants in
connection with
the sale of
Series B
preferred stock,
net of
transaction
costs...........         --
Issuance of
common stock to
acquire Viona...         --
Repurchase of
common stock....         --
Deferred stock
compensation
related to stock
options.........         --
Amortization of
deferred stock
compensation....         --
Compensation
related to stock
options.........         --
Issuance of
common stock as
consideration
for interest
payments........         --
Issuance of
common stock
upon exercise of
warrants........         --
Accretion of
discount on
mandatory
redeemable
preferred
stock...........         --
Foreign currency
translation
adjustment......         (25)
Net loss........     (13,683)
                  -------------
Balances as of
December 31,
1998............    $(13,708)
                  -------------
Issuance of
Series B
preferred stock
and stock
subscription
receivable......         --
Transaction
costs related to
sale of Series C
preferred
stock...........         --
Issuance of
common stock
upon exercise of
options.........         --
Conversion of
subordinated
notes payable
upon initial
public
offering........         --
Issuance of
common stock
upon exercise of
warrants........         --
Accretion of
discount on
mandatory
redeemable
preferred
stock...........         --
Initial public
stock offering,
net.............         --
Conversion of
preferred stock
to common stock
upon public
offering........         --
Deferred stock
compensation
related to stock
options.........         --
Amortization of
deferred stock
compensation....         --
Compensation
related to stock
options.........         --
Issuance of
common stock to
acquire
Teknema.........         --
Foreign currency
translation
adjustment......         (55)
Net loss........      (8,071)
                  -------------
Balances as of
December 31,
1999............    $ (8,126)
                  -------------
Repayment of
stock
subscription
receivable......         --
Issuance of
common stock
upon exercise of
options.........         --
Issuance of
common stock
upon exercise of
warrants........         --
Deferred
compensation
related to stock
options.........         --
Amortization of
deferred stock
compensation....         --
Issuance of
equity
securities to
acquire Cinax...         --
Issuance of
warrants under
distribution
rights agreement
and other
services........         --
Foreign currency
translation
adjustment......         (11)
Unrealized loss
on available-
for-sale
investment......         (87)
Issuance of
common stock for
employee stock
purchase plan...         --
Net loss........     (40,467)
                  -------------
Balances as of
December 31,
2000............    $(40,565)
                  =============

         See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         December 31,
                                                   ---------------------------
                                                     2000     1999      1998
                                                   --------  -------  --------
Cash flows from operating activities:
  Net loss.......................................  $(40,467) $(8,071) $(13,683)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization.................     5,897    1,886       906
   Gain on sale of furniture and fixtures........       --       (17)      --
   Non-cash compensation and other expenses......     7,327      937       414
   Acquired in-process research and development..     1,373    1,888     7,900
   Changes in items affecting operations:
     Accounts receivable.........................     9,787     (231)  (10,112)
     Inventory...................................   (19,560)     260      (677)
     Loans receivable--officers..................      (209)    (418)      (60)
     Prepaid expenses and other current assets...      (220)  (1,042)      (34)
     Other assets................................       152      --        --
     Accounts payable............................     4,980  (10,152)    5,241
     Deferred revenue............................    (3,186)   4,486      (126)
     Accrued expenses and other current
      liabilities................................    (1,205)   1,136       549
                                                   --------  -------  --------
Net cash used in operating activities............   (35,331)  (9,338)   (9,682)
                                                   --------  -------  --------
Cash flows from investing activities:
  Capital expenditures...........................    (3,204)  (1,139)     (813)
  Proceeds from sale of furniture and equipment..       141      129       --
  Proceeds from (Investment in) short-term
   investment....................................     1,018   (1,018)      --
  Acquisition, net of cash acquired..............    (2,763)  (3,267)   (3,231)
                                                   --------  -------  --------
Net cash used in investing activities............    (4,808)  (5,295)   (4,044)
                                                   --------  -------  --------
Cash flows from financing activities:
  Repayment of note receivable...................       500      --        --
  Borrowings (repayments) under capital lease
   obligations...................................       (40)      60       (18)
  Repayments under other liabilities.............      (441)  (2,321)      (90)
  Secured borrowings (repayments)................       --       --       (278)
  Proceeds from bridge loans.....................       --       --      3,320
  Payments for convertible securities............       --       (30)      --
  Net proceeds from issuance of common stock.....       --    61,422       183
  Net proceeds from Series B and C preferred
   stock.........................................       --     3,125    12,769
  Net proceeds from exercise of stock options and
   warrants......................................       970      184       --
  Net borrowings (repayments) under bank line of
   credit........................................       --       --       (998)
  Repurchase of common stock.....................       --       --       (720)
                                                   --------  -------  --------
Net cash provided by financing activities........       989   62,440    14,168
                                                   --------  -------  --------
Effect of exchange rate changes on cash and cash
 equivalents.....................................       (11)     (55)      (25)
                                                   --------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   (39,161)  47,227       417
Cash and cash equivalents:
  Beginning of year..............................    48,776    1,024       607
                                                   --------  -------  --------
  End of year....................................  $  9,615  $48,776  $  1,024
                                                   ========  =======  ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
   Interest......................................  $     33  $   356  $    683
  Non-cash investing and financing activities:
   Equipment acquired under capital lease
    obligations..................................       --       109       --
   Issuance of warrants in connection with bank
    line of credit and bridge loans..............       --       --         68
   Issuance of warrants and options in connection
    with equity transactions and grants below
    fair value...................................     8,253    1,437       139
   Amortization of deferred stock compensation...     1,271      442        50
   Bridge loans converted to Series B preferred
    stock........................................       --       --      4,820
   Issuance of common stock as consideration for
    interest.....................................       --       --         65

          See accompanying notes to consolidated financial statements.

                          RAVISENT TECHNOLOGIES INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 (a) Description of Business (Note 22)

  RAVISENT Technologies Inc. ("the Company"), which changed its name from Divicore Inc. in June 1999 and from Quadrant International, Inc. in May 1999, designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems, consumer electronics devices, and Internet appliances. The Company also provides supporting hardware designs to selected customers as well as customization services and customer support. The Company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers and, during 2000, consumer electronics platforms. The Company's customers consist principally of personal computer manufacturers.

  During 2000 the Company's revenues were substantially generated from selling digital video solutions and Internet appliance devices to personal computer, consumer electronics, and Internet appliance original equipment manufacturers. During 1999 and 1998 the Company's revenue was substantially generated from selling hardware-based digital video solutions to personal computer and consumer electronics original equipment manufacturers. The Company changed its strategic focus during 1999 from selling hardware-based digital video solutions to licensing its proprietary technology to provide software-based digital video solutions to primarily personal computer and consumer electronics original equipment manufacturers. In November of 1999, the Company acquired Teknema Inc., which expanded the Company's product offerings to the Internet appliance market (note 5). In August 2000, the Company acquired Cinax Designs Inc. (note 5), which has enhanced the Company's digital video product line.

  The Company was incorporated in Pennsylvania in April 1994 and reincorporated in Delaware as RAVISENT Technologies Inc. in 1999.

  The Company has sustained significant net losses and negative cash flows from operations since its inception. For the years ended December 31, 2000, 1999 and 1998, the Company's net losses were $40.5 million, $8.1 million, and $13.7 million, respectively. The Company plans on investing heavily in product development, and sales and marketing, and to a lesser degree in operations and administrative areas. There can be no assurances that the Company will be able to generate sufficient revenues necessary to achieve or sustain profitability in the short or long term. However, management believes that the current cash and cash equivalent amounts will be sufficient to sustain the Company's operations through December 31, 2001. See note 22 for sale of assets.

 (b) Principles of Consolidation

  The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 (c) Cash and Cash Equivalents and Short-term Investments

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Short-term investments represented a bank certificate of deposit, with an original maturity greater than three months.

 (d) Inventories

  Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). Inventory is net of reserves of approximately $3,799,000 and $556,000 at December 31, 2000 and 1999,
respectively.

                          RAVISENT TECHNOLOGIES INC.

 (e) Furniture and Equipment

  Furniture and equipment is stated at cost. Equipment under capital leases is stated at the lower of the present value of the minimum lease payments or the fair value of the equipment. Depreciation and amortization on furniture and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment under capital leases is amortized straight-line over the lease term or the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

   Purchased software................................................. 3-5 years
   Computer equipment................................................. 3-5 years
   Research and development equipment.................................   5 years
   Furniture and equipment............................................   7 years

 (f) Goodwill and Other Intangibles

  Goodwill and other intangibles are amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at four years. The Company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires the Company to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

 (g) Revenue Recognition

  The Company recognizes software revenues in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). License revenues for one-time license fees and up-front license fees are recognized in the period in which the license agreement is signed, the fee is fixed and determinable, delivery of the technology has occurred requiring no significant production modification or customization and collectibility is probable. The up-front license fee terms generally provide an agreed-upon level of sales of a licensee's products below which a licensee will not be obligated to remit royalty payments. Additionally, the up-front fees are nonrefundable even in the event such level is not attained. License revenues consisting of fees paid on a per unit basis are recognized when earned, which is generally based on receiving notification from licensees stating the number of products sold which incorporate the licensed technology from the Company and for which license fees, based on a per unit basis, are due. The terms of the license agreements generally require the licensees to give notification to the Company within 45 to 60 days of the end of the quarter during which the sales of the licensees' products take place. In a number of cases, the revenue recorded by the Company will occur in the quarter following the sale of the licensee's products to its customers.

  In cases where a license fee is associated with the delivery of multiple elements and vendor-specific objective evidence cannot be established for each of the individual elements, the entire fee from the arrangement is deferred until the earlier of the establishment of vendor-specific objective evidence or the delivery of all the elements of the arrangement. In cases where a license grants a customer unspecified upgrade rights, the license fee is deferred and recognized ratably over the term of the arrangement. Billed amounts due from the customers in excess of revenue recognized are recorded as deferred revenue.

                          RAVISENT TECHNOLOGIES INC.

  Hardware revenues are recognized upon shipment of products to customers. The Company's sales to original equipment manufacturers do not provide a right of return unless in the event of manufacturing defect, which is the responsibility of the Company's third party contract manufacturers.

  Revenues related to services are recognized upon delivery of the service in the case of time and material contracts. Revenues related to development contracts involving significant modification or customization of hardware or software under unilateral or joint development arrangements are recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Losses on contracts are recognized for the entire anticipated loss, if any, as soon as the loss becomes evident.

 (h) Research and Development Costs

  Research and development costs are expensed as incurred.

 (i) Advertising Costs

  Advertising costs are expensed as incurred. Advertising expense was approximately $2,527,000, $139,000 and $51,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

 (j) Income Taxes

  Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

 (k) Financial Instruments

  The Company's financial instruments principally consist of cash, short-term investments, accounts receivable, accounts payable and capital lease obligations that are carried at cost, which approximates fair value.

 (l) Stock Options

  SFAS No. 123, Accounting for Stock-based Compensation, provides companies the alternative to adopt the fair value method for expense recognition of employee stock options and stock-based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) with pro forma disclosures of results of operations as if the fair value method had been applied. The Company applies APB 25 for stock options and stock-based awards to employees and has disclosed pro forma net loss as if the fair value method had been applied (note 14).

 (m) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          RAVISENT TECHNOLOGIES INC.

 (n) Long-Lived Assets

  The Company reviews for impairment of long-lived assets, including furniture and equipment, identifiable intangibles and goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of the Company's long-lived assets, an evaluation of the probability that future undiscounted net cash flows will be less than the carrying amount of our assets is performed. Impairment is measured based on the difference between the carrying amount of the assets and their fair value.

 (o) Foreign Currency Translation

  All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity (deficiency) in the accompanying consolidated financial statements.

 (p) Computation of Net Loss Per Share

  The Company computes earnings per share in accordance with SFAS No. 128, Computation of Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

 (q) Recent Accounting Pronouncements

  The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

 (r) Reclassifications

  Certain prior year amounts have been reclassified to conform with the current year presentation.

(2) Comprehensive Loss

  The components of comprehensive loss are as follows (in thousands):

                                                  Years ended December 31,
                                                  ---------------------------
                                                    2000     1999      1998
                                                  --------  -------  --------
   Net loss...................................... $(40,467) $(8,071) $(13,683)
   Foreign currency translation adjustment.......      (11)     (55)      (25)
   Unrealized loss on available-for-sale
    investment...................................      (87)     --        --
                                                  --------  -------  --------
   Comprehensive loss............................ $(40,565) ($8,126) $(13,708)
                                                  ========  =======  ========

                          RAVISENT TECHNOLOGIES INC.

(3) Furniture and Equipment

  Furniture and equipment consist of the following at December 31, 2000 and 1999 (in thousands):

                                                                   2000   1999
                                                                  ------ ------
   Furniture and fixtures........................................ $1,321 $  546
   Leasehold improvements........................................    326    129
   Computer equipment............................................  1,926  1,176
   Research and development equipment............................  1,664    407
   Software......................................................    329    259
                                                                  ------ ------
                                                                   5,566  2,517
   Less: accumulated depreciation and amortization...............  1,571    919
                                                                  ------ ------
   Furniture and equipment, net.................................. $3,995 $1,598
                                                                  ====== ======

  Assets recorded under capital leases are approximately $166,000 as of December 31, 2000 and 1999 and related accumulated amortization is approximately $113,000 and $69,000 as of December 31, 2000 and December 31, 1999, respectively. Depreciation expense was approximately $666,000 and $351,000 for the years ended December 31, 2000 and 1999, respectively. Included in depreciation expense is amortization of assets recorded under capital leases of approximately $44,000 for each of the years ended December 31, 2000 and 1999.

(4) Restricted Cash

  As of December 31, 2000 the Company issued letters of credit to vendors under the Company's line of credit facility (note 7) totaling approximately $1,806,000. Under the terms of the loan and security agreement the Company was required to secure the letters with cash in amounts equal to the amount of the outstanding letters of credit.

  On November 8, 1999 the Superior Court in the Commonwealth of Massachusetts approved an attachment of funds for $525,000 to be held in trust pending the settlement of a complaint by a former supplier. In connection with the settlement agreement, on June 1, 2000, the attachment was vacated and the funds were returned to the Company (note 15).

(5) Acquisitions

 (a) Cinax Designs Inc.

  In August 2000, the Company acquired all of the outstanding capital stock of Cinax Designs Inc. ("Cinax"), a company located in British Columbia, Canada involved in the development of digital video software products based on MPEG audiovisual compression.

  The Company paid $2.7 million in cash, issued 138,455 shares of the Company's common stock and 225,928 shares of no par, non-voting exchangeable preferred stock of a subsidiary having a total fair market value of $1.6 million on the date of acquisition, and incurred transaction costs of $0.3 million. The exchangeable preferred stock is exchangeable into shares of the Company's common stock on a one-for-one basis at any time at the option of the holder, is non-voting, has an automatic redemption date of August 1, 2005, and contains certain dividend restrictions as defined.

  The Company also paid $0.8 million in cash, issued 39,807 shares of the Company's common stock, and issued 420,806 shares of no par, non-voting exchangeable preferred stock of a subsidiary in connection with the acquisition. The cash is held in escrow for the former employees of Cinax, who became employees of the

                          RAVISENT TECHNOLOGIES INC.

Company, for a period of one year measured from the date of acquisition. If an employee leaves the Company during the next year, all unvested cash for such employees will be forfeited back to the Company. The cash escrow will be released 25% on each quarterly anniversary of the date of acquisition. As of December 31, 2000 no cash has been forfeited. The Company recorded $0.8 million of prepaid compensation expense in connection with the escrowed cash that will be amortized ratably over the one-year period. These common and exchangeable preferred shares are also held in escrow for the former employees and former non-employee stockholders of Cinax. The former Cinax employees who became employees of the Company are required to be employed by the Company during the next three-year period, measured from the date of acquisition, in order for the shares to be released from escrow. The shares held in escrow for the former non-employee stockholders of Cinax are for Company indemnification purposes and are not subject to post-acquisition employment requirements. All of the escrowed shares will be released as follows: 50% on the one-year anniversary of the acquisition and one-eighth per quarter thereafter. If an employee leaves the Company voluntarily during the next three-year period, all unvested shares for such employees will be forfeited back to the Company. As of December 31, 2000, no shares have been forfeited. The Company recorded $2.1 million of deferred stock compensation in connection with the forfeitable common and exchangeable preferred shares that will be amortized ratably over the three-year vesting period.

  As of December 31, 2000, 138,455 shares of the Company's common stock issued for this transaction are recorded as issued and outstanding for financial reporting and earnings per share purposes. As the applicable contingencies related to the contingently issuable shares described above lapse, such shares will be recognized as issued and outstanding.

  The acquisition of Cinax was recorded under the purchase method of accounting. The results of operations of Cinax have been included in the Company's consolidated financial statements from August 11, 2000. A portion of the purchase price was allocated to in-process research and development (IPR&D) technology, which resulted in a charge of approximately $1.4 million to the Company's operations in August 2000. At the date of acquisition, Cinax had two development projects that had not reached technological feasibility and for which there was no alternative future use. In accordance with Statement of Financial Accounting Standards (SFAS) No. 2, Accounting for Research and Development Costs, and FASB interpretation No. 4, Applicability of SFAS No. 2 to Business Combinations Accounted for by the Purchase Method, amounts assigned to IPR&D technology meeting the above stated criteria must be charged to expense as part of the allocation of purchase price of a business combination. The IPR&D technology was valued using the income approach, a cash flow model under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 25% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors. The two development projects were 50% and 75% complete at the date of acquisition.

  The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.2 million has been recorded as goodwill and other intangible assets and is being amortized on a straight-line basis over four years. The results of operations of Cinax were not material to the Company.

  The purchase price was allocated as follows (in thousands):

   Fair value of assets acquired........................................ $  347
   Goodwill.............................................................  3,234
   Workforce in place...................................................     80
   In-process research and development technology.......................  1,373
   Liabilities acquired.................................................   (276)
                                                                         ------
     Total.............................................................. $4,758
                                                                         ======

                          RAVISENT TECHNOLOGIES INC.

 (b) Teknema Inc.

  In November 1999, the Company acquired all of the outstanding capital stock of Teknema, Inc. ("Teknema"), a company located in Palo Alto, California involved in the development of products for the emerging market in information appliances.

  The Company paid $2.5 million in cash, issued 266,169 shares of the Company's common stock and options to acquire approximately 537,000 shares of common stock with a combined value of $12.4 million and incurred transaction costs of $0.9 million. Prior to the acquisition, the Company loaned Teknema $1 million with an annual interest rate of 10%. On the date of the closing of the transaction, the Company paid certain employees of Teknema for joining the Company sign-on bonuses totaling $1,280,000. The bonuses were recorded in general and administrative expense in the Company's December 31, 1999 consolidated financial statements.

  The acquisition of Teknema was recorded under the purchase method of accounting. The results of operations of Teknema were included in the Company's consolidated financial statements from November 8, 1999. In connection with the acquisition, we expensed $1.9 million of the purchase price as acquired in-process research and development. At the date of acquisition, Teknema had three development projects that had not reached technological feasibility and for which there was no alternative future use. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 20%-30% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors. The three development projects ranged in percentage of completion at the date of acquisition from 15% to 50%.

  The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $16.2 million has been recorded as goodwill and other intangible assets and is being amortized on a straight-line basis over four years.

  The purchase price was allocated as follows (in thousands):

   Fair value of assets acquired....................................... $ 5,018
   Goodwill............................................................  16,031
   Workforce in place..................................................     190
   In-process research and development technology......................   1,888
   Liabilities acquired................................................  (7,343)
                                                                        -------
                                                                        $15,784
                                                                        =======

  The following unaudited pro forma financial information presents the combined results of operations of the Company and Teknema as if the acquisition occurred on January 1, 1998, after giving effect to certain adjustments, primarily amortization of goodwill, excluding the $1.9 million write-off of acquired in-process research and development and excluding the $1.3 million sign-on bonuses. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1998.

                                                               Year ended
                                                              December 31,
                                                              (in thousands
                                                               except per
                                                               share data)
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
   Revenues................................................ $ 37,091  $ 35,363
   Net loss................................................ $(14,618) $(19,000)
   Net loss per common share (basic and diluted)........... $  (1.67) $  (6.03)

                          RAVISENT TECHNOLOGIES INC.

 (c) Viona Development Hard & Software Engineering GmbH

  In April 1998, the Company completed the acquisition of Viona Development Hard & Software Engineering GmbH (Viona) a company located in Karlsruhe, Germany specializing in the development of digital video technology (Note 22).

  The Company paid a total of $11.4 million consisting of: $5.8 million in cash, of which $2.6 million was paid at closing, $2.1 million was paid during 1999, and $1.35 million, recorded at a discounted value of $1.1 million, to be paid in equal installments at the end of each of the next two fiscal years; issued 1,204,820 shares of the Company's common stock valued at $4.8 million; and incurred transaction costs of $0.8 million.

  The acquisition of Viona was recorded under the purchase method of accounting. The results of operations of Viona were included in the Company's consolidated financial statements from April 1, 1998. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to the Company's operations in April 1998. At the date of acquisition, Viona had five development projects that had not reached technological feasibility and for which there was no alternative future use. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors. The five development projects ranged in percentage of completion at the date of acquisition from 5% to 80%.

  The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.5 million was recorded as goodwill and other intangibles and is being amortized on a straight-line basis over four years. The purchase price was allocated as follows (in thousands):

   Fair value of assets acquired....................................... $   542
   Goodwill............................................................   3,503
   Workforce in place..................................................      42
   In-process research and development technology......................   7,900
   Liabilities acquired................................................    (557)
                                                                        -------
                                                                        $11,430
                                                                        =======

  The following unaudited pro forma financial information presents the combined results of operations of the Company and Viona as if the acquisition occurred on January 1, 1998, after giving effect to certain adjustments, primarily amortization of goodwill and excluding the $7.9 million write-off of acquired in-process research and development. The unaudited pro forma financial information for the year ended December 31, 1998 (in thousands except per share data) does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1998.

                                                                 Year ended
                                                                December 31,
                                                            (in thousands except
                                                              per share data)
                                                            --------------------
                                                                    1998
                                                            --------------------
   Revenues................................................       $30,288
   Net loss................................................       $(5,978)
   Net loss per common share (basic and diluted)...........       $ (2.03)

                          RAVISENT TECHNOLOGIES INC.

(6) Inventories

  Inventories consist of the following at December 31, 2000 and 1999 (in thousands):

                                                                   December 31,
                                                                  --------------
                                                                   2000    1999
                                                                  ------- ------
   Raw materials................................................. $17,369 $  300
   Products in process...........................................     762    --
   Finished products.............................................   2,752  1,023
                                                                  ------- ------
   Inventories, net.............................................. $20,883 $1,323
                                                                  ======= ======

  Raw materials include advance components, which represent the cost of integral components procured by the Company for its contract manufacturers, primarily for use in the contract manufacturers' assembly of the Company's licensed Internet appliance products. The components will be sold at cost to the contract manufacturers for assembly of the manufactured products.

(7) Bank Line of Credit

  In June 2000, the Company renewed its loan and security agreement with a commercial bank that provides the Company a line of credit in the amount of the lesser of $5 million or the borrowing base, as defined (limited to a percentage of eligible accounts receivable). The line of credit provides for the Company to issue a maximum of $2 million in the form of letters of credit that reduces the amount of available borrowings under the line of credit. The line of credit matures in June 2001 and bears interest at the bank's prime rate (9.5% at December 31, 2000). The line of credit is collateralized by substantially all of the assets of the Company. The Company is required to comply with quarterly financial covenants, as defined in the loan and security agreement. At December, 31 2000 and prior to the completion of the consumer electronics sale, the Company was not in compliance with certain covenants, but received a waiver of the covenants from the bank through January 31, 2001. With the completion of our consumer electronics and Internet appliance asset sales in March 2001 (note 22), the Company will be in compliance with all of its covenants as of March 31, 2001. No amounts were available through January 31, 2001 under the terms of the waiver. There was no amount outstanding under the line of credit at December 31, 2000. At December 31, 2000, there were two letters of credit outstanding totaling approximately $1.8 million (note 4).

  A bank, in connection with a previous line of credit, was provided warrants (note 14) to acquire 62,500 shares of the Company's common stock at an exercise price of $3.56 per share. The estimated fair value of the warrants issued was $56,500 and was recorded as debt issuance costs. This amount was amortized over the term of the line of credit.

(8) Bridge Financing

  In February, March and April 1998, the Company entered into various agreements to borrow additional amounts of short-term bridge loans aggregating $3.3 million. The terms of the debt were substantially identical with the amount borrowed in December 1997. The Company issued warrants (note 14) to acquire 48,182 shares of the Company's common stock at an exercise price equal to the price per share at the time of closing of the Company's round of equity financing in April 1998. The estimated fair value of the warrants issued was approximately $46,000 and has been recorded as additional interest expense through the date of the conversion of the bridge loans into Series B preferred stock.

  In December 1997, the Company entered into an agreement to borrow $1.5 million of short-term bridge loans. The loans bear interest at 6% with an original maturity date of March 31, 1998. The term of the debt was

                          RAVISENT TECHNOLOGIES INC.

extended to April 30, 1998, and the interest rate was increased to 15%. In connection with this financing, the Company issued warrants (note 14) to acquire 45,000 shares of the Company's common stock. The estimated fair value of the warrants issued was approximately $23,000. This amount was recorded as debt issuance costs and was amortized over the term of the debt.

  The $4.8 million of short-term bridge loans were converted to Series B preferred stock in April 1998 (note 13).

(9) Accrued Expenses

  Accrued expenses consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
   Payroll and related costs..................................... $  397 $  584
   Accrued Dolby royalties.......................................    664    684
   Legal and professional fees...................................    290  1,219
   Warranty......................................................    361    449
   Other.........................................................    435    736
                                                                  ------ ------
                                                                  $2,147 $3,672
                                                                  ====== ======

(10) Loans Receivable--Officers

  In November 2000, the Company entered into an agreement to loan an officer of the Company $50,000. The loan is secured by any personal or real property acquired with the funds and by all of the Company's stock held or subsequently acquired by the officer. The loan bears interest at 9% per annum and will be forgiven in November 2002 including all accrued and unpaid interest, or is due immediately if the officer's employment is terminated by the Company for cause or by the officer for any reason.

  From September to November 2000, the Company advanced $189,510 to an officer of the Company. The loan is payable on demand.

  In August and September 2000, the Company entered into agreements to loan an executive officer of the Company $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans are secured by all of the Company's stock held or subsequently acquired by the officer. The loans bear interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans will be extended to June 30, 2001.

  In January 2000, the Company entered into an agreement to loan a former officer of the Company $160,000. The loan is secured by all of the Company's stock held or subsequently acquired by the former officer and any proceeds from the disposition of the stock. The loan bears interest at 5% per annum and was due December 31, 2000. The former officer committed to paying $50,000 of the balance by March 2001 and the balance in full by June 30, 2001.

  In November 1999, the Company entered into an agreement to loan an officer of the Company approximately $288,800. The loan shall be repaid in twenty-four monthly installments of approximately $13,000, and bears an interest rate of 8%. The agreement also provides for a monthly bonus to the officer in an amount equal to the monthly loan repayment. The loan is not secured, and becomes due immediately if the officer's employment is terminated by the Company for cause or by the officer for any reason.

                          RAVISENT TECHNOLOGIES INC.

  In November 1999, the Company loaned an officer of the Company $200,000. The term of the loan was for three months with an interest rate of 8%. The note was secured by all options to purchase Company stock granted to the officer following the date of the loan. The loan was repaid in June 2000.

  At December 31, 1998, the Company had a loan receivable in the amount of $60,000 due from an officer of the Company. The term of the loan receivable was three years and was non-interest bearing. In accordance with the terms of the loan, the entire amount was forgiven in 1999 following the Company's initial public offering.

(11) Other Liabilities

  In connection with the Company's acquisition of Viona during 1998 (note 5), $1.35 million of the purchase price, recorded at a present value of $1.1 million, is payable in equal annual installments from 1999 to 2001. The final installment of $0.4 million is due in 2001 and is included in other current liabilities.

(12) Subordinated Notes Payable

  Subordinated notes payable at December 31, 1998, consisted of $625,000 of various subordinated notes payable to NEPA Venture II, L.P. (NEPA) due May 4, 2003 to November 29, 2003 with a 9% interest rate. The notes were converted into 920,006 shares of common stock in connection with the Company's initial public offering in July 1999.

  The notes were part of two transactions entered into in May 1995 and March 1996 to provide financing to the Company. Interest on the notes was payable quarterly. In connection with the issuance of the notes, the Company issued warrants to acquire a total of 920,006 shares of the Company's Series A mandatory redeemable convertible preferred stock at exercise prices of $0.60- $0.75 per share (note 14). The estimated fair value of the warrants issued was $30,010 and was amortized over the term of the related debt. In accordance with the terms of the agreement the warrants were converted into preferred shares which were automatically converted into the Company's common stock in connection with the Company's initial public offering in July 1999.

(13) Equity Transactions and Capital Stock

 Capital Stock and Stock Splits

  In 1999, the Company's articles of incorporation were amended and restated. The Company is authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value undesignated preferred stock.

  On July 15, 1999, the Company effected a one-for-six reverse stock split. All shares and per share amounts in the consolidated financial statements have been restated to reflect the reverse stock split.

 Initial Public Offering

  On July 15, 1999, the Company consummated an initial public offering of its common stock. The Company sold 5,750,000 shares of its common stock at an initial public offering price of $12.00 per share. After deducting the underwriters' discount and other offering expenses, the net proceeds to the Company were approximately $61.4 million. Contemporaneous with the offering, 5,508,207 shares of preferred stock were converted into common stock.

                          RAVISENT TECHNOLOGIES INC.

 Treasury Stock

  In April 1998, the Company purchased 200,000 shares of common stock for $3.60 per share or $720,000 in the aggregate from the former Chief Executive Officer of the Company.

 Preferred Stock

  Upon the closing of the Company's initial public offering in July 1999, all of the outstanding shares of mandatory redeemable preferred stock, including the shares under the stock subscription below, were converted into shares of common stock on a one for one basis.

  In April 1999, the Company completed a financing in which it issued convertible securities to an affiliate of Intel for $4.7 million and entered into a license agreement covering certain Intel technology. The purchase price received from Intel consisted of cash consideration of $3.0 million and, in addition, the Company was granted a license for Intel technology valued at $1.7 million. The Intel license permits the Company to incorporate the Intel digital content receiver technology into the Company's products on a royalty free basis as the Company's products are subsequently licensed to its customers. The Company has capitalized the $1.7 million and will amortize this cost as products are delivered over its estimated economic life. The convertible securities were converted into 549,650 shares of the Company's Series C preferred stock in May 1999.

  In April 1998, the Company sold 3,728,916 shares of Series B mandatory redeemable convertible preferred stock ("Series B") for an aggregate amount of approximately $18.6 million including the conversion of $4.82 million of bridge notes (note 8). In addition, the investors in the Series B received an aggregate 1,517,668 warrants (note 14) to acquire common stock at an exercise price of $0.06. The estimated fair value of the warrants of $5.7 million was recorded as additional paid-in capital.

  In April 1998, in connection with the Company's sale of Series B, the Company paid $1.1 million in cash, issued 108,856 shares of the Company's Series B and issued 44,304 warrants (note 14) to acquire common stock at an exercise price of $0.06 to the Company's placement agent as consideration for services provided in connection with the equity transaction. The shares and warrants had an estimated fair value of $542,100. The above amounts as well as $0.3 million of other transaction costs were recorded as costs of the equity transaction and charged against additional paid-in capital.

 Preferred Stock Subscription

  In March 1998, the Company entered into a subscription and technology license agreement. This agreement provides, among other things, for the Company to license certain technology to an unrelated third party (the licensee). In connection with the agreement, the licensee is required to pay a minimum of $750,000 at the end of each calendar quarter during the first year and a minimum of $900,000 at the end of each calendar quarter during the second year. Included in the first year quarterly payments is $125,000 per quarter that was applied towards the purchase of the Company's Series B preferred stock at $4.98 per share. The quarterly payment for the fourth quarter of the second year included $500,000 that was to be applied towards the purchase of the Company's Series B preferred stock at $4.98 per share. The purchase of the preferred stock under this agreement is on the same terms as the licensee's purchase of Series B preferred stock in April 1998. As of December 31, 1998, the Company had issued 75,301 shares of Series B preferred stock under this agreement. In April 1999 the Company issued 25,100 shares of Series B preferred stock under the preferred stock subscription agreement. In addition, the Company amended this agreement and issued 100,402 shares of Series B preferred stock and warrants for the purchase of 40,863 shares of common stock in exchange for which it received a promissory note with an aggregate value of $500,000 due in April 2000. The $500,000 note reflects the payment due in the fourth quarter of the second year of the above agreement. The note was satisfied in June 2000.

                          RAVISENT TECHNOLOGIES INC.

(14) Stock Options, Stock Purchases and Warrants

 (a) Stock Options

  The Company adopted the 1995 Stock Option Plan (the 1995 Plan) in May 1995. The 1995 Plan provides for the grant of incentive stock options and non-qualified stock options to employees, consultants, advisors to the Company, and members of the board of directors to purchase shares of common stock. Prior to the adoption of the 1995 Plan, 43,258 options were granted to employees. Under the terms of the 1995 Plan, authorized options are granted at estimated fair value. The options generally vest over a period ranging from 2 to 5 years and expire 5 to 10 years from the grant date. In 1998 the board of directors approved an amendment to the Company's 1995 Plan in which the total number of options available for grant was increased to 8,500,000. In April 1999, the Company, with the approval of the board of directors, adopted the 1999 Stock Incentive Plan (1999 Plan) as a successor to the 1995 Plan. The 1999 Plan has reserved 2,725,000 shares. The 1999 Plan has three separate programs which include; the discretionary option grant program under which employees may be granted options to purchase shares of common stock; the stock issuance program under which eligible employees may be granted shares of common stock; and the automatic grant program whereby eligible non-employee board members are granted options to purchase shares of common stock.

  In May 2000, the Company granted 78,500 options to purchase common stock to employees, with an exercise price of $0.01 per share. The Company has recorded approximately $633,000 of deferred stock compensation in connection with these options that is being amortized over the option vesting periods, ranging from 18 to 24 months. In June 2000, the Company granted 17,500 options to purchase common stock, with an exercise price of $0.01 per share. The Company has recorded approximately $112,000 of deferred stock compensation in connection with these options that will be amortized over the option vesting period of 24 months.

  In February 2000, subsequent to the original dates of grant, the portion of an employment agreement for an employee relating to stock option vesting was amended. The amendment was considered a modification of the original terms of the awards, requiring a new measurement date as if the right were newly granted. The amount of compensation expense recognized was determined by calculating the total number of options that would have vested at the end of the six-month post-termination period multiplied by the difference between the fair market value on the date of modification and the original exercise price. Because subsequent to the modification the individual was no longer an employee, there is no service period and the intrinsic value of the modified options of approximately $346,000 was expensed immediately.

  In November 1999, the Company, in accordance with the terms of the Teknema acquisition agreement assumed approximately 537,000 of Teknema's outstanding options. These options ranged in price from $.10 to $.94, and vest over a four-year period, consistent with the Company's option plan.

  In June 1999, the Company granted 481,555 options, with an exercise price of $10.20 per share. The Company has recorded $866,800 of deferred stock compensation in connection with these options that is being amortized over the option vesting period.

  In February 1999, the Company granted 144,688 options, with an exercise price of $2.52 per share. The Company has recorded $503,514 of deferred stock compensation in connection with these options that is being amortized over the option vesting period.

  In September 1998, the Company granted 783,333 options, outside the 1995 Plan, to employees of Viona at an exercise price of $1.50 that was below the estimated fair value of the Company's common stock on the date of grant. The Company recorded deferred stock compensation of $799,000 in connection with these options that is being amortized over the options' vesting period.

                           RAVISENT TECHNOLOGIES INC.

  On September 23, 1998, the Company, with the approval of the board of directors, repriced all of the outstanding employee stock options that were in excess of $2.52 to $2.52.

  A summary of stock option activity follows:

                                   2000                1999                1998
                            ------------------- ------------------- -------------------
                                       Weighted            Weighted            Weighted
                                       average             average             average
                            Number of  exercise Number of  exercise Number of  exercise
                             options    price    Options    price    Options    price
                            ---------  -------- ---------  -------- ---------  --------
   Balance as of beginning
    of year................ 3,479,316   $ 5.09  2,113,952   $ 1.80    974,764   $ 3.60
     Options granted.......   933,254     6.35    986,563    13.95  1,149,513     1.74
     Options assumed.......       --              537,560     0.53        --       --
     Options forfeited.....  (468,980)   11.05    (75,697)    2.64    (10,325)   (0.90)
     Options exercised.....  (888,272)    1.17    (83,062)    1.55        --       --
                            ---------   ------  ---------   ------  ---------   ------
                            3,055,318   $ 5.69  3,479,316   $ 5.09  2,113,952   $ 1.80
                            =========   ======  =========   ======  =========   ======

  At December 31, 2000, 1,347,354 options with a weighted-average exercise price of $3.65 were fully vested and exercisable.

  The following summarizes information about the Company's stock options outstanding at December 31, 2000:

                             Options outstanding           Options exercisable
                     ----------------------------------- -----------------------
                                     Weighted
                                      average
                         Number      remaining  Weighted     Number     Weighted
                     Outstanding at contractual average  Outstanding at Average
   Range of           December 31,     life     exercise  December 31,  exercise
   exercise prices        2000        (years)    price        2000       price
   ---------------   -------------- ----------- -------- -------------- --------
   $ 0.01- 3.88....    1,798,835        3.2      $ 1.72    1,149,103     $ 1.76
   $ 3.89- 7.75....      508,854        9.5        5.95        3,471       6.64
   $ 7.76-11.63....      480,948        4.8        9.66      144,544      10.20
   $11.64-15.50....       72,781        8.8       14.88       22,210      14.88
   $15.50-17.36....       87,050        9.2       15.94        1,128      15.94
   $34.88-38.75....      106,850        9.0       38.75       26,898      38.75
                       ---------        ---      ------    ---------     ------
     Totals........    3,055,318        5.0      $ 5.69    1,347,354     $ 3.65
                       =========        ===      ======    =========     ======

  The Company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                    2000      1999      1998
                                                  --------  --------  --------
   Loss attributable to common stockholders:
     As reported................................. $(40,467) $ (8,730) $(14,437)
     Pro forma................................... $(45,005) $(10,758) $(14,919)
   Loss per common share:
     As reported................................. $  (2.44) $  (1.02) $  (4.94)
     Pro forma................................... $  (2.71) $  (1.26) $  (5.11)

                          RAVISENT TECHNOLOGIES INC.

  The per share weighted-average fair value of stock options issued by the Company during 2000, 1999 and 1998 was $6.56, $10.63, and $1.08 respectively, on the date of grant.

  The following range of assumptions were used by the Company to determine the fair value of stock options granted using a minimum value option-price model:

                                                          2000    1999    1998
                                                         ------- ------- -------
   Dividend yield.......................................      0%      0%      0%
   Expected volatility..................................    167%    119%      0%
   Average expected option life......................... 4 years 4 years 4 years
   Risk-free interest rate..............................   5.71%   5.51%   5.15%

 (b) Employee Stock Purchase Plan

  In April 1999, the Company, with the approval of the board of directors, adopted an Employee Stock Purchase Plan and reserved 500,000 shares of common stock for issuance thereunder. The purchase plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. Each offering period will have a maximum duration of twenty-four months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase interval. The initial offering period commenced on the effectiveness of the Company's initial public offering and will end on the last business day of July 2001.

 (c) Warrants

  The warrants issued by the Company generally contain customary provisions requiring proportionate adjustment of the exercise price in the event of a stock split, stock dividend, or dilutive financing in the case of the warrants for preferred stock.

  A summary of warrant activity follows:

                                   Preferred                  Common
                            ------------------------ -------------------------
                             Number      Weighted     Number       Weighted
                               of        average        of         average
                            warrants  exercise price warrants   exercise price
                            --------  -------------- ---------  --------------
   Balance as of December
    31, 1997...............  920,006      $0.60        146,785      $2.37
     Warrants granted......      --         --       1,660,802       0.24
     Warrants canceled.....      --         --             --         --
     Warrants exercised....      --         --        (199,416)      0.92
                            --------      -----      ---------      -----
   Balance as of December
    31, 1998...............  920,006      $0.60      1,608,171      $0.35
                            ========      =====      =========      =====
     Warrants granted......      --         --          51,079       0.06
     Warrants canceled.....      --         --             --         --
     Warrants exercised.... (920,006)     $0.60       (926,936)      0.10
                            --------      -----      ---------      -----
   Balance as of December
    31, 1999...............      --         --         732,314      $0.65
                            ========      =====      =========      =====
     Warrants granted......                          1,509,166       6.98
     Warrants canceled.....                                --         --
     Warrants exercised....                           (405,847)      0.18
                                                     ---------      -----
   Balance as of December
    31, 2000...............                          1,835,633      $5.96
                                                     =========      =====

                          RAVISENT TECHNOLOGIES INC.

  The warrants for preferred stock were all exercised and converted to common stock on a one for one basis in connection with the Company's initial public offering in July 1999.

  In June 2000, the Company entered into a one-year distribution rights agreement (the Agreement) with American Trading S.A. ("ATSA") for exclusive distribution of the Company's Internet television set-top box product in Brazil. Upon the signing of the Agreement the Company issued a warrant to purchase 1,500,000 shares of the Company's common stock to ATSA with an exercise price of $7.00 per share, which approximated fair market value on the date of grant. The warrant was fully vested and non-forfeitable on the date of grant, had a two-year term, and contained certain exercise restrictions as described in the warrant agreement. At June 30, 2000, the Company recorded the estimated fair value of the warrant of $5.6 million as an intangible prepaid distribution rights fee and additional paid-in capital. On March 28, 2001, pursuant to the January 2001 settlement and release agreement with ATSA canceling the Agreement, the warrant was canceled (note 15).

(15) Commitments and Contingencies

 (a) Leases

  The Company is obligated under certain equipment capital leases that expire at various dates during 2001. The Company leases its office facilities and various equipment under operating leases that expire during the next five years. The following is a schedule by year of future minimum lease payments (in thousands) relating to noncancelable capital and operating leases as of December 31, 2000. The schedule includes the effects of the assumption by STMicroelectronics, effective March 1, 2001, of the Company's corporate headquarters lease (note 22), which expires in May 2007. As a result our future minimum required lease payments were reduced by approximately $6.8 million. In addition, this schedule includes the Company's obligations for its new corporate headquarters lease commencing in March 2001 for approximately 14,000 square feet of office space in Malvern, PA at approximately $20,000 per month and expiring in November 2002.

                                               Capital leases Operating leases
                                               -------------- ----------------
   Year ending December 31,
     2001.....................................     $  40           $  841
     2002.....................................       --               716
     2003.....................................       --               524
     2004.....................................       --               484
     2005.....................................       --               114
                                                   -----           ------
       Total minimum lease payments...........        40           $2,679
                                                                   ======
       Less: amount representing interest.....         2
                                                   -----
   Present value of net minimum capital lease
    payments..................................        38
   Less: current installments of obligations
    under capital leases......................        38
                                                   -----
   Obligations under capital leases excluding
    current installments......................     $ --
                                                   =====

  Total rent expense for the years ended December 31, 2000, 1999, and 1998, respectively, was approximately $1,633,000, $667,000 and $328,000, respectively.

 (b) Royalties

  Under various licensing agreements, the Company is required to pay royalties, generally on a per unit basis, on the sales of certain products that incorporate licensed technology. Royalty expense under such agreements was approximately $3,245,000, $1,678,000, and $651,000 for the years ended December 31, 2000, 1999 and 1998, respectively, and is included in cost of revenues in the consolidated statements of operations.

                          RAVISENT TECHNOLOGIES INC.

 (c) Contingencies

  Litigation

  On or about August 10, 2000, Corum Group, Ltd. filed an action against us and Cinax Designs Inc. in the United States District Court for the Western District of Washington (No. C00-1352D). Corum, a business consultant, alleges that it had an agreement with Cinax whereby Cinax would pay Corum an 8% "transaction fee" in the event Corum located a purchaser for Cinax. We acquired Cinax by agreement dated as of July 13, 2000 for compensation of $3.5 million in cash and an aggregate of 825,000 shares of our common stock and non-voting exchangeable preferred stock of one of our subsidiaries, Ravisent British Columbia Inc., which preferred stock is exchangeable, on a one-for-one basis, into shares of our common stock. In the complaint Corum alleges that it introduced us to Cinax and that it is therefore entitled to $281,362 and 66,000 shares of our common stock. As part of our acquisition of Cinax, the shareholders of Cinax agreed to indemnify us for 50% of any liability stemming from the Corum claim and an aggregate of 53,500 shares of our common stock and non-voting exchangeable preferred stock of Ravisent British Columbia Inc. have been placed in escrow to secure this indemnification obligation. The parties attended a voluntary mediation session on January 22, 2001, and a trial date has been set for October 9, 2001.

  Between February and April 2000, eleven class action lawsuits were filed against Ravisent and certain of its officers and directors in the United States District Court for the Eastern District of Pennsylvania. On May 25, 2000, the cases were consolidated under Civil Action No. 00-CV-1014, and entitled "In re RAVISENT Technologies Inc. Securities Litigation". Pursuant to the court's consolidation order, a consolidated and amended class action complaint was filed on June 14, 2000 with an alleged class period of July 15, 1999 through April 27, 2000. This complaint alleges violations of the federal securities laws, specifically Sections 11 and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder and seek unspecified damages on behalf of a purported class of purchasers of our stock during the period stated above. On July 3, 2000, we filed a motion to dismiss the consolidated and amended class action complaint. The motion is presently fully briefed and the parties are awaiting a hearing date to be set for the motion. In connection with the Company's initial public offering, the Company purchased directors and officers insurance that provides the Company with protection from claims made against officers, directors or the Company arising from claims including but not limited to any written demand for damages and any civil, criminal, administrative, or regulatory proceedings and appeals.

  Certain of our employees and certain holders of 5% or more of our common stock are members of the putative classes alleged in these actions and therefore may have interests adverse to us with respect to the alleged claims in these actions. We believe that such lawsuits or claims are without merit and that we have meritorious defenses to the actions. We plan to vigorously defend the litigation. However, failure to successfully defend these actions could substantially harm our results of operations, liquidity and financial condition.

  In the opinion of management, the amount of the ultimate liability with respect to the above claims will not materially affect the Company's financial position, results of operations, or cash flows.

  On May 25, 1999, a complaint was filed against the Company in the Superior Court of California, Santa Clara County, by a former supplier, alleging breach of oral and written contract and other claims totaling approximately $1.2 million. The complaint was removed to federal court and, on September 23, 1999 the Company filed a counterclaim against the supplier for the damages the Company incurred as a result of the supplier's failure to timely ship the Company non-defective parts. On June 30, 2000, the parties entered into a confidential settlement agreement and mutual release in full settlement of any claims under the complaint. The amount of the settlement was accrued as of December 31, 1999.

                          RAVISENT TECHNOLOGIES INC.

  On November 4, 1999, a complaint was filed against the Company in the Commonwealth of Massachusetts, Norfolk Superior Court Department, alleging breach of agreements to allow a former supplier to purchase an undetermined number of shares of the Company's common stock at $1.00 per share. The complaint was removed to federal court on December 3, 1999. The Company disputed the claim as being wholly without merit. To that end, on December 14, 1999, the Company filed a Motion to Dismiss, which was denied on January 13, 2000. On May 17, 2000, pursuant to a confidential settlement agreement, the case was dismissed under a joint motion for dismissal. The amount of the settlement was accrued as of December 31, 1999. On November 8, 1999, the Superior Court in the Commonwealth of Massachusetts approved an attachment of funds for $525,000 to be held in trust pending the settlement of the complaint by a former supplier. In connection with the settlement agreement, on June 1, 2000, the attachment was vacated and the funds were returned to the Company.

  Distribution Rights Agreement

  In June 2000, the Company entered into a one-year distribution rights agreement (the Agreement) with American Trading S.A. ("ATSA") for exclusive distribution of the Company's Internet television set-top box product in Brazil. Upon the signing of the Agreement the Company issued a warrant to purchase 1,500,000 shares of the Company's common stock to ATSA with an exercise price of $7.00 per share, which approximated fair market value on the date of grant. The warrant is fully vested and non-forfeitable on the date of grant, has a two-year term, and contains certain exercise restrictions as described in the warrant agreement. At June 30, 2000, the Company recorded the estimated fair value of the warrant of $5.6 million as an intangible prepaid distribution rights fee (the Fee) and additional paid-in capital and was amortizing this estimated fair value over the one-year contract term, which was the expected period to be benefited. The fair value of the warrant was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.12%, volatility factor of 96%, no dividend factor, and an expected life of the warrant of 2 years. For the year ended December 31, 2000, the Company recorded $2.8 million of amortization expense related to the warrant, which was included as non-cash compensation expense in sales and marketing expense in the consolidated statement of operations.

  Due to the parties' differing interpretations of the terms of the Agreement, in January 2001 the parties entered into a settlement and release agreement (the Release). The Release provides for the immediate termination of the Agreement, including the right for RAVISENT to terminate the warrant and a royalty-free right in 2001 for Ravisent to use the mark "WWWTV," which RAVISENT will own after December 31, 2001. Because the Agreement has been terminated, no sales will take place under it. As a result, the Company determined that, as of December 31, 2000, the carrying amount of the Fee was not recoverable and the excess of the carrying amount of the Fee over the fair value of the Fee of $2.8 million was recorded as an impairment loss. The loss is included in non-cash sales and marketing expense in the consolidated statement of operations for the year ended December 31, 2000. In addition, in January 2001 the Company is required to pay $1.27 million to ATSA in exchange for the settlement and release and an additional minimum finder's fee of $1 million in January 2002 for sales of the Internet set-top box in Brazil in 2001. These amounts are expected to be expensed in the quarter ended March 31, 2001, net of the fair value of the warrant issued to ATSA in June 2000 that was canceled March 28, 2001.

  From time to time, the Company has received, and expects to continue to receive, notices of claims of infringement of other parties' proprietary rights and other claims in the ordinary course of business. Management believes the amount of the ultimate liability with respect to these claims will not materially affect the Company's financial position, results of operation, or cash flows.

                          RAVISENT TECHNOLOGIES INC.

 (d) Employment Agreements

  The Company has entered into employment agreements with certain officers and employees of the Company. The agreements are generally for two to three year periods, generally provide for annual bonuses and incentive stock options as determined by the board of directors, and covenants not-to-compete during the employment term and for two years thereafter. The employment agreements also generally provide for six months severance in the event the individual is terminated without cause. The employment offer letter to the chief executive, dated August 20, 1997, states in pertinent part: "Upon the successful sale of [Ravisent] at a minimum valuation of $80 million, [Ravisent] agrees to issue to you a total of 2.5% of the proceeds or $2,000,000 cash. Payment will be made thirty days following the receipt of proceeds from the sale."

(16) Business Risks and Credit Concentration

  The Company licenses and sells its products principally in the intensely competitive personal computer and consumer electronics original equipment manufacturers industry. This industry has been characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened foreign and domestic competition. Significant technological changes in the industry would adversely affect operating results.

  The Company's customers, including its major customers disclosed in note 20, have not executed long-term contracts and are not required to purchase minimum quantities from the Company. As such, the Company's operating results could be materially affected by a decrease in business with these customers.

  The Company performs ongoing credit evaluations of its customers' financial condition, and generally no collateral is required. The Company had three customers representing, in the aggregate, 44% and 57% of accounts receivable at December 31, 2000 and 1999, respectively.

  The Company uses several contract manufacturers to make its hardware products. If the Company is unable to continue its relationship with these manufacturers, it believes it could establish similar relationships with other companies in a reasonable period of time. Because of the competitive nature of the technology industry, the Company believes it could ultimately obtain terms as beneficial as those currently in effect.

(17) Income Taxes:

  The income tax expense of $40 as of December 31, 2000, relates to foreign taxes. No federal, foreign, or state income taxes are due as of December 31, 2000.

  The table below reconciles the U.S. federal statutory income tax rate to the recorded income tax provision (in thousands):

                                                         December 31,
                                                   --------------------------
                                                     2000     1999     1998
                                                   --------  -------  -------
   Income tax (benefit) at U.S. federal statutory
    rate.......................................... $(13,745) $(2,726) $(4,659)
   State income taxes (benefit), net of federal
    tax benefit...................................   (1,966)    (524)  (1,256)
   In-process research and development expenses
    and goodwill..................................    2,221    1,005      --
   Foreign income taxes...........................       40       52      --
   Warrant and option expense.....................   (1,271)     --       --
   Change in valuation allowance..................   13,047    2,180    5,848
   Other..........................................    1,714       65       67
                                                   --------  -------  -------
                                                   $     40  $    52  $   --
                                                   ========  =======  =======

                          RAVISENT TECHNOLOGIES INC.

  The components of the net deferred tax assets as of December 31, 2000 and 1999, consists of the following (in thousands):

                                                               December 31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
   Deferred tax assets:
     Net operating losses................................... $ 20,452  $  9,987
     Reserves and accruals not currently deductible.........    2,296       182
     Depreciation/Amortization..............................    3,152     3,190
     Deferred items related to acquired stock options.......    1,843     1,036
     Deferred revenue and other.............................      --        301
                                                             --------  --------
                                                               27,743    14,696
   Valuation allowance......................................  (27,743)  (14,696)
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

  Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2000 and 1999.

  As of December 31, 2000, the Company had approximately $52.5 million of federal and $40.3 million of state net operating loss carryforwards available to offset future taxable income. These carryforwards will begin expiring in 2011 and 2006, respectively, if not utilized. In addition, approximately $32.6 million of the state net operating loss carryforwards are subject to a $2 million annual limitation.

  Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and recent transactions (note 5 and note
22), the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period. The Company is currently in the process of determining the amount of annual limitation.

(18) Related-Party Transactions

 (a) Guaranty

  In November 2000, the Company entered into a guaranty arrangement with an officer whereby the Company has guaranteed certain accounts of the officer to a maximum of $450,000.

 (b) Officers loans

  The Company has made loans to certain of its officers with outstanding balances totaling approximately $687,000 as of December 31, 2000 (note 10).

                          RAVISENT TECHNOLOGIES INC.

 (c) Severance

  The Company paid severance to former officers of the Company totaling approximately $158,000, zero and $125,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(19) Defined Contribution Plan

  The Company has a defined contribution plan for qualified employees as defined in the plan. Participants may contribute up to 20% of pre-tax compensation, as defined. Under the plan, the Company can make discretionary contributions. To date, the Company has not made any contributions to the plan.

(20) Segment and Major Customer Information

  The Company operates in a single industry segment, which is the development and licensing of its technology.

  The Company had the following customers that combined represented in excess of 49%, 65% and 91% of revenues for the years ended December 31, 2000, 1999 and 1998, respectively (in thousands):

                                                           Years ended December
                                                                   31,
                                                          ----------------------
   Customer                                                2000   1999    1998
   --------                                               ------ ------- -------
   1..................................................... $4,019 $15,689 $25,624
   2..................................................... $3,900 $ 2,461 $ 1,900
   3..................................................... $2,292 $ 1,213 $   151

  The Company sells and licenses its technology to customers primarily in North America, Asia-Pacific and Europe. The loss for all periods presented is derived primarily from the company's North American operations, which generates revenues from the following geographic regions (in thousands):

                          RAVISENT TECHNOLOGIES INC.

                                                         Year Ended December 31,
                                                         -----------------------
   Country/Geographic Region                              2000    1999    1998
   -------------------------                             ------- ------- -------
   North America:
     United States...................................... $ 9,235 $18,279 $21,410
     Canada.............................................   2,972   4,437   2,250
                                                         ------- ------- -------
       Total--North America.............................  12,207  22,716  23,660
                                                         ------- ------- -------
   Europe:
     Italy..............................................   2,312     131     --
     Germany............................................     878   1,977      23
     Ireland............................................     --      --    4,642
     France.............................................      75   1,137     587
     Netherlands........................................     --      --      442
     Turkey.............................................      62     105     --
     Spain..............................................      20     --      --
     Other..............................................      51   1,471      81
                                                         ------- ------- -------
       Total--Europe....................................   3,398   4,821   5,775
                                                         ------- ------- -------
   Asia-Pacific:
     Taiwan.............................................   4,020   1,230     --
     Japan..............................................     841     631     249
     Malaysia...........................................     --      --      604
                                                         ------- ------- -------
       Total--Asia-Pacific..............................   4,861   1,861     853
                                                         ------- ------- -------
   South America--Other.................................     383     --      --
                                                         ------- ------- -------
   Australia and New Zealand--Other.....................       5      20     --
                                                         ------- ------- -------
   Total................................................ $20,854 $29,418 $30,288
                                                         ======= ======= =======

(21) Segment Reporting

  Segment information is presented in accordance with Statement of Financial Account Standards No. 131 ("SFAS 131"), "Disclosures About Segments Of An Enterprise And Related Information." This standard requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. The Company has three reportable segments: Personal Computer ("PC"), Consumer Electronics ("CE") and Internet Appliance ("IA") (note 22).

  PC: This group designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems. The Company also provides supporting hardware designs to selected customers as well as customization services and customer support. The Company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers.

  CE: This segment designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in consumer electronics devices. The Company also provides supporting hardware designs to selected customers as well as customization services and customer support. The Company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing consumer electronics platforms (note 22).

                          RAVISENT TECHNOLOGIES INC.

  IA: The Company's Internet technology group is involved in the development of products for the emerging market in information appliances. The Company sells Internet appliance hardware reference designs and software technology through intellectual property licenses and agreements with Internet service providers. This group provides the Company with a number of Internet-related products, including an efficient web browser, and several Internet Appliance reference designs including a Web Pad design, Internet ready TV and Monitor designs and an Internet-ready screenphone (note 22).

  The Company evaluates operating segment performance based on revenue and gross margin. It has not historically evaluated segment performance based on operating income nor allocated assets to its individual operating segments. Prior to 1999 the Company's internal organization did not report information relating to gross profit by segment.

                                                          Years Ended December
                                                                   31,
                                                         -----------------------
                                                          2000    1999    1998
                                                         ------- ------- -------
                                                             (In thousands)
   Revenue:
     PC................................................. $11,739 $24,460 $29,463
     CE.................................................   1,614     986     825
     IA.................................................   7,501   3,972     --
                                                         ------- ------- -------
       Total............................................ $20,854 $29,418 $30,288
                                                         ======= ======= =======
   Gross profit:
     PC................................................. $ 6,259 $10,270     --
     CE.................................................   1,211     637     --
     IA.................................................   1,380   2,646     --
                                                         ------- -------
       Total............................................ $ 8,850 $13,553
                                                         ======= =======

(22) Subsequent Events

 (a) Sale of Consumer Electronics Business

  On March 1, 2001, the Company sold substantially all of the assets and liabilities of its Consumer Electronics (CE) business to STMicroelectronics NV
(STM), including the assets of the Company's wholly owned subsidiary, Viona (note 5). The assets sold include certain contracts, accounts receivable furniture and equipment, intangible assets, intellectual property, prepaid expenses and other assets primarily related to the operations of the CE business. In connection with the sale, the Company and STM entered into certain agreements with STM including an Assignment and Assumption of Lease with respect to the present RAVISENT facility located in Malvern, Pennsylvania and certain license agreements. Certain employees of the Company entered into employment agreements with STM. Under the terms of the agreement, the Company received approximately $55.1 million in cash consideration from STM with an additional contingent payment of $0.8 million, held in escrow for indemnification purposes, to be made to the Company by July 2002. STM intends to retain substantially all employees of the CE business and will integrate the business' activities.

  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 has been prepared to give effect to the sale of substantially all the assets and liabilities of our consumer electronics business, including substantially all of the assets and liabilities of our wholly owned subsidiary, Viona Development Hard and Software Engineering GmbH, to STMicroelectronics NV as if it had occurred on January 1, 2000. The unaudited pro forma consolidated balance sheet as of December 31, 2000 has been prepared to give effect to the disposition as if it had occurred on such date. The unaudited pro forma consolidated financial

                           RAVISENT TECHNOLOGIES INC.

statements are not necessarily indicative of the results that would have been obtained had the disposition been completed as of the dates presented or for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with our Consolidated Financial Statements and notes thereto included in this Form 10-K.

                  RAVISENT TECHNOLOGIES INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               December 31, 2000
                                 (In thousands)

                                                                       RAVISENT
                                                                         Pro
                                                                        Forma
                                                                       --------
Current assets:
  Cash and cash equivalents........................................... $ 63,917
  Accounts receivable, net............................................    4,898
  Inventory, net......................................................   20,883
  Prepaid expenses and other current assets...........................    2,000
                                                                       --------
    Total current assets..............................................   91,698
                                                                       --------
Furniture and equipment net...........................................    1,927
Goodwill and intangibles, net and other assets........................   16,511
                                                                       --------
    Total assets...................................................... $110,136
                                                                       ========
Current liabilities:
  Accounts payable.................................................... $ 10,924
  Accrued liabilities.................................................    8,936
  Deferred revenue....................................................    1,473
  Other current liabilities...........................................      626
                                                                       --------
    Total current liabilities.........................................   21,959
                                                                       --------
Non-current liabilities:
  Other liabilities...................................................       30
                                                                       --------
    Total liabilities.................................................   21,989
    Total stockholders' equity........................................   88,147
                                                                       --------
    Total liabilities and stockholders' equity........................ $110,136
                                                                       ========

                           RAVISENT TECHNOLOGIES INC.

                  RAVISENT TECHNOLOGIES INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 2000
                     (In thousands, except per share data)

                                                                     RAVISENT
                                                                       Pro
                                                                      Forma
                                                                     --------
Revenues:
  License and Services.............................................. $ 12,612
  Hardware..........................................................    6,628
                                                                     --------
    Total revenues..................................................   19,240
                                                                     --------
Costs of revenues:
  License and services..............................................    4,752
  Hardware..........................................................    6,849
                                                                     --------
    Total cost of revenues..........................................   11,601
                                                                     --------
    Gross profit....................................................    7,639
                                                                     --------
Research and develepment
  Non-cash compensation.............................................      601
  Other research and development expense............................    5,773
Sales and marketing
  Non-cash compensation.............................................    6,311
  Other sales and marketing expense.................................    9,144
General and administrative
  Non-cash compensation.............................................      389
  Other general and administrative expense..........................   13,692
Depreciation and amortization.......................................    4,710
Acquired in-process research and development........................    1,373
                                                                     --------
    Total operating expenses........................................   41,993
                                                                     --------
Operating loss......................................................  (34,354)
Interest (income) expense, net......................................   (1,859)
                                                                     --------
Loss before income taxes............................................  (32,495)
Provision for income taxes..........................................       40
                                                                     --------
Net loss............................................................ $(32,535)
                                                                     ========
Basic and diluted net loss per weighted average share of common stock outstanding.................................................. $  (1.96)
                                                                     ========
Weighted average shares outstanding used in per common share
 calculation (basic and diluted)....................................   16,607
                                                                     ========

 (b) Sale of Internet Appliance Business

  Effective as of March 23, 2001, and pursuant to an Asset Acquisition Agreement dated as of March 21, 2001, RAVISENT Technologies Inc. and certain of its subsidiaries, RAVISENT Technologies Internet Appliance Group, Inc., Ravisent I.P. Inc. and Ravisent Operating Company, Inc. sold substantially all of the assets of its Internet appliance business excluding inventory, to Phoenix Technologies, Ltd., a Delaware corporation, for approximately $18 million in cash consideration of which $1.8 million is being held by a third party in escrow for 12 months for indemnification purposes. The assets sold include certain of the contracts, equipment,

                          RAVISENT TECHNOLOGIES INC.

intangible assets, intellectual property, prepaid expenses, and other assets primarily related to the operation of the Internet appliance business. Under the agreement, Phoenix Technologies purchased, among other things, the e-Surfer embedded software Internet browser and related hardware designs for the Internet Appliance market. In addition, in connection with this asset sale, 13 of our employees, associated with the Internet appliance business have accepted employment with Phoenix.

                           RAVISENT TECHNOLOGIES INC.
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)






                                                                                 June 30,   December 31,
                                                                                   2001        2000
                                                                                ---------   ------------
                                                                               (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents, including restricted cash of  $1,800 in 2001
   and $1,806 in 2000 .......................................................   $  62,935    $   9,615
   Accounts receivable, net of allowance for doubtful accounts of $4,050 in
   2001 and $2,405 in 2000 ..................................................       1,388        5,901
   Inventories, net .........................................................       8,278       20,883
   Prepaid expenses .........................................................       1,061          963
   Loans receivable - officers ..............................................         361          662
   Other current assets .....................................................         681          547
                                                                                ---------    ---------
       Total current assets .................................................      74,704       38,571

   Furniture and equipment, net .............................................       1,520        3,995
   Goodwill and other intangibles, net of accumulated amortization of $766 in
   2001 and $7,425 in 2000 ..................................................       4,931       17,530
   Loan receivable--officer .................................................           8           25
   Other assets .............................................................         852           72
                                                                                ---------    ---------
       Total assets .........................................................   $  82,015    $  60,193
                                                                                =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable .........................................................   $   3,274    $  11,088
   Accrued expenses .........................................................       4,131        2,147
   Income taxes payable .....................................................       1,760         --
   Deferred revenue .........................................................         345        1,473
   Other current liabilities ................................................          66          657
                                                                                ---------    ---------
       Total current liabilities ............................................       9,576       15,365

Non-current liabilities:
   Deferred tax liability ...................................................         564         --
                                                                                ---------    ---------

     Total liabilities ......................................................      10,140       15,365
                                                                                ---------    ---------

Commitments and contingencies (note 8)

Stockholders' equity:
   Preferred stock, $.001 par value; 5,000,000 shares authorized in 2001 and
   2000, none issued or outstanding
   Common stock, $.001 par value 50,000,000 authorized; 18,583,122 shares
   issued in 2001 and 17,594,429 in 2000 ....................................          19           17
   Additional paid-in capital ...............................................     122,259      121,330
   Deferred stock compensation ..............................................        (872)      (3,241)
   Accumulated deficit ......................................................     (48,592)     (72,380)
   Accumulated other comprehensive income ...................................        (219)        (178)
   Treasury stock at cost, 200,000 shares ...................................        (720)        (720)
                                                                                ---------    ---------

       Total stockholders' equity ...........................................      71,875       44,828
                                                                                ---------    ---------

       Total liabilities and stockholders' equity ...........................   $  82,015    $  60,193
                                                                                =========    =========

         See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                                                    Six Months Ended June 30,
                                                                                     2001           2000
                                                                               ------------    ------------
                                                                                 (unaudited)     (unaudited)


 Revenues:
     License and services ..................................................   $      3,443    $      6,220
     Hardware ..............................................................            167           4,336
                                                                               ------------    ------------

 Total revenues ............................................................          3,610          10,556
                                                                               ------------    ------------

 Cost of revenues:
     License and services ..................................................          1,049           2,114
     Hardware ..............................................................            141           3,870
     Inventory charge ......................................................         13,420            --
                                                                               ------------    ------------

 Total cost of revenues ....................................................         14,610           5,984
                                                                               ------------    ------------

 Gross profit ..............................................................        (11,000)          4,572

 Research and development
     Non-cash compensation .................................................          1,854             162
     Other research and development expense ................................          3,406           5,113
 Selling and marketing
     Non-cash compensation .................................................             69             502
     Other selling and marketing expense ...................................          4,334           4,484
 General and administrative
     Non-cash compensation .................................................            112              96
     Other general and administrative expense ..............................          4,661           5,710
 Depreciation and amortization .............................................          2,055           2,741
                                                                               ------------    ------------

         Operating loss ....................................................        (27,491)        (14,236)

 Gains on sales of assets ..................................................         52,037            --
 Interest (income) expense, net and other (income) .........................         (1,047)         (1,214)
                                                                               ------------    ------------

 Income (loss) before income taxes .........................................   $     25,593    $    (13,022)

      Provision for income taxes ...........................................          1,808              38
                                                                               ------------    ------------

 Net income (loss) .........................................................   $     23,785    $    (13,060)
                                                                               ============    ============
 Basic net income (loss) per weighted average common share outstanding .....   $       1.35    $      (0.81)
                                                                               ============    ============
 Diluted net income (loss) per weighted average common share outstanding ...   $       1.30    $      (0.81)
                                                                               ============    ============
 Weighted average number of common shares outstanding used in calculation of
 basic net income (loss) per share .........................................     17,629,136      16,162,390
                                                                               ============    ============
 Weighted average number of common shares outstanding used in calculation of
 diluted net income (loss) per share .......................................     18,284,292      16,162,390
                                                                               ============    ============


          See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                  Six Months Ended June 30,
                                                                              --------------------------------
                                                                                    2001          2000
                                                                              --------------------------------
                                                                                 (unaudited)   (unaudited)

Cash flows from operating activities:
  Net income (loss) ............................................................   $ 23,785    $(13,060)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization ..............................................      2,055       2,741
    Gain on sales of assets ....................................................    (52,037)       --
    Non-cash compensation and other expenses ...................................      1,602         760
    Deferred income taxes ......................................................        564        --
    Provision for doubtful accounts ............................................      1,645          90
    Provision for inventory ....................................................     13,930        --
  Changes in items affecting operations (excluding the sales of CE and IA businesses):
    Accounts receivable ........................................................      2,607       1,675
    Inventory ..................................................................     (1,325)     (1,217)
    Loan receivable--officer ...................................................         35          77
    Prepaid expenses and other current assets ..................................     (1,713)     (2,673)
    Other assets and intangible assets .........................................     (1,486)       --
    Accounts payable ...........................................................     (7,677)      2,698
    Accrued expenses and other current liabilities .............................      1,500         465
    Income taxes payable .......................................................      1,760        --
    Deferred revenue ...........................................................     (1,128)       (689)
                                                                                   --------    --------
Net cash used in operating activities ..........................................    (15,883)     (9,133)
                                                                                   --------    --------

Cash flows from investing activities:
  Capital expenditures .........................................................       (353)     (1,632)
  Net proceeds from sales of assets ............................................     68,112          12
  Investment in short-term investment ..........................................       --           (26)
                                                                                   --------    --------
Net cash provided by (used in) investing activities ............................     67,759      (1,646)
                                                                                   --------    --------

Cash flows from financing activities:
  Repayments under capital lease obligations ...................................        (38)        (21)
  Note receivable ..............................................................       --           500
  Net proceeds from exercise of stock options and warrants .....................      1,502         445
   Repayments under other liabilities ..........................................       --          (441)
                                                                                   --------    --------
Net cash provided by financing activities ......................................      1,464         483
                                                                                   --------    --------

Effect of exchange rate changes on cash and cash equivalents ...................        (20)        (17)
                                                                                   --------    --------


Net increase (decrease) in cash and cash equivalents ...........................     53,320     (10,313)
Cash and cash equivalents:
  Beginning of period ..........................................................      9,615      48,251
                                                                                   --------    --------

  End of period ................................................................   $ 62,935    $ 37,938
                                                                                   ========    ========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
    Interest ...................................................................   $      1    $     10

    Income taxes ...............................................................       --          --


          See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


(Information with respect to June 30, 2001 and 2000 is unaudited)

     Unaudited Interim Financial Statements

     The interim consolidated financial statements of the Company for the three and six months ended June 30, 2001 and 2000 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company at June 30, 2001 and the results of its operations for the three and six months ended June 30, 2001 and 2000 and its cash flows for the six months ended June 30, 2001 and 2000. The unaudited consolidated financial statements included in this Form 10-Q should be read in conjunction with the audited consolidated financial statements and notes thereto, included in the Company's Form 10-K for the year ended December 31, 2000.

1) Summary of Significant Accounting Policies

     a) Description of Business (Note 11)

     RAVISENT Technologies Inc. ("the Company"), which changed its name from Divicore Inc. in June 1999 and from Quadrant International, Inc. in May 1999, designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems. In March 2001, the Company sold its consumer electronics business and its Internet appliance business (note 11). The Company also provides supporting hardware designs to selected customers as well as customization services and customer support. The Company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers and, during 2000, consumer electronics platforms. The Company's customers consist principally of personal computer manufacturers.

     During 2000, the Company's revenues were substantially generated from selling digital video solutions and Internet appliance devices to personal computer, consumer electronics, and Internet appliance original equipment manufacturers. During 1999 and 1998 the Company's revenues were substantially generated from selling hardware-based digital video solutions to personal computer and consumer electronics original equipment manufacturers. The Company changed its strategic focus during 1999 from selling hardware-based digital video solutions to licensing its proprietary technology to provide software-based digital video solutions to primarily personal computer and consumer electronics original equipment manufacturers. In November of 1999, the Company acquired Teknema Inc., which expanded the Company's product offerings to the Internet appliance market. In August 2000, the Company acquired Cinax Designs Inc., which enhanced the Company's digital video product line.

     The Company was incorporated in Pennsylvania in April 1994 and reincorporated in Delaware as RAVISENT Technologies Inc. in 1999.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)



     The Company has historically sustained significant net losses and negative cash flows from operations since its inception. For the six months ended June 30, 2001, the Company's net income was $23.8 million, which is primarily attributable to gains on the sales of assets of $52 million in March 2001 (note
11). The Company plans on investing in product development, sales and marketing and to a lesser degree in operations and administrative areas. There can be no assurances that the Company will be able to generate sufficient revenues necessary to achieve or sustain profitability in the short or long term. However, management believes that the current cash and cash equivalent amounts will be sufficient to sustain the Company's operations through June 30, 2002. See note 11 for sales of assets.

     On June 28, 2001, the Company announced that it signed an agreement to acquire all of the outstanding capital stock of eMation Ltd., a company headquartered in Boston, MA. Under the terms of the transaction, RAVISENT has offered to acquire from eMation's shareholders all of the issued and outstanding shares of eMation for approximately 8 million shares of RAVISENT common stock and the assumption of $5 million in debt. In addition, RAVISENT agreed to provide up to $2.5 million of interim financing to fund operating expenses until closing. The Company has also agreed to issue an additional 1.55 million shares of RAVISENT common Stock upon the exercise of eMation Stock options to be assumed by the Company in the eMation acquisition. This transaction is subject to customary closing conditions, including regulatory and RAVISENT shareholder approval, and is currently expected to close during the fourth quarter of 2001.

     b) Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     c) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

     d) Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). Inventory is net of reserves of approximately $17,729,000 at June 30, 2001 and $3,799,000 December 31, 2000.

     e) Revenue Recognition

     The Company recognizes software revenues in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). License revenues for one-time license fees and up-front license fees are recognized in the period in which the license agreement is signed, the fee is fixed and determinable, delivery of the technology has occurred requiring no significant production, modification or customization and collectibility is probable. The up-front license fee terms generally provide an agreed-upon level of sales of a licensee's products below which a licensee will not be obligated to remit royalty payments. Additionally, the up-front fees are nonrefundable even in the event such level is not attained. License revenues consisting of fees paid on a per unit basis are recognized when earned, which is generally based on receiving notification from licensees stating the number of products sold which incorporate the licensed technology from the Company and for which license fees, based on a per unit basis, are due. The terms of the license agreements generally require the licensees to give notification to the Company within 45 to 60 days of the end of the quarter during which the sales of the licensees' products take place. In a number of cases, the revenue recorded by the Company will occur in the quarter following the sale of the licensee's products to its customers.

     In cases where a license fee is associated with the delivery of multiple elements and vendor-specific objective evidence cannot be established for each of the individual elements, the entire fee from the arrangement is deferred until the earlier of the establishment of vendor-specific objective evidence or the delivery of all the elements of the arrangement. In cases where a license grants a customer unspecified upgrade rights, the license fee is deferred and recognized ratably over the term of the arrangement. Billed amounts due from the customers in excess of revenue recognized are recorded as deferred revenue.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     Hardware revenues are recognized upon shipment of products to customers. The Company's sales to original equipment manufacturers do not provide a right of return unless in the event of manufacturing defect, which is the responsibility of the Company's third party contract manufacturers.

     Revenues related to services are recognized upon delivery of the service in the case of time and material contracts. Revenues related to development contracts involving significant modification or customization of hardware or software under unilateral or joint development arrangements are recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Losses on contracts are recognized for the entire anticipated loss, if any, as soon as the loss becomes evident.

     f) Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     g) Computation of Net Income (Loss) Per Share

     The Company computes earnings per share in accordance with SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method), if any. Under the treasury stock method, the dilutive effect of options and warrants are weighted from the later of the beginning of the period or the date of issuance. Common equivalent shares also consist of contingently issuable shares, whose issuance is contingent upon the satisfaction of certain conditions. If all necessary conditions are satisfied by the end of the period, such shares are included in common equivalent shares as of the beginning of the period. Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for net income:


                                  For the six months ended June 30, 2001
                                  (in thousands, except per share data)
                                                    Income               Shares           Per-Share
                                                 (Numerator)         (Denominator)         Amount
                                                 -----------         -------------        ---------
Net income                                         $23,785                --               $     --
Basic EPS
 Income available to
   common stockholders                             $23,785              17,629             $   1.35
Effect of Dilutive Securities
Warrants                                              --                   221
Outstanding Options                                   --                    53
Contingently Issuable Shares                          --                   381
Diluted EPS
                                                 -----------         -------------
Income available to common stockholders and
   assumed conversions                             $23,785              18,284             $   1.30
                                                 ===========         =============        =========



Options to purchase approximately 1.0 million shares of common stock at various exercise prices were outstanding during the six months ended June 30, 2001 but were not included in the computation of diluted EPS because the corresponding exercise prices of the options were greater than the average market price of the common shares. The options have various expiration dates during the next 10 years.

Warrants to purchase approximately 0.1 million shares of common stock, issued at various exercise prices were outstanding during the six months ended June 30, 2001, but were not included in the calculation of diluted EPS because the corresponding exercise prices were greater than the average market price of the common shares. The warrants have various expiration dates during the next 5 years.

The effects of dilution for the six months ended June 30, 2000 are not considered since the effects of assumed conversion or exercise would have an antidilutive effect on EPS.


     h) Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001 (note 8c). SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 which is effective January 1, 2002, will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definitive useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     Excluding the proposed acquisition of eMation, of the date of adoption, the Company expects to have unamortized goodwill in the amount of approximately $1.8 million, and unamortized identifiable intangible assets in the amount of approximately $0.9 million, all of which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was approximately $5.2 million and $1.7 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting SFAS Nos. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements in the Company's financial statements at the date of this filing.

     i) Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2) Comprehensive Income (Loss)

     The components of comprehensive income (loss) are as follows (in thousands):

                                                           Six Months Ended
                                                           ----------------
                                                               June 30,
                                                               --------
                                                           2001          2000
                                                           ----          ----
      Net income (loss)                                  $23,785    $(13,060)
      Foreign currency translation adjustment               (20)         (17)
      Unrealized loss on available-for-sale investment      (21)        --
                                                         -------    --------

      Comprehensive income (loss)                        $23,744    $(13,077)
                                                         =======    ========


3)       Inventories

          Inventories consist of the following (in thousands):


                                                                              June 30,           December 31,
                                                                                2001                 2000
                                                                              --------             --------
        Raw materials                                                          $ 5,639             $ 17,369
        Products in process                                                          7                  762
        Finished products                                                        2,632                2,752
                                                                              --------             --------

        Inventories, net                                                      $  8,278             $ 20,883
                                                                              ========             ========

During the quarter ended June 30, 2001, the Company recorded a charge for inventory reserves of approximately $10.2 million for components and $3.2 million for finished goods. The reserves were determined based on various factors including current market prices, industry conditions, alternative uses and distribution channels and manufacturers' warranties.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


4) Bank Line of Credit

     The Company has a loan and security agreement with a commercial bank that provides the Company a line of credit in the amount of the lesser of $5 million or the borrowing base, as defined (limited to a percentage of eligible accounts receivable). The line of credit provides for the Company to issue a maximum of $2 million in the form of letters of credit that reduces the amount of available borrowings under the line of credit. The line of credit matured in June 2001, but was extended by the bank until September 2001, and bears interest at the bank's prime rate (6.75% at June 30, 2001). The line of credit is collateralized by substantially all of the assets of the Company. The Company is required to comply with quarterly financial covenants, as defined in the loan and security agreement. As of June 30, 2001 the Company was in compliance with covenants. There was no amount outstanding under the line of credit at June 30, 2001 and $0.1 was available as of June 30, 2001.

5) Accrued Expenses

     Accrued expenses consist of the following:


                                    June 30,     December 31,
                                       2001          2000
                                    -------------------------
      Payroll and related costs     $  847         $  397
      Accrued Dolby royalties          403            664
      Legal and professional fees      486            290
      Legal settlements              1,488           --
      Warranty                         361            361
      Other                            546            435
                                    ------         ------
                                    $4,131         $2,147
                                    ======         ======

6) Loans Receivable-Officers

     In November 2000, the Company entered into an agreement to loan a newly hired officer of the Company $50,000 for the purpose of relocation. The loan is secured by any personal or real property acquired with the funds and by all of the Company's stock held or subsequently acquired by the officer. The loan bears interest at 9% per annum and will be forgiven in November 2002 including all accrued and unpaid interest, or is due immediately if the officer's employment is terminated by the Company for cause or by the officer for any reason.

     From September to November 2000, the Company advanced $189,510 to an officer of the Company. The loan is payable on demand.

     In August and September 2000, the Company entered into agreements to loan an executive officer of the Company $52,000 and $96,000, respectively, for an aggregate loan amount of $148,000. The loans are secured by all of the Company's stock held or subsequently acquired by the officer. The loans bear interest at 5% per annum and were originally due and payable on December 31, 2000, including all accrued and unpaid interest. The payment terms of the loans will be extended to September 30, 2001.

     In January 2000, the Company entered into an agreement to loan a former officer of the Company $160,000. The loan is secured by all of the Company's stock held or subsequently acquired by the former officer and any proceeds from the disposition of the stock. The loan bears interest at 5% per annum and was due December 31, 2000. The former officer committed to paying the unpaid balance of $145,000 in full by September 30, 2001.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     In November 1999, the Company entered into an agreement to loan an officer of the Company approximately $288,800. The loan was to be repaid in twenty-four monthly installments of approximately $13,000, and bears an interest rate of 8%. The agreement also provided for a monthly bonus to the officer in an amount equal to the monthly loan repayment. In connection with the sale of the Internet appliance assets (note 11) the unpaid loan balance of approximately $114,000 was forgiven.

7)   Equity Transactions

     Options

     In July 2001 the board of directors granted 380,000 stock options to employees with an exercise price of $0.01 per share. The Company will record deferred compensation of approximately $0.8 million that will be amortized on a pro rata basis over the vesting period of 12 months. Also in July 2001, the board of directors granted 162,500 stock options to employees with an exercise price equal to the fair market value on the date of grant, that are fully vested upon the completion of one year of service from the date of grant.

     Warrants

     In June 2000, the Company entered into a one-year distribution rights agreement (the "Agreement") with American Trading S.A. ("ATSA") for exclusive distribution of the Company's Internet television set-top box product in Brazil. Upon the signing of the Agreement the Company issued a warrant to purchase 1,500,000 shares of the Company's common stock to ATSA with an exercise price of $7.00 per share, which approximated fair market value on the date of grant. The warrant was fully vested and non-forfeitable on the date of grant, had a two-year term, and contained certain exercise restrictions as described in the warrant agreement. At June 30, 2000, the Company recorded the estimated fair value of the warrant of $5.6 million as an intangible prepaid distribution rights fee and additional paid-in capital. On March 28, 2001, pursuant to the January 2001 settlement and release agreement with ATSA canceling the Agreement, the warrant was canceled (note 8). On March 28, 2001, the warrant had an estimated fair value of approximately $435,000, which was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.21%, volatility factor of 96%, no dividend factor and a remaining life of 1.25 years.

8) Commitments and Contingencies


     On or about August 10, 2000, Corum Group, Ltd. filed an action against RAVISENT and Cinax Designs Inc. in the United States District Court for the Western District of Washington (No. C00-1352D). Corum, a business consultant, alleged that it had an agreement with Cinax whereby Cinax would pay Corum an 8% "transaction fee" in the event Corum located a purchaser for Cinax. The Company acquired Cinax by agreement dated as of July 13, 2000 for compensation of $3.5 million in cash and an aggregate of 825,000 shares of the Company's common stock and non-voting exchangeable preferred stock of one of our subsidiaries, Ravisent British Columbia Inc., which preferred stock is exchangeable, on a one-for-one basis, into shares of our common stock. In the complaint Corum alleged that it introduced RAVISENT to Cinax and that it was therefore entitled to $281,362 and 66,000 shares of our common stock. As part of our acquisition of Cinax, the shareholders of Cinax agreed to indemnify us for 50% of any liability stemming from the Corum claim and an aggregate of 53,500 shares of our common stock and non-voting exchangeable preferred stock of Ravisent British Columbia Inc. were placed in escrow to secure this indemnification obligation. On April 17, 2001, the parties entered into a settlement and release agreement whereby the Company paid cash of $110,000 and issued 125,000 shares of RAVISENT common stock to Corum totaling approximately $0.3 million in full settlement of the matter and the action has been dismissed. The amount of the settlement was accrued in full as of March 31, 2001.

     Between February and April 2000, eleven class action lawsuits were filed against RAVISENT and certain of its officers and directors in the United States District Court for the Eastern District of Pennsylvania. On May 25, 2000, the cases were consolidated under Civil Action No. 00-CV-1014, and entitled "In re RAVISENT Technologies Inc. Securities Litigation". Pursuant to the court's consolidation order, a consolidated and amended class action complaint was filed on June 14, 2000 with an alleged class period of July 15, 1999 through April 27, 2000. This complaint alleges violations of the federal securities laws, specifically Sections 11 and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder and seeks unspecified damages on behalf of a purported class of purchasers of our stock during the period stated above. On July 3, 2000, we filed a motion to dismiss the consolidated and amended class action complaint. The motion is presently fully briefed and the parties are awaiting a hearing date to be set for the motion. In connection with the Company's initial

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

public offering, the Company purchased directors and officers insurance that provides the Company with protection from claims made against officers, directors or the Company arising from claims including but not limited to any written demand for damages and any civil, criminal, administrative, or regulatory proceedings and appeals. Certain of our employees and certain holders of 5% or more of our common stock are members of the putative classes alleged in these actions and therefore may have interests adverse to us with respect to the alleged claims in these actions. We believe that such lawsuits or claims are without merit and that we have meritorious defenses to the actions. We plan to vigorously defend the litigation. However, failure to successfully defend these actions could substantially harm our results of operations, liquidity and financial condition.

     In April 2001, a third party who licensed software to the Company filed a lawsuit against the Company in California. The dispute arose out of a contract whereby the Company licensed software from the third party for use with the eSurfer browser bundled with the Company's Internet set-top box assets sold to Phoenix Technologies in March 2001 (note 11). The third party claimed that there were fees due and owing under the contract. The Company and the third party entered into a confidential settlement agreement in July 2001 and the case has been dismissed. The amount of the settlement was fully accrued as of June 30, 2001.

     In the opinion of management, the amount of the ultimate liability with respect to the above claims will not materially affect the Company's financial position, results of operations, or cash flows.

     In June 2000, the Company entered into a one-year distribution rights agreement ("the Agreement") with American Trading S.A. ("ATSA") for exclusive distribution of the Company's Internet television set-top box product in Brazil. Upon the signing of the Agreement the Company issued a warrant to purchase 1,500,000 shares of the Company's common stock to ATSA with an exercise price of $7.00 per share, which approximated fair market value on the date of grant. The warrant was fully vested and non-forfeitable on the date of grant, had a two-year term, and contained certain exercise restrictions as described in the warrant agreement.

     Due to the parties' differing interpretations of the terms of the Agreement, in January 2001 the parties entered into a settlement and release agreement (the Release). The Release provides for the immediate termination of the Agreement, including the right for RAVISENT to terminate the warrant and a royalty-free right in 2001 for Ravisent to use the mark "WWWTV," which RAVISENT will own after December 31, 2001. In addition, in January 2001 the Company paid approximately $1.2 million to ATSA in exchange for the settlement and release and is required to pay an additional minimum finder's fee of $1 million in January 2002 for sales of the Internet set-top box in Brazil in 2001. The aggregate amount of the settlement of $2.2 million, net of the estimated fair value of the canceled warrant of $0.4 million (note 7) is included in other selling and marketing expense in the consolidated statement of operations for the six months ended June 30, 2001.

     From time to time, the Company has received, and expects to continue to receive, notices of claims of infringement of other parties' proprietary rights and other claims in the ordinary course of business. Management believes the amount of the ultimate liability with respect to these claims will not materially affect the Company's financial position, results of operations, or cash flows.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


9) Segment Information

     The Company operates in a single industry segment, which is the development and licensing of its technology.

     The Company sells and licenses its technology to customers primarily in North America, Asia-Pacific and Europe. The net loss from operations for all periods presented is derived primarily from the company's North American operations, which generates revenues from the following geographic regions (in thousands):

                          RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


                                                                        Six Months Ended June 30,
                                                              ----------------------------------------------
Country/ Geographic Region                                             2001                   2000
--------------------------                                    ----------------------------------------------

North America:
     United States                                                            $2,067                 $3,809
     Canada                                                                    1,090                  1,375
                                                              ----------------------- ----------------------
          Total - North America                                                3,157                  5,184

Europe:
     Italy                                                                         -                  1,735
     Germany                                                                     148                    260
     France                                                                       21                      4
     Turkey                                                                        6                    (30)
     Other                                                                        22                     19
                                                              ----------------------- ----------------------
          Total - Europe                                                         197                  1,988

Asia-Pacific:                                                                      -
     Taiwan                                                                        0                  2,620
     Japan                                                                       253                    375
     Korea                                                                         2
     Malaysia                                                                      -                      -
                                                              ----------------------- ----------------------
          Total - Asia-Pacific                                                   255                  2,995

South America - Other                                                              1                    389
                                                              ----------------------- ----------------------



Total                                                                         $3,610                $10,556
                                                              ======================= ======================


10) Segment Reporting

     Segment information is presented in accordance with Statement of Financial Account Standards No. 131 ("SFAS 131"), "Disclosures About Segments Of An Enterprise And Related Information." This standard requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. For the six months ended
June 30, 2001 the Company had three reportable segments: personal computer ("PC"), consumer electronics ("CE") and Internet appliance ("IA") (note 11).

     PC: This segment designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems. The segment also provides supporting hardware designs to selected customers as well as customization services and customer support. The segments solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers.

     CE: This segment designed, developed, licensed and marketed core-based modular software solutions that enable digital video and audio stream management in consumer electronics devices. The segment also provided supporting hardware designs to selected customers as well as customization services and customer support. The segments solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing consumer electronics platforms (note 11).

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     IA: The Company's Internet technology segment was involved in the development of products for the emerging market in information appliances. The segment sold Internet appliance hardware reference designs and software technology through intellectual property licenses and agreements with Internet service providers. This segment provided the Company with a number of Internet-related products, including an efficient web browser, and several Internet appliance reference designs including a Web Pad design, Internet ready TV and monitor designs and an Internet-ready screenphone (note 11).

     The Company evaluates operating segment performance based on revenue and gross profit. It has not historically evaluated segment performance based on operating income nor allocated assets to its individual operating segments.

                                                      Six Months Ended June 30,
                                                     2001                2000
                                                   --------             --------
                                                           (In thousands)
Revenue:
     PC ...............................            $  3,088             $  5,504
     CE ...............................                 421                  120
     IA ...............................                 101                4,932
         ..............................            --------             --------
          Total .......................            $  3,610             $ 10,556
                                                   ========             ========


Gross profit:
     PC ...............................            $  2,078             $  3,657
     CE ...............................                 327                   83
     IA (excludes inventory charge
        of $13,420 in 2001)............                  15                  832
                                                   --------             --------
          Total (excludes inventory charge
                of $13,420 in 2001)....            $  2,420             $  4,572
                                                   ========             ========

11) Sales of Assets

     a) Sale of Consumer Electronics Assets

     On March 1, 2001, pursuant to an Asset Acquisition Agreement, the Company sold certain assets related to its consumer electronics business to STMicroelectronics N.V. ("STMicroelectronics"), a Dutch corporation. The assets sold included certain contracts, equipment, intangible assets, intellectual property,

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

prepaid expenses, accounts receivable and other assets primarily related to the operations of the consumer electronics business. In connection with the sale, the Company and STMicroelectronics entered into certain agreements including an Assignment and Assumption of Lease with respect to the Company's former corporate headquarters office facility located in Malvern, Pennsylvania. Certain employees of the Company entered into employment agreements with STMicroelectronics. Pursuant to the terms of the Asset Acquisition Agreement, STMicroelectronics paid approximately $55.6 million in cash consideration, of which $0.8 million is being held by a third party in escrow for a period of 18 months for indemnification purposes and is included in other assets in the consolidated balance sheet as of June 30, 2001. In connection with the asset sale, the Company and certain of its subsidiaries granted to STMicroelectronics certain non-exclusive rights to license and distribute certain of its technology used in its Internet appliance products (note 11b) and personal computer products.

     The Company recorded a gain on the sale of approximately $47.5 million during the quarter ended March 31, 2001. The net gain was calculated as follows (in thousands):

     Sale Price ..........................................................       $55,602
     Accounts receivable acquired ........................................         (261)
     Accrued expenses assumed ............................................           137
     Net book value of deferred stock compensation .......................         (498)
     Net book value of furniture and equipment sold ......................       (2,036)
     Net book value of goodwill and intangibles ..........................         (968)
     Other assets ........................................................          (18)
     Employee transition and inducement costs ............................       (2,956)
     Professional and legal fees .........................................       (1,487)
                                                                               ----------

     Gain on sale of consumer electronics assets .........................       $47,515
                                                                               ==========


     b) Sale of Internet Appliance Assets

     On March 23, 2001, pursuant to an Asset Acquisition Agreement, the Company sold certain assets related to its Internet appliance business to Phoenix Technologies Ltd. ("Phoenix"), a Delaware corporation. The assets sold included certain contracts, equipment, intangible assets, intellectual property and prepaid expenses primarily related to the operations of the Internet appliance business. Certain employees of the Company entered into employment agreements with Phoenix Technologies, Ltd. Pursuant to the terms of the Asset Acquisition Agreement, Phoenix paid $18 million in cash consideration, of which $1.8 million is being held by a third party in escrow for a period of 12 months for indemnification purposes and is included in restricted cash in the consolidated balance sheet as of June 30, 2001.

     The Company recorded a gain on the sale of approximately $4.5 million during the quarter ended March 31, 2001. The net gain was calculated as follows (in thousands):

     Sale Price ..........................................................        $18,000
     Prepaid expenses ....................................................          (954)
     Net book value of deferred stock compensation .......................          (121)
     Net book value of furniture and equipment sold ......................          (466)
     Net book value of goodwill and intangibles ..........................       (10,586)
     License fee .........................................................          (250)
     Employee transition and inducement costs ............................          (763)
     Professional and legal fees incurred ................................          (338)
                                                                             -------------

     Gain on sale of Internet appliance assets ...........................         $4,522
                                                                             =============

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


     c) Pro Forma Financial Information

     The following unaudited pro forma financial information presents the results of operations of the Company as if the dispositions occurred on January 1, 2001, after giving effect to certain adjustments, primarily revenues and personnel costs associated with the disposed businesses and amortization of goodwill. The unaudited pro forma financial information for the six-months ended June 30, 2001 (in thousands except per share data) does not necessarily reflect the results of operations that would have occurred had the dispositions been completed on January 1, 2001.

                           RAVISENT TECHNOLOGIES INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

                                                                              Six Months Ended June 30, 2001
                                                                           (In thousands, except per share data)
                                                                                                          Ravisent
                                                                             Adjustments   Pro Forma-   Adjustments     Pro Forma-
                                                                Ravisent     to record     Subsequent    to record      Subsequent
                                                               Historical   sale of CE     to sale of   sale of IA   to sales of CE
                                                              (unaudited)     assets       CE assets      Assets      and IA assets
                                                               --------      --------      --------      --------      --------
Revenues:
    License and services .................................     $  3,443      $   (421)     $  3,022      $   --        $  3,022
    Hardware .............................................          167          --             167           (26)          141
                                                               --------      --------      --------      --------      --------
Total revenues ...........................................        3,610          (421)        3,189           (26)        3,163
                                                               --------      --------      --------      --------      --------
Cost of revenues:
    License and services .................................        1,049           (94)          955          --             955
    Hardware .............................................          141          --             141           (28)          113
    Inventory charge .....................................       13,420          --          13,420          --          13,420
                                                               --------      --------      --------      --------      --------
Total cost of revenues ...................................       14,610           (94)       14,516           (28)       14,488
                                                               --------      --------      --------      --------      --------
Gross profit .............................................      (11,000)         (327)      (11,327)            2       (11,325)
                                                               --------      --------      --------      --------      --------
Research and development
    Non-cash compensation ................................        1,854           (45)        1,809            (4)        1,805
    Other research and development expense ...............        3,406          (693)        2,713          (775)        1,938
Sales and marketing
    Non-cash compensation ................................           69            (6)           63           (44)           19
    Other selling and marketing expense ..................        4,334          (349)        3,985        (1,768)        2,217
General and administrative
    Non-cash compensation ................................          112            (4)          108          --             108
    Other general and administrative expense .............        4,661          (419)        4,242          (145)        4,097
Depreciation and amortization ............................        2,055          (216)        1,839        (1,070)          769
                                                               --------      --------      --------      --------      --------
        Operating income (loss) ..........................     $(27,491)     $  1,405      $(26,086)     $  3,808      $(22,278)
                                                               ========      ========      ========      ========      ========

Basic operating income (loss) per weighted
average common share outstanding .........................     $  (1.56)     $   0.08      $  (1.48)     $   0.22      $  (1.26)
                                                               ========      ========      ========      ========      ========
Diluted operating income (loss) per weighted
average common share outstanding .........................     $  (1.56)     $   0.08      $  (1.48)     $   0.21      $  (1.26)
                                                               ========      ========      ========      ========      ========
Weighted average number of common shares
outstanding used in calculation of basic net
income (loss) per share ..................................       17,629        17,629        17,629        17,629        17,629
                                                               ========      ========      ========      ========      ========
Weighted average number of common shares
outstanding used in calculation of diluted net
income (loss) per share ..................................       17,629        18,284        17,629        18,284        17,629
                                                               ========      ========      ========      =========     ========

                          INDEPENDENT AUDITORS' REPORT



To the shareholders of eMation Ltd.:

We have audited the accompanying consolidated balance sheets of eMation Ltd. and its subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 2000, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles in the United States.



KOST FORER & GABBAY
A Member of Ernst & Young International

Tel-Aviv, Israel
March 11, 2001
                                               eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands

                                                                                             Year ended December 31,
                                                                                        ----------------------------------
                                                                                              2000             1999
                                                                                         ---------------- ----------------
    ASSETS

CURRENT ASSETS:

  Cash and cash equivalents                                                                  $   6,105          $ 1,585
  Trade receivables (net of allowance for doubtful accounts of $ 46 and
  $ 278 as of December 31, 1999 and 2000, respectively)                                          3,024            2,706
  Other accounts receivable and prepaid expenses (Note 3)                                          630              649
  Inventories                                                                                      200              218
                                                                                         ---------------- ----------------

Total current assets                                                                             9,959            5,158
                                                                                         ---------------- ----------------

LONG-TERM INVESTMENTS:
Long-term receivables                                                                              208               28
Severance pay fund                                                                                 375              314
                                                                                         ---------------- ----------------

Total long-term investments                                                                        583              342
                                                                                         ---------------- ----------------

PROPERTY AND EQUIPMENT, NET (Note 4)                                                             1,398              651
                                                                                         ---------------- ----------------

OTHER ASSETS, NET (Note 5)                                                                       7,777              680
                                                                                         ---------------- ----------------

Total assets                                                                                  $ 19,717          $ 6,831
                                                                                         ================ ================





The accompanying notes are an integral part of the consolidated financial statements.



                                               eMATION LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                                                                                                         December 31,
                                                                                                 -----------------------------
                                                                                                     2000           1999
                                                                                                 -------------- --------------
   LIABILITIES, REDEEMABLE PREFERRED D SHARES AND SHAREHOLDERS'
     EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Short-term bank credit (Note 7)                                                                  $      -        $     82
  Current maturities of long-term loans from banks and others (Note 9)                                   510            248
  Trade payables                                                                                       1,858            954
  Employees and payroll accruals                                                                       1,771            985
  Accrued expenses and other liabilities (Note 6)                                                      2,572            885
  Convertible loans from shareholders (Note 14(4))                                                         -            529
                                                                                                 -------------- --------------

Total current liabilities                                                                              6,711          3,683
                                                                                                 -------------- --------------

LONG-TERM LIABILITIES:
  Loan from a shareholder (Note 8)                                                                         -            434
  Long-term loans from banks and others, net of current maturities  (Note 9)                           2,336          1,987
  Accrued severance pay                                                                                  629            483
                                                                                                 -------------- --------------

Total long-term liabilities                                                                            2,965          2,904
                                                                                                 -------------- --------------

CONTINGENT LIABILITIES AND COMMITMENTS (Note 10)

  REDEEMABLE PREFERRED D SHARES OF NIS 0.05 PAR VALUE (Note 14):
   6,000,000 shares authorized as of December 31, 2000;
   5,228,051 shares issued and outstanding as of December 31, 2000; aggregate liquidation
preference of $ 25,611 as of December 31, 2000                                                        24,951              -
                                                                                                 -------------- --------------

SHAREHOLDERS EQUITY (DEFICIENCY)
Share capital (Note 14) -
Preferred A shares of NIS 0.05 par value: 1,890,333 shares authorized as of
   December 31, 1999 and 2000; 1,388,000 shares issued and outstanding as of
   December 31, 1999 and 2000;aggregate liquidation preference of $ 4,396 and
   5,093 as of December 31, 1999 and
   2000, respectively                                                                                     21             21
Preferred B shares of NIS 0.05 par value:  2,500,000 shares authorized as of December 31,
   1999 and 2000; 1,301,455 and 1,451,447 shares issued and outstanding as of
   December 31, 1999 and 2000, respectively; aggregate liquidation preference of
   $ 5,554 and $ 6,634 as of
   December 31, 1999 and 2000, respectively                                                               20             18
Ordinary shares of NIS 0.05 par value: 4,000,007 and 8,000,007 shares authorized as of
   December 31,1999 and 2000, respectively; 2,541,229 and 3,139,306 shares issued and
   outstanding as of December 31, 1999 and 2000, respectively                                             47             39
  Additional paid-in capital                                                                          12,615          9,353
  Deferred stock compensation                                                                           (131)          (111)
  Accumulated other comprehensive loss                                                                  (132)           (57)
  Accumulated deficit                                                                                (27,350)        (9,019)
                                                                                                 -------------- --------------

Total shareholders' equity (deficiency)                                                              (14,910)           244
                                                                                                 -------------- --------------

Total liabilities, redeemable Preferred D shares and shareholders' equity (deficiency)              $ 19,717      $   6,831
                                                                                                 ============== ==============

The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                                                     Year ended December 31,
                                                                     ---------------------------------------------------------
                                                                           2000                1999                1998
                                                                     -----------------   -----------------   -----------------

Revenues (Note 15a)                                                   $     10,012        $     10,457         $     7,720
Cost of revenues                                                             1,276               1,397               1,069
                                                                     -----------------   -----------------   -----------------

Gross profit                                                                 8,736               9,060               6,651
                                                                     -----------------   -----------------   -----------------

Operating expenses:
   Research and development, net (Note 16a)                                  6,098               2,082               1,693
   Selling and marketing, net (including $ 0, $ 0 and $ 409
     stock compensation expenses as of 1998, 1999 and
     2000, respectively)                                                    13,663               6,618               6,784
   General and administrative (including $ 16, $ 30 and $ 109 stock compensation expenses as of 1998, 1999 and 2000,
     respectively)                                                           6,425               1,492               1,056
   In process research and development write-off                                 -                   -                 269
                                                                     -----------------   -----------------   -----------------

Total operating expenses                                                    26,186              10,192               9,802

Operating loss                                                             (17,450)             (1,132)             (3,151)
Financial income (expenses), net (Note 16b)                                   (191)               (317)                 27
Financial expenses related to amortization of
   compensation related to warrants granted to investors
   in convertible loan (Note 14(4))                                           (500)             (1,350)                  -
Financial expenses resulting from compensation related
   to amortization of beneficial conversion feature and
   compensation related to warrants granted in connection to
   issuance of redeemable Preferred D shares
   (Note 14(4))                                                               (190)                  -                   -
Other expenses, net                                                              -                   -                  (5)
                                                                     -----------------   -----------------   -----------------

Loss for the year                                                     $    (18,331)       $     (2,799)        $    (3,129)
                                                                     =================   =================   =================

Accretion of redemption value of Series D redeemable
   Preferred shares                                                   $     (1,319)       $        -           $          -
                                                                     =================   =================   =================

Net loss to Shareholders of Ordinary shares                           $    (19,650)       $     (2,799)        $    (3,129)
                                                                     =================   =================   =================

Basic and diluted net loss per Ordinary share                         $      (6.74)       $      (1.21)        $     (1.50)
                                                                     =================   =================   =================

Weighted average number of shares used in computing
   basic and diluted net loss per Ordinary share                         2,916,175           2,317,912           2,086,606
                                                                     =================   =================   =================

The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
------------------------------------------------------------------------------
U.S. dollars in thousands


                                                                                                             Accumulated
                                                                            Additional       Deferred           other
                                                  Preferred    Ordinary       paid-in          stock        comprehensive
                                                    shares      shares        capital      compensation         loss
                                                 ------------ ------------  ------------  ---------------- ----------------

Balance as of January 1, 1998                      $   34        $   32       $  6,206      $         -          $    (5)
  Issuance of shares, net                               -             6            178                -                -
  Deferred compensation associated with the
   acquisition of Factorysoft                           -             -            157             (157)               -
  Amortization of deferred compensation                 -             -              -               16                -
  Comprehensive loss:
   Foreign currency translation adjustments             -             -              -                -               (4)
  Net loss                                              -             -              -                -                -
                                                 ------------ ------------  ------------  ---------------- ----------------

  Total comprehensive loss


Balance as of December 31, 1998                        34            38           6,541            (141)              (9)
  Amortization of compensation related to
   warrants granted to investors in
   convertible loan                                     -             -           1,350               -                -
  Issuance of shares                                    5             1           1,462               -                -
  Amortization of deferred stock
   compensation associated with stock
   option grants                                        -             -               -              30                -
  Comprehensive loss:
  Foreign currency translation adjustments              -             -               -               -              (48)
  Net loss                                                            -               -               -                -
                                                 ------------ ------------  ------------  ---------------- ----------------

  Total comprehensive loss


Balance as of December 31, 1999                        39            39           9,353            (111)             (57)
  Issuance of shares, net                               2             -             551               -                -
  Beneficial conversion feature related to
   warrants granted in connection with the
   issuance of convertible securities                   -             -             955               -                -
  Stock-based compensation related to
   warrants granted for service providers               -             -             209               -                -
  Accretion of Redeemable Preferred D shares            -             -          (1,319)              -                -
  Stock compensation related to grant of
   options as part of the acquisition
   of Intuitive                                         -             -           1,230               -                -
(See Note 1b)
  Issuance of shares related to the
   acquisition of Intuitive, net (See Note 1b)          -             8           1,506               -                -
  Deferred stock compensation                           -             -             130            (130)               -
  Amortization of deferred stock compensation           -             -               -             110                -
  Comprehensive loss:
  Foreign currency translation adjustments              -             -               -               -              (75)
  Net loss                                              -             -               -               -                -
                                                 ------------ ------------  ------------  ---------------- ----------------

  Total comprehensive loss

Balance as of December 31, 2000                    $    41       $   47       $  12,615     $      (131)         $  (132)
                                                 ============ ============  ============  ================ ================
























                                                                                      Total
                                                                     Total        shareholders'
                                                  Accumulated    comprehensive        equity
                                                    deficit          loss          (deficiency)
                                                 -------------- ----------------  ---------------

Balance as of January 1, 1998                      $   (3,091)                      $    3,176
  Issuance of shares, net                                   -                              184
  Deferred compensation associated with the
   acquisition of Factorysoft                               -                                -
  Amortization of deferred compensation                     -                               16
  Comprehensive loss:                                                     -
   Foreign currency translation adjustments                 -    $        (4)               (4)
  Net loss                                             (3,129)        (3,129)           (3,129)
                                                 -------------- ----------------   ---------------
  Total comprehensive loss                                       $    (3,133)
                                                                ================

Balance as of December 31, 1998                        (6,220)                             243
  Amortization of compensation related to
  warrants granted to investors in convertible
  loan                                                      -                            1,350
  Issuance of shares                                        -                            1,468
  Amortization of deferred stock
     compensation associated with stock
     option grants                                          -                               30
  Comprehensive loss:
  Foreign currency translation adjustments                  -    $       (48)              (48)
  Net loss                                             (2,799)        (2,799)           (2,799)
                                                 -------------- ----------------  ---------------
  Total comprehensive loss                                        $  (2,847)
                                                                ================

Balance as of December 31, 1999                        (9,019)                             244
  Issuance of shares, net                                   -                              553
  Beneficial conversion feature related to
  warrants granted in connection with the
  issuance of convertible securities                        -                              955
  Stock-based compensation related to
   warrants granted for service providers                   -                              209
  Accretion of Redeemable Preferred D shares                -                           (1,319)
  Stock compensation related to grant of
  options as part of the acquisition of Intuitive
  Intuitive (See Note 1b)                                   -                            1,230
  Issuance of shares related to the
   acquisition of Intuitive, net (See Note 1b)              -                            1,514
  Deferred stock compensation                               -                                -
  Amortization of deferred stock compensation               -                              110
  Comprehensive loss:
  Foreign currency translation adjustments                  -    $        (75)             (75)
  Net loss                                            (18,331)        (18,331)         (18,331)
                                                 -------------- ---------------- ----------------
  Total comprehensive loss                                       $    (18,406)
                                                                ================
Balance as of December 31, 2000                    $  (27,350)                      $  (14,910)
                                                 ==============                   ===============


The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                                                                                           Year ended December 31,
                                                                              -------------------------------------------------
                                                                                    2000              1999            1998
                                                                              -----------------   -------------   -------------


Cash flows from operating activities:
  Net loss                                                                      $  (18,331)         $   (2,799)      $ (3,129)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                     2,027                440            330
    Amortization of deferred stock compensation                                         110                 30             16
    Compensation related to warrants granted to investors in convertible
      loan                                                                              500              1,350              -
    Compensation related to warrants granted in connection to issuance
      of redeemable Preferred D shares                                                  190                  -              -
    Accrued interest on long-term loans                                                  63                129            (15)
    Accrued severance pay, net                                                           85                 40             20
    Loss (gain) from sale of property and equipment, net                                (10)                 -             25
    Compensation related to warrants granted to services providers                      477                  -              -
    Decrease (increase) in trade receivables, net                                        (3)              (688)            69
    Write-off of in process research and development                                      -                  -            269
    Increase (decrease) in other accounts receivable and prepaid expenses               154               (110)            85
    Increase in inventories                                                              (4)               (67)           (21)
    Increase in trade payables                                                          921                105             66
    Increase (decrease) in employees and payroll accruals                               786                358           (594)
    Increase (decrease) in accrued expenses and other liabilities                      (185)               308            211
                                                                              -----------------   -------------   -------------

  Net cash used in operating activities                                             (13,220)              (904)        (2,668)
                                                                              -----------------   -------------   -------------
Cash flows from investing activities:
  Purchase of property and equipment                                                 (1,340)              (388)          (237)
  Increase in other long-term receivables                                              (180)               (28)             -
  Proceeds from sale of property and equipment                                           44                  -             38
  Payment for the acquisition of net assets of Intuitive Technologies
    Corporation (1)                                                                  (4,357)                 -              -
  Payment for the acquisition of Factorysoft (2)                                          -                  -           (488)
                                                                              -----------------   -------------   -------------

Net cash used in investing activities                                                (5,833)              (416)          (687)
                                                                              -----------------   -------------   -------------
Cash flows from financing activities:
  Short-term bank credit, net                                                           (82)              (602)           231
  Proceeds from convertible loans from shareholders                                   3,491                611          1,239
  Principal payment of convertible loans from shareholders                             (247)                 -              -
  Proceeds from long-term loans                                                       2,640              2,310              -
  Principal payment of long-term loans from banks and others                         (2,465)               (97)            (4)
  Proceeds from issuance of Redeemable Preferred D shares
    and warrants, net                                                                20,239                  -              -
  Proceeds from exercise of options                                                       9                 11              -
                                                                              -----------------   -------------   -------------

Net cash provided by financing activities                                            23,585              2,233          1,466
                                                                              -----------------   -------------   -------------

Effect of exchange rate changes on cash and cash equivalents                            (12)               (42)            (5)
                                                                              -----------------   -------------   -------------

Increase (decrease) in cash and cash equivalents                                      4,520                871         (1,894)
Cash and cash equivalents at the beginning of the year                                1,585                714          2,608
                                                                              -----------------   -------------   -------------

Cash and cash equivalents at the end of the year                                   $  6,105          $   1,585      $     714
                                                                              =================   =============   =============


The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                                                                                        Year ended December 31,
                                                                             -----------------------------------------------
                                                                                  2000             1999           1998
                                                                             ----------------  -------------  --------------
 (1)    Payment for the acquisition of the net assets of Intuitive
        Technologies Corporation ("ITC") (see Note 1b):

        The fair value of the estimated (unaudited) net assets acquired at the acquisition date is as follows:

        Working capital, net (excluding cash and cash equivalents
          of $ 68)                                                             $     1,325     $          -      $      -

        Property and equipment                                                         (34)               -             -
        Goodwill                                                                    (7,269)               -             -
        Technology                                                                    (980)               -             -
        Assembled workforce                                                           (280)               -             -
                                                                             ----------------  -------------  --------------

                                                                                    (7,238)               -              -
        Less Amount acquired by the issuance of shares and options and
        other non-cash considerations                                                2,881                -              -
                                                                             ----------------  -------------  --------------

                                                                               $    (4,357)    $          -      $       -
                                                                             ================  =============  ==============

  (2)   Payment for the acquisition of Factorysoft Inc. (see Note 1(d)):

        The fair value of the estimated (unaudited) assets acquired and liabilities assumed at the acquisition date is as follows:
        Working capital, net (excluding cash and cash equivalents of $ 22)     $         -     $          -      $     604
        Property and equipment                                                           -                -            (33)
        In-process research and development                                              -                -           (269)
        Goodwill                                                                         -                -           (947)
                                                                             ----------------  -------------  --------------

                                                                                         -                -           (645)
        Less - amount acquired by the issuance of shares                                 -                -            157
                                                                             ----------------  -------------  --------------

                                                                               $         -     $          -      $    (488)
                                                                             ================  =============  ==============
(3)     Non-cash transactions:

        Conversion of bridge loans into redeemable preferred D shares          $     3,258     $          -      $       -
                                                                             ================  =============  ==============

        Conversion of shareholders' loans into preferred B shares              $       544         $  1,457      $       -
                                                                             ================  =============  ==============

        Issuance of warrants granted to services provider                      $       132     $          -      $       -
                                                                             ================  =============  ==============

        Supplemental disclosure of cash flows information:
          Interest paid during the year                                        $       288     $        127      $      66
                                                                             ================  =============  ==============



The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


NOTE 1:-      GENERAL

              a. eMation Ltd. and its subsidiaries ("the Company") are engaged in the development, marketing and selling of software products and technologies used by multiple industries and customers worldwide for Device Relationship Management, data visualization, data acquisition and control and communication through the internet.

                     The Company distributes its products through direct sales to original equipment manufactures ("OEM") and enterprise customers, as well as through distributors and value-added resellers. The Company maintains regional sales and support offices in the United States, Japan, France, the Netherlands and the United Kingdom where the Company has wholly owned subsidiaries (see Note 15).

                     The Company's financial statements have been presented on the basis that it is a going concern, which contemplated the realization of assets and the satisfaction of liabilities in the normal course of business.

                     Since inception, the Company has an accumulated deficit of $ 27,350 and has negative cash flows from operations activities in the amount of $ 2,668, $ 904 and $ 13,220 for the year ended 1998, 1999 and 2000, respectively.

                     The Company will need to obtain additional funds to continue its operations. The Company's management believes that sufficient funds will be available from existing or additional investors or other sources to provide the necessary liquidity to meet the Company's financing needs.

              b.     Acquisition of Intuitive Technologies Corporation:

                     On May 19, 2000, the Company acquired the intangible assets and most of the tangible assets and assumed the liabilities ("Net Assets") of Intuitive Technologies Corporation ("ITC"). ITC is engaged in the development and marketing of software for applications in process manufacturing. The results of ITC are included in the statements of operations commencing on the date of acquisition.

                     The total consideration of $ 7,306, consisted of $ 4,425 in cash, 650,077 of the Company's Ordinary shares with a value of $ 1,514, options granted to ITC former employees to purchase 627,213 of the Company's Ordinary shares at an exercise price of $ 0.10 with a value of $ 1,230, and other non-cash considerations granted to an ITC former shareholder with a value of $ 136 (see Note 12).

                     100,000 Ordinary shares of the total consideration are contingent upon the fulfillment of several provisions which were determinable at the acquisition date. These shares are to be held in escrow for a period of one year from the date of acquisition and then transferred to ITC depending on the fulfillment of the provisions. As of the acquisition date management believed that all the escrowed shares will be distributed.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

                     The acquisition was accounted for on the basis of the purchase method of accounting. Under this method, an amount of $ 8,529 representing the purchase price in excess of net liabilities assumed has been allocated as follows: $ 7,269 to goodwill, $ 980 to core technology and $ 280 to assembled workforce.
                     Accordingly, the purchase price had been allocated based on the fair value of the assets acquired.

                     Following are the unaudited pro forma results of operations for the years ended December 31, 1999 and 2000, assuming that the acquisition of ITC had occurred on January 1, 1999 and January 1, 2000, respectively:

                                                                                            Year ended December 31,
                                                                                    --------------------------------------
                                                                                           2000                1999
                                                                                    ------------------   -----------------
                                                                                                    Unaudited
                                                                                    -------------------  -----------------

                     Total revenues                                                        $10,851             $12,336
                     Net loss to shareholders of Ordinary shares                           (20,194)             (5,080)
                     Basic and diluted net loss per share                                    (6.39)              (1.71)

              c.     Issuance of redeemable preferred D shares:

                     On May 17, 2000, the Company issued 4,444,754 shares of Redeemable Series D Preferred shares, ("Series D") for aggregate proceeds of $20,239, net of issuance costs of $518. Along with this agreement, the Company issued warrants to purchase 960,898 Ordinary shares of the Company, with an exercise price of $2.33 per share and an expiration period of five years. In addition, investors in the Series D bridge loan converted an aggregate $3,258 of principal and interest in exchange for 697,644 shares of Series D, and warrants to purchase 151,570 shares of series D at $4.67 per share.

                     In November 2000, the Company issued 85,653 redeemable Series D shares along with warrants to purchase 16,000 Ordinary shares of the Company's shares at an exercise price of $ 2.33 per share, in exchange for consulting services. The $ 409 fair market value of this transaction was recorded as selling and marketing expense during 2000.

                     Accordingly, the total $23,897 net consideration from this offering was allocated to the redeemable Series D Preferred shares and the related warrants, based on each of their fair values, on a pro-rata basis resulting in $ 23,632 and $ 265, respectively. The fair value of the warrants was calculated using a Black-Scholes Valuation Model with the following assumptions: risk free interest of 6.5% dividend yield of 0%, volatility factor of the expected market price of the Company's Ordinary shares of 0.1% and an expected life of two years.

              d.     The Factorysoft acquisition:

                     During 1998, the Company purchased 100% of the outstanding share capital of Factorysoft Inc., a U.S. company that focused on the development of industrial control servers.

                     The total consideration, with an aggregate value of $ 667 is composed of incurred costs of $ 510 in cash and 430,439 of the Company's Ordinary shares. The acquisition was accounted for on the basis of the purchase method of accounting and accordingly, the purchase price in excess of the assumed net liabilities amounted to $ 1,216.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                     In connection with the abovementioned acquisition, the Company recorded a one-time expense of $ 269 to write-off the in-process technology acquired from Factorysoft, for which technological feasibility has not yet been established and for which no alternative future use exists.

                     The balance in the amount of $ 947, is attributed to goodwill, and is amortized over a five year period.


NOTE 2:-      SIGNIFICANT ACCOUNTING POLICIES

                     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

              a.     Use of estimates:

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              b.     Financial statements in U.S. dollars:

                     A majority of the revenues of eMation Ltd. ("the Company" in this Note) is generated in U.S. dollars ("dollar"). In addition, a substantial portion of the Company's costs is incurred in dollars. The Company's management believes that the dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

                     Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 "Foreign Currency Translation" of the Financial Accounting Standard Board ("FASB"). All transactions gains and losses of the remeasurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses as appropriate.

                     The financial statements of all the subsidiaries whose functional currency, other than the dollar, is determined to be their local currencies, have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Revenue and expense amounts have been translated using the average exchange rate for the period reported. The resulting translation adjustments are reported as other comprehensive loss in the statements of shareholders' equity (deficiency).

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



              c.     Principles of consolidation:

                     The consolidated financial statements include the accounts of eMation Ltd. and its subsidiaries. Intercompany balances and transactions including, profits from intercompany sales not yet realized outside the group, have been eliminated upon consolidation.


              d.     Cash equivalents:

                     The Company considers all highly liquid investments with maturities of three months or less at the date of purchase, to be cash equivalents.

              e.     Inventories:

                     Inventories consist only of finished products, and are presented at the lower of cost or market value. Cost is determined on a "first-in, first-out" method.

              f.     Property and equipment:

                     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, mainly ranging from two to ten years. Leasehold improvements are amortized using the straight-line method over the term of the lease.

                     The Company periodically assesses the recoverability of the carrying amount of property and equipment, providing for any possible impairment losses, based on the difference between the carrying amount and fair value of such assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". As of December 31, 2000, no impairment losses have been identified.

              g.     Other assets:

                     Other assets include purchased technology, goodwill and assembled workforce which are stated at amortized cost. Amortization is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of the goodwill is five years and the estimated useful life of the purchased technology and assembled workforce is three years.

                     The Company evaluates periodically the realization of goodwill and other intangible assets and the appropriateness of the amortization period based on the estimated future undiscounted cash flows derived from the asset. Any impairment loss is recognized in the statement of operations. Based on its most recent analyses, management believes that no impairment of other assets exists as of December 31, 2000.

              h.     Severance pay:

                     The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                     The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based upon the cash surrendered value of these policies, and includes immaterial profits.

                     Severance expenses for the years ended December 31, 1998, 1999 and 2000 amounted to approximately $ 169, $ 163 and $ 296, respectively.

              i.     Revenue recognition:

                     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 during the fourth quarter of 2000. The adoption did not have a significant effect on the consolidated results of operations or financial position.

                     Revenues from software sales are recognized in accordance with SOP 97-2 "Software Revenue Recognition" ,as amended. License revenues are comprised of perpetual license fees which are derived from contracts with original equipment manufactures ("OEM") and distributors all of which are considered end users. The Company and its subsidiaries do not grant rights of return. License revenues from sales to distributors and OEM are recognized upon delivery of the software when collection is probable; the license fee is otherwise fixed or determinable; no further obligation remains; and persuasive evidence of an arrangement exists.

                     Service revenues are comprised of revenues from maintenance and support arrangements, consulting fees, and training, none of which are considered essential to the functionality of the software license. Revenues from support and maintenance arrangements are deferred and recognized on a straight-line basis as service revenues over the life of the related agreement. Consulting and training revenues are recognized at the time the services are rendered.

                     Where software arrangements involve multiple elements, revenue is allocated to each element based on vendor specific objective evidence ("VSOE") of the relative fair values of each element in the arrangement, in accordance with the "residual method" prescribed by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions". The VSOE of fair value of consulting, support, training and maintenance is determined based on the price charged when these elements are sold separately. License revenues are recorded based on the residual method, when VSOE of fair value exists for all undelivered elements and VSOE does not exist for all of the delivered elements.

                     Deferred revenues also includes amounts received from customers for which revenue has not yet been recognized.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


              j.     Income taxes:

                     eMation Ltd. and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards, ("SFAS") 109, "Accounting for Income Taxes". This statement prescribes the use of the asset and liability approach whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowances, if necessary, to reduce deferred tax assets to their estimated realizable value.

              k.     Research and development costs:

                     Research and development costs consist primarily of software development costs. Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

                     Based on the product development process, technological feasibility is established upon completion of a working model. The Company does not incur material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, research and development costs, net of grants received, are charged to operations as incurred.

              l.     Royalty-bearing grants:

                     Royalty-bearing grants from the Government of Israel for funding of approved research and development projects and for the encouragement of marketing activity, are recognized when the Company is entitled to such grants, on the basis of the costs incurred, and are netted from research and development costs, and selling and marketing expenses, respectively.

              m.     Concentrations of credit risk:

                     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables and long-term receivables. The Company's cash and cash equivalents are invested in deposits with major Israeli and U.S. banks. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments. The Company's trade receivables and long-term receivables are derived from sales to customers located primarily in the U.S. and Europe. The Company performs ongoing credit evaluations of its trade receivables. In management's estimation, the allowance for doubtful accounts adequately covers anticipated losses in respect of its trade receivables credit risks. The allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection.

                     The Company has no off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


              n.     Accounting for stock-based compensation:

                     The Company follows Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's share options is less than the best estimated market price of the underlying shares on the date of grant, compensation expense is recognized. The pro forma disclosures required by SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), are provided in Note 14(2)b.

                     The Company applies SFAS 123 and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to warrants issued to non-employees. SFAS 123 requires use of an option valuation model to measure the fair value of the warrants at the grant date.

              o.     Fair value of financial instruments:

                     The following methods and assumptions were used by the Company in estimating the fair value disclosures of financial instruments:

                     The carrying amounts of cash and cash equivalents, trade receivables, short term bank credit, and trade payables approximate their fair value due to the short-term maturity of such instruments.

                     The carrying amount of the Company's long term receivables and long-term borrowings arrangements approximate their fair value. The fair value was estimated using discounted cash flows analyses, based on the Company's current interest rates for similar arrangements.

              p.     Basic and diluted net loss per share:

                     Basic net earnings (loss) per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net earnings per share is computed based on the weighted average number of Ordinary shares outstanding during each year, plus potential dilutive securities considered outstanding during the year, in accordance with FASB Statement No. 128, "Earnings per share".

                     All Convertible Preferred shares and Redeemable Convertible Preferred shares, outstanding stock options, and warrants have been excluded from the calculation of the diluted net loss per Ordinary share because inclusion of such amounts would have been anti-dilutive for all periods presented.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


              q.     Redeemable preferred shares:

                     Redeemable preferred D shares, which entitles their holders to redeem their shares in certain events, is initially measured at fair value (consideration received) and reported in shareholders' equity and the amount equal to its cash redemption value is transferred apart from the shareholders' equity and classified as redeemable preferred shares. The annual accretion of the redemption value computed using the interest method is presented as a decrease from additional paid-in capital.

              r.     Reclassification:

                     Certain prior year amounts have been reclassified to conform with their current period presentation.

              s.     Impact of recently issued accounting standards:

                     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

NOTE 3:-      OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                               December 31,
                                                    ------------------------------------
                                                          2000               1999
                                                    ------------------ -----------------
              Employees                                    $    57            $    27
              Prepaid expenses                                 288                149
              Government authorities                           211                349
              Related party                                      -                 66
              Others                                            74                 58
                                                    ------------------ -----------------
                                                           $   630            $   649
                                                    ================== =================

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



NOTE 4:-      PROPERTY AND EQUIPMENT, NET



                                                             December 31,
                                                  ------------------------------------
                                                        2000               1999
                                                  ------------------ -----------------

              Cost:
                Computer equipment                       $ 1,847           $  1,158
                Office furniture and equipment               816                322
                Leasehold improvements                       140                 40
                Motor vehicles                                30                101
                                                  ------------------ -----------------

                                                           2,833              1,621
                                                  ------------------ -----------------
              Accumulated depreciation:
                Computer equipment                         1,088                773
                Office furniture and equipment               283                115
                Leasehold improvements                        53                 18
                Motor vehicles                                11                 64
                                                  ------------------ -----------------

                                                           1,435                970
                                                  ------------------ -----------------

              Depreciated cost                           $ 1,398           $    651
                                                  ================== =================

              Depreciation expenses for the years ended December 31, 1998, 1999 and 2000, were $ 226, $ 251 and $ 569, respectively. For charges, see Note 13.

NOTE 5:-      OTHER ASSETS, NET

                                                              December 31,
                                                  -------------------------------------
                                                        2000                1999
                                                  ------------------  -----------------
              Original amounts:
                Goodwill                             $    8,216             $   947
                Technology                                  980                   -
                Assembled workforce                         280                   -
                                                  ------------------  -----------------

                                                          9,476                 947
                                                  ------------------  -----------------
              Accumulated amortization:
                Goodwill                                  1,422                 267
                Technology                                  216                   -
                Assembled workforce                          61                   -
                                                  ------------------  -----------------

                                                          1,699                 267
                                                  ------------------  -----------------

              Amortized cost                         $    7,777             $   680
                                                  ==================  =================




              Amortization expenses amounted to $ 79, $189 and $ 1,438 for the years ended December 31, 1998, 1999 and 2000, respectively. For charges see Note 13.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

NOTE 6:-      ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                  December 31,
                                                      -------------------------------------
                                                            2000                1999
                                                      ------------------  -----------------
              Royalties to government                      $     463            $    316
              Deferred revenues                                1,449                 300
              Related party                                       37                   -
              Accruals and other accrued expenses                623                 269
                                                      ------------------  -----------------

                                                           $   2,572            $    885
                                                      ==================  =================


NOTE 7:-      SHORT-TERM BANK CREDIT

                                          Interest
                                            rate                  December 31,
                                        -------------  ------------------------------------
                                             %               2000               1999
                                        -------------  -----------------  -----------------
              Bank credit                   14-18          $      -              $  82
                                                       =================  =================

              Unutilized credit line as of December 31, 2000 aggregated to $ 50.


NOTE 8:-      LOAN FROM A SHAREHOLDER

              The loan is linked to the Israeli Consumer Price Index ("CPI") and does not bear interest. In June 2000 the loan was repaid.


NOTE 9:-      LONG-TERM LOANS FROM BANKS AND OTHERS

              a.     Composed as follows:

                                                             Interest rate                      December 31,
                                                     ------------------------------   ----------------------------------
                                                         2000              1999            2000               1999
                                                     --------------   -------------   ----------------   ---------------
                                                           %               %
                                                     --------------   -------------
                     Banks                                8.7              8.2            $  1,650           $  1,500
                     Others                              12-13             9-13              1,196                735
                                                                                      ----------------   ---------------

                                                                                             2,846              2,235
                     Less - current maturities                                                 510                248
                                                                                      ----------------   ---------------

                                                                                          $  2,336           $  1,987
                                                                                      ================   ===============



                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


              b. As of December 31, 2000, the aggregate annual maturities of long-term loans are as follows:

                                               December 31,
                                                   2000
                                             ------------------

               Current maturities                $     510
               Second year                           2,118
               Third year                              218
                                             ------------------

                                                 $   2,846
                                             ==================



NOTE 10:-     CONTINGENT LIABILITIES AND COMMITMENTS

              a.     Royalty commitments to the Chief Scientist:

                     The Company has received grants from the Chief Scientist of Israel's Ministry of Industry and Trade to finance the research and development of certain products. Grants received in respect of approvals obtained after December 31, 1998, will bear interest at an annual rate equal to LIBOR.

                     The Company is obligated to pay royalties at a rate of 3.5% resulting from sales of the products being developed within the framework of the aforementioned grants, and the services related to the products, up to an amount equal to 100% of the grants received, linked to the U.S. dollar.

                     The Company paid and accrued royalties in the amount of $ 216, $ 298 and $ 249 in 1998, 1999 and 2000, respectively.

                     As of December 31, 2000, the Company had a contingent liability to pay royalties in the amount of $ 627.

              b. Royalties to the Fund for the Encouragement of marketing activities:

                     The Israeli Government, through the Fund for the Encouragement of Marketing Activities, awarded the Company grants for participation in foreign marketing expenses. The Company is required to pay royalties at the rate of 3.5% of the increase in export sales, up to an amount equal to 100% of the grants received linked to the U.S. dollar. Grants received after January 1, 1998 bear interest at an annual rate equal to LIBOR.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                     The Company received and accrued grants amounting to $ 200, $ 200 and $ 0 for 1998, 1999 and 2000, respectively.

                     The Company paid and accrued royalties in the amount of $ 72, $ 158 and $ 180 in 1998, 1999 and 2000, respectively.

                     As of December 31, 2000, the Company had a contingent liability to pay royalties in the amount of $ 536.

              c.     Commitments:

                     The Company leases office facilities and motor vehicles, under operating lease agreements, for periods through 2007.

                     The Company has an option to be released from these lease agreements at certain exit points, which may result in penalties.

                     Future minimum commitments, under non cancelable operating lease agreements, as of December 31, 2000, are as follows:

                                                               In thousands
                                                             -----------------

                     2001                                       $  1,052
                     2002                                          1,004
                     2003                                            748
                     2004                                            385
                     2005 and thereafter                             574
                                                             -----------------

                                                                $  3,763
                                                             =================

                     Rent expenses for 1998, 1999 and 2000, were $ 304, $ 473
                     and $ 626, respectively.


                     Motor vehicle lease expenses for 1998, 1999 and 2000 were $ 100, $ 109 and $ 293, respectively.

              d.     Litigation:

                     Certain claims and legal proceedings are pending or threatening against the Company. In the opinion of management, any liability arising from them will not have a material effect on the Company's financial position, liquidity or results of operations. Therefore, no provision has been recorded with respect to these claims.

              e.     As to a loan commitment, see Note 12.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

NOTE 11:-     TAXES ON INCOME

              a.     Tax benefits in Israel:

                     eMation Ltd.'s ("the Company", in this note) production facilities have been granted an "Approved Enterprise", status under the Law for the Encouragement of Capital Investments, 1959 ("LECI"). According to the provisions of LECI, the Company has elected the "alternative benefits" - waiver of grants in return for a tax exemption and, accordingly, the Company's income from the "Approved Enterprise" is tax-exempt for a period of two years commencing with the year it first earns taxable income. In the remaining five years in which it is entitled to benefits, the Company will be liable for corporate tax at a rate of 25%. The benefit period has not yet commenced.

                     The period of tax benefits, detailed above, is subject to limits of 12 years from the commencement of production, or 14 years from the approval date, whichever is earlier.

                     In the event that cash dividends are distributed out of income which is tax exempt due to the above, the Company would have to pay tax at the rate of 25% of the amount distributed. The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business. The tax exempt income attributable to the "Approved Enterprise" can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company.

                     Should the Company derive income from sources other than an "Approved Enterprise" during the relevant period of benefits, such income will be taxable at regular corporate tax rates of 36%.

                     The Company is an "industrial company" under the Law for Encouragement of Industry (Taxation), 1969 and as such, is entitled to certain tax benefits, mainly accelerated depreciation and amortization of patents and other intangible property right as a deduction for tax purposes.

                     Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

                     Results for tax purposes are measured in terms of earnings in NIS after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

              b.     Deferred income taxes:

                     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                         December 31,
                                                                   ---------------------------------------------------------
                                                                            2000             1999             1998
                                                                      ----------------- ---------------- ----------------
                     Net operating loss carryforward                       $  7,185          $  1,827          $ 1,551
                     Reserves and allowances                                    338               294              227
                                                                      ----------------- ---------------- ----------------

                     Net deferred tax asset before
                     valuation allowance                                      7,523             2,121            1,778
                     Valuation allowance                                     (7,523)           (2,121)          (1,778)
                                                                      ----------------- ---------------- ----------------

                     Net deferred tax asset                                $      -          $      -          $     -
                                                                      ================= ================ ================


                     The Company and its subsidiaries have provided valuation allowances against the deferred tax assets in respect of its tax loss carryforwards and other temporary differences due to a history of losses and since management believe that it is more likely than not that the deferred tax assets will not be realized in the future. During fiscal year 2000, the Company provided certain deferred tax assets and increased the valuation allowance by $ 7,523.

              c.     Net operating losses carryforwards:

                     The Company and its subsidiaries in the United Kingdom and the Netherlands have accumulated losses for tax purposes as of December 31, 2000 in the amount of approximately $ 7,700, which may be carried forward and offset against taxable income for an indefinite period.

                     Through December 31, 2000, the subsidiaries in the United States had U.S. federal net operating loss carryforwards of approximately $ 12,600 that can be carried forward and offset against taxable income for 15 to 20 years from the year in which loss was incurred. These net operating losses carryforwards will expire between the years 2011 through 2020.

              d.     Net loss before taxes on income:


                                                                                   Year ended December 31,
                                                                   ---------------------------------------------------------
                                                                         2000                1999               1998
                                                                   -----------------    ----------------   ----------------

                     Domestic                                        $   (5,471)          $   (1,350)         $   (1,211)
                     Foreign                                            (12,860)              (1,449)             (1,918)
                                                                   -----------------    ----------------   ----------------

                                                                     $   (18,331)         $   (2,799)         $   (3,129)
                                                                   =================    ================   ================

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



NOTE 12:-     TRANSACTIONS WITH RELATED PARTIES

              Transactions with related parties that had impact on the statements of operations:

                                                                                   Year ended December 31,
                                                                   ---------------------------------------------------------
                                                                          2000                 1999               1998
                                                                    -----------------     ----------------   ----------------

              Financial expenses (income), net                       $       61              $    159            $    (16)
                                                                    ================      ================   =================

              The financial expenses are derived from interest loans lended and received from shareholders.

              In addition, during 2000, the Company agreed to forgive a $ 72 note receivable from a Company's officer. The total amount forgiven, represents all outstanding principal and accrued interest under this related party note, and was charged to compensation expense during 2000.

              In the framework of the ITC acquisition, the Company has committed to lend an amount of $ 307 to a former shareholder of ITC. Borrowing under this loan may occur through April 2001, and become payable in May, 2010 or upon the occurrence of certain events, whichever is earlier. This loan will bear no interest. The embodied benefit of $ 136 was included in the total consideration.

NOTE 13:-     CHARGES

              a. The Company has outstanding pledges on all of its assets including goodwill, intellectual property, insurance rights and share capital, with respect to a long-term loan from a bank.

              b. The Company also has outstanding pledges on specific property and equipment, as collateral for a non-bank loan.


NOTE 14:-     REDEEMABLE PREFERRED D SHARES AND SHARE CAPITAL

              1.     Classes of shares:

                     a.     Ordinary shares:

                            Ordinary Shares confer upon their holders voting rights, the right to receive cash and stock dividends, and the right to a share in excess assets upon liquidation of the Company.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                     b.     Preferred shares:

                            Series A, Series B, and Series D Preferred shares ("Preferred shares") confer upon their holders preference rights in the event of liquidation of the Company and distribution of dividends by the Company. Each Preferred share is convertible into such number of Ordinary shares at the then applicable conversion rate. Holders of Preferred shares have voting rights and are entitled to dividends when and if declared by the Board of Directors.


                            Series D redeemable preferred shares are also redeemable, at the option of a majority of the Series D holders, beginning May 17, 2005. Beginning on this date, the Series D shareholders may require the Company to redeem the Series D shares at an amount equal to the greater of (1) the initial issue price of Series D shares plus accrued but unpaid interest at a rate of 8% per annum, ("redemption value"), or (2) the fair market value of such shares as determined by an external appraisal firm. Accordingly, the Company is accreting the carrying value of Series D redeemable Preferred shares on a straight-line basis to the redemption value. In the event that indicate that the Series D fair value would be greater than the redemption value, management will then accrete the Series D redeemable Preferred shares to the their fair value.

              2.     Employee stock options:

                     a. Under the Company's 1998 and 2000 Share Option Plans ("the Plans"), options may be granted to officers, directors and employees of the Company or its subsidiaries.

                            Pursuant to the Plans, the Company reserved for issuance 1,047,658 and 1,256,000 Ordinary shares, respectively.

                            As of December 31, 2000 an aggregate of 55,000 and 686,950 Ordinary shares of the Company were still available for future grants for 1998 and 2000 share option plans, respectively.

                            Each option granted under the Plans is terminated upon the expiration of ten years from the date of the grant of the option. The options vest primarily over four to five years. Any options which are canceled or forfeited before expiration, become available for future grants. The exercise price of the options granted under the plans may not be less than the nominal value of the shares into which such options are exercised.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



                     b.     A summary of the Company's share option activity under the Plans is as follows:
                                                                          Year ended December 31,
                                                -----------------------------------------------------------------------------
                                                          2000                      1999                      1998
                                                ------------------------- ------------------------- -------------------------
                                                              Weighted                  Weighted                  Weighted
                                                  Number       average      Number       average      Number       average
                                                    of         exercise       of        exercise        of        exercise
                                                  options       price       options       price       options       price
                                                ------------ ------------ ------------ ------------ ------------ ------------
                            Outstanding -
                            beginning of the
                            year                  954,099      $  0.20      723,099      $  0.10      299,000      $  0.15
                            Granted               807,050         2.30      294,000         0.50      513,599         0.06
                            Exercised             (24,000)        0.35      (31,557)        0.35            -         -
                            Forfeited            (276,500)        1.31      (31,443)        0.35      (89,500)        0.22
                                                ------------ ------------ ------------ ------------ ------------ ------------

                            Outstanding -
                            end  of the year    1,460,649      $  1.15      954,099      $  0.20      723,099      $  0.09
                                                ============ ============ ============ ============ ============ ============

                            Options
                            exercisable           434,013      $  0.23      254,224      $  0.15      128,443      $  0.54
                                                ============ ============ ============ ============ ============ ============

                            The options outstanding as of December 31, 2000, have been separated into ranges of exercise price, as follows:

                                                Options        Weighted                                       Weighted
                                              outstanding      average        Weighted         Options         average
                              Ranges of          as of        remaining        average       exercisable      exercise
                               Exercise      December 31,    contractual      exercise       at December      price of
                                price            2000            life           price         31, 2000       exercisable
                                                                                                               options
                            ---------------  -------------- --------------- --------------  --------------  --------------
                                                                Years
                                                            ---------------

                             $  0.01               409,099        7.5           $  0.01         262,389        $  0.01
                                0.35-0.54          369,500        6.0              0.42         151,625           0.50
                                1.00                69,000        9.0              1.00          20,000           1.00
                                2.33-2.77          613,050        9.5              2.34               -           -
                                             --------------                 --------------  --------------  --------------

                                                 1,460,649                      $  1.15         434,013        $  0.23
                                             ==============                 ==============  ==============  ==============

                            The Company recorded deferred compensation for options issued with an exercise price below the fair value of the Ordinary shares, deferred compensation is amortized and recorded as compensation expense ratably over the vesting period of the option. Compensation expenses of approximately $ 16, $ 30 and $ 42 were recognized during the years ended December 31, 1998, 1999 and 2000, respectively.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                            Under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and net loss per share is required for grants issued after December 1994, and has been determined as if the Company had accounted for its employee share options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1999 and 2000: risk-free interest rates of 5% for 1998, 1999 and 6.5% for 2000, dividend yields of 0% for each year, volatility factors of the expected market price of the Company's Ordinary shares of 0.5% for 1998, and 0.1% for 1999 and 2000 and a weighted-average expected life of the options of one year after vesting period.

                            The weighted average fair values of options granted for the years ended December 31, 1998, 1999 and 2000 were $ 0.13, $ 0.26 and $ 0.51, respectively.

                            Pro forma information under SFAS No. 123 is as follows:

                                                                                      Year ended December 31,
                                                                        ----------------------------------------------------
                                                                             2000              1999              1998
                                                                        ---------------   ---------------   ----------------
                                                                                    U.S. dollars in thousands,
                                                                                       except per share data
                                                                            --------------    -----------------------------
                          Net loss applicable to Ordinary
                          shares as reported                                  $  (19,650)       $  (2,799)     $  (3,129)
                                                                            ==============    ==============  =============

                          Pro forma net loss to Shareholders of
                            Ordinary shares                                   $  (19,787)       $  (2,851)     $  (3,129)
                                                                            ==============    ==============  =============

                          Pro forma basic and diluted net loss
                          per Ordinary share                                  $    (6.79)       $   (1.23)     $   (1.50)
                                                                            ==============    ==============  =============

                            Because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing option pricing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                     c. Options issued to Board of Director members ("BOD"), which are also accounted for under APB-25, are as follows:

                                               Expiration      Number of      Exercise       Options        Type of
                            Issuance date         date          options         price      exercisable       shares
                            ---------------  --------------- --------------- ------------ ---------------  -----------

                            February 1997       May 2009         10,000        $   2          10,000        Ordinary
                            February 1997       May 2009         82,797        $   2          82,797        Ordinary
                            May 1998            May 2009         55,198        $   2          55,198        Ordinary
                            May 1998            May 2009         55,198        $   2          55,198        Ordinary
                            January 1997     December 2001        3,000        $ 2.78          3,000        Ordinary
                            January 1998     December 2002        3,000        $ 2.78          3,000        Ordinary
                            October 1998     December 2002       10,992        $ 3.63         10,992        Ordinary
                            January 1999     December 2001        3,000        $ 2.78          3,000        Ordinary
                            January 1999     December 2002        3,000        $ 2.78          3,000        Ordinary
                                                             ---------------              ---------------

                                                                226,185                      226,185
                                                             ===============              ===============

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

                            During 2000, the Company decided to extend the exercise period for certain grants. The extension was accounted for in accordance with FIN 44, by applying a new measurement date, As a result the Company recorded $ 68 compensation expenses in 2000.

              3.     Warrants:

                     The fair value for warrants was estimated using the Black Scholes Valuation model, with the following assumptions for 2000: expected volatility of 0.1%, risk-free interest rates of 5%-6.5%, dividend yields of 0% for each year, and the relevant expected life of the warrants.

                     The warrants expire on the periods set forth in the table or at an earlier data upon certain events, as defined by the individual warrant agreements.

                     a. Warrants issued to services providers and consultants as of December 31,2000, are as follows:

                                          Expiration        Number of       Exercise        Warrants            Type of
                     Issuance date           date            warrants         price       exercisable           shares
                     ----------------  -----------------   -------------  --------------  -------------   ------------------

                     October 2000        October 2005           16,000        $ 2.33          16,000          Ordinary
                     February 1996      February 2006           44,000        $ 2.52          44,000          Ordinary
                     December 1997      December 2001           10,000        $ 3.83          10,000          Ordinary
                     May 2000              May 2005             10,171        $ 4.67          10,171          Ordinary
                                                           -------------                  -------------

                                                                80,171                        80,171
                                                           =============                  =============

                            The Company had accounted for its warrants to service providers and consultants under the fair value method of SFAS No. 123 and EITF 96-18.

                            In connection with the grant of stock warrants to service providers and consultants, the Company recorded compensation expenses of approximately $ 9 through December 31, 2000.

                     b.     Warrants issued to investors:

                            Within the framework of private placements completed through December 31, 2000, the Company issued warrants to purchase Ordinary and Preferred shares of the Company's stock to certain investors.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



                            As of December 31, 2000, the Company's outstanding warrants to purchase shares of Preferred and Ordinary shares to the aforementioned investors, are as follows:

                                                Expiration       Number of    Exercise    Warrants          Type of
                             Issuance date         date          warrants       price    exercisable        shares
                            ----------------- ----------------  ------------  ---------- ------------ ------------------
                            February 1996      February 2003        462,333     $ 2.77       462,333      Series A
                                                                                                          Preferred
                            September 1997    September 2004        403,225     $ 3.81       403,225      Series B
                                                                                                          Preferred
                            May 2000             May 2005           960,898     $ 2.33       960,898      Ordinary
                                                                ------------             ------------

                                                                  1,826,456                1,826,456
                                                                ============             ============

                     c.     Warrants issued for financing transactions:

                            1). The Company issued warrants for the purchase of Preferred shares, within the framework of various bridge loan agreements (Note 14(4)). At December 31, 2000, outstanding warrants related to bridge loan agreements are as follows:

                                                  Expiration     Number of  Exercise    Warrants         Type of
                              Issuance date          date        warrants     price     exercisable       Shares
                            ------------------ ----------------- ---------- ----------  ---------- ------------------

                             September 1997     September 2004        9,191 Par value       9,191      Series B
                                                                                                       Preferred
                              December 1999     December 2003       371,926 Par value     371,926      Series B
                                                                                                       Preferred
                                May 2000           May 2004         137,700 Par value     137,700      Series B
                                                                                                       Preferred
                                May 2000           May 2005         151,570  $ 4.67       151,570      Series D
                                                                                                       Preferred
                                                                 ----------             ----------

                                                                    670,387               670,387
                                                                 ==========             ==========


                            2)     Warrants issued to creditors, in connection with long-term loans (see Note 9).

                                               Expiration       Number of     Exercise     Warrants          Type of
                             Issuance date        date           warrants      price      exercisable         shares
                            ---------------- ----------------  ------------- -----------  ------------ -------------------

                             October 1999     October 2003           55,096    $3.63           55,096  Series B Preferred
                               May 2000       November 2006         165,289    $3.63          165,289  Series C Preferred
                             October 2000     October 2004           37,473    $4.67           37,473  Series D Preferred
                                                               -------------              ------------

                                                                    257,858                   257,858
                                                               =============              ============

                            In connection with the granting of warrants to creditors, the Company recorded stock compensation expenses totaling $ 67 through December 31, 2000 and $ 133 as prepaid expenses, as of December 31, 2000. The prepaid expenses will be recognized over the credit period. This transaction was accounted for according to Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14").

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)



                     3. The Company also granted options to certain former employees of ITC (see Note 1b). Accordingly, as partial consideration for this acquisition, the Company granted 627,213 options to purchase Ordinary shares of the Company at an exercise price of $
                            0.10. At the date of acquisition, the $ 1,230 fair value of the vested portion of these options is included in the purchase price. The $ 62 value representing the intrinsic value of the unvested portion of these options was recorded as deferred compensation and is being amortized over the remaining vesting period. Terminated employees have the ability to exercise the vested portion of these options for a period of ten years. At December 31, 2000, 585,874 of these options remained outstanding.

                     4. During 1998, 1999 and 2000, the Company received bridge loans from certain shareholders. The loans bear interest at the rate of LIBOR + 2%.

                            Except for $ 247 of these loans which were repaid to the lenders, and accrued interest in the amount of $ 37 which was not converted or repaid as of December 31, 2000, the loans were fully converted.

                            Within the framework of the agreements of the bridge loans received during 1998 and 1999, the loans were to become payable or converted at the lenders' sole discretion into fully-paid and non-assessable Series B Preferred shares of the Company, within fourteen months from their receiving. Upon conversion, the lenders received warrants according to a computation set forth in the agreement.

                            On December 31, 1999, a portion of the bridge loans and their accrued interest in the amount of $ 1,457 (net of $ 15 issuance expenses) were converted into 405,403 Preferred B shares and the lenders received warrants to purchase 371,926 Preferred B shares which according to said agreement, are exercisable at par value, from the date of their issuance.

                            On May 31, 2000 the remainder of the bridge loans from 1999 and their accrued interest in the total amount of $ 544 were converted into 149,992 Preferred B shares and the lenders received warrants to purchase 137,700 Series B shares which according to said agreement are exercisable at par value from their date of their issuance.

                            Within the framework of the bridge loan agreements, upon repayment or conversion of the bridge loans, the lenders will be entitled to receive warrants according to a time-based calculation, as set forth in the agreements.

                            The warrants are exercisable into Series B Preferred shares; their exercise price is par value, and they are exercisable for a period of up to five years.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                            In respect of the warrants, the Company recorded financial expenses in the amount of $ 1,350 and $ 500 in the years ended December 31, 1999 and 2000, respectively, according to EITF 98-5, "Accounting for convertible securities with beneficial conversion features or contingently adjustable conversion rates". The fair value of the warrants was calculated using the Black-Scholes valuation model, with the following assumptions: a risk-free interest rate of 5% for 1999 and 6.5% for 2000, a dividend yield of 0% for 1999 and 2000, a volatility of 0.1% for 1999 and 2000, and a weighted-average expected life of five years.

                            Within the framework of the agreements of the bridge loans received during 2000, the loans will become payable or will be converted, at the lenders' sole discretion, into fully-paid and non-assessable Redeemable Series D Preferred shares of the Company on the earlier of the occurrence of certain events.

                            Under APB 14, the fair value of the warrants was calculated using the Black-Scholes valuation model, with the following assumptions: a risk-free interest rate of 5.5%, a dividend yield of 0%, a volatility of 0.1%, and a weighted-average expected life of five years. As a result, financial expenses in the amount of $ 95 were recorded in the year 2000. In addition, the Company recorded financial expenses in the amount of $ 95 represent conversion feature which in the year 2000 according to EITF 98-5 in order to reflect the beneficial conversion features to the lender measured on the issuance date of the loan which is also the commitment date.


                     5.     Dividends:

                            In the event that cash dividends are declared in the future, such dividends will be paid in NIS. The Company does not intend to pay cash dividends in the foreseeable future.


NOTE 15:-     GEOGRAPHIC INFORMATION

              The Company manages its business on the basis of one reportable segment: software products used by multiple industries. The following data is presented in accordance with SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information". The following is a summary of operations within geographic areas based on customer's location:


              a.     Revenues from sales to unaffiliated customers:
                                                                                   Year ended December 31,
                                                                    --------------------------------------------------------
                                                                          2000               1999                 1998
                                                                    -----------------   ----------------     ----------------

                     Israel                                         $        640        $        925         $        770
                     France                                                2,061               2,397                1,603
                     Netherlands                                           1,413               1,702                1,173
                     Europe (except Netherlands and France)                2,207               3,037                2,270
                     United States                                         2,935               1,315                1,039
                     Other                                                   756               1,081                  865
                                                                    -----------------   ----------------     ----------------

                                                                    $     10,012        $     10,457         $      7,720
                                                                    =================   ================     ================

              b.     Long-lived assets:
                                                                                   Year ended December 31,
                                                                    ---------------------------------------------------------
                                                                          2000               1999                 1998
                                                                    -----------------   ----------------     ----------------

                     Israel                                         $        480        $        903         $      1,093
                     United States                                         8,244                 286                   74
                     France                                                  106                  89                   49
                     United Kingdom                                           15                  17                   19
                     Netherlands                                             109                  36                   35
                     Other                                                   221                   -                    3
                                                                    -----------------   ----------------     ----------------

                                                                    $      9,175        $      1,331         $      1,273
                                                                    =================   ================     ================

              c. No customers accounted for more than 10% of revenues in 1998, 1999 and 2000.


NOTE 16:-     SELECTED STATEMENTS OF OPERATION DATA

              a.     Research and development, net:

                                                                                     Year ended December 31,
                                                                      ------------------------------------------------------
                                                                        2000                1999                 1998
                                                                      -----------------   ----------------  ----------------

                     Total costs                                      $      6,098        $      2,468      $      2,008
                     Less grants and participations                              -                (386)             (315)
                                                                      -----------------   ----------------  ----------------

                                                                      $      6,098        $      2,082      $      1,693
                                                                      =================   ================  ================

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


              b.     Financial income (expenses), net:

                                                                                   Year ended December 31,
                                                                   ---------------------------------------------------------
                                                                          2000               1999              1998
                                                                   ------------------   ----------------  ------------------

                       Financial income:
                        Interest income                             $        308        $         18      $         91
                                                                    -----------------   ----------------  ----------------

                       Financial expense:
                        Foreign currency translation
                          adjustments                                         75                  48                 4
                        Interest expenses                                    424                 287                60
                                                                    -----------------   ----------------  ----------------

                                                                             499                 335                64
                                                                    -----------------   ----------------  ----------------

                      Financial income (expense), net               $       (191)       $       (317)     $         27
                                                                    =================   ================  ================

NOTE 17:-     SUBSEQUENT EVENTS (UNAUDITED)

              a.     Proposed merger with Ravisent Technologies, Inc.:

                     On June 27, 2001, the Company agreed to be acquired by Ravisent Technologies, Inc. ("Ravisent"). Under the terms of the agreement, which must be approved by the shareholders of the Company as well as by the shareholders of Ravisent, Ravisent will issue to the eMation Ltd. shareholders up to 8,000,000 shares of its common stock in exchange for all outstanding shares of the Company's common and preferred shares. In the event that the merger is approved, 20% of the Ravisent shares issued in connection with the transaction will be placed in escrow for a period of one year following the consummation of the merger. If approved, the merger is expected to be consummated on or before November 15, 2001.

              b.     Financing by bridge loans

              1. On June 25, 2001, the Company obtained a bridge loan (the "bridge loan") in the amount of $ 0.75 million from certain of its preferred shareholders. The bridge loan accrues interests at an annual rate of LIBOR plus 2.5%, and is payable on October 12, 2002. Under the terms of the bridge loan, the holders reserve the right to demand immediate repayment of the bridge loan upon the written demand of more than two thirds of the holders in the event that the Company has not signed a term sheet outlining the terms of its next financing round of at least $ 15 million within 60 days of the receipt of the bridge loan proceeds by the Company. In addition, under the terms of the bridge loan, the holders were issued rights to convert their loans into equity at a 40% discount of the next financing round.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)


                            In the event that the Company is acquired by Ravisent, the bridge loan provides that the principal and interest of the bridge loan will be repaid in connection with the consummation of the acquisition. In addition, the bridge loan provides that immediately prior to the acquisition, the holders of the bridge loan will be granted a new class of preferred stock, with a liquidation preference senior in priority to all other classes of the Company's shares.

                     2. Pursuant to a Secured Promissory Note and Agreement (the "Bridge Loan Agreement") dated July 26, 2001 between Luico Inc. ("Luico"), a wholly-owned subsidiary of Ravisent, and eMation, Inc.("eMation" in this footnote),a wholly-owned subsidiary of eMation Ltd., Luico agreed to loan eMation up to $2.5 million with an annual interest rate of LIBOR +2.5%(the "Bridge Loan") for the purpose of financing certain operating expenses in accordance with an agreed list of permitted uses attached to the Bridge Loan Agreement. The Bridge Loan is payable in three equal annual installments in the event the Share Purchase Agreement is terminated or earlier in the event of certain other specified events of default.





                               - - - - - - - - - -

                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands


                                                                                       June 30,            December 31,
                                                                                        2001                   2000
                                                                                  ------------------     ------------------
                                                                                      Unaudited
                                                                                  ------------------
     ASSETS

 CURRENT ASSETS:
   Cash and cash equivalents                                                          $     929              $   6,105
   Trade receivables (net of allowance for doubtful accounts of $ 278 as of
 December 31, 2000 and  $ 264 as of June 30, 2001)                                        2,745                  3,024
   Other accounts receivable and prepaid expenses                                           711                    630
   Inventories                                                                              120                    200
                                                                                  ------------------     ------------------

 Total current assets                                                                     4,505                  9,959
                                                                                  ------------------     ------------------

 LONG-TERM INVESTMENTS

 Long-term receivables                                                                      380                    208
 Severance pay fund                                                                         313                    375
                                                                                  ------------------     ------------------

                                                                                            693                    583
                                                                                  ------------------     ------------------

 PROPERTY AND EQUIPMENT, NET                                                              1,269                  1,398
                                                                                  ------------------     ------------------

 OTHER ASSETS, NET                                                                        6,737                  7,777
                                                                                  ------------------     ------------------

 Total assets                                                                         $  13,204               $ 19,717
                                                                                  ==================     ==================


The accompanying notes are an integral part of the consolidated financial statements.


                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)
                                                                                      June 30,           December 31,
                                                                                        2001                   2000
                                                                                  ------------------     ------------------
                                                                                      Unaudited
                                                                                  ------------------
    LIABILITIES, REDEEMABLE PREFERRED D SHARES AND
      SHAREHOLDERS' DEFICIENCY
 CURRENT LIABILITIES:
   Current maturities of long-term loans from banks and others                        $     545             $      510
   Trade payables                                                                         1,985                  1,858
   Employees and payroll accruals                                                         1,081                  1,771
   Accrued expenses and other liabilities                                                 3,162                  2,535
   Convertible loans from shareholders (See Note 5)                                         785                     37
                                                                                  ------------------     ------------------

 Total current liabilities                                                                7,558                  6,711
                                                                                  ------------------     ------------------

 LONG-TERM LIABILITIES:
   Long-term loans from banks and others, net of current maturities                       2,057                  2,336
   Accrued severance pay                                                                    495                    629
                                                                                  ------------------     ------------------

 Total long-term liabilities                                                              2,552                  2,965
                                                                                  ------------------     ------------------

 CONTINGENT LIABILITIES AND COMMITMENTS

   REDEEMABLE PREFERRED D SHARES OF NIS 0.05 PAR VALUE:
   6,000,000 shares authorized as of December 31, 2000 and June 30,
 2001; 5,228,051 shares issued and outstanding as of  December 31, 2000 and June 30, 2001; aggregate liquidation preference of $ 25,611 as of
 December 31, 2000 and $ 26,598 as of June 30, 2001                                      26,055                 24,951
                                                                                  ------------------     ------------------

 SHAREHOLDERS' DEFICIENCY
   Share capital -
    Preferred A shares of NIS 0.05 par value:
      1,890,333 shares authorized as of December 31, 2000
      and June 30,2001; 1,388,000 shares issued and outstanding as of
    December 31, 2000 and June 30, 2001; aggregate liquidation preference of $ 5,093 as of December 31, 2000 and $ 5,292 as of
      June 30, 2001                                                                          21                     21
    Preferred B shares of NIS 0.05 par value:
      2,500,000 shares authorized as of December 31, 2000 and June 30,
      2001; 1,451,447 shares issued and outstanding as of December 31,
      2000 and June 30,2001; aggregate liquidation preference of
      $6,634 as of December 31, 2000, and $ 6,956 as of June 30, 2001                        20                     20
    Ordinary shares of NIS 0.05 par value:
      8,000,007 shares authorized as of December 31, 2000
      and June 30,2001; 3,139,306 shares issued and outstanding as of
      December 31, 2000 and 3,246,826 as of June 30, 2001                                    47                     47
   Additional paid-in capital                                                            11,901                 12,615
   Deferred stock compensation                                                             (197)                  (131)
   Accumulated other comprehensive loss                                                    (222)                  (132)
   Accumulated deficit                                                                  (34,531)               (27,350)
                                                                                  ------------------     ------------------

 Total shareholders' deficiency                                                         (22,961)               (14,910)
                                                                                  ------------------     ------------------

 Total liabilities, redeemable preferred D shares and shareholders'
   deficiency                                                                         $  13,204               $ 19,717
                                                                                  ==================     ==================
The accompanying notes are an integral part of the consolidated financial statements.

                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

                                                                      Six months          Six months
                                                                         ended               ended
                                                                        June 30,            June 30,
                                                                         2001                2000
                                                                   ----------------------------------
                                                                               (unaudited)
                                                                   ----------------------------------
 Revenues                                                          $       5,258             4,598
 Cost of revenues                                                            991               656
                                                                   ------------------   -------------

 Gross profit                                                              4,267             3,942
                                                                   ------------------   -------------

 Operating expenses:
    Research and development, net                                          2,683             2,528
    Selling and marketing, net                                             4,968             5,454
    General and administrative (including $324 and $21
    stock compensation expenses as of June 30, 2001 and
    June 30, 2000, respectively)                                           2,997             2,280
                                                                   ------------------   -------------

 Total operating expenses                                                 10,648            10,262
                                                                   ------------------   ------------

 Operating loss                                                           (6,381)           (6,320)
 Financial expenses, net                                                    (131)             (179)
 Financial expenses related to amortization of
    compensation related to warrants granted to investors                      -              (500)
    in convertible loan
 Financial expenses resulting from compensation related to
    amortization of beneficial conversion feature and
    compensation related to warrants granted in connection
    to issuance of redeemable convertible Preferred D shares                   -              (190)
 Other expenses                                                             (669)                -
                                                                   ------------------   ------------

 Net loss                                                                 (7,181)           (7,189)
                                                                   ------------------   ------------
 Accretion of redemption value of Series D redeemable
    preferred shares                                                      (1,104)             (265)
                                                                   ------------------   ------------

 Net loss to Shareholders of Ordinary shares                       $      (8,285)       $   (7,454)
                                                                   ==================   ============

 Basic and diluted net loss per share of Ordinary share            $       (2.62)       $   ( 2.77)
                                                                   ==================   ============

 Weighted average number of shares used in computing
    basic and diluted net loss per Ordinary share                      3,167,252         2,695,103
                                                                   ==================   ============


The accompanying notes are an integral part of the consolidated financial statements.

                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands

                                                                                                               Accumulated
                                                                              Additional       Deferred           other
                                                 Preferred      Ordinary       paid-in          stock         comprehensive
                                                  shares         shares        capital       compensation         loss
                                               -------------  -------------  -------------  ---------------  ----------------
Balance as of January 1, 2000                      $    39         $    39    $    9,353        $    (111)        $    (57)
  Issuance of shares, net                                2               -           551                -                -
  Beneficial conversion feature related to
warrants granted in connection with the
issuance of convertible securities                       -               -           955                -                -
Stock-based compensation related to
  warrants granted to service providers                  -               -           209                -                -
  Accretion of Redeemable Preferred D shares             -               -        (1,319)               -                -
Stock compensation related to grant of
options  as part of to the acquisition of
   Intuitive                                             -               -         1,230                -                -
  Issuance of shares related to the
acquisition of Intuitive, net                            -               8         1,506                -                -
  Deferred stock compensation                            -               -           130             (130)               -
  Amortization of deferred stock compensation            -               -             -              110                -
  Comprehensive loss:
  Foreign currency translation adjustments               -               -             -                -              (75)
  Net loss                                               -               -             -                -                -
                                               -------------  -------------  -------------  ---------------  ----------------

  Total comprehensive loss


Balance as of December 31, 2000                         41              47        12,615             (131)            (132)
                                               =============  =============  =============  ===============  ================

  Accretion of Redeemable Preferred D shares             -               -        (1,104)               -                -
  Deferred stock compensation
   associated with stock option grants                   -               -           390             (390)               -
  Amortization of deferred stock compensation
   associated with stock option grants                   -               -             -              324                -
Foreign currency translation adjustments                 -               -             -                -              (90)
Net loss                                                 -               -             -                -                -
                                               -------------  -------------  -------------  ---------------  ----------------



Balance as of June 30, 2001 (unaudited)             $   41         $    47     $  11,901          $  (197)         $  (222)
                                               =============  =============  =============  ===============  ================

                                                                                       Total
                                                                      Total        shareholders'
                                                  Accumulated     comprehensive        equity
                                                    deficit           loss          (deficiency)
                                                 --------------  ----------------  ---------------

Balance as of January 1, 2000                     $    (9,019)                            $ 244
  Issuance of shares, net                                   -                               553
  Beneficial conversion feature related to
warrants granted in connection with the
issuance of convertible securities                          -                               955
Stock-based compensation related to
  warrants granted to service providers                     -                               209
  Accretion of Redeemable Preferred D shares                -                            (1,319)
Stock compensation related to grant of
options  as part of to the acquisition of
   Intuitive                                                -                             1,230
  Issuance of shares related to the
acquisition of Intuitive, net                               -                             1,514
  Deferred stock compensation                               -                                 -
  Amortization of deferred stock compensation               -                               110
  Comprehensive loss:
  Foreign currency translation adjustments                  -              (75)             (75)
  Net loss                                            (18,331)         (18,331)         (18,331)
                                                 --------------  ----------------  ---------------
  Total comprehensive loss                                          $  (18,406)
                                                                 ================

Balance as of December 31, 2000                       (27,350)                          (14,910)
                                                 ==============                    ===============

  Accretion of Redeemable Preferred D shares                -                            (1,104)
  Deferred stock compensation
   associated with stock option grants                      -                                 -
  Amortization of deferred stock compensation
   associated with stock option grants                      -                               324

Foreign currency translation adjustments                    -             ( 90)             (90)
Net loss                                               (7,181)          (7,181)          (7,181)
                                                 --------------  ----------------  ---------------
  Total comprehensive loss                                          $   (7,271)
                                                                 ================
Balance as of June 30, 2001 (unaudited)            $  (34,531)                        $ (22,961)
                                                 ==============                    ===============



The accompanying notes are an integral part of the consolidated financial statements.

                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
                                                                                  Six months        Six months
                                                                                     ended            ended
                                                                                    June 30,         June 30,
                                                                                     2001             2000
                                                                                ---------------------------------
                                                                                             Unaudited
                                                                                ---------------------------------
 Cash flows from operating activities:
   Net loss                                                                         $  (7,181)       $  (7,189)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                      1,288              667
     Amortization of deferred stock compensation                                          324               19
     Compensation related to warrants granted to investors in convertible loan              -              500
     Compensation expenses related to warrants granted in connection
      to issuance of redeemable preferred D shares                                          -              190
     Accrued interest on long-term loans                                                  126                -
     Accrued severance pay, net                                                           (72)            (255)
     Compensation related to warrants granted to services providers                         -               55
     Decrease (increase) in trade receivables, net                                        172             (132)
     Increase in other accounts receivable and prepaid expenses                           (92)            (453)
     Increase (decrease) in inventories                                                    58               (9)
     Increase in trade payables                                                           145              463
     Increase (decrease) in accrued expenses and other liabilities                        517             (248)
     Increase (decrease)  in employees and payroll accruals                              (660)             955
                                                                                ---------------- ----------------

   Net cash used in operating activities                                               (5,375)          (5,437)
                                                                                ---------------- ----------------

 Cash flows from investing activities:
   Purchase of property and equipment                                                    (163)            (710)
   Increase in other long-term receivables                                               (172)               -
   Proceeds from sale of property and equipment                                             -                -
   Payment for the acquisition of net assets of Intuitive Technologies
     Corporation (1)                                                                        -           (4,357)
                                                                                ---------------- ----------------

 Net cash used in investing activities                                                   (335)          (5,067)
                                                                                ---------------- ----------------

 Cash flows from financing activities:
   Short-term bank credit, net                                                              -            3,491
   Proceeds from convertible loans from shareholders, net                                 748             (247)
   Principal payment of convertible loans from shareholders                                 -             (154)
   Proceeds from long-term loans                                                            -                -
   Principal payment of long-term loans from banks and others                            (244)               -
   Proceeds from issuance of Redeemable Preferred D shares
      and warrants, net                                                                     -           20,239
   Proceeds from exercise of options                                                        -                9
                                                                                ---------------- ----------------

 Net cash provided by financing activities                                                504           23,338
                                                                                ---------------- ----------------

 Effect of exchange rate changes on cash and cash equivalents                              30                4
                                                                                ---------------- ----------------

 Increase (decrease) in cash and cash equivalents                                      (5,176)          12,838
 Cash and cash equivalents at the beginning of the period                               6,105            1,585
                                                                                ---------------- ----------------

 Cash and cash equivalents at the end of the period                                    $  929        $  14,423
                                                                                ================  ================

The accompanying notes are an integral part of the consolidated financial statements.

                                                                                                  eMATION LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except per share data)

                                                                                                          Six Months Ended
                                                                                                  ---------------------------------
                                                                                                      June 30,         June 30,
                                                                                                       2001             2000
                                                                                                  ---------------- ----------------
                                                                                                              Unaudited
                                                                                                  ---------------------------------
 (1)     Payment for the acquisition of the net assets of Intuitive
         Technologies Corporation ("ITC"):

         The fair value of the estimated (unaudited) net assets acquired at the acquisition date is as follows:
         Working capital, net (excluding cash and cash equivalents
           of $ 68)                                                                                 $         -       $    1,325
         Property and equipment                                                                               -              (34)
         Goodwill                                                                                             -           (7,269)
         Technology                                                                                           -             (980)
         Assembled workforce                                                                                  -             (280)
                                                                                                  ---------------- ----------------

                                                                                                              -           (7,238)
         Less - amount acquired by the issuance of shares and options
           and other non-cash considerations                                                                  -            2,881
                                                                                                  ---------------- ----------------

                                                                                                    $         -      $    (4,357)
                                                                                                  ================ ================
 (2)     Non-cash transactions:
         Conversion of bridge loans into redeemable preferred D shares                              $         -      $     3,258
                                                                                                  ================ ================

         Conversion of shareholders' loans into preferred B shares                                  $         -      $       544
                                                                                                  ================ ================

         Issuance of warrants granted to services provider                                          $         -      $       132
                                                                                                  ================ ================

         Supplemental disclosure of cash flows information:
           Interest paid during the year                                                            $        134      $      144
                                                                                                  ================ ================




The accompanying notes are an integral part of the consolidated financial statements.

                                               eMATION LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except per share data)


NOTE 1:-      GENERAL

              eMation Ltd. and its subsidiaries ("the Company") are engaged in the development, marketing and selling of software products and technologies used by multiple industries and customers worldwide for Device Relationship Management, data visualization, data acquisition and control and communication through the internet.

              The Company distributes its products through direct sales to original equipment manufactures ("OEM") and enterprise customers, as well as through distributors and value-added resellers. The Company maintains regional sales and support offices in the United States, Japan, France, the Netherlands and the United Kingdom where the Company has wholly owned subsidiaries.

              The Company's financial statements have been presented on the basis that it is a going concern, which contemplated the realization of assets and the satisfaction of liabilities in the normal course of business.

              Since inception, the Company has an accumulated deficit of $ 34,531 and has negative cash flows from operations activities in the amount of $ 5,437 for the year ended 2000 and $ 5,375 for six months ended June 30, 2001.

              The Company will need to obtain additional funds to continue its operations. The Company's management believes that sufficient funds will be available from existing or additional investors or other sources to provide the necessary liquidity to meet the Company's financing needs.


NOTE 2:-      SIGNIFICANT ACCOUNTING POLICIES

              The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2000 are applied consistently in these financial statements.


NOTE 3:-      FINANCIAL STATEMENTS IN U.S. DOLLARS

              A substantial portion of the costs of eMation Ltd. ("the Company" in this paragraph) are incurred in U.S.dollars. Since the dollar is the primary currency in the economic environment in which the Company operates, the dollar is its functional currency and, accordingly, monetary accounts maintained in currencies other than the dollar are remeasured using the foreign exchange rate at the balance sheet date and reflected in the statements of income as financial income or expenses, as appropriate.

              For the subsidiaries whose functional currency, other than the dollar, has been determined to be their local currency, assets and liabilities are translated at year-end exchange rates and statement of operations items are translated at average exchange rates prevailing during the year. Such translation adjustments are recorded as a separate component of shareholders' equity.

NOTE 4:-      PROPOSED MERGER WITH RAVISENT TECHNOLOGIES, INC.

              On June 27, 2001, the Company agreed to be acquired by Ravisent Technologies, Inc. ("Ravisent"). Under the terms of the agreement, which must be approved by the shareholders of the Company as well as by the shareholders of Ravisent, Ravisent will issue up to 8 million shares of its common stock in exchange for all outstanding shares of the Company's common and preferred stock. In the event that the merger is approved, 20% of the Ravisent shares issued in connection with the transaction will be placed in escrow for a period of one year following the consummation of the merger. If approved, the merger is expected to be consummated on or before November 15, 2001.

              With respect to the proposed merger, the Company recorded expenses in the amount of $ 669 as of June 30, 2001 which are included in other expenses.

NOTE 5:-      CONVERTIBLE LOANS FROM SHAREHOLDER


              a. On June 25, 2001, the Company obtained a bridge loan (the "bridge loan") in the amount of $ 0.75 million from certain of its preferred stockholders. The bridge loan accrues interest at an annual rate of LIBOR plus 2.5%, compounded daily, and is payable on October 12, 2002. Under the terms of the bridge loan, the holders reserve the right to demand immediate repayment of the bridge loan upon the written demand of more than two thirds of the holders in the event that the Company has not signed a term sheet outlining the terms of its next financing round of at least $15 million within 60 days of the receipt of the bridge loan proceeds by the Company. In addition, under the terms of the bridge loan, the holders were issued rights to convert their loans into equity at a 40% discount of the next financing round.

                    In the event that the Company is acquired by Ravisent, the bridge loan provides that the principal and interest of the bridge loan will be repaid in connection with the consummation of the acquisition. In addition, the bridge loan provides that immediately prior to the acquisition, the holders of the bridge loan will be granted a new class of preferred stock, with a liquidation preference senior in priority to all other classes of the Company's stock.

NOTE 6:-      SUBSEQUENT EVENTS

              Pursuant to a Secured Promissory Note and Agreement (the "Bridge Loan Agreement") dated July 26, 2001 between Luico Inc. ("Luico"), a wholly-owned subsidiary of Ravisent, and eMation, Inc.("eMation" in this footnote),a wholly-owned subsidiary of eMation Ltd. Luico agreed to loan eMation up to $2.5 million with an annual interest rate of LIBOR +2.5% (the "Bridge Loan") for the purpose of financing certain operating expenses in accordance with an agreed list of permitted uses attached to the Bridge Loan Agreement. The Bridge Loan is payable in three equal annual installments in the event the Share Purchase Agreement is terminated or earlier in the event of certain other specified events of default.


                              - - - - - - - - - -

To the Board of Directors and the Stockholders of eMation, Inc.:


                         Independent Auditor's Report


I have audited the accompanying balance sheets of Intuitive Technology Corporation, a Massachusetts corporation, as of December 31, 1999 and 1998, and the related statements of income, retained earnings (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intuitive Technology Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the financial statements, certain of the Company's operating assets were acquired by eMation, Inc. on May 19, 2000.



Andrew C. Fantasia, CPA

July 16, 2001

                        INTUITIVE TECHNOLOGY CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                     ASSETS
                                     ------
                                                                                1999                       1998
                                                                         --------------------       --------------------
CURRENT ASSETS
      Cash and cash equivalents (NOTE 2)                                        $    347,767               $    179,056
      Accounts receivable                                                            476,480                    571,296
      Prepaid expenses and other current assets                                       23,979                     29,402
                                                                         --------------------       --------------------
                 TOTAL CURRENT ASSETS                                                848,226                    779,754
                                                                         --------------------       --------------------
PROPERTY AND EQUIPMENT, net (NOTE 3)                                                  44,195                     22,615

OTHER ASSET
      Deposit                                                                          3,361                      3,361
                                                                         --------------------       --------------------
TOTAL ASSETS                                                                    $    895,782               $    805,730
                                                                         ====================       ====================

                     LIABILITIES AND SHAREHOLDER'S DEFICIT
                     -------------------------------------

CURRENT LIABILITIES
      Accounts payable                                                          $     19,347                      $ 800
      Accrued payroll                                                                 40,000                     40,000
      Deferred revenue (NOTE 2)                                                    1,714,105                    990,375
                                                                         --------------------       --------------------
                 TOTAL CURRENT LIABILITIES                                         1,773,452                  1,031,175
                                                                         --------------------       --------------------
LONG-TERM LIABILITIES
      Note payable (NOTE 4)                                                          191,086                    191,086
                                                                         --------------------       --------------------
TOTAL LIABILITIES                                                                  1,964,538                  1,222,261
                                                                         --------------------       --------------------
COMMITMENTS (NOTE 10)

SHAREHOLDER'S DEFICIT
      Common stock (NOTE 5)                                                            2,000                      2,000
      (In 1999 - 1,000,000 shares authorized, 1,000 shares issued and outstanding. In 1998 - 200,000 shares authorized, 1,000 shares issued and outstanding)
      Accumulated deficit                                                         (1,070,756)                  (418,531)
                                                                         --------------------       --------------------
TOTAL SHAREHOLDER'S DEFICIT                                                       (1,068,756)                  (416,531)
                                                                         --------------------       --------------------
TOTAL LIABILITIES AND
       SHAREHOLDER'S DEFICIT                                                    $    895,782               $    805,730
                                                                         ====================       ====================

   The accompanying notes and independent auditor's report are an integral part of the financial statements.

                       INTUITIVE TECHNOLOGY CORPORATION

             STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)

                    YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                     1999            1998
                                                 ------------    ------------
REVENUE
  Software                                       $ 1,516,975     $ 1,581,876
  Service                                            362,080         406,931
                                                 ------------    ------------
       TOTAL REVENUE                               1,879,055       1,988,807
                                                 ------------    ------------
COST OF REVENUE
  Software                                            12,686          28,614
  Service                                            200,637         195,499
                                                 ------------    ------------
       TOTAL COST OF REVENUE                         213,323         224,113
                                                 ------------    ------------
       GROSS PROFIT                                1,665,732       1,764,694
                                                 ------------    ------------
OPERATING EXPENSES
  Research and development                         1,112,532       1,051,051
  Sales and marketing                                855,326         643,110
  General and administrative                         129,775         148,683
                                                 ------------    ------------
       TOTAL OPERATING EXPENSES                    2,097,633       1,842,844
                                                 ------------    ------------
LOSS FROM OPERATIONS                                (431,901)        (78,150)
                                                 ------------    ------------
OTHER INCOME
  Interest income                                     24,582          25,069
                                                 ------------    ------------
       TOTAL OTHER INCOME                             24,582          25,069
                                                 ------------    ------------
NET LOSS BEFORE TAXES                               (407,319)        (53,081)

INCOME TAXES                                               -               -
                                                 ------------    ------------
NET LOSS                                            (407,319)        (53,081)

RETAINED EARNINGS (DEFICIT) - beginning of year     (418,531)        266,100

LESS DISTRIBUTIONS                                  (244,906)       (631,550)
                                                 ------------    ------------

ACCUMULATED DEFICIT - end of year                $(1,070,756)    $  (418,531)
                                                 ============    ============


The accompanying notes and independent auditor's report are an integral part of the financial statements.

                       INTUITIVE TECHNOLOGY CORPORATION

                           STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                           1999          1998
                                                       -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                             $ (407,319)    $ (53,081)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                           30,446        57,252
    (Increase) decrease in:
        Accounts receivable                                94,816      (100,577)
        Prepaid expenses and other current assets           5,423       (16,260)
    Increase (decrease) in:
        Accounts payable                                   18,547          (405)
        Accrued payroll                                         -        40,000
        Deferred revenue (NOTE 2)                         723,730       674,279
                                                       -----------    ----------
          NET CASH PROVIDED BY
           OPERATING ACTIVITIES                           465,643       601,208
                                                       -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                      (52,026)      (43,532)
                                                       -----------    ----------
          NET CASH USED IN INVESTING
           ACTIVITIES                                     (52,026)      (43,532)
                                                       -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of note payable                                       -       (18,144)
  Issuance of stockholder's distributions                (244,906)     (631,550)
                                                       -----------    ----------
          NET CASH USED IN FINANCING
           ACTIVITIES                                    (244,906)     (649,694)
                                                       -----------    ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                        168,711       (92,018)

CASH AND CASH EQUIVALENTS - beginning of year             179,056       271,074
                                                       -----------    ----------
CASH AND CASH EQUIVALENTS - end of year                $  347,767     $ 179,056
                                                       ===========    ==========

The accompanying notes and independent auditor's report are an integral part of the financial statements.

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------


1.   Nature of the Business

     Intuitive Technology Corporation (the "Company") was incorporated as a Massachusetts Corporation on May 19, 1993. The Company operates as a subchapter S Corporation under the Internal Revenue Code. The Company designs, develops and markets software for applications in process manufacturing.

     The Company incurred net losses of $407,319 and $53,081 in the years ended December 31, 1999 and 1998, respectively. The Company anticipates that it will continue to incur losses. As of December 31, 1999 the Company had cash resources of $347,767 consisting of cash and cash equivalents. In May 2000, the Company was acquired by eMation, Inc., a subsidiary of eMation, Ltd. ("eMation") (Note 11). The Company anticipates that through this acquisition it will be able to meet its working capital and capital expenditure requirements through December 31, 2000.

     The combined company's future beyond December 31, 2000 is dependent upon its ability to achieve break-even or positive cash flows from operations, to leverage the Company's acquisition by eMation, and/or to obtain additional funding. There is no assurance that the combined company will be able to achieve break-even or positive cash flows or that it will be successful in obtaining additional funding on terms acceptable to the combined company, if at all.

2.   Summary of Significant Accounting Policies

     Concentration of Credit Risk Arising From Cash Deposits in Excess of Insured Limits The company maintains its cash balances in one financial institution located in Marlboro, Massachusetts. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, the Company's uninsured cash balance totaled $245,243.

     Cash and Cash Equivalents
     The Company considers all highly liquid instruments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

     Fair Value of Financial Instruments
     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities.

     Property and Equipment
     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

     Research and Development and Software Development Costs
     Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized during the years ended December 31, 1999 and 1998, since costs incurred subsequent to establishment of technological feasibility were not material.

     Accounting for Stock-Based Compensation
     The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations and has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", through disclosure only (Note
     6). Stock-based awards to non-employees are accounted for under the provisions of SFAS No. 123.

     Revenue Recognition
     The Company's revenue is derived primarily from two sources: (i) software licenses to original equipment manufacturers ("OEM"), resellers and end users, and (ii) services revenue, primarily from providing support and maintenance, education and consulting services to end users.

     Revenues from software licenses are recognized in accordance with SOP 97-2, as amended. License revenues are comprised of perpetual license fees, which are derived from contracts with original equipment manufactures ("OEM") and distributors. License revenues from sales to distributors are recognized upon delivery of the software when collection is probable; the license fee is otherwise fixed or determinable; vendor-specific objective evidence exists; and persuasive evidence of an arrangement exists.

     Service revenues are comprised of revenues from maintenance and support arrangements, consulting fees, and training, none of which are considered essential to the functionality of the software license. Consulting and training revenues are recognized at the time the services are rendered.

     Deferred Revenues
     Revenues from support arrangements are deferred and recognized on a straight-line basis as service revenues over the life of the related agreement. Customer advances in excess of revenue recognized are recorded as deferred revenues.

     Comprehensive Income
     SFAS No. 130, "Reporting Comprehensive Income," requires a full set of general-purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income (loss)

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

     and other comprehensive income. For the years ended December 31, 1999 and 1998, the Company had no items qualifying as other comprehensive income.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes
     The Company operates as a subchapter S Corporation under the Internal Revenue Code: as such, tax consequences pass-through to the shareholder. Accordingly, these financial statements do not reflect any income tax consequences.

3.   Property and Equipment

     Property and equipment consist of the following:

                                        Estimated
                                       useful life          December 31,
                                         (years)         1999       1998

     Equipment                             2-3        $ 125,246    $  82,655
     Software                              2-3          104,587       98,437
     Furniture and fixtures                  5           17,053       13,768
                                                      ----------   ----------
                                                        246,886      194,860

     Less - accumulated depreciation                   (202,691)    (172,245)
                                                      ----------   ----------
                                                      $  44,195    $  22,615
                                                      ==========   ==========

4.   Debt

     As of December 31, 1999 and 1998, the Company owes $191,086 under a non-interest bearing long-term note payable to a customer. Under the terms of the note, amounts due are based upon a percentage of the Company's revenue related to certain products. During 2000, the lender forgave this note.

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

5.   Common Stock

     Effective October 1999, the Company increased and changed the authorized shares to 1,000,000 shares of $.01 par value common stock from 200,000 shares (1998) of no par common stock. At December 31, 1999 and 1998, the Company had 1,000 shares issued and outstanding.

6.   Stock Options

     The Company granted stock options to employees of the Company for the right to purchase shares of the Company's Common Stock. The stock options were not defined under a stock option plan; however, all stock option grants were approved by the founder and sole-shareholder of the Company and were granted with an exercise price above fair market value at the time of grant. All options become vested over a five-year term at a rate of 20% per year but no options are deemed vested until the earlier of five years from the date of grant, an IPO of the company, or an acquisition of the company. All options have a life of 5 years.

     Stock option activity for the years ended December 31, 1999 and 1998 is as follows:

                                                                             Weighted -     Weighted -
                                                                              Average        Average
                                                         Shares              Exercise          Fair
                                                                              Price           Value
                                                     ----------------------------------------------------
          Outstanding at December 31, 1997                -                     -              -
                                    Grants             10,000                $5.00          $0.00
                                 Exercises                -                     -              -
                                   Cancels                -                     -              -
                                                     ----------
          Outstanding at December 31, 1998             10,000                $5.00          $0.00
                                    Grants              5,000                $5.00          $0.00
                                 Exercises                -                     -              -
                                   Cancels                -                     -              -
                                                     ----------
          Outstanding at December 31, 1999             15,000                $5.00          $0.00
                                                     ==========

          At December 31, 1999, none of the options were exercisable and the weighted-average remaining life of all outstanding options was 3.70 years.

          Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, net losses as reported for the years ended December 31, 1999 and 1998 would not have changed from the amounts presented in the statement of operations. The fair value of the options were estimated on the date of grant using the Black-Scholes option pricing model with the following

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

     weighted-average assumptions: risk free rate of 5.8%; no expected dividend; an expected life of 5 years; and no volatility.

7.   Restricted Stock

     During the years ended December 31, 1999 and 1998, the Company granted 14,400 and 53,000 shares respectively, of restricted common stock to certain employees. The restricted stock was not defined under a Stock Compensation Plan, but the founder and sole shareholder of the Company approved the transactions. The shares vest over a five-year period, but no shares are deemed vested until the earlier of July 2003, an IPO of the Company, or the acquisition of the Company. Accordingly, no shares were outstanding as result of these grants as of December 31, 1999 and 1998. The Company did not record any compensation expense in relation to the restricted stock grants, as the fair value of the restricted shares was not material. As of December 31, 1999, there were 277,400 shares of unvested restricted stock outstanding.

8.   Simplified Employee Pension IRA

     The Company maintains a Simplified Employee Pension IRA retirement plan under the Internal Revenue Code. Under the terms of this plan, the Company contributes an amount equal to 15% of pre-tax compensation for all employees. Company contributions to this plan for the years ended December 31, 1999 and 1998 were approximately $210,000 and $173,000 respectively. Employee balances in the plan are fully vested.

9.   Related Party Transactions

     The Company's founder and sole-shareholder is also the Chief Executive Officer of the Company. Compensation expense for the Chief Executive Officer and another related party amounted to $320,467 and $301,000 and was included in operating expenses for the years ended December 31, 1999 and 1998, respectively. Additionally, distributions that are paid to the founder on a discretionary basis totaled $244,906 and $631,550 for the years ended December 31, 1999 and 1998, respectively.

10.  Commitments

     The Company leases its office space under a non-cancelable lease, which extends through February 28, 2009. The base annual rent expense under this lease was $76,879 and $73,673 for the years ended December 31, 1999 and 1998 respectively. Future minimum annual base rent commitments under this lease are as follows:

                          2000 thru 2008 - $ 99,800
                          2009           - $ 19,716

Intuitive Technology Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

11.  Subsequent Events

     On May 19, 2000, all of the assets and certain of the liabilities of the Company were acquired by eMation, Inc., a subsidiary of eMation, Ltd. ("eMation") in exchange for 550,077 shares of eMation ordinary stock, $3,614,000 in cash and 100,000 shares of eMation ordinary stock contingent upon the outcome of certain events. Additionally, 627,213 stock options to purchase ordinary shares of eMation Common Stock were granted to former employees of Intuitive Technology Corporation in exchange for forfeiting all outstanding stock rights previously issued by the Company. The shareholder of the Company is also entitled to a ten-year interest-free note in the amount of $307,000 from eMation. Proceeds from this note were received during March 2001 and become due May 19, 2010, or upon an earlier date as determined by the borrower. This note may be repaid in cash, eMation ordinary shares, or any combination thereof. For purposes of repayment of the note, eMation ordinary shares have a pre-defined value of $2.33 per share.

     During the year 2000, the Company's non-interest bearing long-term note from its customer was forgiven in the amount of $191,086.

                                    ANNEX A

                 AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

================================================================================





                            SHARE PURCHASE AGREEMENT

                                      among

                           RAVISENT TECHNOLOGIES INC.,

                                  EMATION, LTD.

                                 and certain of

                               THE SHAREHOLDERS OF
                                  EMATION, LTD.











                    Amended and restated as of July 27, 2001
================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I. DEFINITIONS............................................................................................2
         SECTION 1.01. Certain Defined Terms......................................................................2

ARTICLE II. SALE AND TRANSFER OF COMPANY SHARES; CLOSING; PURCHASE PRICE.........................................11
         SECTION 2.01. Sale and Transfer of Company Shares.......................................................11
         SECTION 2.02. Closing...................................................................................11
         SECTION 2.03. Delivery of Company Shares and Payment of Purchase Price..................................12
         SECTION 2.04. Fractional Shares.........................................................................13
         SECTION 2.05. Calculation of Adjustments................................................................13
         SECTION 2.06. Piggy-back Registration...................................................................14

ARTICLE III. REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY....................................................15
         SECTION 3.01. Organization, Standing and Power..........................................................15
         SECTION 3.02. Memorandum................................................................................15
         SECTION 3.03. Capital Structure.........................................................................15
         SECTION 3.04. Authority Relative to this Agreement......................................................17
         SECTION 3.05. No Conflicts; Required Filings and Consents...............................................17
         SECTION 3.06. Officers and Directors....................................................................18
         SECTION 3.07. Bank Accounts.............................................................................18
         SECTION 3.08. Subsidiaries, Etc.........................................................................18
         SECTION 3.09. Absence of Certain Changes or Events......................................................19
         SECTION 3.10. Title to Assets...........................................................................21
         SECTION 3.11. Sufficiency of Assets.....................................................................22
         SECTION 3.12. Fixtures and Equipment....................................................................22
         SECTION 3.13. Contracts.................................................................................22
         SECTION 3.14. Permits...................................................................................24
         SECTION 3.15. Financial Statements......................................................................24
         SECTION 3.16. Liabilities...............................................................................26
         SECTION 3.17. Litigation................................................................................26
         SECTION 3.18. Labor Matters.............................................................................27
         SECTION 3.19. Employee Plans............................................................................28
         SECTION 3.20. [Reserved]................................................................................31
         SECTION 3.21. Compliance with Law.......................................................................31
         SECTION 3.22. Intellectual Property.....................................................................32
         SECTION 3.23. Tax Matters...............................................................................34
         SECTION 3.24. Insurance.................................................................................37
         SECTION 3.25. Payments..................................................................................37
         SECTION 3.26. Customers and Suppliers...................................................................38
         SECTION 3.27. Environmental Matters.....................................................................38
         SECTION 3.28. Brokers; Transaction Costs................................................................39
         SECTION 3.29. Information Supplied......................................................................39
         SECTION 3.30. Products Liability........................................................................40


         SECTION 3.31. Real Property and Leased Real Property....................................................40
         SECTION 3.32. Transactions with Related Parties.........................................................41
         SECTION 3.33. Certain Business Practices................................................................41
         SECTION 3.34. Business Activity Restriction.............................................................41
         SECTION 3.35. Grants, Incentives and Subsidies..........................................................42
         SECTION 3.36. Full Disclosure...........................................................................42
         SECTION 3.37. Signatories...............................................................................43

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...................................................43
         SECTION 4.01. Authorization of Agreements, Etc..........................................................43
         SECTION 4.02. Validity..................................................................................43
         SECTION 4.03. Title to Shares...........................................................................43
         SECTION 4.04. Investment Representations................................................................44
         SECTION 4.05. No Registration Of Purchaser Shares.......................................................45
         SECTION 4.06. Purchaser Shares Are Restricted Securities................................................45
         SECTION 4.07. Obligation to Register....................................................................46
         SECTION 4.08. Brokers...................................................................................46
         SECTION 4.09. Tax Withholding...........................................................................46

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................................................46
         SECTION 5.01. Organization and Qualification; Subsidiaries..............................................46
         SECTION 5.02. Capitalization............................................................................47
         SECTION 5.03. Authority Relative to this Agreement......................................................47
         SECTION 5.04. No Conflict; Required Filings and Consents................................................47
         SECTION 5.05. SEC Filings; Financial Statements.........................................................48
         SECTION 5.06. Absence of Certain Changes or Events......................................................49

ARTICLE VI. COVENANTS............................................................................................49
         SECTION 6.01. Conduct of Business by the Company Pending the Closing....................................49
         SECTION 6.02. No Solicitation...........................................................................50
         SECTION 6.03. Notices of Certain Events.................................................................50
         SECTION 6.04. Access to Information; Confidentiality....................................................51
         SECTION 6.05. Further Action; Consents; Filings.........................................................51
         SECTION 6.06. Certain Tax Matters.......................................................................52
         SECTION 6.07. Public Announcements......................................................................52
         SECTION 6.08. Legend....................................................................................52
         SECTION 6.09. Information Statement.....................................................................53
         SECTION 6.10. Tax-Free Reorganization...................................................................53
         SECTION 6.11. Review Report.............................................................................53

ARTICLE VII......................................................................................................54

ARTICLE VII. ADDITIONAL AGREEMENTS...............................................................................54
         SECTION 7.01. Proxy Statement...........................................................................54
         SECTION 7.02. Purchaser Stockholders' Meeting...........................................................54
         SECTION 7.03. [Reserved]................................................................................55


         SECTION 7.04. Assumption of Company Options.............................................................55
         SECTION 7.05. Registration Statements on Form S-8.......................................................56
         SECTION 7.06. Resignations of Officers and Directors....................................................56
         SECTION 7.07. General Release and Waiver................................................................56
         SECTION 7.08. Bridge Loan...............................................................................57

ARTICLE VIII. CONDITIONS PRECEDENT...............................................................................58
         SECTION 8.01. Conditions Precedent to the Obligations of Each Party.....................................58
         SECTION 8.02. Conditions Precedent to the Obligation of the Purchaser...................................58
         SECTION 8.03. Conditions Precedent to the Obligations of the Company and the Shareholders...............61

ARTICLE IX. INDEMNIFICATION......................................................................................62
         SECTION 9.01. Escrow Fund...............................................................................62
         SECTION 9.02. Indemnification...........................................................................62
         SECTION 9.03. Escrow Period.............................................................................65
         SECTION 9.04. Claims upon Escrow Fund...................................................................65
         SECTION 9.05. Shareholders' Agent.......................................................................67
         SECTION 9.06. Actions of the Shareholders' Agent........................................................67
         SECTION 9.07. Third-Party Claims........................................................................68

ARTICLE X. TERMINATION AND ABANDONMENT...........................................................................69
         SECTION 10.01. Survival of Representations and Warranties...............................................69
         SECTION 10.02. Termination..............................................................................69
         SECTION 10.03. Procedure and Effect of Termination......................................................70

ARTICLE XI. MISCELLANEOUS........................................................................................70
         SECTION 11.01. Expenses, Etc............................................................................70
         SECTION 11.02. Notices..................................................................................71
         SECTION 11.03. Waivers..................................................................................72
         SECTION 11.04. Amendments, Supplements, Etc.............................................................73
         SECTION 11.05. Governing Law............................................................................73
         SECTION 11.06. Waiver of Jury Trial.....................................................................73
         SECTION 11.07. Headings; Interpretation.................................................................73
         SECTION 11.08. Counterparts.............................................................................74
         SECTION 11.09. Entire Agreement.........................................................................74
         SECTION 11.10. Third Party Beneficiaries/Parties in Interest............................................74
         SECTION 11.11. Assignability............................................................................74


Schedule                  Description
--------                  -----------

   I      Shareholders of the Company

   II     Management Shareholder

   III    Post Closing Company and Subsidiary Officers and Directors

   IV     Post Closing Purchaser Officers and Directors

   V      Net Debt Amount Lenders

Exhibit                   Description
-------                   -----------

   A      Form of Escrow Agreement

   B      Form of Opinion of Yigal, Arnon & Co., Israeli Counsel to the Company

   C      Form of Opinion of Ropes & Gray, U.S. Counsel to the Company

   D      Form of Dale Calder Executive Employment and Non-Competition Agreement

   E Form of Executive Employment and Non-Competition Agreement for Key Employees other than Dale Calder

   F      Form of Non Competition and Confidentiality Agreement

   G      Form of Lock-up Agreement

   H Form of Opinion of Brobeck, Phleger & Harrison LLP, U.S. Counsel to the Purchaser

   I      Form of Company 2001 Stock Option Plan

   J      Form of Investor Suitability Certificate

   K      Form of Bridge Loan Agreement

   L      Form of Guaranty

   M      Form of Opinion of counsel to the Shareholders

                            SHARE PURCHASE AGREEMENT

          SHARE PURCHASE AGREEMENT, amended and restated as of July 27, 2001, among RAVISENT Technologies Inc., a Delaware corporation (the "Purchaser"), eMation, Ltd., a private company organized under the laws of the State of Israel (the "Company"), and certain of the shareholders of the Company named in
Schedule I hereto who have executed this Agreement (hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, the authorized share capital of the Company consists of the following classes and series of shares: Ordinary Shares (the "Ordinary Shares"); Series A Preferred Shares (the "Series A Preferred Shares"); Series B Pr ferred Shares (the "Series B Preferred Shares"); Series C Preferred Shares (the "Series C Preferred Shares"); and Series D Redeemable Preferred Shares (the "Series D Preferred Shares"), each of NIS 0.05 nominal value (collectively, together with the Series E Preferred Shares, the "Company Shares"); and

          WHEREAS, the Company shall, immediately prior to the Closing, issue shares of a new series of preferred share which shall be designated as Series E Preferred Shares (the "Series E Preferred Shares") to certain holders of preferred shares of the Company pursuant to and in accordance with the terms and conditions contained in an agreement dated as of June 25, 2001 among the Company and such holders (the "Shareholder Bridge Facility"), a copy of which has been provided to the Purchaser; and

          WHEREAS, the Purchaser desires to purchase all of the issued and outstanding Company Shares at the Closing; and

          WHEREAS, the Purchaser has made an offer to purchase all of the issued Company Shares of all classes and series (the "Buyout offer");

          WHEREAS, the Shareholders desire to sell and the Purchaser desires to purchase all of the Company Shares owned by the Shareholders, on the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, the parties intend that the purchase of Company Shares qualify as a reorganization under Section 368 of the Code for U.S. tax purposes, and hereby adopt this agreement as a plan of reorganization within the meaning of Section 368 of the Code; and

          WHEREAS, as an inducement to the Company and the Shareholders to enter into this Agreement, the Purchaser and the Company shall use their best efforts to cause Luico Inc., a subsidiary of the Purchaser, and eMation, Inc., a subsidiary of the Company, respectively, to enter into the Secured Promissory Note and Agreement (the "Bridge Loan Agreement") substantially in the form attached hereto as Exhibit K, along with the Intellectual Property Security Agreement and the Security Agreement referred to therein, within five Business Days of the original execution of this Agreement by the Company, the Purchaser and holders of no less than ninety percent (90%) of each class and series of the Company Shares outstanding on the date hereof, pursuant to which, among other things, Luico Inc. will provide bridge financing (the "Bridge Loan") to eMation, Inc. and in return eMation, Inc. will provide a security interest in its assets and intellectual property to Luico Inc.; and

          WHEREAS, as an inducement to Luico Inc. to provide the Bridge Loan, the Company will, concurrently with the execution of the Bridge Loan Agreement, execute a Guaranty (the "Guaranty") substantially in the form attached hereto as Exhibit L, along with the Guarantor Intellectual Property Security Agreement and the Guarantor Security Agreement referred to therein, pursuant to which, among other things, the Company will guarantee the obligations of eMation, Inc. pursuant to the Bridge Loan Agreement and provide a security interest in its assets and intellectual property to Luico Inc.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

          SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

          "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due to the Company or a Company Subsidiary including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Company or a Company Subsidiary.

          "Action" shall mean any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

          "Adjustment Shares" shall mean that number of Purchaser Shares equal to the quotient obtained by dividing the Net Debt Amount by $3.00, provided however, that in no event shall such quotient be less than zero.

          "Affiliate" of a Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

          "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under any similar Law.

          "Assets" shall mean with respect to any Person, all of its right, title and interest in and to its properties, assets and rights of any kind, whether tangible or intangible, real or personal.

          "Balance Sheet Date" shall mean December 31, 2000.

          "Benefit Arrangement" shall mean with respect to any Person, any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements and managers' insurance), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, share options, stock appreciation rights, share purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits whether or not legally binding, which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is or has been entered into, maintained, contributed to or required to be contributed to, by such Person, or an ERISA Affiliate thereof or under which such Person, or any ERISA Affiliate thereof may incur any Liability, and (C) covers or has covered any employee or former employee of such Person, or any ERISA Affiliate thereof (with respect to their relationship with such entities).

          "Books and Records" shall mean, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to its Assets or Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to its Assets or Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in its Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by such Person or its respective Affiliates.

          "Business" shall mean, with respect to any Person, the business of such Person as conducted on the date hereof.

          "Business day" shall mean any day other than a Friday, Saturday, Sunday or any other day on which banking institutions in the State of New York or the State of Israel ("Israel") are not open for the transaction of normal banking business.

          "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date.

          "Code" shall mean Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to the Purchaser prior to the execution of this Agreement and forming a part hereof.

          "Company Financial Advisor" shall mean BNY Capital Markets, Inc.

          "Company Material Adverse Effect" shall mean any change in or effect on the business of the Company or any Company Subsidiary that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (a) the business, Assets, Liabilities, financial condition or results of operations of the Company and the Company Subsidiaries or (b) the ability of the Company to perform its obligations under this Agreement or the Transaction Documents to which the Company is a party or to effect the transactions contemplated hereby or thereby; provided that continuing operating losses by the Company and the Company Subsidiaries in the ordinary course of business consistent with past results will not be deemed to be a Company Material Adverse Effect.

          "Company Options" shall mean options to purchase shares of the Company granted and those obligations to grant such options to employees, consultants or directors under or subject to the terms of any of the Company 2000 Option Plans, the Company 1988 Option Plans or pursuant to other Contracts of the Company or any Company Subsidiary.

          "Company 2000 Option Plans" shall mean the Company's 2000 International Stock Option Plan adopted by the Company's Board of Directors and as in effect as of the date hereof, and the Company's 2000 Master Share Option Plan adopted by the Company's Board of Directors and as in effect as of the date hereof.

          "Company 1988 Option Plans" shall mean the PC Soft International
(1988) Ltd. Israeli Employee Stock Option Plan adopted by the Company's Board of Directors and as in effect as of the date hereof, and the PC Soft International
(1988) Ltd. International Employee Stock Option Plan adopted by the Company's Board of Directors and as in effect as of the date hereof.

          "Company Option Plans" shall mean the Company 2000 Option Plans and the Company 1988 Option Plans.

          "Company Proprietary Property" shall mean all Proprietary Rights which are used or are proposed to be used in connection with the conduct of the business of the Company and the Company Subsidiaries as currently conducted or as currently contemplated to be conducted.

          "Company Subsidiary" shall mean any Subsidiary of the Company.

          "Company Warrants" shall mean warrants to purchase shares of the Company granted and those obligations to grant such warrants pursuant to Contracts of the Company or any Company Subsidiary.

          "Confidentiality Agreement" shall mean the confidentiality agreement dated February 27, 2001 between the Purchaser and the Company.

          "Consents" shall mean consents, approvals, requirements, exemptions, orders, waivers, allowances, novations, authorizations, declarations, filings, registrations and notifications.

          "Contracts" shall mean, with respect to any Person, all agreements, undertakings, contracts, obligations, arrangements, promises, understandings and commitments (whether written or oral and whether express or implied) (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability or (iv) by which such Person, or any of the Assets owned or used by such Person, is bound.

          "$" shall mean United States Dollars.

          "Default" with respect to any Person shall mean (a) a breach of or default under any Contract of such Person, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any such Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any such Contract.

          "Employee Contract" shall mean each management, employment, consulting, non-compete, confidentiality, proprietary rights or similar Contract between the Company or any Company Subsidiary and any employee or consultant of the Company or a Company Subsidiary insofar as any such person performs services for the Company or any Company Subsidiary or pursuant to which the Company or any Company Subsidiary has or may have any Liability and any other undertaking or commitment of any such person toward the Company or any Company Subsidiary, including but not limited to Contracts with present or former officers or directors of the Company or any Company Subsidiary and Contracts providing for severance, termination, "golden parachute," or other similar payments to any present or former employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which the Company or any Company Subsidiary are a party.

          "Employee Plans" shall mean, with respect to any Person, all of its respective Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, any contingent sale or other title retention agreement or lease in the nature thereof and, in the case of securities, any purchase option, call proxy, right of first refusal, right of preemption, voting trusts, attachments and any restriction on voting or transfer or similar right or claim of a third party with respect to such securities.

          "Environmental Conditions" mean, with respect to any Person, the introduction into the environment of any Hazardous Substance as a result of which such Person, has or is reasonably likely to become liable to any other Person or by reason of which any of its Assets is reasonably likely to suffer or be subjected to any Encumbrance.

          "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, as in effect as of the date hereof.

          "Environmental Permit" shall mean any Permit required under or issued pursuant to any applicable Environmental Law.

          "Escrow Agent" shall mean the person mutually chosen by the Purchaser and the Company prior to the Closing Date to act as the escrow agent under the Escrow Agreement, or any successor thereof.

          "Escrow Agreement" shall mean the Escrow Agreement, to be dated as of the Closing Date, by and among the Company, the Purchaser, the Shareholders Agent and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

          "Escrow Shares" shall mean the shares of Purchaser Common Stock to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" under "common control," or an "affiliated service group" with such Person as defined in Section 414(b), (c) or (m) of the Code or is under "common control" with such Person within the meaning of Section 4001(a)(14) of ERISA.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and out-of-pocket expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and all other matters related to the transactions contemplated hereby or thereby.

          "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefore or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned or leased by such Person, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

          "Governmental Entity" shall mean in any jurisdiction, including without limitation the United States and Israel, any (i) supranational, national, federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Governmental Order" shall mean, with respect to any Person, any judgment, decision, consent decree, injunction, ruling or order of any Governmental Entity that is binding on such Person or its Assets under applicable Law.

          "Hazardous Substance" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of payments not yet made for services already provided or property already owned by the Person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on Assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "IRS" shall mean the U.S. Internal Revenue Service.

          "Law" shall mean in any jurisdiction, including, without limitation, the United States and Israel, any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, notice requirement, agency guidelines, principles of law, other requirement or principle of law, Governmental Order or determination of any Governmental Entity, including but not limited to Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Leased Real Property" means all premises which are leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary and the interest of the Company or any Company Subsidiary in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situate on or forming part of such premises.

          "Liability" shall mean any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

          "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan," as defined in Sections 4001(a)(3) of ERISA or 3(37) of the Code, (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate thereof may incur any Liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate thereof (with respect to their relationship with such entities).

          "NIS" shall mean the New Israeli Shekel, the lawful currency of the State of Israel.

          "Net Debt Amount" shall mean the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries to the Persons set out on Schedule V, on a consolidated basis, as of the Closing Date in excess of $5,000,000, calculated in accordance with GAAP.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate thereof may incur any Liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate thereof (with respect to their relationship with such entities).

          "Permits" shall mean all licenses, Consents, permits, franchises, approvals or authorizations of any Governmental Entity.

          "Person" shall mean an individual, corporation, partnership, private company, limited partnership, limited liability company, limited liability partnership, syndicate, person

(including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

          "Proprietary Rights" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, business, corporate and product names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith,
(e) all trade secrets, confidential business and technical information (including but not limited to ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, plans, models, engineering notebooks, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs, (g) all licenses, sublicenses, permissions or Contracts in connection with any of the foregoing, (h) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide, (i) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media), and (j) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

          "Purchaser Common Stock" shall have the meaning attributed to such term in Section 2.03(b).

          "Purchaser Financial Advisor" shall mean Bear, Stearns & Co. Inc.

          "Purchaser Material Adverse Effect" shall mean any change in or effect on the business of Purchaser and its Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (a) the business, Assets, Liabilities, financial condition or results of operations of the Purchaser and the Purchaser Subsidiaries or (b) the ability of the Purchaser to perform its obligations under this Agreement or the Transaction Documents to which the Purchaser is a party or to effect the transactions contemplated hereby or thereby; provided that neither (i) continuing operating losses by the Purchaser and its Subsidiaries in the ordinary course of business consistent with past results nor (ii) a decrease in the Purchaser's stock price will be deemed to be a Purchaser Material Adverse Effect.

          "Purchaser Net Asset Value" shall mean the total assets of the Purchaser minus the total liabilities of the Purchaser, determined in accordance with GAAP.

          "Purchaser Share Closing Price" shall mean the average of the last sale price of shares of Purchaser Common Stock through the Nasdaq National Market (as reported in the Wall Street Journal of, in the event of dispute, another authoritative source) for the twenty (20) trading days ending on the third trading day immediately proceeding the Closing Date.

          "Purchaser Shares" shall have the meaning attributed to such term in
Section 2.03(b).

          "Purchaser Subsidiary" shall mean any Subsidiary of the Purchaser.

          "Real Property Leases" means those agreements to lease, leases, subleases or licenses or other occupancy rights pursuant to which the Company or any Company Subsidiaries use or occupy the Leased Real Property.

          "Related Party" shall mean as to any Person, any of such Person's officers and directors, any Affiliate thereof or the respective officers and directors of any such Affiliate.

          "Release" shall mean and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          "Representative" shall mean, with respect to any Person, any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "Subsidiary" shall mean, with respect to any Person, (A) any corporation in an unbroken chain of corporations beginning with such Person if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 20 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (B) any partnership in which such Person is a general partner; (C) any partnership in which such Person is a partner; or (D) any limited liability company, joint venture, association or other entity in which such Person possesses a direct or indirect equity interest.

          "Tax" shall mean any and all taxes, fees, levies, duties, tariffs and imposts (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation and net worth taxes; other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

          "Tax Return" shall mean any return, report, declaration, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return, any schedule or attachment thereto and any amendment thereof) required to be filed with respect to any Taxes.

          "To the knowledge" or "knowledge" of a party (or similar phrases) shall mean to the best of the knowledge, information and belief of such party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant employees of the party and, in the case of the knowledge of the Company, Dale Calder (President & CEO),William MacMaster (CFO), Wendy Iwanski (Corporate Controller), Paul Henderson (Vice President, Marketing), Gregg Bauer (Vice President, Sales), Grant Challenger (Director, North American Sales), Rich MacKeen (Vice President, R&D), Jim Hansen (CTO), Annmarie Lewis (Director, Human Resources) and Christian Guers.

          "Transaction Documents" shall mean this Agreement and all other instruments, certificates and agreements delivered or required to be delivered pursuant to this Agreement.

          "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

          "Welfare Plan" shall mean with respect to any Person any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may incur any Liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities) thereof.

                                  ARTICLE II.

                      SALE AND TRANSFER OF COMPANY SHARES;
                             CLOSING; PURCHASE PRICE

          SECTION 2.01. Sale and Transfer of Company Shares. Subject to the terms and conditions set forth herein, each Shareholder shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from such Shareholder, on the Closing Date (as hereinafter defined), the number of Company Shares set forth opposite the name of such Shareholder in
Schedule I hereto (it being understood that such schedule shall be updated to reflect changes in share capital of the Company prior to Closing permitted pursuant to this Agreement) under the respective headings "Company Shares" and all other shares of the Company owned by such Shareholder immediately prior to the Closing, in each case free and clear of any and all Encumbrances.

          SECTION 2.02. Closing. The Closing shall take place, subject to, and no later than five Business Days after, the satisfaction or waiver of all the conditions set forth in Article VIII hereunder, at 1:00 P.M. at the offices of the Purchaser or at such other place or time as the Purchaser and the Shareholders may mutually agree (the date and time of the Closing is herein called the "Closing Date").

         SECTION 2.03. Delivery of Company Shares and Payment of Purchase
Price.

          (a) At the Closing, each Shareholder shall deliver to the Purchaser a certificate or certificates registered in such Shareholder's name representing the Company Shares to be sold and transferred by such Shareholder, free and clear of any Encumbrances, accompanied by a share transfer deed (in form reasonably satisfactory to Purchaser) duly signed by such Shareholder evidencing the Company Shares being sold and transferred by such Shareholder hereunder.

          (b) Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the Company Shares being sold, conveyed, transferred, assigned and delivered hereunder, Purchaser will deliver to each Shareholder at the Closing, subject to
Section 2.03(c) and Section 2.04, stock certificates duly registered in the name of such Shareholder representing that number of shares ("Purchaser Shares") of common stock, $0.001 par value per share, of the Purchaser ("Purchaser Common Stock") equal to the product of:

          (i) in the case of Ordinary Shares, 550,000, multiplied by a fraction,
     (x) the numerator of which shall equal the number of Ordinary Shares owned by such Shareholder immediately prior to the Closing and (y) the denominator of which shall be the number of issued and outstanding Ordinary Shares immediately prior to the Closing;

          (ii) in the case of Series E Preferred Shares, 700,000, multiplied by a fraction, (x) the numerator of which shall equal the number of Series E Preferred Shares owned by such Shareholder immediately prior to the Closing and (y) the denominator of which shall be the number of issued and outstanding Series E Preferred Shares immediately prior to the Closing; and

          (iii) in the case of each of the Series A, B and D Preferred Shares, the applicable Series Share Allocation (as defined below) multiplied by a fraction, (x) the numerator of which shall equal the number of Company Shares of such series owned by such Shareholder immediately prior to the Closing and (y) the denominator of which shall be the number of issued and outstanding Company Shares of such series immediately prior to the Closing.

          "Series Share Allocation" shall mean the product obtained by multiplying (i) 6,750,000 minus the Adjustment Shares by (ii) a fraction,
     (x) the numerator of which shall equal the aggregate liquidation preference payable to all shares of such series outstanding immediately prior to the Closing, pursuant to section 72 of the Bylaws (as defined herein) as it reads on the date hereof and (y) the denominator of which shall equal the total aggregate liquidation preference payable to all series of preferred shares outstanding immediately prior to the Closing, pursuant to section 72 of the Bylaws (as defined herein) as it reads on the date hereof.

          (c) Stock certificates representing the number of Purchaser Shares issued to each of the Shareholders pursuant to Sections 2.03(b)(ii) and (iii) of this Agreement equal to the

Escrow Allocation (as defined below) for such Shareholder shall be deposited in an escrow account (the "Escrow Fund") to be held in escrow pursuant to the Escrow Agreement.

          "Escrow Allocation" shall mean the product obtained by multiplying (i) a number equal to 20% of the Purchaser Shares issued pursuant to or in connection with the transactions contemplated by this Agreement by (ii) a fraction, (x) the numerator of which shall equal the Purchaser Shares issued to such Shareholder pursuant to Sections 2.03(b)(ii) and (iii) of this Agreement and (y) the denominator of which shall equal the total Purchaser Shares issued to all Shareholder pursuant to Sections 2.03(b)(ii) and (iii) of this Agreement.

          SECTION 2.04. Fractional Shares. With respect to any payment by Purchaser to be made by delivery of Purchaser Shares pursuant to Section 2.03, no fractional shares of Purchaser Shares will be issued and any holder of Company Shares entitled pursuant to this Agreement to receive a fraction of a share of Purchaser Shares but for this Section 2.04 will be entitled only to receive the number of shares of Purchaser Shares to be issued to each such Shareholder rounded to the nearest whole share.

          SECTION 2.05. Calculation of Adjustments.

          (a) Adjustments at the Closing. To facilitate the calculation of the Adjustment Shares (if any), Company shall prepare and deliver to Purchaser, not less than five (5) Business Days prior to the Closing, an unaudited estimated consolidated balance sheet of the Company and the Company Subsidiaries as of immediately prior to the Closing (the "Estimated Closing Balance Sheet") and all working papers and documents supporting the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall be prepared in good faith in accordance with GAAP in a manner consistent with Company's accounting policies and past practices used in the preparation of the Company Balance Sheet (as defined in Section 3.15). At the Closing, the Adjustment Shares shall be estimated on the basis of the Estimated Closing Balance Sheet.

          (b) Post-Closing Adjustments. The Estimated Closing Balance Sheet shall become final and binding unless Purchaser gives written notice of its disagreement (a "Notice of Disagreement") to the Shareholders' Agent designated pursuant to Article IX within one hundred twenty (120) days following the Closing Date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. The Shareholders Agent shall have twenty
(20) days following its receipt of the Notice of Disagreement to review the Notice of Disagreement and to give notice of any disagreement therewith (the "Counter-Notice of Disagreement") to Purchaser. If the Shareholders' Agent does not give a Counter-Notice of Disagreement within such period, the Estimated Closing Balance Sheet shall be adjusted as set forth in the Notice of Disagreement and, as so adjusted (the "Adjusted Balance Sheet"), shall be final and binding upon all parties. If the Shareholders' Agent gives timely Counter-Notice of Disagreement, Purchaser and the Shareholders' Agent shall attempt in good faith to resolve their disagreements. If Purchaser and the Shareholders' Agent are unable to resolve all of their disagreements with respect to the Estimated Closing Balance Sheet within twenty (20) days following delivery of a Counter-Notice of Disagreement, Purchaser shall prepare an audited balance sheet of Company immediately prior to the Closing (the "Audited Closing Balance Sheet"). The Audited Closing Balance Sheet shall be audited by KPMG (or, if requested by the

Shareholders' Agent, another firm of independent public accountants mutually acceptable to Purchaser and the Shareholders' Agent), shall be prepared in accordance with GAAP in a manner consistent with Company's accounting policies used in the preparation of the Company Balance Sheet, and shall be final and binding on all parties. Any additional Adjustment Shares that would not have been issued to the Shareholders at Closing if the Estimated Closing Balance Sheet delivered prior to Closing had been an Adjusted Balance Sheet or an Audited Closing Balance Sheet, or if the Estimated Closing Balance Sheet reflected the resolution of any dispute by the Purchaser and the Shareholders' Agent, as the case may be, may be recovered by Purchaser from the Escrow Fund pro rata. The fees and disbursements of the audit shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Shareholders out of the Escrow Fund pro rata.

          SECTION 2.06. Piggy-back Registration.

          If, after the Closing Date, Purchaser proposes to register any Purchaser Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except pursuant to a registration statement on Form S-4 or S-8 (or any substitute form adopted by the SEC) or any other form that does not permit the inclusion of shares by its security holders), Purchaser will give written notice to the Shareholders of its intention to do so and, upon the written request of any such Shareholder given within ten (10) Business Days after receipt of any such notice (which request shall specify the number of Purchaser Shares intended to be sold or disposed of by such Shareholder up to the maximum number of shares set forth opposite the name of such Shareholder on Schedule I hereto under the heading "Company Shares"), Purchaser will use its commercially reasonable efforts to cause the Purchaser Shares that such Shareholders shall have requested the registration of to be included in such registration and the related registration statement proposed to be filed by Purchaser; provided, however, that nothing herein shall prevent Purchaser from, at any time, abandoning, delaying or suspending the effectiveness of any such registration. If any such registration shall be underwritten in whole or in part, Purchaser may require the Purchaser Shares requested for inclusion pursuant to this Section 2.06 to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If any such registration shall be underwritten in whole or in part and the managing underwriters in good faith advise Purchaser in writing that, in their opinion, the number of Purchaser Shares and all other shares requested by right to be included in such underwriting exceeds the largest number of shares which can be sold in such offering without having an adverse effect on such offering, then the number of Purchaser Shares to be included in such an underwriting may be reduced (pro rata among the requesting holders (other than Purchaser and any other persons demanding registration pursuant to rights existing on the date hereof who are entitled to be protected against any such reduction) based upon the number of shares so requested to be registered. All expenses of such offering, except the brokers' commissions or underwriting discounts payable by the Shareholders, shall be borne by Purchaser.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES AS TO
                                   THE COMPANY

          The Company and the Shareholder listed on Schedule II (the "Management Shareholder") hereto severally represent and warrant to the Purchaser, subject to such exceptions as disclosed in the Company Disclosure Schedule delivered herewith and dated as of the date hereof, all of which shall be deemed to be made elsewhere in the Company Disclosure Schedule if the text of the disclosure in the Company Disclosure Schedule read together with the applicable sections of this Agreement makes such other disclosure clearly relevant, as follows:

          SECTION 3.01. Organization, Standing and Power. The Company is a private company duly organized and validly existing under the laws of Israel. The Company has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the nature of its Business and Assets require it to be so qualified, except where failure to be so qualified has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth in Section 3.01 of the Company Disclosure Schedule.

          SECTION 3.02. Memorandum. True, complete and correct copies of the Company's current memorandum of association (the "Charter") and its articles of association (the "Bylaws"), each as amended, are included in Section 3.02 of the Company Disclosure Schedule. Such Charter and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Charter or Bylaws. The Company has properly filed or delivered all reports, resolutions and other documents that are required under applicable Law to be filed with or delivered to the Israeli Registrar of Companies, except where the failure to file or deliver any such report, resolution or other document has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.03. Capital Structure.

          (a) The authorized share capital of the Company consists of 8,000,007 Ordinary Shares, 1,890,333 Series A Preferred Shares, 2,500,000 Series B Preferred Shares, 200,000 Series C Preferred Shares and 6,000,000 Series D Preferred Shares, of which there are issued and outstanding, as of the date hereof, 3,246,826 Ordinary Shares, 1,388,000 Series A Preferred Shares, 1,451,447 Series B Preferred Shares, zero Series C Preferred Shares and 5,228,051 Series D Preferred Shares (collectively, the "Issued Company Shares"). None of Company's Ordinary Shares or Series A, B, C or D Preferred Shares are subject to vesting restrictions. There are no other issued Company Shares or voting or other securities and no outstanding commitments to issue any Company Shares or other securities other than pursuant to the exercise of Company Options or pursuant to Company Warrants. Section 3.03(a) of the Company Disclosure Schedule sets forth a complete capitalization table of the Company as of the date hereof, including the names, numbers and types of securities held by all holders of Issued Company Shares, securities convertible into, or exchangeable for, shares of the Company (including, without limitation, Company Warrants) and other rights to acquire Company Shares or securities convertible into, or exchangeable for, Company Shares (including, without limitation, Company Options). Section 3.03(a) of the Company Disclosure Schedule sets forth, with respect to any Company Options issued to employees or Issued Company Shares subject to repurchase prior to vesting, the vested and unvested portions, and with respect to all Issued Company Shares, the purchase date. Prior to the Closing, the Company shall authorize shares of Series E Preferred Shares, all of which shall be (i) issued pursuant to and in accordance with the terms and conditions of the Shareholder Bridge Facility, (ii) duly authorized, validly issued, fully paid and non-assessable and (iii) outstanding as of the Closing.

          (b) Except for the Company Options and Company Warrants set forth on
Section 3.03(a) of the Company Disclosure Schedule and except as disclosed in
Section 3.03(b) of the Company Disclosure Schedule, there are no other options, warrants, calls, demands, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, allot, sell, repurchase or redeem, or cause to be issued, allotted, sold, repurchased or redeemed, any shares or other securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend, modify or enter into any such option, warrant, call, right, commitment or agreement. The Company will not issue or grant additional options under the Company Option Plans, except as set forth in
Section 7.04(c). True and complete copies of all agreements and instruments relating to or issued under the Company Option Plans have been provided to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Purchaser. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents to which the Company or any Company Subsidiary are a party nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of exercisability of Company Options or the Company Warrants.

          (c) The Issued Company Shares constitute all issued shares of the Company and all Issued Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances other than any Encumbrances created by the holders thereof or imposed upon the holders pursuant to the Charter or Bylaws of the Company, and, are not issued in violation of or, except as set out in Section 3.03(c) of the Company Disclosure Schedule, subject to preemptive rights or rights of first refusal created by statute, the Charter or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

          (d) Each share of Series A, B, C and D Preferred shares of the Company is convertible into one (1) Ordinary Share. As of the close of business on the date hereof, the Company has authorized (i) sufficient Ordinary Shares for issuance upon conversion of the outstanding Series A, B, C, and D Preferred shares of the Company, (ii) sufficient Ordinary Shares for issuance to employees and consultants pursuant to the Company Options and Company Warrants, of which 2,339,440 shares are subject to outstanding, unexercised Company Options, (iii) 1,256,262 Ordinary Shares for issuance pursuant to the Company Warrants, (iv) 462,334 Series A Preferred Shares for issuance pursuant to the Company Warrants,
(v) 988,130 Series B Preferred Shares for issuance pursuant to the Company Warrants, (vi) 165,289 Series C Preferred Shares for issuance pursuant to the Company Warrants, and (vii) 189,043 Series D Preferred Shares for issuance pursuant to the Company Warrants.

          (e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule, there are no Contracts relating to voting or future purchase or sale of Company Shares (i) between or among the Company and any of its shareholders and (ii) to the Company's knowledge, between or among any of the Company's shareholders.

          (f) All Issued Company Shares and all securities convertible into or exchangeable for shares of the Company issued by the Company were issued in compliance with all applicable securities Laws. At the Closing, upon completion of the deliveries and payments contemplated by Section 2.03, the Purchaser will acquire good, valid and marketable title to all issued shares of the Company, free and clear of any Encumbrances other than as provided in the Company's Charter and Bylaws.

          SECTION 3.04. Authority Relative to this Agreement. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and except as set forth in Section 3.04 of the Company Disclosure Schedule, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such Transaction Documents to which the Company is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been, or will be upon execution and delivery, duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Transaction Documents to which it is a party constitutes, or will constitute upon execution and delivery, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          SECTION 3.05. No Conflicts; Required Filings and Consents

          (a) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company do not, and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Charter or Bylaws of the Company,
(ii) conflict with or violate any Law or Permit applicable to the Company or by which any Asset of the Company is bound or affected or (iii) except for the Permits, Consents or approvals referenced in Sections 3.05(b) and 3.05(c) of the Company Disclosure Schedule, result in any breach in any material respect of or constitute a material Default under any Contract or any Law or Permit applicable to the Company or any Company Subsidiary.

          (b) Section 3.05(b) of the Company Disclosure Schedule lists all of the Permits, Consents or approvals of Governmental Entities (notwithstanding any explicit or implied references to Permits, Consents or approvals of Governmental Entities in other sections of the Company Disclosure Schedule) necessary for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party or with respect to any Company Subsidiary.

          (c) Section 3.05(c) of the Company Disclosure Schedule lists all of the Consents of any third party to any Contract with the Company or any Company Subsidiary (notwithstanding any explicit or implied references to Consents of any third party to any Contract with the Company or any Company Subsidiary in other sections of the Company Disclosure Schedule) required by reason of the transactions contemplated by this Agreement and the Transaction Documents to which the Company or any Company Subsidiary are a party except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.06. Officers and Directors. Section 3.06 of the Company Disclosure Schedule contains a list of all of the officers and directors of the Company.

          SECTION 3.07. Bank Accounts. Section 3.07 of the Company Disclosure Schedule contains a list of all bank accounts, safe deposit boxes, and related powers of attorney of the Company and the Company Subsidiaries, and persons authorized to draw thereon or have access thereto. Neither the Company nor any Company Subsidiary has any outstanding powers of attorney except as contemplated above.

          SECTION 3.08. Subsidiaries, Etc.

          (a) Section 3.08(a) of the Company Disclosure Schedule contains a list of any equity interests held by the Company (other than in a Company Subsidiary) or any Company Subsidiary. Other than the equity interests provided on Section 3.08(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own or hold beneficially or otherwise, directly or indirectly, any capital stock or share capital of, or other securities, equity or ownership interest of any kind, or have any obligation to form or participate in, any corporation, company, partnership or other Person.

          (b) Section 3.08(b) of the Company Disclosure Schedule lists for each Company Subsidiary, its name, the type of entity it is, its jurisdiction and date of incorporation, organization, or formation, its officers and directors, its authorized stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current owners of its equity and their respective ownership interests therein and any jurisdictions in which it is qualified to do business as a foreign corporation, each as of the date of this Agreement. Each Company Subsidiary (i) is a business entity duly organized and validly existing under the Laws of its respective jurisdiction of organization,
(ii) has all necessary corporate power and authority to own, operate or lease the Assets now owned, operated or leased by such Subsidiary and to carry on its business in all respects as currently conducted by such Subsidiary or as currently contemplated by such

Subsidiary and (iii) is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of its Assets owned, operated or leased or the nature of its activities requires such qualification, except where failure to be so qualified has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Copies of the charter and bylaws (or similar organizational documents) of each Company Subsidiary heretofore delivered to the Purchaser are accurate and complete. Except as set forth on Section 3.08(b) of the Company Disclosure Schedule, such charter and bylaws (or similar organizational documents) are in full force and effect and each Subsidiary Company is not in violation of any of its respective charter or bylaws (or similar organizational documents). All of the shares of capital stock of each Company Subsidiary owned by the Company are owned free and clear of any Encumbrances of any kind and such shares are duly authorized, validly issued, fully paid and nonassessable and none of such shares were issued in violation of, are subject to, any preemptive rights, rights of first refusal or any other similar right. There are no options, warrants or rights of conversion or any other Contract relating to any Company Subsidiary obligating such Subsidiary, directly or indirectly, to issue additional shares or capital stock or other securities.

          (c) Except as set forth in Sections 3.08(a) or (b) or in Section 3.08(c) of the Company Disclosure Schedule, there are outstanding (i) no other shares of capital stock or other securities of any Company Subsidiary, (ii) no securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, (iii) no options, preemptive rights or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary, (iv) no equity equivalent interests in the ownership or earnings of the Company or any Company Subsidiary or other similar rights, (v) no agreements, arrangements or understandings of the Company or any Company Subsidiary, to the knowledge of the Company, relating to or otherwise affecting the shares of capital stock of any Company Subsidiary, and (vi) no rights or obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of any Company Subsidiary. Except as set forth in Section 3.08(c) of the Company Disclosure Schedule, no Company Subsidiary owns any capital stock or other voting securities of any other Company Subsidiary.

          SECTION 3.09. Absence of Certain Changes or Events. Except as set forth on the corresponding subsections (a) through (t) of Section 3.09 of the Company Disclosure Schedule, since the Balance Sheet Date there has not been any:

          (a) Company Material Adverse Effect;

          (b) failure to operate the business of the Company and the business of the Company Subsidiaries in the ordinary course or failure to use commercially reasonable efforts to preserve such business and to preserve the continued services of the employees and independent contractors of the Company and the Company Subsidiaries and the goodwill of suppliers, customers and others having business relations with the Company or any Company Subsidiaries or their Representatives;

          (c) resignation or termination of any officer or key employee, or any material increase in the rate of compensation payable or to become payable to any officer, employee or representative of the Company or any Company Subsidiary, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan of the Company or any Company Subsidiary other than the extension of coverage under such plan to others who became eligible after the Balance Sheet Date;

          (d) payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any Assets of the Company or any Company Subsidiary to, or entering into of any Contract with, any Related Party of the Company or any Company Subsidiary, except (i) directors' fees, (ii) compensation to employees at the rates disclosed pursuant to Section 3.18(e); (iii) advances and payments relating to intercompany indebtedness; and (iv) Contracts entered into solely between or among one or more of the Company and the Company Subsidiaries;

          (e) sale, assignment, license, transfer or encumbrance of any material Assets of the Company or any Company Subsidiary, tangible or intangible, other than solely between or among the Company and Company Subsidiaries and sales of products and services and licenses in the ordinary course of business and consistent with past practice;

          (f) new Contracts of the Company or any Company Subsidiary, or extensions, modifications, terminations or renewals thereof, except for such Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice or entered into in connection with the transactions contemplated hereby or by any Transaction Document;

          (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or, to the knowledge of the Company, the occurrence of any event that is likely to result in any such termination or reduction;

          (h) disposition or lapsing of any Company Proprietary Property, in whole or in part, or, to the knowledge of the Company, any disclosure of any trade secret, process or know-how to any Person not an employee of the Company or its Affiliates in the absence of a nondisclosure agreement with such Person entered into in the ordinary course of business;

          (i) change in accounting methods or practices by the Company or any Company Subsidiary, change in policies or procedures with respect to cash flow management or payment of accounts payable and other current liabilities with the intent or effect of reducing outstanding Indebtedness to the Persons listed on
Schedule V;

          (j) material revaluation by the Company or any Company Subsidiary of any of its respective Assets, including writing off notes or Accounts Receivable other than for which reserves have been established;

          (k) damage, destruction or loss (whether or not covered by insurance) that has had or would reasonably be expected to have a Company Material Adverse Effect;

          (l) declaration, setting aside or payment of dividends or distributions in respect of any stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities;

          (m) capital expenditure or execution of any lease or any incurring of Liability therefor by the Company or any Company Subsidiary, involving payments in excess of $25,000 in the aggregate;

          (n) failure to pay any material obligation of the Company or any Company Subsidiary when due;

          (o) cancellation of any Indebtedness in a principle amount in excess of $5,000 or waiver of any rights of substantial value to the Company or any Company Subsidiary, except in the ordinary course of business and consistent with past practice;

          (p) material Indebtedness incurred by the Company or any Company Subsidiary for borrowed money or any commitment to borrow money entered into by the Company or any Company Subsidiary, or any material loans made or agreed to be made by the Company or any Company Subsidiary (other than with respect to the Bridge Loan);

          (q) material Liability incurred by the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice (other than with respect to the Bridge Loan), or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (r) payment, discharge or satisfaction of any Liabilities of the Company or any Company Subsidiary, other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, (ii) of other Liabilities of the Company or any Company Subsidiary involving $25,000 or less in the aggregate and
(iii) of any intercompany indebtedness;

          (s) acquisition by the Company or any Company Subsidiary of any equity interest in any other Person; or

          (t) agreement by the Company or any Company Subsidiary to do any of the foregoing.

          SECTION 3.10. Title to Assets. Each of the Company and the Company Subsidiaries has good, valid and marketable title to its respective Assets except as set forth on Section 3.10 of the Company Disclosure Schedule. Except as set forth on Section 3.10 of the Company Disclosure Schedule, none of the Assets of the Company or any Company Subsidiary are subject to any Encumbrances, other than mechanics' liens and other statutory encumbrances, liens on equipment created pursuant to leasing or financing agreements for the purchase of such equipment requiring the payment of $100,000 or less and the lien of current Taxes not yet due and payable.

          SECTION 3.11. Sufficiency of Assets. The Assets of the Company and the Company Subsidiaries constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are required for the operation of their Businesses.

          SECTION 3.12. Fixtures and Equipment. Section 3.12 of the Company Disclosure Schedule contains accurate lists and summary descriptions of all Fixtures and Equipment of the Company and the Company Subsidiaries where the value of an individual item exceeds $10,000 or where an aggregate of similar items exceeds $10,000. All tangible assets and properties of the Company and the Company Subsidiaries are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of business.

          SECTION 3.13. Contracts

          (a) Disclosure. The corresponding subsections (i) through (xiv) of
Section 3.13 of the Company Disclosure Schedule set forth a complete and accurate list of all Contracts of the Company and the Company Subsidiaries of the following categories that are currently enforceable with respect to any provision thereof:

          (i) Contracts not made in the ordinary course of business;

          (ii) License agreements, whether the Company or any Company Subsidiary is the licensor or licensee thereunder (other than (A) software licenses available to and used by businesses generally and (B) standard form license agreements in the form(s) attached to Section 3.13(a)(ii) of the Company Disclosure Schedule);

          (iii) Confidentiality and non-disclosure agreements (whether the Company or any Company Subsidiary is the beneficiary or the obligated party thereunder), other than Employee Contracts;

          (iv) Customer orders or sales contracts entered into after the Balance Sheet Date under which the customer was or is to make payments after the Balance Sheet Date of $50,000 or more;

          (v) Original equipment manufacturer agreements or distributor agreements and joint development agreements;

          (vi) Research agreements;

          (vii) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 after the date hereof or otherwise material to the Business or Assets of the Company and the Company Subsidiaries, taken as a whole, other than those Contracts listed in response to clause (ii) above and other than Real Property Leases;

          (viii) Contracts or commitments relating to commission or royalty arrangements with Persons other than employees;

          (ix) Employee Contracts;

          (x) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other Contracts relating to an obligation to pay money in excess of $25,000, whether the Company or any Company Subsidiary shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company or any Company Subsidiary in the ordinary course of business to purchasers of its products, obligations to pay vendors in the ordinary course of business and consistent with past practice and obligations to employees for accrued salary, vacation, benefits or for reimbursable expenses);

          (xi) Contracts containing covenants limiting the freedom of the Company or any Company Subsidiary or, to the knowledge of the Company, any officer, director, employee or Affiliate of the Company or any Company Subsidiary, to engage in any line of business or compete with any Person that, to the knowledge of the Company, relates directly or indirectly to its business or the business of the Purchaser or the Purchaser Subsidiaries;

          (xii) Any Contract with any Governmental Entity (excluding purchase orders for off-the-shelf products);

          (xiii) Any written Contract requiring payment by or to the Company or a Company Subsidiary in excess of $25,000 or, to the knowledge of the Company, any oral Contract, in each case with a Related Party of the Company or any Company Subsidiary; and

          (xiv) All Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the Company Shares which will continue in effect after the Closing.

True, correct and complete copies of all of the Contracts (including a true and complete written summary of all oral Contracts) listed on Section 3.13 of the Company Disclosure Schedule, including all amendments and supplements thereto, have been made available to the Purchaser.

          (b) Absence of Defaults. To the knowledge of the Company, all Contracts of the Company and any Company Subsidiary are, including, without limitation, the Contracts listed in Section 3.13 of the Company Disclosure Schedule, in full force and effect, valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of the Company, threatened) Default or dispute except such Defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Company and each Company Subsidiary have fulfilled, or taken all action necessary to enable them to fulfill when due, all of their obligations under each such Contract. To the knowledge of the Company, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no written notice of any claim of Default has been given to the Company or any Company Subsidiary. The Company has no reason to believe that the products and services called for by any unfinished Contracts of the Company or any Company Subsidiary cannot be supplied in accordance with the terms of such Contract, including time specifications.

          (c) Product Warranty. To the knowledge of the Company neither the Company nor any Company Subsidiary has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any Company Subsidiary, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date other than as set forth in the Company Financial Statements or as may have occurred in the ordinary course of business.

          SECTION 3.14. Permits. Section 3.14 of the Company Disclosure Schedule sets forth a complete list of all material Permits of the Company and each Company Subsidiary. The Company and each Company Subsidiary have, and at all times had, all Permits required under any applicable Law in their operation of their business or in the ownership of their Assets, and own or possess such Permits free and clear of all Encumbrances, except where the failure to have such Permits has not had, or would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default, nor has the Company or any Company Subsidiary received any notice of any claim of default, with respect to any such Permit and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or any Company Subsidiary is in violation of any such Permit. Except as otherwise governed by Law or would not reasonably be expected to have a Company Material Adverse Effect, all such Permits are renewable by their terms or in the ordinary course of business, and except as set forth on Section 3.14 of the Company Disclosure Schedule, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Transaction Documents to which the Company or any Company Subsidiary are a party.

          SECTION 3.15. Financial Statements

          (a) Section 3.15 of the Company Disclosure Schedule includes copies of
(i) the consolidated audited balance sheets of the Company as at December 31, 1999 and 2000, together with the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 2000 and the notes thereto, (ii) the consolidated unaudited interim balance sheet of the Company at March 31, 2001 (the "Company Balance Sheet"), together with the related statement of operations, shareholders' equity and cash flows for the three months ended March 31, 2001, and (iii) the consolidated unaudited interim balance sheet of the Company at May 31, 2001, together with the related statement of operations, shareholders' equity and cash flows for the five months ended May 31, 2001 (collectively, the "Company Financial Statements"). The Company Financial Statements: (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; (y) present fairly the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of such dates and for the periods then ended (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments); and (z) are correct and complete in all material respects, and can be reconciled with the Books and Records of the Company and the Company Subsidiaries. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the reserves set forth in the Company Financial Statements which have been set aside to cover severance payments to the employees of the Company and any Company Subsidiary, constitute, in the aggregate, a sufficient reserve to enable the Company and the Company Subsidiaries to discharge all of their respective obligations towards their employees under applicable Law and applicable Employee Contracts as of the date of the Company Financial Statements.

          (b) Except as and to the extent set forth or reserved against on the balance sheets of the Company as reported in the Company Financial Statements, the Company or any Company Subsidiary do not have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

          (c) The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP and to maintain accountability for Assets,
(iii) access to Assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (d) The Books and Records of the Company and the Company Subsidiaries, in reasonable detail, accurately and fairly reflect the activities of the Company and the Company Subsidiaries and their business in all material respects and have been provided or made available to the Purchaser for its inspection.

          (e) The Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves provided for such accounts in the Books and Records, and are not subject to any defense, counterclaim or set off.

          (f) Neither the Company nor any Company Subsidiary has engaged in any financial transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records of the Company and the Company Subsidiaries.

          (g) The register of members, stock records and minute books of the Company covering the five-year period ending on the date hereof heretofore made available to the Purchaser and its Representatives are complete in all material respects and reflect for such period all material actions and proceedings of its shareholders and Board of Directors and all committees thereof and all issuances, transfers and redemptions of the Company's share capital of which the Company has knowledge through the date hereof.

          SECTION 3.16. Liabilities. Neither the Company nor any Company Subsidiary has any material Liabilities except (i) Liabilities which are reflected or disclosed and properly reserved against in the Company Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Contracts of the Company and the Company Subsidiaries
(other than
obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) and which have arisen or been incurred in the ordinary course of business.

          SECTION 3.17. Litigation

          (a) Except as set forth on Section 3.17 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened or anticipated against, relating to or affecting the Company or any Company Subsidiary, any of their respective Assets or any of their officers and directors as such, including, without limitation, that which (i) seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Transaction Documents to which the Company or any Company Subsidiary are a party, (ii) with respect to which there is a reasonable likelihood of a determination that would prevent the Company or any of the Shareholders from consummating the transactions contemplated hereby and by the Transaction Documents to which they are a party or (iii) which, if adversely determined against the Company or any Company Subsidiary, their directors or officers, or any other Person could reasonably be expected to result in a loss to the Company or any Company Subsidiary, individually or in the aggregate, in excess of $100,000.

          (b) Except for matters which are applicable or affect all companies engaged in a business comparable or similar to the Business of the Company and the Company Subsidiaries and except as specified in Section 3.17 of the Company Disclosure Schedule, to the knowledge of the Company there are presently no Governmental Orders affecting the Company or any Company Subsidiary, their Businesses or any of their Assets which (i) have had or could reasonably be expected to have a Company Material Adverse Effect or (ii) affect the ability of the Shareholders to perform their obligations under this Agreement or the Transaction Documents they are a party to or to effect the transactions contemplated hereby or thereby.

          (c) Section 3.17 of the Company Disclosure Schedule contains a complete and accurate description of all Actions since January 1, 1996 to which the Company or any Company Subsidiary has been a party or which related to any of their Assets or officers or directors as such, in each case involving more than $50,000 in issue other than Actions brought by the Company or any Company Subsidiary for collection of monies owed in the ordinary course of business.

          (d) None of the Actions required to be set forth in Section 3.17 of the Company Disclosure Schedule, if adversely determined, are reasonably expected to have a Company Material Adverse Effect. No order has been made, petition presented or resolution passed for the winding-up of the Company or any Company Subsidiary and no meeting has been convened for the purposes of winding-up of the Company or any Company Subsidiary. No steps have been taken for the appointment of an administrator or receiver of all or any part of any of the Assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has made or proposed any arrangement or composition with its creditors or any class of its creditors. Neither the Company nor any Company Subsidiary is insolvent, or is unable to pay its debts within the meaning of insolvency Laws applicable to such company and has not stopped paying its debts as they fall due.

          SECTION 3.18. Labor Matters

          (a) Neither the Company nor any Company Subsidiary is or has been a party to, or bound by, any labor agreement with respect to its employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make the Company or any Company Subsidiary conform to demands of organized labor relating to their respective employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not subject to, nor do any of their employees benefit from, any collective bargaining agreement by way of any applicable employment Laws and extension orders ("tzavei harchava"), other than tzavei harchava applying generally to all employers in Israel or to all employees in the Company's field of business. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company has no custom with respect to termination of employment. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries. There is no unfair labor practice charge or complaint against either the Company or any Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity arising out of the activities of the Company or any Company Subsidiary, and the Company is neither involved in, nor has any knowledge of any facts or information which would give rise thereto, including any labor dispute, grievance, or litigation relating to labor matters involving any current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Company Subsidiary, including, without limitation, violation of any labor, safety or employment Laws; there is no work stoppage, labor strike or labor disturbance pending or threatened against the Company or any Company Subsidiary nor is any grievance currently being asserted against it; and neither the Company nor any Company Subsidiary has experienced a work stoppage, labor strike or other general labor difficulty. There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, and the Company is not aware of any facts which are reasonably likely to result in any such controversy.

          (b) The Company and each Company Subsidiary are in compliance with all applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and each has not and is not engaged in any unfair labor practice, except where failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary are in compliance with the terms and conditions of each Employee Contract except where failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans of the Company or any Company Subsidiary.

          (d) Except as set forth on Section 3.18(d) of the Company Disclosure Schedule, in the last year no employee has given notice to, or received notice from, the Company, any Company Subsidiary or any of their Representatives that any such employee's employment or service may be terminated or advised the Company or any Company Subsidiary of an intention to give such notice to, or is expected to receive notice from, the Company any Company Subsidiary or any of their Representatives that any such employee's employment or service may be terminated.

          (e) Section 3.18(e) of the Company Disclosure Schedule contains a list of the names of all the present employees, consultants and independent contractors of the Company and the Company Subsidiaries and their current job titles, locations, salary or hourly wages, duration of employment and accrued vacation days as of the date hereof. Such list shall be organized by location including, without limitation, the United States, Israel, the Netherlands, the United Kingdom, France and Japan locations of the Company and the Company Subsidiaries.

          (f) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees, consultants, or independent directors for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof.

          SECTION 3.19. Employee Plans

          (a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Section 3.19(a) of the Company Disclosure Schedule contains a complete list of material Employee Plans with respect to the Company or any Company Subsidiary (the "Company Plans"). True and complete copies of each of the following documents have been delivered or made available to the Purchaser by the Company with respect to each such plan: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof and a complete description of any such Benefit Arrangement which is not in writing,
(iii) the most recent determination letter issued by the IRS with respect to each Welfare Plan and Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any Governmental Entity for each Pension Plan, and (v) a description setting forth the amount of any Liability of the Company as of the Closing Date for payments more than 30 days past due with respect to each Employee Plan.

          (b) Representations.

          (i) Pension Plans. None of the Pension Plans sponsored or maintained by the Company, any Company Subsidiary or any ERISA Affiliate is subject to the minimum funding requirements of Title IV of ERISA or the Code with respect to each such Pension Plan which is intended to be qualified under
     Section 401(a) of the Code. Either (x) the Internal Revenue Service has issued determination letters stating that each such Pension Plan is qualified and each related trust agreement, annuity contract or other funding instrument is tax-exempt under the provisions of Code Sections 401(a) (or

403(a), as appropriate) and 501(a)respectively, or (y) each such Pension Plan has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and in either case, to the knowledge of the Company, nothing has occurred or not occurred that would adversely affect such qualified and tax-exempt status, respectively or as to which any correction would reasonably be expected to have a Company Material Adverse Effect.

          (ii) Multiemployer Plans. Neither the Company nor any ERISA Affiliate thereof contributes to, or within the past six years has been obligated to, contribute to or has incurred any withdrawal Liability under any Multiemployer Plan.

          (iii) Welfare Plans. Except for the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the proposed regulations thereunder, the Company Subsidiaries organized under the laws of a state of the United States do not and are not obligated to provide any benefits in the nature of medical care or life insurance to any former employees or their dependents after termination of employment.

          (iv) Compliance with Law. With respect to each Company Plan and except where failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company, each Company Subsidiary and each ERISA Affiliate have performed all obligations required to be performed by them under each Employee Plan and Employee Contract and neither the Company, any Company Subsidiary nor any ERISA Affiliate is in default under or in violation of, Employee Plan, (ii) each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code where applicable, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department of Labor or any other Governmental Entity; (iii) there are no Actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company, any Company Subsidiary or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against the Company, any Company Subsidiary or any ERISA Affiliate or any administrator, trustee or other fiduciary of any benefit plan with respect to any Employee Plan or Employee Contract, or against any Employee Plan or against the assets of any Employee Plan; (iv) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any Tax under Chapter 43 of Subtitle D of the Code; (v) each Employee Plan can be amended, terminated or otherwise discontinued without Liability to the Company, any Company Subsidiary or any ERISA Affiliate; (vi) no Employee Plan is under audit or investigation by the IRS, the Department of Labor, the PBGC or any other Governmental Entity, and to the knowledge of the Company, any Company Subsidiary or any ERISA Affiliate no such audit or investigation is pending or threatened; and (vii) no Liability under any Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any Company Subsidiary has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding

          (v) 501(c)(9) Trust. No Employee Plan nor Employee Contract is funded by a trust described in Section 501(c)(9) of the Code.

          (vi) Welfare Plan Funding. With respect to each Welfare Plan applicable to employees located in the United States, all claims incurred (including claims incurred but not reported) by employees thereunder for which the Company is, or will become, liable are (A) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (B) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the Liability for such claims, or (C) reflected as a liability or accrued for on the Company Financial Statements.

          (vii) At-Will Employment. Except as set forth in Section 3.19(b)(vii) of the Company Disclosure Schedule, and except as provided by Law, the employment of all employees of the Company or any Company Subsidiary is terminable at will, at any time and without advance notice.

          (viii) Unrelated Business Taxable Income. No Employee Plan of the Company or any Company Subsidiary (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

          (ix) Deductibility of Payments. Except as disclosed in Section 3.19(b)(ix) of the Company Disclosure Schedule, there is no Contract or bonus plan, covering any employee or former employee of the Company or a Company Subsidiary (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by the Company or any Company Subsidiary of any amount (i) that is not deductible under
     Section 162(a)(1) or 404 of the Code, (ii) would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

          (x) Fiduciary Duties and Prohibited Transactions. Neither the Company, any Company Subsidiary, nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. No action or failure to act and no transaction or holding of any Asset by, or with respect to, any Employee Plan has or may subject the Company, any Company Subsidiary or any ERISA Affiliate or any fiduciary to any Tax, penalty or other Liability, whether by way of indemnity or otherwise.

          (xi) No Amendments. Neither the Company, any Company Subsidiary nor any ERISA Affiliate thereof has any plan or legally binding commitment to create any additional Employee Plans or Employee Contracts, to amend, modify or terminate any existing Employee Plan or Employee Contract, nor has any intention to do any of the foregoing been communicated to employees.

          (xii) No Acceleration of Rights or Benefits. Except as set forth in
     Section 3.19(b)(xii) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Transaction Documents to which the Company or any Company Subsidiary are a party nor the consummation of the transactions contemplated hereby or thereby will result in any payment, the acceleration or creation of any rights of any person to benefits under any of the Employee Plans or any Employee Contract, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the forgiveness of any indebtedness, the acceleration of the accrual or vesting of, distribution of or increase in any benefits under or the funding of any Pension Plan or the creation of rights under any severance, parachute or change of control agreement, or result in the triggering or imposition of any restrictions or limitations on the right of the Company, any Company Subsidiary or the Purchaser to amend or terminate any Employee Plan and receive the full amount of any excess Assets remaining or resulting from such amendment or termination, subject to applicable taxes.

          (c) To the knowledge of the Company, no employees of the Company or any Company Subsidiary are in violation of any term of any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.

          SECTION 3.20. [Reserved]

          SECTION 3.21. Compliance with Law. The Company and each Company Subsidiary have conducted their business in compliance with all applicable Laws, Permits and Governmental Orders, except where the failure to do so has not had, and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice to the effect that, or has otherwise been advised that, the Company or any Company Subsidiary is not in compliance with any applicable Laws, Permits or Governmental Orders, and the Company has no knowledge of any existing circumstances that are likely to result in any violation of any of the foregoing. No investigation, inquiry, or review by an Governmental Entity with respect to the Company or any Company Subsidiary is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review.

          SECTION 3.22. Intellectual Property. Each item of Company Proprietary Property which is (i) a registered patent or pending application therefor; (ii) a registered trademark, service mark or domain name or pending application therefor, or constitutes a trade dress, logo, trade name or corporate name;
(iii) a registered copyright or maskwork or pending application therefor; (iv) material and is (A) licensed or sublicensed or (B) subject to an agreement or permission to use to or from a third party, is set forth on Section 3.22(a) parts (i) through (iv) of the Company Disclosure Schedule, and the Company has delivered to the Purchaser correct and complete copies of all written documentation evidencing ownership and prosecution of, or rights arising from, each item identified in Section 3.22 of the Company Disclosure Schedule. Except as noted and set forth on Section 3.22 parts (a) through (q) of the Company Disclosure Schedule:

          (a) the Company or a Company Subsidiary either (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances) all Company Proprietary Property (including but not limited to the Proprietary Rights set forth in Section 3.22 of the Company Disclosure Schedule), or (ii) has rights to the use and, as necessary, distribute all Company Proprietary Property pursuant to license, sublicense or other Contract (and is not contractually or otherwise obligated to pay any compensation or royalties or grant any rights to any third party in respect thereof);

          (b) the Company or a Company Subsidiary has the right to require the applicant, inventor, or author of any Company Proprietary Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership including all right, title and interest in and to (including any moral rights) to the Company of the application and of the registration once it issues;

          (c) all Company Proprietary Property was either (i) conceived and developed entirely by employees of the Company or the Company Subsidiaries during the time they were employees thereof or by independent contractors who have assigned all of their rights to such Company Proprietary Property to the Company or a Company Subsidiary, as the case may be, or (ii) acquired from third parties in connection with the acquisition of substantially all of the assets or all of the shares of such third party.

          (d) all Company Proprietary Property which are registrations, including, but not limited to, all issued patents, trademarks, service marks, copyrights and mask works, are valid and subsisting and in full force and effect;

          (e) no claims have been asserted or, to the knowledge of the Company, threatened by any Person, nor is the Company aware of any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Company Proprietary Property;

          (f) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Proprietary Property, and, to the knowledge of the Company, no employee or former employee of the Company or a Company Subsidiary, has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Proprietary Property;

          (g) neither the Company nor any Company Subsidiary has agreed with any Person not to sue or otherwise enforce any legal rights with respect to any Company Proprietary Property;

          (h) to the knowledge of the Company, neither the Company nor any Company Subsidiary has infringed on, interfered with, misappropriated or otherwise come in conflict with, and the continued operation of the Business of the Company and the Company Subsidiaries as currently conducted and as currently contemplated to be conducted, will not infringe on, interfere with, misappropriate or otherwise come into conflict with, any Proprietary Right of any other Person; and no such claim, complaint, charge, demand or notice has been asserted or, to the knowledge of the Company, has been threatened by any Person (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party) nor is the Company aware of any basis for any claims therefor;

          (i) except as set forth in Section 3.22(a)(iv) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has granted any licenses (implied or express) to or other rights in Company Proprietary Property to any Person (including, without limitation, Governmental Entities);

          (j) To the Company's knowledge, the Company Proprietary Property are all the Proprietary Rights that are necessary for the ownership and operation of the Assets and business of the Company and the Company Subsidiaries as currently conducted or currently contemplated to be conducted;

          (k) the execution, delivery and performance by the Company of this Agreement and associated documents and the consummation of the transactions contemplated hereby and thereby will not alter, impair, diminish or result in the loss of any rights or interests of the Company or any Company Subsidiary in any Company Proprietary Property;

          (l) none of the Company Proprietary Property is subject to any outstanding order or Contract restricting in any material manner the use or licensing thereof by the Company or the Company Subsidiaries;

          (m) the Company and each Company Subsidiary have taken all necessary action to maintain and protect the confidentiality of each item of Company Proprietary Property. In particular, and without limiting the foregoing, all employees, agents, consultants, contractors and other Persons who have contributed to or participated in the creation, conception or development of the Company Proprietary Property (the "Company Proprietary Rights Development Personnel") have executed agreements obligating them to maintain the Company Proprietary Property in confidence. Except as set forth in Section 3.22(m)(1) of the Company Disclosure Schedule, each of the Company Proprietary Rights Development Personnel has executed an agreement, in a form substantially as provided in Section 3.22(m)(2) of the Company Disclosure Schedule in all material respects, assigning to the Company any rights or claims they may have to any Company Proprietary Property.

          (n) except as set forth in Section 3.22(n) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owes or will owe any royalties or fees or other payments to third parties in respect of any Company Proprietary Property or any use thereof. All royalties, fees or other payments that have accrued prior to the Closing will have been timely paid by the Company prior to the Closing Date.

          (o) To the Company's knowledge, the Company and the Company Subsidiaries have the right to use all of the Company Proprietary Property in all jurisdictions in which the Company or the Company Subsidiaries have conducted, conducts, and currently contemplates conducting business utilizing such Company Proprietary Property;

          (p) Except as set out on Section 3.22(p) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract to indemnify any other person for or against any charge of infringement or misappropriation of, or interference or conflict with respect to, any of the Company Proprietary Property; and

          (q) all of the Company Proprietary Property is in compliance in all material respects with all applicable Laws (including payment of filing, examination and maintenance fees).

          SECTION 3.23. Tax Matters.

          Except as set forth on the corresponding subsections (a) through (p) of Section 3.23 of the Company Disclosure Schedule:

          (a) Filing of Tax Returns. The Company and each Company Subsidiary have timely filed with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed are complete and accurate in all material respects. Each Affiliated Group of which the Company or any Company Subsidiary has ever been a member has timely filed all Tax Returns that it was required to file for each taxable period for which any of the Company or any Company Subsidiary was a member of such Affiliated Group, other than Tax Returns for which an immaterial amount of Taxes would be properly shown, and each such Tax Return was correct and complete in all material respects when filed. Neither the Company nor any Company Subsidiary has requested any extension of time within which to file Tax Returns in respect of any Taxes. No claim has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. Section 3.23(a) of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 1997. The Company and each Company Subsidiary have delivered to the Purchaser or its Representatives complete, correct and accurate copies of their respective foreign, federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and each Company Subsidiary for the years ended December 31, 2000, December 31, 1999, December 31, 1998 and December 31, 1997.

          (b) Payment of Taxes. All Taxes with respect to the Company and each Company Subsidiary for periods or portions of periods through March 31, 2001 have been paid in full or reflected on the Company Balance Sheet in accordance with GAAP. Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Each of the Company and the Company Subsidiaries has no unpaid Taxes accruing after March 31, 2001 other than Taxes incurred in the ordinary course of business and any stamp Taxes incurred as a result of the transactions contemplated by this Agreement.

          (c) Audits, Investigations or Claims. No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any taxing authority or other Governmental Entity. There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company or any Company Subsidiary has knowledge based upon personal contact with any agent of such taxing authority. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. No issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. No audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities are, to the knowledge of the Company, currently ongoing with respect to the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has been notified in writing that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company or any Company Subsidiary and none of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes.

          (d) Encumbrance. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any Assets of the Company or any Company Subsidiary.

          (e) Tax Elections. All elections with respect to Taxes affecting the Company or any Company Subsidiary as of the date hereof that are required to be set forth on such Tax Returns are set forth on the Company's latest Tax Returns. Neither the Company nor any Company Subsidiary (i) has made nor will make a deemed dividend election under Reg. ss. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of its Assets; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an election, or is required, to treat any Asset as owned by another Person, pursuant to the provisions of
Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (v) owns any Assets that secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; (vi) has made an election pursuant to Sections 338 or 336(e) of the Code or the regulations thereunder or any comparable provisions of any foreign or other tax law; (vii) is subject to any constructive elections under Section 338 of the Code or the regulations thereunder; (viii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ix) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

          (f) Prior Affiliated Groups. Neither the Company nor any Company Subsidiary (A) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than an affiliated group of which the Company is the common parent) or (B) has any Liability for the Taxes of any Person (other than any of the Company and the Company Subsidiaries) under Treas. Reg. ss.1502-6 (or any similar provision of state, local or foreign law) or (C) has any Liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

          (g) Partnerships. Each partnership with respect to which the Company or any Company Subsidiary owns an interest, directly or indirectly, is a partnership for Tax purposes. Each entity that has made an election to be treated as a partnership under applicable Tax laws, with respect to which the Company or any Company Subsidiary owns an interest, directly or indirectly, will be treated as a partnership for Tax purposes. Each entity that has made an election to be disregarded as a separate entity under applicable Tax laws, with respect to which the Company and or any Company Subsidiary owns an interest, directly or indirectly, will be disregarded for Tax purposes.

          (h) Transfer Pricing Agreements. Neither the Company nor any Company Subsidiary has entered into transfer pricing agreements or other like agreements with respect to any foreign jurisdiction.

          (i) International Boycott. Neither the Company nor any Company Subsidiary has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

          (j) Investment in U.S. Property. As of the Closing Date, no Company Subsidiary organized under the laws of a country other the United States (the "Foreign Companies") has an investment in U.S. property within the meaning of
Section 956 of the Code.

          (k) Engaged in U.S. Trade or Business. None of the Foreign Companies is (i) engaged in a United States trade or business for U.S. federal income tax purposes, (ii) a passive foreign investment company within the meaning of the Code or (iii) a foreign investment company within the meaning of the Code.

          (l) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity agreements) with respect to or involving the Company or any Company Subsidiary, and, after the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any Liability thereunder for amounts due by the Company or any Company Subsidiary in respect of periods prior to or after the Closing Date.

          (m) Intercompany Transactions. Neither the Company nor any Company Subsidiary has any "excess loss accounts" or "deferred gains" with respect to any "deferred intercompany transactions" within the meaning of Treas. Reg. Sections 1.1502-19 and 1.1502-13, respectively.

          (n) Net Operating Losses. Any net operating loss carryforward of the Company and any Company Subsidiary as of March 31, 2001 for federal or Israeli income Tax is accurately reflected on the Company Financial Statements (without regard to any valuation allowance).

          (o) Section 355 Neither the Company nor any Company Subsidiary has distributed the stock of a "controlled corporation" (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

          (p) Section 957. The Company is not and never has been a "controlled foreign corporation" (within the meaning of that term as used in Section 957 of the Code).

          SECTION 3.24. Insurance. Section 3.24 of the Company Disclosure Schedule contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, including whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby, and any pending claims thereunder) of which the Company or any Company Subsidiary is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Laws and all Contracts of the Company and the Company Subsidiaries, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by the Company and the Company Subsidiaries of their Business and (iii) providing replacement cost insurance coverage for all Fixtures and Equipment of the Company and the Company Subsidiaries and all their leasehold improvements. Neither the Company nor any Company Subsidiary is in Default under any of such policies or binders, nor has it failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to the Company upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

          SECTION 3.25. Payments. Neither the Company nor any Company Subsidiary nor any of their Representatives acting on their instructions have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which was illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither the Company nor any Company Subsidiary nor any of their Representatives acting on their instructions, have accepted or received any unlawful contributions, payments, gifts or expenditures.

          SECTION 3.26. Customers and Suppliers. Section 3.26 of the Company Disclosure Schedule sets forth a complete and accurate list of the names and addresses of (i) the ten customers who purchased from the Company and any Company Subsidiaries the greatest dollar volume of products during the Company's last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year; and (ii) suppliers, other than service providers, with sales to the Company and any Company Subsidiaries greater than
(A) $100,000 during the year ending on December 31, 2000 or (B) $25,000 during the period commencing on January 1, 2001 and ending on March 31, 2001, showing the approximate total purchases in dollars by the Company and the Company Subsidiaries from each such supplier during such period. Since the Balance Sheet Date, there has been no change in the business relationship of the Company or any Company Subsidiary with any customer or supplier named on Section 3.26 of the Company Disclosure Schedule except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any communication, written or otherwise, from any customer or supplier named on such Section 3.26 of any intention to return, terminate or materially reduce purchases from or supplies to the Company or any Company Subsidiary. The

Company is not aware that the consummation of the transactions hereunder should adversely affect the business relationship with any such customer or supplier.

          SECTION 3.27. Environmental Matters

          (a) Definition. "The Company" for purposes of this Section 3.27 includes (A) all Company Subsidiaries, (B) all partnerships, joint ventures and other entities or organizations in which the Company was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the Assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded.

          (b) The Company is in material compliance with all applicable Environmental Laws, has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and has made all appropriate filings for issuance or renewal of such Environmental Permits.

          (c) Notice of Violation. The Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by the Company of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by the Company with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. The Company has not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by the Company of any Hazardous Substances.

          (d) Environmental Conditions. To the knowledge of the Company, there are no present or past Environmental Conditions in any way relating to the Company or the Company Subsidiaries, their Business or their Assets.

          (e) Notices, Warnings and Records. The Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

          (f) The Company has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (g) The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Substances at, on, about, under, or within any real property currently or formerly owned, leased or operated by the Company, or concerning compliance by the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          SECTION 3.28. Brokers; Transaction Costs

          (a) Except for its arrangements with the Company Financial Adviser (the terms of which are described on Section 3.28(a) of the Company Disclosure Schedule), the Company has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of the Purchaser or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company shall not otherwise be liable for any costs or expenses pertaining to any finder's fees, brokerage commission or similar payment incurred by or on behalf of the Company as a result of the consummation of the transactions contemplated hereby.

          (b) The amount of all of the Company's Expenses shall not exceed $925,000 (inclusive of any value added Tax) in the aggregate.

          SECTION 3.29. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement (the "Proxy Statement") prepared by the Purchaser with respect to the annual and special meeting of Purchaser 's stockholders to be held to consider the Purchaser Meeting Proposal (as defined herein) (the "Purchaser Stockholders' Meeting") will, at the date such information is supplied and at the time of the Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 3.30. Products Liability. There are no claims against the Company or any Company Subsidiary, fixed or contingent, asserting (a) any damage, loss or injury caused by any product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations (to replace, repair or refund) made by the Company or any Company Subsidiary in the ordinary course of business, except for those claims that, if adversely determined against the Company or any Company Subsidiary, would not reasonably be expected to have a Company Material Adverse Effect. As used herein, "product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by the Company or any Company Subsidiary.

          SECTION 3.31. Real Property and Leased Real Property

          (a) Real Property Matters. Neither the Company nor any Company Subsidiary owns any real property.

          (b) Leased Real Property. Section 3.31 of the Company Disclosure Schedule sets forth a complete list of the Leased Real Property by reference to municipal address and Real Property Leases by reference to all relevant documents including details of parties thereto and dates of documents as well as details of annual rent payable, current term, and security deposits (or prepaid rent).

          (c) The Real Property Leases are in full force and effect. As at the Closing Date, the Real Property Leases shall not have been altered or amended from their form on the date hereof except with the consent of the Purchaser which shall not be unreasonably withheld.

          (d) There are no agreements or understandings between the landlord and tenant, or sublandlord and subtenant, other than as contained in the Real Property Leases, pertaining to the rights and obligations of the parties thereto relating to the use and occupation of the Leased Real Property.

          (e) To the Company's knowledge, all interests held by the Company or any Company Subsidiary as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances.

          (f) All payments required to be made by the Company or any Company Subsidiary pursuant to the Real Property Leases have been duly paid, and neither the Company nor any Company Subsidiary are otherwise in Default in meeting any of their obligations under any of the Real Property Leases except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (g) To the Company's knowledge, none of the parties (other than the Company or any Company Subsidiary) to any Real Property Lease is in Default in meeting any of its obligations under such Real Property Lease.

          (h) To the Company's knowledge, no Default exists by any party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such Default or taking any Action purportedly based upon any such Default.

          (i) Neither the Company nor any Company Subsidiary has waived, or omitted to take any action in respect of any substantial rights under any of the Real Property Leases.

          SECTION 3.32. Transactions with Related Parties. Section 3.32 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company's reasonable judgement, an Affiliate of the Company. Except for reasonable compensation arrangements in the ordinary course of business or except as disclosed on Section 3.32 of the Company Disclosure Schedule, no Related Party of the Company or any Company Subsidiary has (a) borrowed or loaned money or other property to the Company or any Company Subsidiary which has not been repaid or returned, (b) any currently enforceable contractual or other claims, express or implied, of any kind whatsoever against the Company or any Company Subsidiary or (c) has or in the past three years had any interest in any property currently used by the Company or any Company Subsidiary or in any transaction which the Company or any Company Subsidiary were a party to. To the knowledge of the Company, no current or former employee or Related Party of the Company or a Company Subsidiary is presently or at the Closing Date shall be, or, in the last three years has been, the direct or indirect owner of an interest in any corporation, firm, association, or business organization which is a present (or potential) competitor, supplier or customer of the Company. Except for normal salaries, compensation and bonuses and reimbursement of ordinary expenses, since December 31, 2000, the Company has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of the Shareholders, or any of their respective Affiliates, associates or family members.

          SECTION 3.33. Certain Business Practices. Neither the Company or any Company Subsidiary, nor any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          SECTION 3.34. Business Activity Restriction. Except as set forth in
Section 3.34 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company or any Company Subsidiary are a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any Company Subsidiary. Except as set forth in Section 3.34 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any agreement under which the Company or any Company Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

          SECTION 3.35. Grants, Incentives and Subsidies. Except as set forth in
Section 3.35 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any grants, incentive and subsidy programs ("Grants") from any Governmental Entity, including but not limited to (a) Approved Enterprise Status granted by the Investment Center of the Israeli Ministry of Industry and Trade, (b) Grants under Certificates of Approval of the Chief Scientist of the Israeli Ministry of Industry and Trade, and (c) Grants from the Israeli Fund for the Promotion of Marketing. Except as set forth in
Section 3.35 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has paid to date any royalties to the Office of the Chief Scientist on account of any Grants. Correct copies of all material applications submitted by the Company or any Company Subsidiary to any Governmental Entity with respect to any Grants (including all rights and obligations with respect to any Grants which were transferred to the Company or any Company Subsidiary from any Shareholder or third party), and copies of all letters of approval, and supplements thereto, granted to the Company or any Company Subsidiary with respect to any Grants and all undertakings made by any Company or any Company Subsidiary with respect to such Grants have been provided or made available to the Purchaser. The Company and Company Subsidiaries are in material compliance with the terms and conditions of the Grants and have fulfilled all the undertakings and obligations relating thereto in all material respects. To the knowledge of the Company there is no event which might lead to the annulment or limitation of any of the Grants. Schedule 3.35 sets forth the amount of Grants approved by the Office of the Chief Scientist under each certificate of approval and the amount of Grants actually received by the Company under each such certificate of approval.

          SECTION 3.36. Full Disclosure

          (a) No representation or warranty of the Company contained in this Agreement, and no Document (as defined below) furnished by or on behalf of the Company to the Purchaser or its Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not false or misleading. There is no fact that the Company has not disclosed to the Purchaser or its Representatives in writing that has, or is likely to have, a Company Material Adverse Effect or materially adversely affects, or is likely to materially adversely affect, the ability of the Company to perform the transactions contemplated by this Agreement. "Document" shall mean all certificates, consents, schedules (including the Company Disclosure Schedule when read together with the corresponding representation or warranty) agreements and financial statements delivered by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby.

          (b) Any financial projection or forecast delivered to the Purchaser with respect to the revenues or profitability which may arise from the operation of the Business either before or after the Closing Date (collectively, the "Projections") has been prepared by the Company in good faith, on the basis of the assumptions set forth in the Projections which the Company believes to be reasonable and using accounting methods and principles consistent with the accounting methods and principles used historically to prepare both (i) the Company Financial Statements and (ii) projections and forecasts of the Company in the ordinary course of business. The Company has no reason to believe that the Projections require any material change.

          SECTION 3.37. Signatories. Holders of no less than ninety percent (90%) of each class and series of the Company Shares outstanding on the date hereof have entered into this Agreement and are bound by its terms.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

          Each Shareholder, severally but not jointly, represents and warrants to the Purchaser as follows:

          SECTION 4.01. Authorization of Agreements, Etc.

          (a) Such Shareholder has full legal competence and capacity and unrestricted power to execute and deliver each Transaction Document to which such Shareholder is a party, and to perform his, her or its obligations hereunder and thereunder.

          (b) The execution and delivery by such Shareholder of this Agreement and each Transaction Document to which such Shareholder is a party, and the performance by such Shareholder of his, her or its obligations hereunder and thereunder, have been duly authorized by all requisite action, and will not violate any provision of Law, any order of any court or other agency of government, any judgment, award or decree or any provision of any Contract or other instrument to which such Shareholder is a party, or by which such Shareholder is bound, or conflict with, result in a breach of or constitute a Default under any such Contract or other instrument.

          SECTION 4.02. Validity. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes, and each other Transaction Document to which such Shareholder is a party, when executed and delivered by such Shareholder as contemplated hereby, will constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          SECTION 4.03. Title to Shares. Such Shareholder has good and valid title to and is the lawful holder of record and beneficial owner of the number of Company Shares set forth opposite the name of such Shareholder in Schedule I to this Agreement under the heading "Company Shares", (and as of the Closing will have good and valid title to, and will be the legal and beneficial owner of such Company Shares and all other shares of the Company owned by such Shareholder immediately prior to Closing) in each case free and clear of any and all Encumbrances of any nature whatsoever. The delivery by such Shareholder of share transfer deeds duly executed, to the Purchaser pursuant to Section 2.03(a) above, together with a resolution of the Company's Board of Directors approving such transfer of shares and registering the transfer in the Company's Register of Members, will transfer legal, good, valid and full title to and the legal and beneficial ownership of said Company Shares and any additional Company Shares issued to such Shareholder on the exercise of the Company Option or Company Warrants to the Purchaser, free and clear of any Encumbrances of any nature whatsoever. Except as set forth in the Charter, Bylaws, Company Warrants and the Company Option Plans, there are no (i) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts relating to such Shareholder's Company Shares, (ii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to such Shareholder's Company Shares, (iii) voting trusts, proxies, or other Contracts or understandings with respect to the voting of such Shareholder's Company Shares, (iv) transfer restrictions with respect to such Shareholder's Company Shares, or (v) Actions pending or, to the knowledge of such Shareholder, threatened or anticipated, which, if determined adversely to such Shareholder, would enjoin, restrict or prohibit the transfer of all or any part of the Company Shares as contemplated by this Agreement.


          SECTION 4.04. Investment Representations

          (a) Such Shareholder understands that such Shareholder must bear the economic risk of the Purchaser Shares for an indefinite period of time because the Purchaser Shares are not registered under the Securities Act or any applicable state securities Laws, and may not be resold unless subsequently registered under the Securities Act and such other Laws or unless an exemption from such registration is available. Such Shareholder hereby agrees and covenants that he or she will not pledge, transfer, convey or otherwise dispose of any of the Purchaser Shares except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities Laws, or (ii) an opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to the Purchaser, and may be relied on by the Purchaser in making such determination). The Purchaser will not require opinions of counsel for transactions made pursuant to Securities and Exchange Commission Rule 144 except in unusual circumstances.

          (b) Such Shareholder has sufficient knowledge and experience in investing to be able to evaluate the risks and merits of the transactions contemplated by this Agreement and such Shareholder has the ability to bear the economic risks of such Shareholder's investment in the Purchaser Shares for an indefinite period of time. Such Shareholder has had the opportunity to ask questions of, and receive answers from, officers of the Purchaser with respect to the business and financial condition of the Purchaser and the terms and conditions of the offering of the Purchaser Shares and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

          (c) If such Shareholder is listed as a non U.S. person on Schedule I, such Shareholder represents and warrants to the Purchaser that he, she or it has satisfied himself, herself or itself as to the full observance of the Laws of its jurisdiction in connection with the issuance of Purchaser Shares to such Shareholder, including (i) the legal requirements within its jurisdiction for the purchase of the Purchaser Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchaser Common Stock. The Shareholder's receipt of, and its continued beneficial ownership of the Purchaser Common Stock will not violate any applicable securities or other Laws of its jurisdiction.

          (d) Accredited Investor. Shareholder has accurately completed and returned to the Purchaser the Investor Suitability Certificate in the form attached hereto as Exhibit J. Shareholder is an "accredited investor" as defined in Rule 501, Regulation D, promulgated by the Securities and Exchange Commission on March 8, 1982, as amended, or has appointed a purchaser representative and together with such purchaser representative has such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of the prospective investment in Purchaser Common Stock. Shareholder is only a resident of the State or country set forth in such Shareholder's address on such Schedule I.

          (e) No Advertising. Shareholder has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Purchaser Shares.

          (f) Investment Intent. Shareholder is acquiring the Purchaser Shares for investment purposes for Shareholder's own account only and not with a view to or for sale in connection with any distribution of all or any part of the Purchaser Shares, other than in compliance with applicable securities Laws.

          (g) Fair Consideration. Such Shareholder hereby acknowledge he, she or it is receiving fair consideration for his, her or its Company Shares pursuant to this Agreement and that the allocation of the Purchaser Shares amongst each class and series of shares of the Company pursuant to this Agreement is fair and equitable.

          SECTION 4.05. No Registration Of Purchaser Shares. Shareholder acknowledges that the Purchaser Shares have not been registered under the Securities Act or any other applicable state blue sky laws in reliance, in part, on Shareholder's representations, warranties, and agreements herein.

          SECTION 4.06. Purchaser Shares Are Restricted Securities. Shareholder understands that the Purchaser Shares are "restricted securities" under the Act, and that the Purchaser Shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Purchaser Shares must be held indefinitely. In this regard, Shareholder understands the resale limitations imposed by the Securities Act and is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of "restricted securities," including the requirement that the securities must be held for at least two (2) years after purchase thereof from the Company prior to resale (subject to certain exceptions) and the condition that there be available to the public current information about the Company under certain circumstances.

          SECTION 4.07. Obligation to Register. Shareholder represents, warrants, and agrees that the Purchaser is under no obligation to register or qualify the Purchaser Shares under the Securities Act or under any state securities law, or to assist Shareholder in complying with any exemption from registration and qualification, except as set forth in Section 2.06.

          SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

          SECTION 4.09. Tax Withholding. Except as explicitly disclosed in writing to Purchaser no less than 14 days prior to Closing, amounts payable, if any, or Purchaser Shares issued by Purchaser to such Shareholder hereunder are not subject to any withholding or similar Taxes imposed by a tax jurisdiction with respect to the sale or exchange of the Company Shares.

                                   ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF the Purchaser

          Purchaser hereby represents and warrants to the Company and the Shareholders, subject to such exceptions as disclosed in the Purchaser Disclosure Schedule delivered herewith and dated as of the date hereof, all of which shall be deemed to be made elsewhere in the Purchaser Disclosure Schedule if the text of the disclosure in the Purchaser Disclosure Schedule read together with the applicable sections of this Agreement makes such other disclosure clearly relevant, as follows:

          SECTION 5.01. Organization and Qualification; Subsidiaries. The Purchaser and each Purchaser Subsidiary has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Purchaser and each Purchaser Subsidiary are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          SECTION 5.02. Capitalization.

          (a) The authorized capital stock of the Purchaser consists of 50,000,000 shares of Purchaser Common Stock, of which 17,475,445 shares were issued and outstanding as of May 8, 2001. All of the outstanding shares of the Purchaser Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

          (b) All Purchaser Shares to be issued to the Shareholders in connection with the transactions contemplated hereby, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever, other than any such encumbrances imposed pursuant to the Transaction Documents and not subject to preemptive rights or similar contractual rights granted by the Purchaser.

          SECTION 5.03. Authority Relative to this Agreement. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, provided the Purchaser Meeting Proposal (as defined herein) is approved as required by the Purchaser Stockholders at the Purchaser Stockholders' Meeting (as defined herein) pursuant to its certificate of incorporation, bylaws and the Delaware General Corporation Law (the "Purchaser Stockholder Approval"). The execution and delivery of this Agreement and each other Transaction Document to which it is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (other than Purchaser Stockholder Approval), and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or any other Transaction Document to which the Purchaser is a party or to consummate such transactions. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery by the Company and the Shareholders, this Agreement constitutes, and each other Transaction Document to which it is a party will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          SECTION 5.04. No Conflict; Required Filings and Consents

          (a) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Purchaser do not, and subject to receiving the Purchaser

Stockholder Approval, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with or violate any Law or Permit applicable to the Purchaser or by which any Asset of the Purchaser is bound or affected or (iii) except as disclosed on Section 5.04(a) of the Purchaser Disclosure Schedule, result in any breach in any material respect of or constitute a Default under any Contract of the Purchaser or any Law or Permit applicable to the Purchaser.

          (b) Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, the execution and delivery of this Agreement by the Purchaser do not, and the execution of each other Transaction Document to which it is a party will not, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require on behalf of Purchaser any consent, approval, authorization or permit of, or filing by the Purchaser with or notification by the Purchaser to, any Governmental Entity other than (i) any filings or consents as may be required under applicable state securities laws and the securities laws of any foreign jurisdiction (including, to the extent required, an exemption from prospectus requirements under Section 15D of the Israeli Securities Law, 1968 with respect to the assumption by the Purchaser of the Company Options as set forth in Section 7.04(d)), (ii) any consent as may be required from Israeli Tax authorities confirming that the assumption by the Purchaser of the Company Options and the Company's 2001 Plan will not result in a taxable event with respect to any such Company Option, and (iii) such other consents, authorizations, filings, approvals and permits which, if not obtained or made, would not reasonably be expected to have a Purchaser Material Adverse Effect or impair in any material respect the ability of Purchaser to perform its obligations under this Agreement.

          SECTION 5.05. SEC Filings; Financial Statements

          (a) The Purchaser has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the Nasdaq National Market in the last twelve months (collectively, together with any such forms, reports, statements and documents the Purchaser may file subsequent to the date hereof until the Closing Date, (other than exhibits appended to such forms, reports, statements and documents) the "Purchaser Reports"). Each Purchaser Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or Nasdaq, as the case may be, and (ii) did not at the time it was filed or, if amended, supplemented or superseded, as of the date of such amendment, supplement or superseding filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Purchaser Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq any other stock exchange or any other comparable governmental entity.

          (b) Except as is provided in the Purchaser Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser Reports complied as to form in all material respects with applicable accounting requirements, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Purchaser and the consolidated Purchaser Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser and the consolidated Purchaser Subsidiaries for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          SECTION 5.06. Absence of Certain Changes or Events. Except as disclosed in the Purchaser Reports filed prior to the date of this Agreement, since March 31, 2001, there has not been (a) any condition, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or which could reasonably be expected to prevent, hinder or materially delay the ability of the Purchaser to consummate the transactions contemplated hereby, (b) any material change by the Purchaser or any Purchaser Subsidiary in its accounting methods, principles or practices, or (c) any event pursuant to which the Purchaser or any Purchaser Subsidiary has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case, outside of the ordinary course of business which, individually or in the aggregate, could be reasonably expected to have a Purchaser Material Adverse Effect.

                                   ARTICLE VI.

                                    COVENANTS

          SECTION 6.01. Conduct of Business by the Company Pending the Closing. The Company and the Shareholders agree and undertake that, between the date of this Agreement and the Closing Date, except for the transactions contemplated herein (including without limitation, the issuance of Series E Preferred Shares as contemplated in Section 3.03(a) of this Agreement) or unless the Purchaser shall otherwise agree in writing, (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice, (b) the Company and the Company Subsidiaries shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which the Company and the Company Subsidiaries have significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, the Company and the Company Subsidiaries shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, agree to do, or cause to be done any of the actions of the Company described in Section 3.09 without the prior written consent of the Purchaser, and (c) the Company, the Company Subsidiaries and the Shareholders will not engage in any transaction or take any action which would constitute a breach of the representations and warranties of the Company or the Shareholders under Articles III and IV or would materially delay or materially impair the ability of Company, the Company Subsidiaries or any Shareholder to perform their obligations under this Agreement or the Transaction Documents to which they are a party or to effect the transactions contemplated hereby or thereby. The Company shall inform the Purchaser, in writing, of (a) any meeting of the Company's or any

Company Subsidiary's shareholders and/or of the Company's or any Company Subsidiary's Board of Directors, or of any committee thereof, at least 48 (forty-eight) hours in advance, allow an observer on behalf of the Purchaser to attend such a meeting, and provide the Purchaser with copies of all minutes and resolutions thereof and of all actions in writing made within this period, by the Company's or any Company Subsidiary's shareholders and/or Board of Directors, and (b) any material event not in the ordinary course of the Company or any of the Company Subsidiaries' businesses and of any event which could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 6.02. No Solicitation.(a) Until the earlier of the Closing Date or the date of termination of this Agreement pursuant to the provisions of
Section 10.02 hereof, the Company will not, nor will the Company permit any of its Representatives to (directly or indirectly): (i) solicit, encourage, initiate, entertain, review or participate in any negotiations or discussions with respect to an offer or proposal, oral, written, or otherwise, formal or informal to acquire all or any part of Company, whether by purchase of Assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise, (ii) disclose any information not customarily disclosed to any Person concerning Company and which Company believes would be used for the purposes of formulating any such offer or proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any offer or proposal to acquire all or any part of Company (directly or indirectly) (a "Competing Proposed Transaction"), or (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Competing Proposed Transaction. Company shall notify Purchaser as promptly as practical if any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding a Competing Proposed Transaction is made or is outstanding on the date hereof, such notice to include the identity of the Person proposing such Competing Proposed Transaction and the terms thereof, and shall keep Purchaser apprised, on a current basis of the status of any such Competing Proposed Transaction and of any modifications to the terms thereof. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Purchaser conducted heretofore with respect to any Competing Proposed Transaction.

          SECTION 6.03. Notices of Certain Events. Each of the Purchaser, the Company and the Shareholders shall give prompt notice to the others of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, other than any such consent disclosed in this Agreement as required by one of the parties hereto; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;
(iii) any Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser or the Company, or that relate to the consummation of the transactions contemplated hereby; (iv) the occurrence of a Default under any material Contract of the Purchaser, the Company or any of their Subsidiaries; and (v) any change that could reasonably be expected to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect, or to delay or impede the ability of the Purchaser, the Company or any of the Shareholders to perform their respective obligations pursuant to this Agreement and to effect the consummation of the transactions contemplated hereby.

          SECTION 6.04. Access to Information; Confidentiality

          (a) Except as required pursuant to the Confidentiality Agreement or any similar agreement or arrangement to which the Purchaser or the Company is a party or pursuant to applicable Laws or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Closing Date, the Purchaser and the Company shall (i) provide to the other and their Representatives access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its business, shareholders, Contracts, Assets, Liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.04 or pursuant to the Confidentiality Agreement. The Shareholders hereby agree to be bound by the terms of the Confidentiality Agreement as if they were parties thereto.

          SECTION 6.05. Further Action; Consents; Filings

          (a) Subject to the terms and conditions of this Agreement and applicable Law, the Company, each Shareholder and the Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated herein as soon as practicable including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, subject to applicable Law, (x) the Company, the Shareholders and the Purchaser shall (i) make all necessary filings and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Laws, and cooperate and consult with each other in connection with the making of all such filings, and (ii) give any notices to third Persons, and use reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by the Purchaser with respect to such notices or consents to be delivered or obtained by the Company or the Shareholders) to consummate the transactions contemplated by this Agreement, and (y) the Company and the Shareholders shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions set forth in Section 3.04 of the Company Disclosure Schedule.

          (b) From time to time, as and when requested by any party to this Agreement, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated herein, including powers of attorney and any required corporate resolutions.

          (c) The Company, the Shareholders and the Purchaser shall use their reasonable best efforts to cause all holders of Company Shares to execute this Agreement prior to Closing, and any shareholder of the Company who executes this Agreement after the date hereof shall become a party to this Agreement and shall have the rights and obligations of a Shareholder hereunder.

          SECTION 6.06. Certain Tax Matters

          (a) Taxes. Each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Taxes and fees incurred at Closing, as required by applicable Law.

          (b) Withholding Obligations. The Shareholders understand and agree that the issuance of Purchaser Shares to the Shareholders will be made in compliance with any applicable Tax withholding obligations under applicable Law and that Purchaser shall be entitled to withhold any amounts required to be withheld by any applicable Law from the amounts payable to the Shareholders hereunder.

          SECTION 6.07. Public Announcements. Until the earlier of termination of this Agreement or the Closing Date, the Purchaser, on the one hand, and the Company and the Shareholders, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by Law or the rules of the Nasdaq National Market, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

          SECTION 6.08. Legend. Each stock certificate evidencing Purchaser Shares shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN LOCK UP AGREEMENT BETWEEN THE COMPANY AND THE NAMED STOCKHOLDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH AGREEMENT. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

          SECTION 6.09. Information Statement.

          As promptly as practicable following the execution hereof, Purchaser and Company shall jointly prepare an information statement (the "Information Statement") to be issued to the holders of Company Shares who are not accredited investors. The Information Statement shall constitute a disclosure document for the offer by the Purchaser to issue the Purchaser Shares (the "Offer") to holders of Company Shares who are not accredited investors in consideration for such holders' Company Shares. Purchaser and Company shall each use their reasonable best efforts to cause the Information Statement to comply with applicable federal, state and foreign securities Law requirements. Each of Purchaser and Company shall, and shall cause their respective Representatives to, fully cooperate with the other such parties and their respective Representatives in the preparation of the Information Statement, a letter of transmittal and related instructions for use (collectively, together with any amendments and supplements thereto, the "Offer Documents"), and Company shall promptly provide to Purchaser such information concerning it and its Affiliates, directors, officers and securityholders as Purchaser may reasonably request in connection with the preparation of the Information Statement or the Offer Documents. Each of Purchaser and Company represents and warrants to the other that all information supplied by the same for inclusion in the Information Statement or the Offer Documents shall not at the time the Information Statement (including any amendments or supplements thereto) is first distributed to holders of Company Shares who are not accredited investors or while the Offer remains outstanding contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Purchaser or Company with respect to information supplied by the others for inclusion in the Information Statement or the Offer Documents. If at any time that the Offer is outstanding, any event or information should be discovered by Company or Purchaser which should be set forth in an amendment to the Information Statement, Company or Purchaser, as applicable, shall promptly inform the other. Each of Purchaser and Company agrees promptly to correct any information provided by it for use in the Information Statement or the Offer Documents if and to the extent that it shall have become false and misleading in any material respect.

          SECTION 6.10. Tax-Free Reorganization. The Purchaser and the Company will each use their commercial best efforts to cause the purchase of Company Shares to be treated as a reorganization within the meaning of Section 368 of the Code.

          SECTION 6.11. Review Report

          Within fifteen Business Days following the execution hereof, the Company shall provide to the Purchaser a review report from the Company's independent public accountants, reasonably satisfactory in form and substance to the Purchaser, with respect to the consolidated unaudited interim balance sheet of the Company at March 31, 2001 and the related statement of operations, shareholders' equity and cash flows for the three months ended March 31, 2001 disclosed in Schedule 3.15 of the Company Disclosure Schedule.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

          SECTION 7.01. Proxy Statement.

          (a) As promptly as reasonably practicable after the execution of this Agreement, Purchaser shall prepare the Proxy Statement, which complies with the rules and regulations promulgated by the SEC. The Company shall, upon request by the Purchaser, furnish the Purchaser with all information concerning itself, its Subsidiaries, directors, executive officers and shareholders, and such other matters and shall furnish consents as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Purchaser or any of its Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including, without limitation, providing financial information regarding the Company and any related consents from the Company's independent public accountants for inclusion of such financial information in the Proxy Statement. In addition, the Company shall obtain any consents from its independent public accountants that are necessary for inclusion of the financial information provided by the Company in any filings that are required to be made by Purchaser with the SEC including, but not limited to, the Proxy Statement and Purchaser's Annual Report on Form 10-K for the year ended December 31, 2001.

          (b) The Proxy Statement shall include (i) the approval of the issuance of the Purchaser Shares to the Shareholders pursuant to this Agreement ("Share Issuance"), (ii) the opinion of the Purchaser Financial Advisor, and (iii) such other matters requiring approval of the Purchaser's stockholders ((i) above, the "Purchaser Meeting Proposal").

          (c) The Company shall use its reasonable best efforts to ensure that none of the information supplied by Company for inclusion or incorporation by reference in the Proxy Statement shall, at the date it or any amendments or supplements thereto are mailed to the stockholders of the Purchaser, at the time of the Purchaser Stockholders' Meeting and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, Company shall promptly inform Purchaser.

          SECTION 7.02. Purchaser Stockholders' Meeting. The Purchaser shall call and hold the Purchaser Stockholders' Meeting, as promptly as practicable after the date hereof for the purpose of voting upon the approval of the matters described in Section 7.01(b), pursuant to the Proxy Statement, and the Purchaser shall use all reasonable efforts to hold the Purchaser Stockholders' Meeting as soon as practicable after the date hereof. Except as otherwise contemplated by this Agreement, and subject to applicable law, the Purchaser shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Purchaser Meeting Proposal pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the applicable stock exchange requirements to obtain such approval.

          SECTION 7.03. [Reserved].

          SECTION 7.04. Assumption of Company Options.

          (a) Prior to the Closing, the Company shall adopt the 2001 Stock Incentive Plan (the "2001 Plan") substantially in the form attached hereto as
Exhibit I with such changes as the Purchaser and the Company may approve, acting reasonably.

          (b) Prior to the Closing, the Company Options granted pursuant to the Company Option Plans and outstanding on the date hereof shall have been either exercised in accordance with their terms or cancelled and terminated in form reasonably satisfactory to the Purchaser, including without limitation, obtaining any required consent of Israeli Tax authorities that such cancellation will not result in a taxable event.

          (c) Prior to the Closing, the Company shall have granted Company Stock Options under the 2001 Plan to acquire up to an aggregate of 9,150,146 Ordinary Shares to the individuals, at the exercise price, with the vesting commencement date and on the other terms and conditions as agreed upon between the Company and the Purchaser, and in a form reasonably satisfactory to the Purchaser.

          (d) At the Closing Date, the Company Options to be granted pursuant to the 2001 Plan in Section 7.04(c) above will be assumed by the Purchaser. Each such option so assumed by Purchaser under the terms of this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Options (or as agreed upon between the Company and the Purchaser) and the applicable stock option agreement immediately prior to the Closing Date, except that (i) such option will be exercisable for that number of whole shares of Purchaser Common Stock equal to the product of the number of Ordinary Shares that were issuable upon exercise of such option immediately prior to the Closing Date multiplied by a fraction, (x) the numerator of which shall be 550,000 and
(y) the denominator of which shall be the number of Ordinary Shares issued and outstanding immediately prior to Closing (the "Ordinary Exchange Ratio") and rounded down to the nearest whole number of shares of Purchaser Common Stock, and (ii) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per Company Ordinary Share at which such option was exercisable immediately prior to the Closing Date by the Ordinary Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Options and the documents governing the outstanding Company Options (or the terms and conditions agreed upon between the Company and the Purchaser), the transactions contemplated hereby will not terminate any of the outstanding Company Options granted under the 2001 Plan or accelerate the exercisability or vesting of such options or the shares of Purchaser Common Stock which will be subject to those options upon the Purchaser's assumption of the options hereunder. Within thirty (30) business days after the Closing Date, Purchaser will issue to each person who, immediately prior to the Closing Date was a holder of an outstanding Company Option a document in form and substance reasonably satisfactory to Company evidencing the foregoing assumption of such option by Purchaser. Purchaser shall reserve for issuance that number of shares of Purchaser Common Stock that will become subject to Company Options assumed under this Section.

          SECTION 7.05. Registration Statements on Form S-8. Within sixty (60) Business Days after the Closing Date, the Purchaser shall file with the SEC one or more registration statements on Form S-8 for the additional shares of Purchaser Common Stock for reserved issuance pursuant to Section 7.03(a), provided that such shares qualify for registration on such Form S-8 and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding.

          SECTION 7.06. Resignations of Officers and Directors

          (a) The officers and directors of the Company and the Company Subsidiaries shall be those persons listed on Schedule III hereto, in each case until their successors are elected or appointed and qualified or until their resignation or removal. The Company shall deliver at the Closing the voluntary resignations of each officer and director of the Company and the Company Subsidiaries from their positions as officers and directors who is not designated to be an officer or director of the Company and the Company Subsidiaries in accordance with this subsection 7.05(a) which resignation shall be effective at the Closing, and the Shareholders undertake that those persons listed on Schedule III hereto shall have been elected as officers and directors of the Company and the Company Subsidiaries as of the Closing Date, to hold office until their successors are elected or appointed and qualified or until their resignation or removal.

          (b) Subject to receiving the Purchaser Stockholder Approval, the officers and directors of the Purchaser shall be those persons listed on
Schedule IV hereto, in each case until their successors are elected or appointed and qualified or until their resignation or removal. The Purchaser shall deliver at the Closing the voluntary resignations of each officer and director of the Purchaser from their positions as officers and directors who is not designated to be an officer or director of the Purchaser in accordance with this subsection 7.06(b) which resignation shall be effective as at the Closing, and those persons listed on Schedule IV hereto shall have been elected as officers and directors of the Purchaser as of the Closing Date, to hold office until their successors are elected or appointed and qualified or until their resignation or removal.

          SECTION 7.07. General Release and Waiver

          (a) Each Shareholder, for Shareholder, Shareholder's spouse, relatives, predecessors, heirs, executors, administrators, agents, advisors, assigns, and successors, as applicable, as of the Closing, fully and generally waives, releases, remises, acquits, and discharges the Purchaser, the Company and their present or former officers, directors, shareholders, employees, agents, attorneys, parents, subsidiaries, affiliates, partners, joint venturers and successors and assigns (collectively, "Releasees") and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the Purchaser) any legal or other proceedings or actions against any Releasee with respect to any matter whatsoever arising out of such Shareholder's investment in, or ownership of, Company Shares (other than matters arising out of the breach of any representation or warranty of Purchaser made pursuant to Article V of this Agreement or covenant of Purchaser contained in this Agreement), including, but not limited to, (i) any liquidation right or preference under the Bylaws, the Charter, any agreement or otherwise, including without limitation any liquidation right or preference exercisable with respect to the transactions contemplated by this Agreement, (ii) any right of first refusal or any other right such Shareholder may have for acquiring the Company Shares subject to this Agreement, whether under the Bylaws, the Charter, any agreement or otherwise and any right to receive prior notice of such acquisition, and (iii) any and all Liabilities, claims, demands, Contracts, debts, obligations, and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do, or hereafter may, exist.

          (b) Uncertain Claims. Each Shareholder hereby acknowledges that it has considered the possibility that it may not now fully know the nature or value of the claims which are generally released pursuant to Section 7.07(a) above and that such general release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, and past or present, however arising, and that any and all rights granted to Shareholder pursuant to Section 1542 of the California Civil Code or any analogous applicable Law are hereby expressly waived. Said Section 1542 of the Civil Code of the State of California reads as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          SECTION 7.08. Bridge Loan.

          (a) The Purchaser and the Company shall use their best efforts to cause Luico Inc. and eMation, Inc. to enter into the Bridge Loan Agreement substantially in the form attached hereto as Exhibit K, along with the Intellectual Property Security Agreement and the Security Agreement referred to therein and such additional supporting documents and filings with respect to the Bridge Loan as the Purchaser or its counsel may reasonably request, within five Business Days of the original execution of this Agreement by the Company, the Purchaser and holders of no less than ninety percent (90%) of each class and series of the Company Shares outstanding on the date hereof.

          (b) The Company will, concurrently with the execution of the Bridge Loan Agreement, execute the Guaranty substantially in the form attached hereto as Exhibit L, along with the Guarantor Intellectual Property Security Agreement and the Guarantor Security Agreement referred to therein and such additional supporting documents and filings as the Purchaser or its counsel may reasonably request.

          (c) Subject to execution and delivery of the Bridge Loan Agreement the Guaranty and the other documents required pursuant to Sections 7.08(a) and (b), the Purchaser shall cause its subsidiary, Luico Inc. to advance to eMation, Inc., bridge loans of up to an aggregate of $2,500,000 for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the Bridge Loan Agreement.

                                 ARTICLE VIII.

                              CONDITIONS PRECEDENT

          SECTION 8.01. Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting their consummation;

          (b) the Purchaser, the Company, the Shareholders' Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

          (c) Purchaser Stockholder Approval. The Purchaser Meeting Proposal shall have been approved by the Purchaser's stockholders at the Purchaser Stockholders' Meeting.

          SECTION 8.02. Conditions Precedent to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject, at the option of the Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement or in any certificate or document delivered to the Purchaser pursuant hereto shall be true and correct in all material respects (other than representations and warranties subject to "materiality" or "material adverse effect" qualifiers, which shall be true and correct in all respects) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date, and except for the issuance of Company Shares pursuant to the exercise of Company Options and Company Warrants, the details of which shall be certified to the Purchaser in the certificates referred to below), and the Chief Executive Officer and Chief Financial Officer of the Company and each Shareholder shall have so certified to the Purchaser in writing.

          (b) Compliance with Covenants. The Company and each Shareholder shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company and each Shareholder shall have so certified to the Purchaser in writing.

          (c) No Material Adverse Change. There shall not have occurred any Company Material Adverse Effect, and the Chief Executive Officer and Chief Financial Officer of the Company shall have so certified to the Purchaser in writing.

          (d) Purchase of all of the issued Company Shares. All of the following shall have been fulfilled to the Purchaser's and its legal counsels' complete satisfaction: (i) the BuyOut Offer shall have been accepted and this Agreement and the Investor Suitability Certificate in the form attached hereto as Exhibit J shall have been signed within a period of 58 days following the date the Purchaser delivered the BuyOut Offer by shareholders of the Company holding more than 95% of the issued shares of each class and series of shares of the Company (Shareholders who did not sign such Transaction Documents shall be referred to herein as the "Opposing Shareholder(s)"); (ii) no shareholder of the Company (including, their successors and assigns) shall have instituted legal proceedings in any court, within a period of ninety-five (95) days following the date Purchaser delivered the BuyOut Offer to the last shareholder of the Company objecting to the transactions contemplated herein or to the Purchaser's purchase of such shareholder's shares of the Company, which proceedings shall not have been dismissed within one hundred and twenty (120) days following the date Purchaser delivered the BuyOut Offer to the last shareholder of the Company; and
(iii) all of the shares of the Company issued immediately prior to the Closing, including shares of the Opposing Shareholders shall have been (A) duly transferred to the Purchaser free and clear of any and all Encumbrances and (B) duly registered in the name of the Purchaser in the Company's Register of Members.

          (e) Opinions of Counsel. The Purchaser shall have received the opinion of (i) Yigal, Arnon & Co., Israeli counsel to the Company, in substantially the form of Exhibit B hereto (ii) Yigal, Arnon & Co., counsel to the Apax limited partnerships and the Gemini limited partnerships listed on Schedule I, in substantially the form of Exhibit M hereto and (iii) Ropes & Gray, United States counsel to the Company in substantially the form of Exhibit C hereto.

          (f) Consents and Approvals. The authorizations, consents, waivers and approvals set forth in Sections 3.04, 3.05(b)and 3.05(c) of the Company Disclosure Schedule, if any, and Section 5.04(b) of this Agreement, shall have been duly obtained and shall be in form and substance satisfactory to counsel for the Purchaser.

          (g) Employment Agreements. An Employment and Non-Competition Agreement in substantially the form set forth in Exhibit D hereto shall have been executed and delivered by Dale Calder, and Employment and Non-Competition Agreements in substantially the form set forth in Exhibit E hereto shall have been executed and delivered by each of Richard MacKeen, James Hansen, William MacMaster, Wendy Iwanski, Christian Guers, Paul Henderson, Gregg Bauer and Grant Challenger (collectively, together with Dale Calder, the "Key Employees").

          (h) Employees. Each of the employees of the Company and the Company Subsidiaries and each independent contractor or consultant of the Company and the Company Subsidiaries shall have executed a Non Competition and Confidentiality Agreement in the form attached as Exhibit F hereto.

          (i) Termination of Agreements. All agreements among the Shareholders relating to the Business or the Company shall have been terminated and of no further force or effect as of the Closing Date.

          (j) Qualification as a Private Placement. Each of the Shareholders shall have delivered an executed copy of the Investor Suitability Certificate dated as of the Closing Date and Purchaser shall be reasonably satisfied that the Purchaser Shares to be issued in connection with this Agreement pursuant to Section 2.03 are issuable without registration pursuant to Rule 506 promulgated pursuant to Section 4(2) of the Securities Act and other applicable SEC rules and regulations promulgated thereunder and any securities Laws of any applicable jurisdiction.

          (k) Company Warrants and Company Options. The Company Warrants and the Company Options granted pursuant to the Company Option Plans shall have been either exercised in accordance with their terms or cancelled and terminated in form reasonably satisfactory to the Purchaser.

          (l) Lock-up Agreements. Each Shareholder shall have executed and delivered to the Purchaser a Lock-up Agreement substantially in the form attached hereto as Exhibit G.

          (m) Supporting Documents. On or prior to the Closing Date, the Purchaser and its counsel shall have received copies of the following supporting documents:

          (i) a copy of the Bylaws which shall have been amended, to the satisfaction of Purchaser;

          (ii) a certificate of an officer of the Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; and (B) the Charter and the Bylaws of the Company as in effect on the date of such certification;

          (iii) a resolution of the Company's board of directors approving the BuyOut Offer in accordance with the Bylaws;

          (iv) a resolution of the Company's board of directors approving the transfer of all the Company Shares which are issued immediately prior to the Closing to Purchaser and registering the Purchaser in the Company's Register of Members as the holder of all issued shares of the Company;

          (v) duly completed notices of transfer regarding the transfer of all the issued shares of the Company as provided above in form and substance acceptable for immediate filing with the Israeli Registrar of Companies; and

          (vi) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or its counsel may reasonably request.

All such documents shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

          SECTION 8.03. Conditions Precedent to the Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject, at the option of the Company and the Shareholders, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered to the Company and the Shareholders pursuant hereto shall be true and correct in all material respects (other than (i) representations and warranties subject to "materiality" or "material adverse effect" qualifiers, which shall be true and correct in all respects and (ii) the representations and warranties set forth in Section 5.06(a) as to which no representation or warranty shall be made by Purchaser at Closing) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date), and the Purchaser shall have so certified to the Company and the Shareholders in writing.

          (b) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Purchaser shall have so certified to the Company and the Shareholders in writing.

          (c) Opinion of Counsel. The Company shall have received the opinion of Brobeck, Phleger & Harrison LLP, U.S. counsel to the Purchaser, in substantially the form of Exhibit H hereto.

          (d) Purchaser Net Asset Value. (i) The Purchaser shall have prepared and delivered to the Company, not less than two (2) Business Days prior to the Closing, an unaudited consolidated balance sheet of the Purchaser and the Purchaser Subsidiaries as at the end of the month ending not less than five (5) Business Days prior to the Closing, which shall have been prepared in good faith in accordance with GAAP in a manner consistent with Purchaser's accounting policies and past practices; (ii) the Purchaser Net Asset Value determined based on such unaudited consolidated balance sheet shall be greater than fifty-five million dollars ($55,000,000); and (iii) the Company shall have received on the Closing Date an officer's certificate from the Purchaser that the Purchaser Net Asset Value on the Closing Date is greater than fifty-five million dollars ($55,000,000).

          (e) Shareholder Bridge Facility. All loans and advances made pursuant to the Shareholder Bridge Facility shall be repaid in full and there shall exist no obligation or liability of the Company or any Company Subsidiary pursuant to the Shareholder Bridge Facility.

All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

                                  ARTICLE IX.

                                 INDEMNIFICATION

          SECTION 9.01. Escrow Fund. On the Closing Date, the Purchaser shall deliver to the Escrow Agent the Escrow Shares. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms set forth therein and shall be available to compensate the Indemnified Persons (as defined herein) pursuant to the indemnification obligations of the Shareholders set forth in this Article IX and to compensate the Purchaser for any post Closing adjustments made pursuant to Section 2.05.

          SECTION 9.02. Indemnification.

          (a) Subject to the limitations set forth in Section 9.02(d) and elsewhere in this Article IX, the Shareholders agree to and will, indemnify and hold harmless Purchaser, the Purchaser Subsidiaries (including the Company after Closing) and their officers, directors, agents and employees, and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses (including lost profits or diminution in value), costs, damages, fines, fees, liabilities, penalties, deficiencies and expenses arising from claims, demands, actions, causes of action, including reasonable fees of attorneys, accountants, investigators and experts, and court costs, less the amount of any tax benefit then actually received by Purchaser as a result of such losses, costs, damages etc., amounts then actually recovered by Purchaser under existing insurance policies of Purchaser or Company (net of any related increase in premiums paid by Purchaser or Company) or indemnities from third parties or, in the case of third party claims, any amount then actually recovered by Purchaser pursuant to counterclaims made by Purchaser directly relating to the facts giving rise to such third party claims, (collectively, "Losses") asserted against, resulting to, imposed upon or incurred by the Company, the Purchaser or any Indemnified Person, by reason of, resulting from or arising out of:

          (i) a breach of any representation, warranty (without regard to any qualification as to materiality or knowledge or Company Material Adverse Effect), covenant or agreement given or made by the Company or any Shareholder in this Agreement, the Company Disclosure Schedule, or any certificate, instrument or document delivered by the Company pursuant to this Agreement and any of the representations, warranties, covenants or agreements given or made by any Shareholder in such Shareholder's Investor Suitability Certificate pursuant to this Agreement except as and to the extent that Section 9.02(b) below shall be applicable thereto, in which case the provisions of said Section 9.02(b) shall govern;

          (ii) the satisfaction of the condition set forth in Section 8.02(d), including without limitation, any mandatory share transfer, bring-along procedure, compulsory acquisition of shares, take-over scheme of arrangement, statutory merger or other procedure in accordance with applicable Law or pursuant to the Company's Charter and Bylaws with the intention of making the Company a direct or indirect wholly owned subsidiary of the Purchaser, or any resolution, action or procedure, relating to any of the foregoing.

          (b) Subject to the limitations set forth in Section 9.02(d) and elsewhere in this Article IX, the Shareholders agree to and will indemnify and hold harmless, from and after the Closing Date, each Indemnified Person from and against (A) all Liability for Taxes of Company and each Company Subsidiary for the periods or portions of periods prior to the Closing Date (each such period a "Pre-Closing Tax Period"); (B) all Liability for Taxes (as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) of any person which at any time prior to the Closing is or has ever been affiliated with Company or any Company Subsidiary or with which at any time prior to the Closing Company or any Company Subsidiary joins or has ever joined or is or has ever been required to join in filing any affiliated, consolidated, combined, unitary or aggregate Tax Return; (C) all Liability for Taxes that result from Company's or any Company Subsidiary failure to withhold from amounts paid by Company or any Company Subsidiary prior to the Closing Date; (D) all Liability for Taxes of Company or any Company Subsidiary for any tax period or portion of any tax period after the Closing Date (each such period, a "Post-Closing Tax Period") that result by reason of the application in a Pre-Closing Tax Period of Section 481 of the Code or any comparable provisions of state, local, domestic or foreign Tax law; (E) all Liability for Taxes required to be paid after the Closing Date by Company or any Company Subsidiary under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) to which Company or any Company Subsidiary is or was a party prior to the Closing; (F) all Liability for share transfer Taxes due as a result of the sale of the Company Shares to Purchaser pursuant to this Agreement and the filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection thereto; and (G) all Liability for reasonable legal and accounting fees and expenses for or with respect to any item in clause (A), (B), (C), (D), (E) or (F) above ; provided, however, that the aggregate indemnification obligation in respect of Taxes described in each of clauses (A) through (F) above shall be reduced to the extent of amounts in respect of such Taxes have otherwise been adequately reserved for on the Estimated Closing Balance Sheet or if a Notice of Disagreement is provided by the Purchaser, the Adjusted Balance Sheet or the Audited Closing Balance Sheet, as the case may be. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"): (A) real, personal and intangible property Taxes ("Property Taxes") of Company with respect to which the Indemnified Persons shall be indemnified shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) the Taxes of Company and each Company Subsidiary (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of Company or any Company Subsidiary attributable to the ownership by Company of any equity interest in any partnership or other "flowthrough" entity, as if a Taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date. All indemnification payments hereunder shall be due on the later of (i) the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including with respect to estimated Taxes) and (ii) five business days after Purchaser notifies the Representative that such Taxes are due (and the amount thereof).

          (c) Notwithstanding anything to the contrary herein, the Shareholders shall not be liable to any Indemnified Person for any Losses asserted against, resulting to, imposed upon or incurred by the Company, the Purchaser or any Indemnified Person by reason of, resulting from or arising out of (x) the matters referred to in Sections 9.02(a)(i) and (ii) or (y) any stamp Taxes due as a result of the sale of the Company Shares to Purchaser pursuant to this Agreement, unless and until all such Losses exceed $200,000 in which case the Shareholders shall be liable for the full amount of such Losses.

          (d) The Escrow Fund shall be available as a source for payment of the indemnification obligations of the Shareholders set forth in this Section 9.02, subject to the following:

          (i) subject to the exception set forth in subparagraph (ii) below, the liability of each Shareholder, as a source for payment of the indemnification obligations of the Shareholders set forth in Section 9.02(a) and Section 9.02(b), shall be limited with respect to all Losses, other than those arising from a breach of the representations, warranties, covenants or agreements given or made by such Shareholder in such Shareholder's Investor Suitability Certificate or this Agreement, to such Shareholder's pro rata share of the Escrow Fund;


          (ii) the liability of the Management Shareholder as a source for payment of the indemnification obligations of the Shareholders set forth in
     Section 9.02(a) and Section 9.02(b) shall be limited with respect to all Losses arising from a breach of the representations and warranties given or made by the Management Shareholder in Article III hereof, to his pro rata share of the Escrow Fund, except in the case of fraud, in which case the Management Shareholder's liability shall be unlimited;


          (iii) subject to the exception set forth in subparagraph (ii) above, the liability of each Shareholder, as a source for payment of the indemnification obligations of the Shareholders set forth in Section 9.02(a) and Section 9.02(b), shall be limited with respect to all Losses arising from a breach of the representations, warranties, covenants or agreements given or made by any Shareholder in such Shareholder's Investor Suitability Certificate or this Agreement, to an amount equal to the number of Purchaser Shares issuable to such Shareholder by the Purchaser pursuant to this Agreement multiplied by Three dollars ($3.00), except in the case of fraud or gross negligence of such Shareholder, in which case such Shareholder's liability shall be unlimited;

          (iv) no Shareholder shall be liable for indemnification pursuant to
     Section 9.02(a) or Section 9.02(b) for the representations and warranties of any other Shareholder set forth in such other Shareholder's Investment Suitability Certificate or this Agreement (other than the representations and warranties of the Management Shareholder set forth in Article III hereof, subject to the limitations set forth in this Section 9.02) or the breach of any covenant or agreement by any other Shareholder; and


          (e) Nothing in this Agreement shall limit the liability of the Company or any Shareholder, prior to the Closing, for any breach of any representation, warranty or covenant by the Company or any such Shareholder, respectively.

          (f) Purchaser and Company each acknowledge that the Losses and Taxes indemnifiable pursuant to this Article IX, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total number of shares Purchaser would have agreed to issue in connection with this Agreement.

          SECTION 9.03. Escrow Period. The Escrow Period shall terminate at the one year anniversary of the Closing Date; provided, however, that a portion of the Escrow Fund, which in the reasonable judgment of Purchaser, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined herein) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Purchaser shall deliver to the Escrow Agent a certificate specifying the Closing Date.

          SECTION 9.04. Claims upon Escrow Fund.

          (a) Except as otherwise set forth in Section 9.04(c), upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Purchaser (an "Officer's Certificate") specifying in reasonable detail the individual items of indemnifiable Losses or Taxes included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the basis for indemnification, the Escrow Agent shall deliver to Purchaser out of the Escrow Fund, as promptly as practicable, Purchaser Shares having a value equal to such Losses.

          (b) For the purpose of compensating Purchaser for its Losses pursuant to this Agreement, the Purchaser Shares in the Escrow Fund shall be valued at Three dollars ($3), except for purposes of compensating Purchaser for audit fees payable by the Shareholders pursuant to Section 2.05 and for Expenses of the Company in excess of $925,000 (inclusive of any value added Tax), the Purchaser Shares in the Escrow Fund shall be valued at the Purchaser Share Closing Price.

          (c) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, Purchaser shall cause a duplicate copy of such certificate to be delivered to the Shareholders' Agent (as defined herein) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Purchaser unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Purchaser Shares from the Escrow Fund, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (d) Resolution of Conflicts; Arbitration. In case the Shareholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholders' Agent and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute Purchaser Shares from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Purchaser or the Shareholders' Agent may, by written notice to the other, demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action involving a third party claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators: one (1) selected by Purchaser, one (1) selected by the Shareholders' Agent, and one (1) selected by the two (2) arbitrators selected by Purchaser and the Shareholders' Agent. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article IX, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the city and county of Philadelphia, Pennsylvania under the commercial rules of arbitration then in effect of the American Arbitration Association. In any arbitration pursuant to this Section 9.04 to resolve a claim for indemnification, each party shall pay its own expenses. Shareholders (out of the Escrow Fund) shall pay a fraction (not to exceed one (1)) of the fees of the arbitrators and the administrative costs of the arbitration equal to the quotient obtained by dividing (i) the amount awarded by the arbitrators with respect to such claim (or agreed in settlement of such claim) by (ii) the portion of the indemnification claim disputed by the Shareholders' Agent; and the balance of such fees and administrative costs shall be paid by Purchaser.

          SECTION 9.05. Shareholders' Agent.

          (a) The Shareholders hereby appoint Robert Chefitz as agent ("Shareholders' Agent") for and on behalf of the Shareholders to carry out the duties of the Shareholders' Agent as set forth in this Agreement, including without limitation, (i) to give and receive notices and communications, to authorize delivery to Purchaser of the Purchaser Shares or other property from the Escrow Fund in satisfaction of claims by Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (ii) to receive notices of disputes regarding the Estimated Closing Balance Sheet, to agree to, negotiate, enter into settlements and compromises of such disputes, (iii) to extend the time for the performance of any of the obligations or other actions of the other under this Agreement, to waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, to waive compliance with any of the conditions or covenants of the other contained in this Agreement or waive performance of any of the obligations of the other under this Agreement, and
(iv) and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Purchaser. No bond shall be required of the Shareholders' Agent. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of officers and employees of the Company for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          SECTION 9.06. Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Shareholders for whom Purchaser Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Purchaser are hereby relieved from any Liability to any person or entity for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

          SECTION 9.07. Third-Party Claims.

          (a) In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Escrow Fund, Purchaser shall promptly notify the Shareholders' Agent of such claim; provided, however, that no delay in notifying the Shareholders' Agent shall affect the rights of any Indemnified Person to indemnification hereunder unless (and then solely to the extent that) the interests of Shareholders in the Escrow Fund are prejudiced or damaged thereby. By written notice to Purchaser within thirty (30) days after delivery of notice of such a claim, the Shareholders' Agent and the Shareholders for whom shares of Purchaser Shares otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim by Purchaser, which (subject to the provisions of Section 9.07(b) with respect to certain third-party claims) shall direct the defense and settlement of such claims. Purchaser shall have the right in its sole discretion to settle any such claim; provided, however, that Purchaser may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 9.05 or any other provision of this Article IX to the amount of any claim by Purchaser against the Escrow Fund for indemnity with respect to such settlement.

          (b) Except in the case of claims for equitable relief and claims for money damages which may exceed the amounts then remaining and available in the Escrow Fund for indemnification under this Article IX, the Shareholders' Agent shall be entitled to assume the defense of such claim, by written notice to Purchaser within thirty (30) days after delivery of notice of a third-party claim pursuant to Section 9.07(a). If the Shareholders' Agent assumes the defense of such a claim, (i) the Shareholders' Agent shall defend the Indemnified Person against the matter with counsel reasonably satisfactory to the Indemnified Person; (ii) the Indemnified Person may retain separate co-counsel at its sole cost and expense (except that the Shareholders' Agent shall be responsible for the fees and expenses of the separate co-counsel to the extent that the counsel the Shareholders' Agent has selected has a conflict of interest); (iii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Shareholders' Agent (not to be withheld unreasonably); and (iv) the Shareholders' Agent will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases Purchaser and the Indemnified Person from all Liability with respect thereto, without the written consent of Purchaser and the Indemnified Person. In the event the Shareholders' Agent does not timely assume the defense of such third-party claim as provided herein, then Purchaser and the Indemnified Person may defend against, or enter into any settlement with respect to, the matter in any manner they reasonably may deem appropriate. At any time after commencement of any such action, the Shareholders' Agent may request an Indemnified Person to accept a bona fide offer from the other parties to the action for a monetary settlement payable solely by Shareholders (which does not burden or restrict the Purchaser or Indemnified Person nor otherwise prejudice the Purchaser or Indemnified Person) whereupon such settlement shall be accepted unless the Purchaser or Indemnified Person determines that the dispute should be continued. In the event such settlement is rejected by the Purchaser or Indemnified Person, Shareholders shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Purchaser or Indemnified Person is liable with respect to such action and, if the settlement offer represents the lesser amount of Liability for the Purchaser or Indemnified Person (but does not burden or restrict the Purchaser or Indemnified Person nor otherwise prejudice the Purchaser or Indemnified Person), the Shareholders' Agent shall be entitled to reimbursement of all costs and legal fees incurred in connection with the applicable matter after the date of rejection of such settlement by the Purchaser or Indemnified Person. The party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                                   ARTICLE X.

                           TERMINATION AND ABANDONMENT

          SECTION 10.01. Survival of Representations and Warranties. The representations and warranties set forth in Articles III and IV, other than
Section 4.03 (Title to Shares) which shall survive until the later of the date that is ninety (90) days following the expiration of the applicable statute of limitations, will survive until the first anniversary of the Closing Date. This
Section 10.01 shall not limit any covenants or agreements of the parties hereto that by their terms contemplate performance after the Closing Date.

          SECTION 10.02. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual consent of the Company and the Purchaser;

          (b) by the Purchaser, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before October 31, 2001, or such later date as may be agreed upon by the parties hereto, provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date;

          (c) by the Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Shareholder set forth in this Agreement, or if any representation or warranty of the Company or any Shareholder shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
     8.02 would not be satisfied or if there shall have occurred events or circumstances having or which are reasonably likely to have a Company Material Adverse Effect (a "Terminating Company Breach"), if such Terminating Company Breach is not curable, or is not cured by the Company through the exercise of its reasonable efforts within ten (10) days of receiving written notice of such Terminating Company Breach; or

          (d) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Purchaser Breach"), if such Terminating Purchaser Breach is not curable, or is not cured by the Purchaser through the exercise of its reasonable efforts within ten (10) days of receiving written notice of such Terminating Purchaser Breach;

If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 10.02, by November 15, 2001, this Agreement shall automatically terminate on said date, provided, however, that such termination shall not affect the Liability hereunder of any Defaulting Party.

          SECTION 10.03. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.02 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 6.04(b), 10.02 and 11.01, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

          (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party shall have any Liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this Article X.

                                  ARTICLE XI.

                                  MISCELLANEOUS

          SECTION 11.01. Expenses, Etc.

          (a) Subject to Section 11.01(b), all Expenses shall be paid by the party incurring such Expenses.

          (b) Upon Closing, Purchaser shall pay all Expenses incurred by both Purchaser and the Company, provided, however, that Purchaser shall only be required to pay the Company's Expenses up to the aggregate amount of $925,000 (inclusive of any value added Tax), and further provided that such Expenses shall be accrued on the Books and Records of the Company, deemed to be Indebtedness and reflected as such on the Estimated Closing Balance Sheet to be prepared pursuant to Section 2.05. The Shareholders shall be responsible for the payment of all of their own expenses incurred in connection with the transactions contemplated hereby and Purchaser shall not reimburse or compensate any Shareholder for any such expense.

          (c) The Shareholders, on the one hand, and the Purchaser, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

          SECTION 11.02. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and deemed to be received if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service, or (iv) sent via facsimile or e-mail confirmed in writing to the recipient, in each case as follows:

                  if to the Purchaser, to:

                           RAVISENT Technologies Inc.
                           257 Great Valley Parkway
                           Malvern, PA  19355-1308
                           Attention:       President
                           Facsimile No.:  (610) 695-2592
                           Telephone No.:  (610) 251-9999

                  with a copy to:

                           RAVISENT Technologies Inc.
                           257 Great Valley Parkway
                           Malvern, PA  19355-1308
                           Attention:       General Counsel
                           Facsimile No.:  (610) 695-2592
                           Telephone No.:  (610) 251-9999

                  with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           2200 Geng Road
                           Two Embarcadero Place
                           Palo Alto, CA  94303
                           Attention:       David A. Makarechian, Esq.
                           Facsimile No.: (650) 496-2885
                           Telephone No.: (650) 424-0160


                  with a copy to:

                           Shiboleth, Yisraeli, Roberts, Zisman & Co.
                           46 Montefiore Street
                           Tel Aviv 65201
                           Israel
                           Attention:       Lior Aviram, Adv.
                           Facsimile No.: (972) 3 7103322
                           Telephone No.: (972) 3 7103311

                  if to the Company, to:

                           eMation, Ltd.
                           89 Forbes Boulevard
                           Mansfield, MA  02048

                           Attention:       Chief Executive Officer
                           Facsimile No.: (508) 337-9201
                           Telephone No.: (508) 337-9200
                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention:       Gregory E. Moore, Esq.
                           Facsimile No.: (617) 951-7050
                           Telephone No.: (617) 951-7000

                  with a copy to:

                           Yigal, Arnon & Co.
                           1 Azrieli Center
                           Tel Aviv  67021
                           Attention:       Barak S. Platt
                           Facsimile No.: (972-3) 608-7714
                           Telephone No.: (972-3) 608-7719

          if to any Shareholder, to the address appearing under the name of such Shareholder in Schedule I hereto;

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

          SECTION 11.03. Waivers. Either the Company, the Shareholders' Agent, on behalf of the Shareholders, or the Purchaser, may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver, by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          SECTION 11.04. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties hereto.

          SECTION 11.05. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than the conflict of laws principles thereof directing the application of any law other than that of Delaware. Courts within the State of Delaware will have jurisdiction over all disputes between the parties hereto arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the exclusive jurisdiction of such courts to the exclusion of any other courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or
(iii) any litigation commenced in such courts is brought in an inconvenient forum.

          SECTION 11.06. Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

          SECTION 11.07. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          SECTION 11.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 11.09. Entire Agreement. This Agreement (including the Exhibits, the Transaction Documents, the Company Disclosure Schedule and the Purchaser Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          SECTION 11.10. Third Party Beneficiaries/Parties in Interest. This Agreement has been made and is made solely for the benefit of the parties named as parties to this Agreement, the Shareholders' Agent and the Escrow Agent and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties named as parties to this Agreement, the Shareholders' Agent and the Escrow Agent and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons other than the Shareholders' Agent to any party to this Agreement.

          SECTION 11.11. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except (i) in the case of the Purchaser, to any Person who shall acquire substantially all of the assets of the Purchaser or a majority of the voting securities of the Purchaser, whether pursuant to a merger, consolidation, sale of stock or otherwise, with the written consent of the Shareholders' Agent (not to be withheld unreasonably) and
(ii) in the case of an individual Shareholder, to the estate of such Shareholder upon death.


                  [Remainder of Page Left Intentionally Blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

                               RAVISENT TECHNOLOGIES INC.



                               By: /s/ Francis E. Wilde
                                  -----------------------------------------

                               Name: Francis E. Wilde
                               Title:President and CEO


                               EMATION, LTD.



                               By: /s/ Dale E. Calder
                                  -----------------------------------------

                               Name: Dale E. Calder
                               Title:President and CEO


            Signature Page to eMation, Ltd. Share Purchase Agreement

                     [This page left blank intentionally.]

                                   Exhibit A
                           FORM OF ESCROW AGREEMENT


          THIS ESCROW AGREEMENT (this "Agreement") is entered into as of _____ , 2001, by and among RAVISENT Technologies Inc., a Delaware corporation ("RAVISENT"), ___________ , as Escrow Agent (the "Escrow Agent"), eMation Ltd., a private company organized under the laws of the State of Israel ("eMation"), and Robert Chefitz, as Shareholders' Agent, on behalf of each of the Shareholders of eMation listed on Schedule A hereto (collectively, the
                                  ----------
"Shareholders").


          WHEREAS, RAVISENT, eMation, the Shareholders and certain other shareholders of eMation have entered into a Share Purchase Agreement dated as of June 27, 2001 and amended and restated as of July 27, 2001 (the "Share Purchase Agreement");

          WHEREAS, pursuant to Article IX of the Share Purchase Agreement, a
                               ----------
copy of which is attached hereto as Exhibit A, an escrow fund will be
                                    ---------
established to secure various obligations of the Shareholders on the terms and subject to the conditions set forth in the Share Purchase Agreement and set forth herein; and

          WHEREAS, RAVISENT, Escrow Agent, eMation and the Shareholders' Agent desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   Defined Terms.  Capitalized terms used in this Agreement and not
          -------------
otherwise defined shall have the meanings given them in the Share Purchase Agreement.

     2.   Appointments.  ___________hereby accepts its appointment as Escrow
          ------------
Agent hereunder. Each of the Shareholders has heretofore appointed Robert Chefitz as its agent and representative to act on behalf of the Shareholders on all matters relating to this Agreement, upon the terms and subject to the conditions hereinafter set forth (the "Shareholders' Agent"). The actions of the Shareholders' Agent under or pursuant to this Agreement shall be binding on the Shareholders.

     3.   Consent of Shareholders. Pursuant to the Share Purchase Agreement, the
          -----------------------
Shareholders have consented to the establishment of this escrow to secure certain obligations under Article IX of the Share Purchase Agreement and certain
                          ----------
other obligations in the manner set forth therein.

     4.   Escrow of Shares of Parent Common Stock.  At Closing, RAVISENT shall
          ---------------------------------------
deposit, on behalf of the Shareholders, with the Escrow Agent the Escrow Shares to be issued pursuant to Section 2.03 of the Share Purchase Agreement, issued in the name of the Escrow Agent in the respective amounts set forth on Schedule A
                                                                    ----------
hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Fund"), on the terms and subject to the conditions of this Agreement and Article IX. The Escrow Fund
                                                    ----------
shall not be an interest bearing account.

     5.   Rights and Obligations of the Parties.  The Escrow Agent shall be
          -------------------------------------
entitled to such rights and shall perform such duties of the escrow agent as set forth herein and in Article IX (collectively, the "Duties"), in accordance with
                    ----------
the terms and conditions of this Agreement and Article IX.  RAVISENT, eMation
                                               ----------
and the Shareholders' Agent shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in
Article IX, in accordance with the terms hereof and thereof.  If the terms of
----------
this Agreement conflict in any way with the provisions of Article IX, Article IX
                                                          ----------  ----------
shall control.

     6.   Escrow Period.  The escrow period (the "Escrow Period") shall
          -------------
terminate upon the one year anniversary of the Closing Date; provided, however,
                                                             --------  -------
that a portion of the Escrow Shares that, in the reasonable judgment of RAVISENT as set forth in a certificate delivered to the Escrow Agent, may be necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to such one year anniversary with respect to facts and circumstances existing prior to such one year anniversary, shall remain in the Escrow Fund, and the Escrow Period shall remain open as to such portion of the Escrow Fund, until such claims have been resolved.

     7.   Duties of Escrow Agent.  In addition to the Duties set forth in
          ----------------------
Article IX, the Duties of the Escrow Agent shall include the following:
----------

          (a) The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and Article IX and not as the
                                                ----------
property of RAVISENT, and shall hold and dispose of the Escrow Shares only in accordance with the terms hereof.

          (b) The Escrow Shares may be voted by the registered owners of such shares. The Escrow Agent, as registered holder of the Escrow Shares, shall vote such shares in accordance with the written directions of the beneficial owners of such shares. In the absence of such directions, the Escrow Agent need not vote such shares.

          (c)  Upon the date of termination of the Escrow Period as set forth in
Section 6 hereof, the Escrow Agent (i) shall either deliver to the Shareholders or deposit with RAVISENT's stock transfer agent the Escrow Shares and other property in the Escrow Fund not subject to any outstanding claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period and (ii) in the case of the Escrow Shares delivered to such transfer agent, shall cause such transfer agent to transfer such Escrow Shares and other property to the Shareholders at their addresses set forth in Schedule A. As soon as all claims against the Escrow
                       ----------
Fund outstanding after the one year anniversary of the Closing Date have been resolved, the Escrow Agent shall deliver or cause such transfer agent to deliver to such Shareholders at their addresses set forth in Schedule A all of the
                                                     ----------
Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Each Shareholder shall receive the interest in the Escrow Shares equivalent to such holder's interest in the Escrow Fund as set forth in Schedule A hereto.
         ----------

          (d) For the purpose of compensating the Indemnified Persons, the Escrow Shares shall be valued as set forth in the Share Purchase Agreement. In the event of a successful claim by RAVISENT against the Escrow Fund, if the value to be distributed to RAVISENT (or to any Share holder upon a termination of the escrow) is not evenly divisible by the applicable value as set forth in the Share Purchase Agreement, the Escrow Agent shall round down the number of shares to be distributed to the next highest number of shares and shall cause the transfer agent of the Escrow Shares to distribute that number.

          8.   Distribution.  Any cash dividends (and any interest earned
               ------------
thereon), dividends payable in securities or other distributions of any kind (but excluding any shares of RAVISENT capital stock received upon a stock split or stock dividend) shall be promptly distributed by RAVISENT to the beneficial owners of the Escrow Shares to which such distribution relates at their addresses and in the percentage interests set forth in Schedule A as it may be
                                                       ----------
amended from time to time. The Escrow Agent need not inquire into or otherwise monitor whether such payments have been or are required to be made. Any shares of RAVISENT Common Stock received by the Escrow Agent upon a stock split or stock dividend made in respect of any Escrow Shares shall be added to the Escrow Fund and become a part thereof. Any provision hereof or of Article IX shall be
                                                            ----------
adjusted to appropriately reflect any stock dividend, stock split or reverse stock split. RAVISENT agrees to deliver shares issued with respect to a stock split of Escrow Shares to the Escrow Agent, together with a revised version of Schedule A reflecting such stock split. Unless and until the Escrow Agent
----------
actually receives such additional shares, it may assume without inquiry that none have been or are required to be issued.

          9.   Exculpatory Provisions.
               ----------------------

               (a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in Article IX and may
                                                           ----------
rely and shall be protected in relying on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false personations. The Escrow Agent shall in no case or event be liable for any representations or warranties of eMation or RAVISENT or the Shareholders or for punitive, incidental or consequential damages. Any act reasonably done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

               (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitrations as provided in
Article IX, and is hereby expressly authorized to comply with and obey orders,
----------
judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance.

               (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for thereunder.

               (d) The Escrow Agent shall not be liable for the loss of any rights under any statute of limitations with respect to the Agreement or any documents deposited with the Escrow Agent.

          10.  Alteration of Duties.  The duties of the Escrow Agent may be
               --------------------
altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

          11.  Resignation and Removal of the Escrow Agent.  The Escrow Agent
               -------------------------------------------
may resign as escrow agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of RAVISENT and the Shareholders' Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, RAVISENT and the Shareholders' Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent that shall be a bank or trust company organized under the laws of the United States of America or of the State of Pennsylvania having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be appointed by the Shareholders' Agent with the approval of RAVISENT. Any such successor escrow agent shall deliver to RAVISENT and the Shareholders' Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund.

          12.  Further Instruments.  If the Escrow Agent reasonably requires
               -------------------
other or further instruments in connection with performance of its duties, the necessary parties hereto shall join in furnishing such instruments.

          13.  Disputes.  It is understood and agreed that should any dispute
               --------
arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of Article IX.
                    ----------

          14.  Escrow Fees and Expenses.  RAVISENT shall pay the Escrow Agent
               ------------------------
such fees as are established by the fee schedule attached hereto as Exhibit B.
                                                                    ---------

          15.  Indemnification.  In consideration of the Escrow Agent's
               ---------------
acceptance of this appointment, RAVISENT and the Shareholders' Agent, on behalf of the Shareholders and not individually, jointly and severally agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and of Article IX, and to
                                                       ----------
reimburse the Escrow Agent for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity
                                         --------  -------
need be paid in case of the Escrow Agent's negligence, willful misconduct or breach of this Agreement.

          16.  General.
               -------

               (a) Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by certified or registered mail, postage prepaid as follows:

          To RAVISENT:

               RAVISENT Technologies Inc.
               257 Great Valley Parkway
               Malvern, PA 19355-1308

               Attention: General Counsel
               Telephone No.: (610) 251-9999
               Facsimile No.: (610) 695-2592

          With a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA 94303
               Attention: David A. Makarechian, Esq.
               Telephone No.: (650) 812-2424
               Facsimile No.: (650) 496-2715

          To Shareholders' Agent:

               Robert Chefitz
               445 Park avenue
               N.Y 10022 USA
               Telephone No.: ___________________
               Facsimile No.: ___________________

          To the Escrow Agent:

               __________________
               __________________
               Telephone No.: ___________________
               Facsimile No.: ___________________

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt. The Escrow Agent may assume without inquiry that any Officers' Certificate or other document required to be delivered to the Escrow Agent and any other person has been received by such other person if it has been received by the Escrow Agent.

               (b)  The Officer's Certificate as defined in Article IX may be
                                                            ----------
signed by the President, General Counsel or Chief Financial Officer of RAVISENT.

               (c) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

               (d) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

               (e) No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

               (f) This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware, without regard to such state's principles of conflicts of laws. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware.

          17.  Tax Reporting Matters.  RAVISENT and the Shareholders' Agent on
               ---------------------
behalf of the Shareholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within thirty (30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrow Shares or any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

          18.  Shareholders' Agent.  Unless and until the Escrow Agent receives
               -------------------
written notice of the appointment of another Shareholders' Agent pursuant to
Section 9.05(a) of the Share Purchase Agreement, the Escrow Agent may assume without inquiry that the last Shareholders' Agent of which it has notice remains as such.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                              ___________________________________________

                              ___________________________________________
                              as Escrow Agent

                              By ________________________________________



                              RAVISENT TECHNOLOGIES INC.

                              By ________________________________________
                                 Name:
                                 Title:


                              EMATION LTD.

                              By ________________________________________
                                 Name:
                                 Title:


                              SHAREHOLDERS' AGENT


                              By ________________________________________
                                 Robert Chefitz, as Shareholders' Agent





                     (SIGNATURE PAGE TO ESCROW AGREEMENT)

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

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   Exhibit D

                        EXECUTIVE EMPLOYMENT AGREEMENT
                        ------------------------------

     This Executive Employment Agreement (this ""Agreement""), is entered into by and between RAVISENT Technologies, Inc., a Delaware corporation with a place of business at 257 Great Valley Parkway, Malvern, Pennsylvania (the ""Company"" or "RAVISENT"), and Dale Calder, a resident of Mansfield, Massachusetts (""Executive""). The Company and Executive are collectively referred to herein as the ""Parties."" The term "RAVISENT" as used herein shall include all of its subsidiaries, affiliates, and businesses. The effective date of this Agreement is the date of the Closing Effective Date as defined in the Merger AgreementShare Purchase Agreement referred to below.

     WHEREAS, under the terms of the Share Purchase Agreement Agreement and Plan of Reorganization dated as of ____________ June 27 and amended and restated as of July 27, 2001 ("Share Purchase AgreementMerger Agreement"), RAVISENT has agreed to acquire all of the issued and outstanding shares of capital stock of eMation, Ltd. ("eMation"); and by means of a merger of the two companies, with RAVISENT remaining as the surviving corporation following the Effective Date (as defined in the Merger Agreement); and

     WHEREAS, the Company seeks to retain the services of Executive to serve as President, and as a member of the Board of Directors, of the Company the surviving corporation under the Merger AgreementShare Purchase Agreement.

     NOW, THEREFORE, Executive and the Company agree as follows:

                   SECTION I. POSITION AND RESPONSIBILITIES
                   ----------------------------------------

     The Company agrees to employ Executive and Executive agrees to serve in the employ of the Company as an executive, as follows:

     (a) Executive agrees to serve the Company as President of the Company during the term of this Agreement. Executive shall also serve as a member of the Company's Board of Directors during the term of this Agreement. Executive further agrees to use his best efforts, and apply his skill and experience, to the proper performance of his duties hereunder. Executive agrees to serve the Company faithfully, diligently and to the best of his ability. Executive will report to Francis E. Wilde, Chief Executive Officer of the Company, or his successor.

     (b) The principal location from which Executive will serve the Company and perform his duties hereunder shall be at the Company's place of business in Mansfield, Massachusetts, although it is understood and agreed that the performance of Executive's duties will require him to travel extensively within and without the United States of America.

     The Company shall compensate Executive for his services as provided herein.

                        SECTION II. TERM OF EMPLOYMENT
                        ------------------------------

     Executive's employment with the Company will commence as of the Effective Date defined within the Merger AgreementShare Purchase Agreement, and will continue for a period of three (3) years immediately thereafter unless further extended or sooner terminated as hereinafter provided. Unless either party notifies the other at least three (3) month's prior to its expiration, the Agreement shall extend automatically for an additional one (1) year period. The Agreement shall continue to extend automatically for successive one (1) year periods until such notice is given or until a new agreement is executed by the parties or until otherwise terminated as provided herein.

                           SECTION III. COMPENSATION
                           -------------------------

     (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a minimum base salary at the rate of not less than $220,000 per annum with the same frequency and on the same basis that the Company normally makes salary payments to the other executive personnel and in accordance with the Company's normal payroll policies and procedures. This minimum base salary may be increased from time to time in accordance with normal business practices of the Company. If such increases take place, the Company shall not thereafter decrease the Executive's salary without the Executive's consent during the term of this Agreement.

     (b) Bonus. In addition to his minimum base salary, Executive will be entitled to an annual bonus of up to $100,000 based upon the Executive's attainment of certain personal goals and objectives mutually agreed upon by Executive and the Company (the "Personal Bonus"). Executive's first-year Personal Bonus is, however, guaranteed. Executive will be entitled to an additional annual bonus of $100,000 provided the Company experiences revenue in year one in excess of $12,400,000 and the Company achieves the earnings target (before interest, taxes, depreciation and amortization) as defined in the Company's Street Plan. The Executive will be entitled to an additional bonus in year one equal to 1% of any revenue achieved by the Company in excess of $14,000,000. The corporate bonus targets for subsequent years will be adjusted upon mutual agreement of the Executive and the Company.

     (c) Other Compensation. As an additional incentive for Executive to remain employed by the Company for the term of this Agreement, the Parties agree as follows:

             (i) The Company shall pay to Executive a one-time, sign-on bonus of $150,000 upon execution of this Agreement.

             (ii) The Executive shall be granted, upon execution of this Agreement, options to purchase 300,000 shares of common stock of the

                    Company of which twenty-five percent (25%) of these options shall vest immediately upon execution of this Agreement, with the remainder vesting proportionately each months over 24 months of this Agreement. These options will have an exercise price of $.01 per share. The term of such options shall be in accordance with the Stock Option Plan, and related agreements, that shall be assumed by the Company upon the closing under the Merger AgreementShare Purchase Agreement ("Assumed Plan"), subject to the limitations of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). Such agreementsThe Assumed Plan will contain terms which that provide for a ten year period during which Executive may exercise vested options. These options will be subject to other, additional terms and conditions to be addressed in the Assumed Plan.

          (iii) The Executive shall be granted, upon execution of this Agreement, additional options to purchase 200,000 shares of common stock of the Company, which the Company shall qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. These options will have an exercise price equal to the fair market value of the shares as of the date of this Agreement. The term of such options shall be in accordance with the Stock Option Plan, and related agreements, that shall be assumed by the Company upon the closing under the Merger AgreementShare Purchase Agreement ("Assumed Plan"), subject to the limitations of the Internal Revenue Code. The Assumed Plan Such agreements will contain terms which that provide for a ten year period during which Executive may exercise vested options, subject to the Internal Revenue Code's limitation on the exercise of vested incentive options later than ninety (90) days after termination of employment and the limitation on the granting of more than one hundred thousand dollars ($100,000) of vested incentive options in a calendar year. Such limitations do not cancel incentive stock options granted but provide for a mechanism by which such options convert into non-qualified stock options thereby losing the tax benefit of incentive stock options under the Internal Revenue Code. Twenty-five percent (25%) of these options shall vest immediately upon execution of this Agreement, with the remainder vesting proportionately each month over 24 months of this Agreement. These options will also be subject to other, additional terms and conditions to be addressed in the Assumed Plan.

          (iv) The Company shall pay Executive an amount sufficient to offset any adverse tax consequence experienced by Executive as a result of the Company's acquisition of eMation.

     (d) Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by the Executive in performing his services hereunder, including expenses related to travel, housing and other business expenses while away from home on business. Such expenses shall be accounted for under the policies and procedures presently established by the Company.

     (e) Other Benefits. The Company shall maintain and the Executive shall be entitled to participate in all of the Company's employee benefit plans and arrangements in effect on the date hereof including, without limitation, all pension and retirement plans, life insurance, health, accident, medical and disability insurance, and the Company's holiday and vacation plans. Notwithstanding the foregoing, the Company may make changes in any such arrangements provided that such changes are made pursuant to a program which is applicable to all executives of the Company and which changes do not result in a proportionately greater reduction in the rights and benefits to the Executive as compared with any other executive.

     Without limiting the generality of the foregoing, during the term of this Agreement, the Company shall:

          (i) maintain in force with Executive's designated beneficiary a $2,000,000 ten-(10)- year, decreasing term life insurance policy;

          (ii) maintain in force one or more disability insurance policies with a total benefit of $18,000 per month; and

          (iii) provide Executive with a monthly car allowance of $833 per month.

     The Executive shall also be entitled to participate or receive benefits under any future employee benefit plan or arrangement that the Company establishes for its key executives consistent with the general terms of any such future benefits plans.

     Whenever the term "compensation" or "compensate" is used in this Agreement, it shall mean the annual amounts (including all salary, bonuses, and benefits) calculated for the respective calendar year in accordance with the provisions of this Section III. Whenever the Company is required to make payments to Executive under this Section or Section VII below, which payments include bonus payments for a period or periods of time , whichthat have not yet occurred, Executive will be paid his bonus portion at no less than 100% of the targeted amount.

                    SECTION IV. EXPENSES AND OTHER MATTERS
                    --------------------------------------

     Matters relating to expense accounts for Executive, and any additional perquisites not already contained in this Agreement, shall be mutually agreed upon from time to time. The Executive shall be entitled to a minimum of four
(4) weeks paid vacation during each calendar year, or, if a greater vacation benefit shall be provided to the Company's senior executives, such greater benefit shall be provided to Executive, in addition to all normal and customary holidays observed by the Company.

     The Company shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify the Executive upon being made, or threatened to be made, a party to any actions suit or proceeding by reason of the fact that he is or was an officer of the Company. The Executive shall be covered by the Company's Directors and Officers Insurance policy and the indemnification provisions contained therein. The Company is required to maintain such policy, or a policy with similar terms and condition, in full force throughout the term of this Agreement.

                     SECTION V. MEDICAL EXPENSES BENEFITS
                     ------------------------------------

     Executive, his spouse and dependents shall be covered under the Company's Group Insurance Medical Plan. Coverage under such plan shall be continued during Executive's active or disabled status with the Company. The rights of the Executive, his spouse and dependents to benefits under the Company's Group Insurance Medical Plan are vested hereunder, notwithstanding any subsequent termination of, or reduction of benefits under, such Plan by the Company.

                            SECTION VI. TERMINATION
                            -----------------------

     The Executive's employment may be terminated only under the following conditions.

     (a) By Executive. The Executive may terminate his employment hereunder if:

             (i) the Board should fail to elect and appoint Executive as President or to an executive office possessing comparable duties and reponsibilities;

             (ii) there is a change in control (defined below) of the Company (as defined below);

             (iii) there is a failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by the Executive to the Company;

            (iv) there is a purported termination by the Company of the Executive's employment which that is not effected pursuant to the provisions of this Agreement relating to termination of the Executive's employment by the Company; or

            (v) upon ninety (90) days written notice by Executive to the Company of his voluntary resignation.

     For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if (i) as a result of a tender offer, merger, consolidation, sale of assets or any combination of the foregoing transactions, the persons who were directors of the Company immediately before the transaction shall cease to constitute a majority of the bBoard of dDirectors of the Company or any successor to the Company; (ii) the Company shall be merged or consolidated with another operation, and as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company; (iii) the Company shall sell substantially all of the assets of the Company to an unaffiliated corporation; or (iv) the acquisition by any corporation or group of associated persons acting in concert of an aggregate of more than 50% of the outstanding shares of voting stock of the Company coupled with or followed by the election as directors of the Company of persons who were not directors of the time of such acquisition, if such persons shall become a majority of the board of directors of the Company.

     (b)    By the Company.

            (i) The Company may terminate Executive's employment immediately for cause. A termination or discharge for "cause" is a termination by reason of the Board's good faith determination that the Executive (A) the Executive engaged in willful misconduct in the performance of his duties, (B) breached a fiduciary duty to the Company for personal profit to himself,
                   (C) willfully violated any law, rule or regulation of a governmental authority with jurisdiction over the Executive or the Company at the time and place of such violation (other than traffic violations or similar offenses) or any final cease and desist order of a court or other tribunal of competent jurisdiction, or (D) materially breached this Agreement. No act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company.

            (ii) The Company may terminate Executive's employment at any time during the term of this Agreement for any reason other than for cause or defined above, upon ninety (90) days written notice to Executive.

                  SECTION VII. COMPENSATION UPON TERMINATION.
                  -------------------------------------------

     If the Executive shall terminate his employment hereunder as provided in
Section VI(a)(i)-(iv) hereof, if the Company shall terminate the Executive's employment for any reason other than for cause, or if the Company shall have given the Executive written notice that the Employment Agreement shall not be extended, the Executive shall be paid his full compensation through the date of notice of termination and, in addition, shall be paid, in a lump sum, an amount equal to the remaining compensation due under the Agreement, or else Executive's total compensation for a period of twenty-four (24) months, whichever is greater. Such lump sum payment shall not be reduced by any present value calculation nor by any other amount and shall be paid to the Executive within thirty (30) days of the Executive's date of termination. In addition, all stock options previously granted to Executive shall become immediately and fully vested, and subject to exercise according to and in compliance with the Assumed Plan and Sections III(c)(ii) and (iii) set forth herein and the Internal Revenue Code.

     If the Executive's employment is terminated by the Company for cause, or if Executive shall have voluntarily resigned his employment, or if Executive notifies the Company of his intent not to extend this Agreement, or in the event the Executive dies during his employment hereunder, or if by reason of illness or other incapacity, Executive should be unable to perform the services agreed upon herein, Executive shall be entitled to any and all compensation payments previously agreed upon by Executive and the Company through the date of termination, plus any and all other vested benefits under any profit sharing or other plan of the company in accordance with the terms and conditions of such plan, and no further payments.

     If the Executive's employment is terminated because of any breach of this Agreement by the Company, the Executive shall be entitled to any other damages which he may sustain as a result of such breach including damages for loss of benefits under any of the Company's benefit incentive compensation, retirement income, or other plans that the Executive would have received had his employment continued for the full term provided for in this Agreement. In addition, the Executive shall also be entitled to recover from the Company any legal fees or other expenses incurred by the Executive as a result of the Company's improper termination of the Executivehereof.

     The Executive shall not be required to mitigate the amount of any payment provided for by this Agreement by seeking other reemployment or otherwise.


                         SECTION VIII. CONFIDENTIALITY
                         -----------------------------

     Recognizing that the knowledge and information about, or relationship with, the business associates, customers, clients and agents of the Company and its affiliated companies and the business methods, systems, plans and policies of the Company and of its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or established as an employee of the Company or otherwise are available and unique assets of the Company, Executive agrees that, during the continuance of this Agreement and thereafter, he shall not (otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, any material or substantial, confidential or proprietary know-how, data or information pertaining to the Company, or its business, personnel or plans, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. Executive acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Executive or made available to Executive concerning the Company's business shall be the Company's exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

     The obligations of the Executive specified in this paragraph shall not apply and the Executive shall have no obligations with respect to any information which (a) is disclosed in a printed publication available to the public, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the Executive, (b) is obtained by the Executive lawfully from a third party who is not under an obligation of secrecy of the Company, (c) is generally disclosed to third parties by the Company without similar restrictions on such third parties, or
(d) is approved for release by written authorization of the Company.

     The provisions of this Section VIII shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.

     Executive hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information concerning the Company's business. By reason of this, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company will be entitled to seek an injunction restraining Executive from committing or continuing any such violation of this Agreement.

                      SECTION IX. COVENANT NOT TO COMPETE
                      -----------------------------------

                        1. Executive acknowledges and agrees that by entering into this Agreement with Company and engaging in the employment relationship contemplated hereby, Executive will be performing significant duties on behalf of Company and will be exposed to certain valuable know-how and information relating to a highly competitive industry. Executive also acknowledges and agrees that the covenants set forth in this section are a material part of the consideration bargained for by Company, and without Executive's agreement to be bound by such covenants, Company would not have agreed to enter into this Agreement or to engage Executive's services.

                        2. Executive agrees that during the term of this Agreement, and for one (1) year after any termination with or without Cause or by the Executive, Executive will not, directly or indirectly, (i) solicit, divert, recruit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, salesman or supplier of Company, to cease to do business, decrease the level of business, or terminate his or her employment or otherwise cease his, her or its relationship with Company, as the case may be, or (ii) engage in (as a principal, agent, owner, consultant, partner, director, officer, employee, stockholder, investor, lender or otherwise), alone or in association with any person or entity, or be financially interested in or otherwise connected with any business in any activity similar to or in connection with the specific activities of Company, and which such business activity is to produce, manufacture, import, market or distribute in the United States or Europe or Asia any product or service which (A) which was produced, manufactured, imported, marketed or distributed by or for Company at any time or (B) which Company, as of the date of termination, had a specified marketing plan to produce, manufacture, import, market or distribute within six
(6) months of termination ; provided, however, that nothing contained in this
                            --------- --------
Agreement shall prevent Executive from holding for investment up to 5% of any class of equity securities of a company whose securities are publicly traded (other than Company as to which there shall be no such limitation).

                              SECTION X. REMEDIES
                              -------------------

          Executive acknowledges and agrees that: (a) the covenants set forth in section IX are reasonable and are essential to the business interests and operations of Company; (b) Company will not have any adequate remedy at law if Executive violates the terms hereof or fails to perform any of Executive's obligations hereunder; and (c) Company shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any such covenant or any other of Executive's obligations under this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

                    SECTION XI. DEDUCTIONS AND WITHHOLDING
                    --------------------------------------

     Executive agrees that the Company and its affiliated companies shall withhold from any and all payments required to be made to Executive in accordance with this Agreement all federal, state, local and other taxes that the Company or any such affiliates determine are required to be withheld in accordance with applicable statutes and regulations from time to time in effect.

                 SECTION XII. ASSIGNABILITY AND BINDING EFFECT
                 ---------------------------------------------

     The rights and obligations under this Agreement shall inre to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive, and shall inure to the benefit and be binding upon the Company and its successors (including, without limitation, any person, firm, corporation, partnership or entity who succeeds to the business of the Company), but neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, pledged, hypothecated or otherwise transferred by Executive to another, person, firm, corporation or entity without Company's prior written consent, nor may the obligations of Executive hereunder be delegated to any person, firm, corporation or entity.

                             SECTION XIII. NOTICES
                             ---------------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested, to the other party hereto at his or its mailing address as set forth on the signature page of this Agreement, and in the case of the Company, marked to the attention of Francis E. Wilde, Chief Executive Officer, or his successor in interest. Either party may change the address which such communications hereunder shall be sent by sending notice of such change to the other party as herein provided.

                           SECTION XIV. SEVERABILITY
                           -------------------------

     If any provision of this Agreement of any part hereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

                             SECTION XV. WARRANTY
                             --------------------

     Executive warrants and represents that he is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

                          SECTION XVI. BOARD APPROVAL
                          ---------------------------

     By execution of this Agreement, the Company acknowledges that this Agreement has been reviewed and adopted by a resolution approved by a majority of their members of theits Board of Directors.

             SECTION XVII. COMPLETE UNDERSTANDING; PRIOR AGREEMENT
             -----------------------------------------------------

     This Agreement constitutes the complete understanding between the Parties with respect to the undertaking of Executive hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto, except as expressly set forth herein. Unless otherwise specifically referred to herein, this Agreement shall, from and after the Effective Date, supersede, in all respects, all previous agreements in regard to employment between Executive and the Company, and Executive shall, as of the Effective date, unless otherwise specifically referred to herein, have no rights under such agreement all of which merged herein and shall be governed hereby. This Agreement shall not be altered, modified, amended or terminated expect by written instrument signed by each of the Parties hereto.

                         SECTION XVIII. GOVERNING LAW
                         ----------------------------

     This Employment Agreement shall be governed by, and construed and enforced in accordance with, the law of the Commonwealth of Massachusetts. The Courts of the Commonwealth of Massachusetts and the United States District Court of the District of Massachusetts, shall have exclusive jurisdiction over any dispute relating to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this _____ day of May_______ 2001.



_________________                      _________________________________________
Date:                                  Dale Calder



                                       RAVISENT Technologies Inc.



__________________                     By: _____________________________________
Date:                                      Francis E. Wilde
                                           Chief Executive Officer and President

                                   Exhibit G

                           Form of Lock-up Agreement
                           -------------------------

RAVISENT Technologies Inc.
257 Great Valley Parkway
Malvern, PA  19355-1308


Ladies and Gentlemen:

          In connection with the Share Purchase Agreement (the "Share Purchase Agreement"), dated as of June 27, 2001 and amended and restated as of July 27, 2001 among RAVISENT Technologies Inc. ("RAVISENT"), eMation Ltd. ("eMation") and certain of the shareholders of eMation named on Schedule I thereto (hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders"), the undersigned, a Shareholder, agrees not to sell or otherwise dispose of its shares of common stock of RAVISENT ("Purchaser Common Stock") subject to the terms and conditions set forth below. Capitalized terms not otherwise defined herein shall have the same meaning given to them in the Share Purchase Agreement.

          The undersigned agrees with RAVISENT, that, from the Closing until the one year anniversary of the Closing Date, the undersigned will not directly or indirectly (i) issue, offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Purchaser Common Stock received pursuant to the transactions contemplated in the Share Purchase Agreement or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Purchaser Common Stock received by the undersigned pursuant to the transactions contemplated in the Share Purchase Agreement, whether any such swap transaction is to be settled by delivery of Purchaser Common Stock or other securities, in cash or otherwise.

          The foregoing paragraph shall not apply to (a) transactions by any person relating to shares of Purchaser Common Stock or other securities acquired in open market transactions after the Closing Date, (b) the disposition of shares of Purchaser Common Stock issued pursuant to the exercise of options issued to employees of Purchaser or assumed by Purchaser pursuant to the terms of the Share Purchase Agreement, or (c) transfers of shares of Purchaser Common Stock to a member of the undersigned's family or to a trust of which the undersigned or a family member is the beneficiary (either one a "Transferee") provided that upon any such transfer, the Transferee shall execute a letter agreement providing that such Transferee shall be subject to the same obligations and restrictions as the undersigned set forth in this letter agreement with respect to such transferred shares of Purchaser Common Stock.

          The undersigned agrees and consents to the entry of stop transfer instructions with RAVISENT's transfer agent against the transfer of shares of Purchaser Common Stock held by the undersigned unless such transfer is made in compliance with this Agreement. The undersigned understands and agrees that RAVISENT shall be entitled to affix an appropriate legend to any certificate representing shares of Purchaser Common Stock reflecting the restrictions set forth in this Agreement.

          This Agreement is irrevocable and may only be amended in writing if agreed to by the vote of the Board of Directors of RAVISENT.

   The undersigned agrees that the provisions of this letter agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.



                                  Very truly yours,


   Date: _______________________  ______________________________________________

                                   (Name of Entity or Individual - Please Print)


                                  ______________________________________________
                                   (Signature)



                                  ______________________________________________
                                   (Name of Person signing on behalf of Entity, if applicable - Please Print)



                                  ______________________________________________
                                   (Title of Person signing on behalf of
                                   Entity, if applicable - Please Print)


                               On behalf of:

                                  ______________________________________________
                                   (Name of Entity)

                                    ANNEX B

                     SECURED PROMISSORY NOTE AND AGREEMENT

                     SECURED PROMISSORY NOTE AND AGREEMENT
                     -------------------------------------

$2,500,000                                                         July 26, 2001


     FOR VALUE RECEIVED, EMATION, INC., a Massachusetts corporation ("Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of LUICO INC.,
  --------
a Delaware corporation ("Lender"), the principal sum of TWO MILLION FIVE HUNDRED
                         ------
THOUSAND DOLLARS ($2,500,000) or such lesser amount as shall equal the outstanding principal amount of all Advances (as defined below), together with accrued interest thereon and all other amounts payable hereunder or under the Loan Documents (as defined below) in accordance with the following repayment schedule:

          (i)   one third (1/3) of the principal amount outstanding (the "Total
                                                                          -----
     Principal Amount") on the Share Purchase Agreement Termination Date (as
     ----------------
     defined below) (the "First Repayment Date");
                          --------------------

          (ii) one third (1/3) of the Total Principal Amount on the date 25 months from the Share Purchase Agreement Termination Date (as defined below); and

          (iii) all remaining outstanding principal and all other amounts due and owing hereunder on the date 37 months from the Share Purchase Agreement Termination Date (as defined below).

     In the event that the "Closing" as defined in the Share Purchase Agreement among (i) Ravisent Technologies Inc., a Delaware corporation and parent of Lender, (ii) eMation Ltd., a private company organized under the laws of the State of Israel and parent of Borrower ("eMation Ltd."), and (iii) certain of
                                         ------------
the shareholders of eMation Ltd. (the "Share Purchase Agreement") has not
                                       ------------------------
occurred within 90 days after the date of the Share Purchase Agreement, the Lender agrees, if requested by the Borrower, to negotiate in good faith towards an increase in the maximum amount of credit available hereunder to the Borrower on terms substantially similar to those contained herein. The "Share Purchase
                                                                --------------
Agreement Termination Date" shall be thirteen months from the date on which the
--------------------------
Share Purchase Agreement is terminated pursuant to Article X thereof.

     In the event that the above referenced "Closing" does occur, then notwithstanding any other provision of this Note and Agreement, the outstanding principal amount of all Advances, together with accrued interest thereon and all other amounts payable hereunder or under the Loan Documents, shall be due and payable on the earliest date on which any principal amount becomes due and payable to Bank Leumi under or in connection with the Bank Leumi General Conditions or the Bank Leumi Additional Conditions.

     1.   Interest.
          --------

          The Borrower further promises to pay interest on the outstanding principal amount of each Advance from the date of such Advance until repayment thereof (whether at stated maturity by acceleration or otherwise), in arrears on January 1, April 1, July 1 and October 1 of each year (each, an "Interest
                                                                 --------
Payment Date") at a rate per annum equal at all times to 3-month LIBOR, as
------------
determined by Bank Leumi le-Israel B.M. ("Bank Leumi")from time to time in
                                          ----------
accordance with procedures used under Section 2.7 of the Additional Conditions, plus 2.5%. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

     2.   Payments.
          --------

          (a) Borrower shall make all payments hereunder for the account of Lender at 257 Great Valley Parkway, Malvern, Pennsylvania 19355, or to such other address as Lender shall notify Borrower. All payments shall be in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon (Eastern Time) on the date due, or as otherwise agreed to by Lender. The Borrower may from time to time prepay all or any portion of the outstanding amounts due under the Loan Documents without premium. Each payment by or on behalf of Borrower shall be applied: first, to fees, costs, expenses and other amounts (other than principal and interest) payable under the Loan Documents (as defined below); second, to accrued and unpaid interest and third, to principal.


          (b) Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. For the purposes of this Secured Promissory Note and Agreement (this "Note and Agreement"), "Business Day" means
                                     ------------------     ------------
a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Philadelphia, Pennsylvania.

          (c) All payments under the Loan Documents shall be made unconditionally in full without deduction, setoff, counterclaim or other defense. The Borrower represents and warrants to the Lender that, to the best of Borrower's knowledge, there is no claim, defense, counterclaim or set-off which could be asserted by or is available to the Borrower against the Lender as of the date hereof.

          (d) (i) The Borrower shall pay all amounts due under the Loan Documents free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto, excluding any taxes imposed upon or measured by the net income of the Lender (collectively "Taxes"). If any Taxes
                                                      -----
          shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the Lender receives when due,

          (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this paragraph), the full amount of the payment provided for in this Note.

               (ii) If the Lender is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against the Lender, the Borrower shall indemnify the Lender for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this paragraph whether or not such payment or liability was correctly or legally asserted. A certificate of the Lender as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

     3.   Highest Lawful Rate.
          -------------------

          In the event that, contrary to the intent of Lender and Borrower, Borrower pays interest under this Note and Agreement and it is determined that such interest rate was in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal then due under this Note and Agreement.

     4.   Set-Off.
          -------

          In addition to any other rights or remedies that Lender may have (whether hereunder, by law or otherwise), the Lender is authorized at any time and from time to time, without prior notice to Borrower, to set off and apply against any and all amounts owing at such time by Lender to or for the account of Borrower against all obligations owing by Borrower or its subsidiaries to Lender (including, without limitation, the obligations represented by this Note and Agreement) now or hereafter existing, irrespective of whether Lender shall have made any demand under this Note and Agreement and although such obligations may be contingent or unmatured.

     5.   Security Agreement; Subordination Agreement.
          -------------------------------------------

          This Note and Agreement is secured by certain collateral (the

"Collateral") more specifically described in (i) the Security Agreement, of even
-----------
date herewith, by and between Borrower and Lender, and (ii) the Intellectual Property Security Agreement, of even date herewith, by and between Borrower and Lender (such agreements referred to in clauses (i) and (ii) in this paragraph, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof, are collectively referred to as the "Security Agreement". Certain
                                              ------------------
indebtedness of eMation Ltd. has been subordinated to eMation Ltd.'s and Borrower's obligations to Lender under the other Loan Documents pursuant to a Subordination Agreement dated as of the date hereof (the "Subordination
                                                          -------------
Agreement") among eMation Ltd., Lender and certain holders of bridge notes
---------
issued by eMation Ltd. The Subordination Agreement, the Security Agreement, the Guaranty Documents and this Note and Agreement, together with any and all certificates, agreement or other documents delivered pursuant thereto are collectively referred to as the "Loan Documents").
                    --------------

          6.   Conditions to Advances, Use of Proceeds, Covenants.
               --------------------------------------------------

               (a) The Lender's obligation to make the initial Advance pursuant to Section 6(b) under this Note and Agreement are subject to satisfaction
        ------- ----
     of the following conditions precedent:

                    (i) Borrower and any other parties thereto shall have executed and delivered the Loan Documents to Lender in form and substance satisfactory to Lender;

                    (ii) eMation Ltd. shall have executed and delivered the Guaranty Documents to Lender in form and substance satisfactory to Lender;

                    (iii) each of Borrower and eMation Ltd. shall have delivered a certificate of the secretary of such entity (i) attaching true and correct copies of their organizational documents and by-laws, (ii) attaching true and correct copies of resolutions authorizing the transactions contemplated hereby,
               (iii) certifying as to the incumbency of the persons executing documents on their behalf and (iv) attaching true and correct copies of (A) the General Conditions for Opening an Account for Receiving Credits in Foreign Currency and in Israeli Currency as executed by Borrower and delivered to Bank Leumi on or about November 7, 1999 (the "Bank Leumi General Conditions"), (B) the
                                       ----------------------------
               Additional Conditions for Granting Credits Annex to the Bank Leumi General Conditions as executed by Borrower and delivered to Bank Leumi on or about November 7, 1999 (the "Bank Leumi
                                                             ----------
               Additional Conditions"), (C) the letter agreement dated November
               ---------------------
               7, 1999 (re: Warrant Agreement #1) as executed and delivered by Borrower to Bank Leumi on or about November 7, 1999; (D) all other documentation and significant correspondence between Borrower or any of its affiliates or subsidiaries and Bank Leumi, including, but not limited to, any guarantees or security agreements executed by Borrower in favor of Bank Leumi and (E) all agreements, documents and certificates relating to the bridge notes issued by eMation Ltd. prior to the date hereof to certain of its holders of capital stock;

                    (iv) delivery to Lender of an opinion of U.S. counsel to the Borrower relating to the Loan Documents satisfactory in form and substance to Lender;

                    (v) delivery to Lender of an opinion of Israeli counsel to eMation Ltd. relating to the Guaranty Documents and the Subordination Agreement satisfactory in form and substance to Lender;

                    (vi) execution and delivery of an intercreditor agreement between Lender and Bank Leumi (which agreement shall include a consent to Borrower and Guarantor entering into the Loan Documents and the Guaranty Documents and the transactions contemplated thereby) in form and substance satisfactory to Lender; and

                    (vii) execution and delivery of the Subordination Agreement, in form and substance satisfactory to Lender;

                    (viii) evidence that all filings, registrations and
               recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the Collateral and filing of completed UCC-1 financing statements, in each case in the appropriate governmental offices;

                    (ix) evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the "Collateral" as defined in the Guaranty Documents and filing of completed UCC-1 financing statements, in each case in the appropriate governmental offices;

                    (x) such other information and documents as Lender may reasonably request.


               (b) Lender agrees to make advances to Borrower in accordance with the terms of Schedule A hereto. Each such advance (each an "Advance"
                        ---------                                     -------
     and collectively the "Advances") shall be evidenced by this Note and
                            -------
     Agreement and is subject to the terms hereof. The Lender shall record the amount and date on which each Advance is made on Schedule B hereto. Such
                                                      ----------
     record shall be prima facie evidence of the accuracy of the information so recorded; provided that, no failure on the part of the Lender to record
               --------
     such information on such schedule shall not limit or otherwise affect the obligation of the Borrower hereunder to repay outstanding Advances. Borrower shall use any Advance solely to meet payment obligations in the amount set forth on Annex 1 to Schedule A hereto.
                         -------    ----------

               (c) Until the indefeasible payment in full by Borrower of all Advances, accrued interest thereon and other amounts payable under this Note and Agreement or the other Loan Documents, Borrower agrees that it shall:

                    (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any Event of Default (as defined below) or event which with the giving of notice, lapse of time or both would constitute an Event of Default (a "Default"), notify
                                                             -------
               the Lender of such event, through a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

                    (ii) provide the Lender with such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower or its subsidiaries and the Collateral as the Lender may from time to time reasonably request;

                    (iii) at any reasonable time and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Borrower and its subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Borrower and its subsidiaries, and to discuss the business affairs, finances and accounts of the Borrower and any such subsidiary with any of the officers, employees or accountants of the Borrower or such subsidiary;

                    (iv) not, without the express written consent of Lender, and shall not suffer or permit any of its subsidiaries to, without the express written consent of Lender, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"): (A) any Lien in favor of Lender, (B)
                 ---------------
               nonconsensual liens arising in the ordinary course of business that alone or in the aggregate are not substantial in amount and that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or otherwise impair Lender's rights with respect thereto, (C) purchase money security interests incurred in the ordinary course of business, (D) Liens existing on property at the time of its acquisition by the Borrower, provided that such Liens are confined solely to such property and improvements thereon, (E) Liens securing the performance of bids, trade contracts, leases, surety bonds and the like incurred in the ordinary course of business, (F) Liens granted to Bank Leumi which have been disclosed in writing to Lender, (G) Liens in respect of judgments or awards, to the extent that such judgments or awards do not constitute an Event of Default, but only to the extent that such Liens are junior to the Liens granted to the Lender pursuant to the Loan Documents, (H) Liens of carriers, warehouses, mechanics and similar Liens, in each case (1) in existence less than 90 days from the date of creation thereof or
               (2) being contested in good faith by the Company in appropriate proceedings (so long as the Company shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto); (I) encumbrances in the nature of (1) zoning restrictions, (2) easements, (3) restrictions of record on the use of real property, (4) landlords' and lessors' Liens on rented premises and (5) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Company and (J) Liens in favor of European Venture Partners Limited on the assets of the Company which are listed on Appendix 2 to the Debenture issued on November 7, 1999
                         -----------
               by Guarantor in favor of Bank Leumi. "Lien" means any mortgage,
                                                     ----
               pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, but excluding the interest of a lessor under an operating lease.

                    (v) not, and not permit its subsidiaries to, declare or pay any dividends in respect of the Borrower's or such subsidiary's capital stock, other than dividends or distributions payable solely in the capital stock of the entity declaring or paying such dividend, or purchase, redeem, retire or otherwise acquire for value any capital stock now or hereafter outstanding, return any capital to its shareholders, or make any distribution of assets to its shareholders as such, or permit any of Borrower's subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Borrower;

               (vi) not, and not permit its subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any affiliate or enter into, assume or suffer to exist, or permit any subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any affiliate, except a transaction or contract that is in the ordinary course of the Borrower's or such subsidiary's business as currently conducted and that is upon fair and reasonable terms.

     7.   Representations and Warranties.
          ------------------------------

          Borrower represents and warrants to Lender that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents.

          (b) The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action of Borrower, and the Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

          (c) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other person or entity, is required for the due execution, delivery or performance by Borrower of the Loan Documents other than consent of Bank Leumi, which consent has been obtained prior to the date hereof.

          (d) The execution, delivery and performance by Borrower of the Loan Documents does not and will not (i) contravene the terms of the articles or certificate of incorporation, bylaws, or other organizational documents of the Borrower, or result in a breach of or constitute a default under any lease, instrument, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Borrower; or (iii) except as contemplated by the Loan Documents, result in, or require, the creation or imposition of any lien upon or with respect to any of the properties, assets or revenues of the Borrower.

          (e) Neither the Borrower nor any of its subsidiaries is in default under any contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound which would result in a material adverse change in the business, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

          (f) There are no actions, suits or proceedings pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its subsidiaries or the properties of the Borrower or any of its subsidiaries before any governmental agency or authority or arbitrator which if determined adversely to the Borrower or any such subsidiary would result in a material adverse change in the business, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

          (g) The Borrower and its subsidiaries have retained and have title to or a valid and enforceable leasehold or licensee's interest in all assets necessary to and appropriate for conducting their businesses and the property of Borrower and its subsidiaries is not subject any Lien, other than the Permitted Liens.

          (h) None of the documents or materials relating to the Borrower and its subsidiaries provided to the Lender in connection with this Agreement contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not materially misleading.

          (i) Since December 31, 2000, there has been no material adverse change in the business, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

          (j) (A) Immediately prior to and after and giving effect to the incurrence of the Borrower's obligations under this Note and Agreement, Borrower will be Solvent (as defined below) and (B) Borrower has received at least "reasonably equivalent value" (as such phrase is used in (S)548 of the United States Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Obligations.

For purposes of this Agreement "Solvent" means, as to any Person at any time,
                                -------
that (a) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     8.  Events of Default.
         -----------------

         The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:
               ----------------

          (a) Borrower shall fail to pay any then outstanding principal when due or any interest or other amount payable under any Loan Document within three
(3) Business Days of when due; or

          (b) Borrower shall fail to perform any of its other covenants, obligations or agreements contained in any Loan Document and such failure shall continue for ten (10) days after written notice of such failure; or

          (c) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower in writing to Lender shall have been false or incorrect, in any material respect, when made or deemed made; or

          (d) Borrower (i) shall fail to make any payment when due under the terms of any bond, debenture, note, agreement or other evidence of indebtedness, if any, individually in excess of $20,000 or in the aggregate in excess of $75,000 to be paid by Borrower, and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note, agreement or other evidence of indebtedness providing for principal payments in excess of $20,000, and the effect of such failure or default is to allow the holder or holders thereof to accelerate the indebtedness to become due prior to its stated date of maturity; or

          (e) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or any part of its property; (ii) admit in writing its inability or shall fail, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; (v) become insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) take any action for the purpose of affecting any of the foregoing; or

          (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or any material part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect, shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

          (g) A final judgment or final judgments for the payment of money, which individually or in the aggregate, exceed $20,000 shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or any judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall be issued or levied against any material part of the property of Borrower and such judgment, writ, assessment, warrant of attachment, execution, levy or similar process shall not be released, stayed, vacated or otherwise dismissed within ten
(10) days after issue or levy; or

          (h) Any Loan Document shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms;

          (i) An event of default or default under any Loan Document shall have occurred;

          (j) An event of default or default shall have occurred under any of (collectively, the "Guaranty Documents"): (i) the Guaranty dated as of the date hereof made by eMation Ltd., a private company organized under the laws of Israel ("eMation Ltd.") in favor of Lender; (ii) the Guarantor Security Agreement dated as of the date hereof between eMation Ltd. and Lender; (iii) the Guarantor Intellectual Property Security Agreement dated as of the date hereof between eMation Ltd. and Lender;

          (k) Any event of default or default shall have shall have occurred in respect of the Bridge Notes dated on about June 25, 2001 made by eMation Ltd. in favor of certain holders of preferred stock of eMation Ltd. or in respect of any agreement relating thereto;

          (l) The sale of all or substantially all of the assets of Borrower to any person or entity other than Lender or a controlled or controlling affiliate of Lender or the acquisition of Borrower by any person (other than Lender or a controlled or controlling affiliate of Lender) by means of any transaction that results in the transfer of more than twenty percent (20%) of the outstanding voting power of Borrower;

          (m)  the closing of any public offering of the stock of Borrower; or

          (n)  the liquidation or dissolution of the Borrower.

Upon the occurrence or existence of any Event of Default, (a) the obligation of the Lender to make Advances shall terminate; (b) the Lender may at any time declare all unpaid amounts owing or payable under the Loan Documents to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower; and
(c) the Lender may exercise all rights and remedies available to Lender under the Loan Documents and applicable law; provided, however, that upon the
                                       --------  -------
occurrence or existence of any Event of Default described in clause (e) or (f) above immediately and without notice, all unpaid amounts owing or payable under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

     9.  Costs and Expenses.
         ------------------

          Borrower agrees to pay on demand all reasonable costs and expenses of Lender, and the reasonable fees and disbursements of counsel, in connection with
(i) any amendments, modifications or waivers of the terms of the Loan Documents and (ii) the enforcement or attempted enforcement of, and preservation of any rights or interests under the Loan Documents, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case. Any amounts payable to Lender pursuant to this paragraph if not paid upon demand shall bear interest from the date of such demand until paid in full, at the rate of interest set forth herein in respect of principal outstanding hereunder.

     10.  Severance.
          ---------

          Whenever possible, each provision of the Note and Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note and Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note and Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

     11.  No Waiver.
          ---------

          Any term, covenant, agreement or condition of this Note and Agreement may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right or remedy under any Loan Document shall operate as a waiver thereof or of any other right or remedy nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or of any other right or remedy. The acceptance at any time by Lender of any past-due amount hereunder shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     12.  Successors and Assigns.
          ----------------------

          The Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under the Loan Documents without the prior written consent of Lender (and any purported assignment without such consent shall be void). Lender may at any time sell, assign or otherwise transfer to any other person or entity all or part of the benefits or obligations of Lender under the Loan Documents with the written consent of Borrower (not to be withheld unreasonably); provided that the Lender may sell, assign or otherwise transfer all of the benefits or obligations of Lender under the Loan Documents without the written consent of Borrower to any other person or entity who shall acquire substantially all of the assets of Lender or a majority of the voting securities of Lender, whether pursuant to a merger, consolidation, sale of stock or otherwise.

     13.  No Benefit.
          ----------

          Nothing expressed in or to be implied from this Note and Agreement is intended to give, or shall be construed to give, any person or entity, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Note and Agreement or under or by virtue of any provision herein.

     14.  Miscellaneous.
          -------------

          (a) The words "hereof," "herein," "hereunder" and similar words refer to this Note and Agreement as a whole (including the Schedules attached hereto) and not to any particular provision of this Note and Agreement.

          (b) Borrower hereby waives presentment, demand, protest, notice of dishonor and all other notices, except as expressly provided herein, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

     15.  Notices.
          -------

          (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed, sent or delivered to the respective parties hereto at or to the addresses or facsimile numbers set forth below their names on the signature page hereto (or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto).

          (b) All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile, when sent with receipt confirmed.

     16.  Law and Jurisdiction.
          --------------------

          (a) This Note and Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts, excluding conflict of laws principles. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this Note and Agreement and the other Loan Documents in the federal or state courts located within the State of Pennsylvania, to the exclusion of any other court of any state or country.

          (b) The Borrower and Lender hereby agree to waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to the Loan Documents or the transactions contemplated thereby in any action, proceeding or other litigation of any type brought by any of the parties against any other party. The Borrower and Lender hereby agree that any such claim or cause of action shall be tried by a court trial without a jury. Without in any way limiting the foregoing, the Borrower and Lender further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding that seeks, in whole or in part, to challenge the validity or enforceability of this note, the security agreements or any provision hereof or thereof.

                 [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned duly authorized officer of Borrower has executed this Note and Agreement as of the date first set forth above.

                                        "BORROWER"
                                         --------

                                         EMATION, INC.


                                         By: /s/ William McMaster
                                             ---------------------
                                            Name: William McMaster
                                            Title: CFO

                                         Address:
                                         Cabot Business Park
                                         89 Forbes Blvd.
                                         Mansfield, Massachusetts 02048
                                         Attention:
                                         Facsimile:
                                         Telephone:
Acknowledged and agreed:

LUICO INC.


By: /s/ Ned E Barlas
   --------------------
   Name:  Ned E. Barlas
   Title: Secretary

Address:
257 Great Valley Parkway
Malvern, PA 19355-1308
Attention: President
Facsimile No.: (610) 695-2592
Telephone No.: (610) 251-9999

                                    ANNEX C
                           BEAR, STEARNS & CO. INC.
                               FAIRNESS OPINION

[LETTERHEAD OF BEAR STEARNS]

June 27, 2001

Board of Directors
RAVISENT Technologies Inc.
257 Great Valley Parkway
Malvern, PA  19355

Gentlemen:

We understand that RAVISENT Technologies Inc. ("RAVISENT"), eMation Ltd. ("eMation"), and certain shareholders of eMation propose to enter into a Share Purchase Agreement dated as of June 27, 2001 (the "Agreement"), pursuant to which RAVISENT will offer to purchase all of the outstanding shares of eMation (the "Transaction"). In accordance with the Agreement and in consideration of the purchase of all such shares, RAVISENT will issue, in the aggregate, 8.0 million common shares of RAVISENT, subject to the net asset adjustments set forth in the Agreement (the "Purchase Price"), to the holders of eMation shares. Further, RAVISENT will assume, and thereby grant to eMation management and employees, stock options to purchase approximately 1.55 million shares of RAVISENT.

You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of RAVISENT.

In the course of performing our review and analyses for rendering this opinion, we have:

 .    reviewed the Agreement;

 .    reviewed eMation's audited financial statements for the years ended
     December 31, 1998 through 1999, a draft of its financial statements for the year ended December 31, 2000 and its unaudited financial results for the quarter ended March 31, 2001;

 .    reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to us by management of RAVISENT relating to eMation's business and prospects;

 .    met with certain members of eMation's senior management to discuss
     eMation's business, operations, historical and projected financial results and future prospects;

 .    reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to eMation;

RAVISENT Technologies Inc.
June 27, 2001
Page 2

 .    reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to eMation and the Transaction;

 .    performed discounted cash flow analyses based on the projections foR
     eMation furnished to us by RAVISENT;

 .    reviewed RAVISENT's Annual Reports to Shareholders and Annual Reports on
     Form 10-K for the years ended December 31, 1999 and 2000, its Quarterly Report on Form 10Q for the period ended March 31, 2001, its Registration Statement on Form S-1 dated July 13, 1999, and its Current Reports on Form 8-K for the two years ended as of the date hereof;

 .    reviewed certain operating and financial information provided to us by management of RAVISENT relating to RAVISENT's business and prospects;

 .    met with certain members of RAVISENT's senior management to discuss
     RAVISENT's business, operations, historical and projected financial results and future prospects;

 .    reviewed the historical prices, trading multiples and trading volume of the common shares of RAVISENT;

 .    reviewed the pro forma financial results and financial condition of
     RAVISENT giving effect to the Transaction; and

 .    conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections provided to us by eMation and RAVISENT. With respect to eMation's and RAVISENT's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of RAVISENT as to the expected future performance of eMation and RAVISENT. We do not express any opinion as to the achievability of such projections or the ability of RAVISENT to fund any ongoing capital requirements. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior managements of eMation and RAVISENT that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of eMation or RAVISENT, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise that collectively would have a material effect on eMation or RAVISENT.

We do not express any opinion as to the price or range of prices at which the shares of common stock of RAVISENT may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of RAVISENT may trade subsequent to the consummation of the Transaction.

RAVISENT Technologies Inc.
June 27, 2001
Page 3

We have acted as a financial advisor to RAVISENT in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by RAVISENT to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity securities of RAVISENT for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of RAVISENT and does not constitute a recommendation to the Board of Directors of RAVISENT or any holders of RAVISENT common stock as to how to vote in connection with the Transaction. This opinion does not address RAVISENT's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for RAVISENT or the effects of any other transaction in which RAVISENT might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of RAVISENT common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the shareholders of RAVISENT.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Edward M. Rimland
   ------------------------
   Senior Managing Director

                                    ANNEX D

AUDIT COMMITTEE CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF RAVISENT TECHNOLOGIES INC.

                                    ANNEX D

                          RAVISENT TECHNOLOGIES INC.
                              BOARD OF DIRECTORS

                            AUDIT COMMITTEE CHARTER

I.     PURPOSE

       The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

       The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

       The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION

       The Audit Committee shall be comprised of three or more independent directors.

       All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.   MEETINGS

       The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.    RESPONSIBILITIES AND DUTIES

       To fulfill its responsibilities and duties the Audit Committee shall:

          1. Review this Charter at least annually and recommend any changes to the Board.

          2. Review the organization's annual financial statements and any other relevant reports or other financial information.

          3. Review the regular internal financial reports prepared by management and any internal auditing department.

          4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

          5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

          6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

          7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                     PROXY

ZRAV1B                            DETACH HERE

                                     PROXY

                          RAVISENT TECHNOLOGIES, INC.

        This Proxy is Solicited on Behalf of the Board of Directors of
                          RAVISENT TECHNOLOGIES INC.


  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held September 28, 2001 and the proxy statement and appoints Thomas J. Fogarty and Ned E. Barlas, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of RAVISENT Technologies Inc. ("RAVISENT") that the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of RAVISENT to be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA 19355 on Friday, September 28, 2001 at 8:30 a.m. Eastern Standard Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy ("Proxy") shall be voted in the manner set forth on the reverse side.

  The Board of Directors of RAVISENT recommends a vote IN FAVOR OF the directors listed in Proposal No. 2 and a vote IN FAVOR OF each of the listed proposals, except that director Paul A. Vais abstained from voting in the Board's recommendation of Proposal No. 1. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed in Proposal No. 2 and IN FAVOR OF the other proposals.

--------------                                                    --------------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                               SIDE
--------------                                                    --------------

-------------------                                                               ------------------
 Vote by Telephone                                                                 Vote by Internet
-------------------                                                               ------------------
It's fast, convenient, and immediate!                                             It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                                              immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).
---------------------------------------------------                               --------------------------------------------------
Follow these four easy steps:                                                     Follow these four easy steps:

  1. Read the accompanying Proxy Statement and                                      1. Read the accompanying Proxy Statement and
     Proxy Card                                                                        Proxy Card

  2. Call the toll-free number                                                      2. Go to the Website
     1-877-PRX-VOTE (1-877-779-8683).                                                  http://www.eproxyvote.com/rvst

  3. Enter your 14-digit Voter Control Number                                       3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.                                       located on your Proxy Card above your name.

  4. Follow the recorded instructions.                                              4. Follow the recorded instructions.
--------------------------------------------------                                -------------------------------------------------

Your vote is important!                                                           Your vote is important!
Call 1-877-PRX-VOTE anytime!                                                      Got to http://www.eproxyvote.com/rvst anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

ZRAV1A                            DETACH HERE

[X]  Please mark
     votes as in
     this example.

1. To approve the issuance         2.  To elect two directors to serve          3. To ratify the appointment    FOR  AGAINST ABSTAIN
   of up to 8,000,000 common           for three-year terms ending in              of KPMG LLP as independent   [_]    [_]     [_]
   shares of RAVISENT for the          the year 2004 or until a                    auditors of RAVISENT for
   purchase of all of the issued       successor is duly elected and               the fiscal year ending
   share capital of eMation, Ltd.      qualified.                                  December 31, 2001.
   and the issuance of up to
   1,550,000 shares of RAVISENT        Nominees: (01) Robert M. Russell Jr.     4. In their discretion,
   common stock upon the exercise                (02) Francis E.J. Wilde III       the proxy holders may act
   of eMation options to be                   FOR  [_]  [_] WITHHELD               upon all matters incident
   assumed by RAVISENT, as                   BOTH           FROM BOTH              to the conduct of the
   contemplated by the share                NOMINEES        NOMINEES               meeting and upon other
   purchase agreement dated as                                                     matters as may properly
   of June 27, 2001 and amended and         [_]                                    come before the meeting.
   restated as of July 27, 2001                 _________________________
   among RAVISENT, eMation and          INSTRUCTION: To withhold authority
   certain of eMation's shareholders.   to vote for any individual nominee,
                                        write that nominee(s) name(s) on
       FOR      AGAINST   ABSTAIN       the line above.
       [_]       [_]        [_]                                 (This Proxy should be marked, dated, signed by the shareholder(s)
                                                                exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature:__________________________________Date:______________Signature:________________________________________ Date:_____________